 Exhibit 99.1

September 26, 2022

Dear Bluerock Residential Stockholder:

I am pleased to inform you that on September 19, 2022, the board of directors of Bluerock Residential Growth REIT, Inc., a Maryland corporation (“Bluerock Residential”), declared a distribution of the outstanding shares of Class A common stock and Class C common stock of Bluerock Homes Trust, Inc., a Maryland corporation (“Bluerock Homes”), which will be an externally managed, publicly traded real estate investment trust (“REIT”) and hold a portfolio of Bluerock Residential’s Single-Family Properties (as hereinafter defined) and certain other assets (collectively with the Single-Family Properties, the “Bluerock Homes Business”).

The distribution of shares of Bluerock Homes Class A common stock and Bluerock Homes Class C common stock (the “Distribution”) is expected to occur prior to the closing of the merger of Bluerock Residential with and into Badger Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary (“Merger Sub”) of Badger Parent LLC (“Badger Parent”), pursuant to an agreement and plan of merger, dated as of December 20, 2021, by and among Bluerock Residential, Badger Parent and Merger Sub (as amended from time to time, the “Merger Agreement”). Badger Parent and Merger Sub are affiliates of Blackstone Inc. Pursuant to the Merger Agreement, following the completion of the Distribution, Bluerock Residential will merge with and into Merger Sub (the “Merger”), with Merger Sub continuing as the surviving company in the Merger. Completion of the Distribution is one of a number of conditions to completion of the Merger, and the Distribution is contingent upon a number of other conditions having been satisfied or waived.

Prior to the Distribution and the effective time of the Merger (the “Merger Effective Time”), Bluerock Residential will contribute certain single-family properties and other assets, which are held through investments in the general and limited partner interests in the operating partnership of Bluerock Residential, to Bluerock Homes, on the terms and subject to the conditions of a separation and distribution agreement (the “Separation,” and such properties, the “Single-Family Properties”).

The Distribution is expected to occur on October 6, 2022, by way of a pro rata special dividend to Bluerock Residential common stockholders. Assuming that the conditions to the Distribution are satisfied, for every eight (8) shares of Bluerock Residential Class A common stock or Bluerock Residential Class C common stock held of record by Bluerock Residential common stockholders as of the close of business on September 29, 2022, the expected record date for the Distribution, such stockholder will be entitled to receive one (1) share of Bluerock Homes Class A common stock or Bluerock Homes Class C common stock, as applicable. The Distribution is expected to be treated as a taxable distribution to such Bluerock Residential stockholders for U.S. federal income tax purposes.

Bluerock Residential stockholders are not required to approve the Distribution, and you are not required to take any action to receive your shares of Bluerock Homes Class A common stock and/or Bluerock Homes Class C common stock. The number of shares of Bluerock Residential stock that you own prior to the Distribution will not change as a result of the Distribution. We expect that Bluerock Homes Class A common stock will be listed on the New York Stock Exchange American under the symbol “BHM.” Bluerock Homes Class C common stock will not be listed on a securities exchange.

The enclosed information statement is being made available to all holders of shares of Bluerock Residential common stock that are expected to receive shares of Bluerock Homes common stock in the Distribution. The information statement describes the Separation and the Distribution in detail and contains important information about Bluerock Homes, its business, financial condition and results of operations, as well as certain risks related to its business. You are urged to read the information statement carefully.

I want to thank you for your continued support of Bluerock Residential, and we look forward to your future support of Bluerock Homes.

Sincerely,

R. Ramin Kamfar
Chief Executive Officer and Chairman

September 26, 2022

Dear Bluerock Homes Stockholder:

It is my pleasure to welcome you as a stockholder of our company, Bluerock Homes Trust, Inc., a Maryland corporation (“Bluerock Homes”). Following the distribution of all of the shares of Bluerock Homes Class A common stock and Bluerock Homes Class C common stock by Bluerock Residential Growth REIT, Inc., Bluerock Homes will be an externally managed, publicly traded real estate investment trust (“REIT”) that will own and operate high-quality single-family properties located in attractive markets in the United States.

We believe the creation of a REIT focused on first-ring suburban single-family rental homes positions us to benefit from anticipated healthy long-term demand fundamentals for single-family rentals with upgraded amenities. We intend to focus on the knowledge-economy and high quality of life regions of the Sunbelt and the West, utilizing our two primary investment strategies – Scattered-Site Aggregation and Build-to-Rent Development – to drive growth in funds from operations and net asset value at our properties in order to maximize returns to our investors.

We further believe that our management team’s extensive experience and proven track record in residential real estate, as well as its in-depth market knowledge and network of experienced regional owner-operators across the nation, will enable us to successfully execute our business strategy and generate attractive risk-adjusted returns and long-term value for our stockholders. We expect that Bluerock Homes Class A common stock will be listed on the New York Stock Exchange American under the symbol “BHM.” Bluerock Homes Class C common stock will not be listed on a securities exchange.

I invite you to learn more about Bluerock Homes by carefully reviewing the enclosed information statement, which describes the distribution of Bluerock Homes Class A common stock and Bluerock Homes Class C common stock in detail and contains important information about Bluerock Homes, our business, financial condition and results of operations, as well as certain risks related to our business. The information statement also explains how you will receive your shares of Bluerock Homes Class A common stock and/or Bluerock Homes Class C common stock. We look forward to your support as a stockholder of Bluerock Homes.

Sincerely,

R. Ramin Kamfar
Chief Executive Officer and Chairman
Bluerock Homes Trust, Inc.

INFORMATION STATEMENT

Bluerock Homes Trust, Inc.

This information statement is being furnished in connection with the distribution (the “Distribution”) by Bluerock Residential Growth REIT, Inc., a Maryland corporation (“Bluerock Residential”), to its common stockholders as of the close of business on September 29, 2022, the expected record date for the distribution, of all of the outstanding shares of Class A common stock and Class C common stock of Bluerock Homes Trust, Inc., a Maryland corporation (“Bluerock Homes”) and until the Distribution Date (as defined below) a wholly owned subsidiary of Bluerock Residential. The Distribution is expected to occur prior to the closing of the merger of Bluerock Residential with and into Badger Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary (“Merger Sub”) of Badger Parent LLC (“Badger Parent”) pursuant to an agreement and plan of merger, dated as of December 20, 2021, by and among Bluerock Residential, Merger Sub and Badger Parent (as amended from time to time, the “Merger Agreement”). Badger Parent and Merger Sub are affiliates of Blackstone Inc. Pursuant to the Merger Agreement, following the completion of the Distribution, Bluerock Residential will merge with and into Merger Sub (the “Merger”), with Merger Sub continuing as the surviving company in the Merger. Completion of the Distribution is one of a number of conditions to completion of the Merger, and the Distribution is contingent upon a number of other conditions having been satisfied or waived.

Prior to the Distribution and the effective time of the Merger (the “Merger Effective Time”), Bluerock Residential will contribute certain single-family properties and other assets to Bluerock Homes, which are held through investments in the general and limited partner interests in the operating partnership of Bluerock Residential, on the terms and conditions of a separation and distribution agreement (the “Separation,” and such properties, the “Single-Family Properties”). Following the Separation, Bluerock Homes will be an externally managed, publicly traded real estate investment trust (“REIT”), consisting of a portfolio of Single-Family Properties and certain other assets previously owned by Bluerock Residential (collectively with the Single-Family Properties, the “Bluerock Homes Business”).

The Distribution will be conducted pursuant to the terms of a separation and distribution agreement (the “Separation and Distribution Agreement”). The Distribution is subject to certain conditions, described under the heading “The Separation and the Distribution.”

We expect that the shares of Bluerock Homes common stock will be distributed by Bluerock Residential to Bluerock Residential common stockholders on October 6, 2022 (the “Distribution Date”). In the Distribution, Bluerock Residential will distribute all of the outstanding shares of Bluerock Homes common stock to Bluerock Residential common stockholders on a pro rata basis, in a transaction that is expected to be a taxable distribution for U.S. federal income tax purposes. For every eight (8) shares of Bluerock Residential Class A common stock or Bluerock Residential Class C common stock held of record by Bluerock Residential stockholders as of the close of business on September 29, 2022, the expected record date for the Distribution, such stockholder will receive one (1) share of Bluerock Homes Class A common stock or Bluerock Homes Class C common stock, as applicable. Bluerock Residential stockholders will receive cash in lieu of any fractional shares of Bluerock Homes common stock that such holders would have otherwise received as a result of the Distribution.

As discussed under “The Separation and the Distribution—Trading Before the Distribution Date,” if you sell your shares of Bluerock Residential common stock in the “regular-way” market beginning on or shortly before the record date and continuing up to and through the Distribution Date you also will be selling your right to receive shares of Bluerock Homes common stock in connection with the Distribution.

There is no current trading market for Bluerock Homes common stock, although we expect that a limited market, commonly known as a “when-issued” trading market, will develop on or shortly before the record date for the Distribution, and we expect “regular-way” trading of Bluerock Homes common stock to begin on the first trading day following the completion of the Distribution. We expect that our Class A common stock will be listed on the New York Stock Exchange American (the “NYSE American”) under the symbol “BHM.”

We intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes commencing with our initial taxable year ending December 31, 2022. Shares of our common stock will be subject to limitations on ownership and transfer that, among other purposes, are intended to assist us in qualifying as a REIT. Our charter (the “Bluerock Homes Charter”) will contain certain restrictions relating to the ownership and transfer of our common stock, including, subject to certain exceptions, a 9.8% limit, in value or by number of shares, whichever is more restrictive, on the ownership of outstanding shares of our common stock and a 9.8% limit, in value, on the ownership of shares of all classes and series of our outstanding stock. For more information, see “Description of Our Capital Stock — Restrictions on Ownership and Transfer.”

Following the Distribution, we expect to be an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and, as such, are allowed to provide in this information statement more limited disclosure than an issuer that would not so qualify. In addition, for so long as we remain an emerging growth company, we may also take advantage of certain limited exceptions from investor protection laws such as the Sarbanes-Oxley Act of 2002, as amended, and the Investor Protection and Securities Reform Act of 2010, for limited periods.

Bluerock Residential stockholders are not required to approve the Distribution, and you are not required to take any action to receive your shares of Bluerock Homes Class A common stock and/or Class C common stock.

In reviewing this information statement, you should carefully consider the matters described under the caption “Risk Factors” beginning on page 23.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

The date of this information statement is September 26, 2022.

This information statement was first made available to Bluerock Residential stockholders on or about September 26, 2022.

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE DISTRIBUTION	1
INFORMATION STATEMENT SUMMARY	9
RISK FACTORS	23
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS	65
THE SEPARATION AND THE DISTRIBUTION	67
DIVIDEND POLICY	78
CAPITALIZATION	79
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS	80
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2021	84
NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS	85
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	86
BUSINESS AND PROPERTIES	100
OUR MANAGER AND MANAGEMENT AGREEMENT	126
MANAGEMENT	137
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	155
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	158
DESCRIPTION OF MATERIAL INDEBTEDNESS	159
DESCRIPTION OF OUR CAPITAL STOCK	160
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	171
SHARES ELIGIBLE FOR FUTURE SALE	202
PARTNERSHIP AGREEMENT	203
WHERE YOU CAN FIND MORE INFORMATION	213
INDEX TO FINANCIAL STATEMENTS	F-1

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Presentation of Information

Unless the context otherwise requires, references in this information statement to “Bluerock Homes,” “our company,” “the Company,” “us,” “our” and “we” refer to Bluerock Homes Trust, Inc., a Maryland corporation, and its consolidated subsidiaries. References to “Bluerock Residential Holdings” or our “Operating Partnership” refer exclusively to Bluerock Residential Holdings, L.P., a Maryland limited partnership of which we will be the general partner following the Separation. Following the Separation, Bluerock Residential Holdings will function as the operating partnership of Bluerock Homes.

References to the “Merger” refer exclusively to the merger of Bluerock Residential with and into Merger Sub. Badger Parent and Merger Sub are affiliates of Blackstone Inc. References to Bluerock Homes’ historical business and operations refer to the Single-Family Properties and certain other operations of Bluerock Residential that will be transferred to Bluerock Homes in connection with the Separation.

Unless the context otherwise requires, references in this information statement to “Bluerock Residential” refer to Bluerock Residential Growth REIT, Inc., a Maryland corporation, and its consolidated subsidiaries prior to the consummation of the Merger and references to “common stock” of Bluerock Residential refer to Class A common stock of Bluerock Residential, and references to Bluerock Homes “common stock” refer to Class A common stock of Bluerock Homes. Except as otherwise indicated or unless the context otherwise requires, all references to Bluerock Homes per share data assume a distribution ratio of one (1) share of Bluerock Homes common stock, par value $0.01 per share (“Bluerock Homes common stock”), for every eight (8) shares of Bluerock Residential common stock, par value $0.01 per share (the “Distribution Ratio”).

References to “Bluerock” refer to Bluerock Real Estate, L.L.C. and its affiliates. Bluerock is a private equity real estate investment and asset management firm that is an affiliate of Bluerock Homes Manager, LLC (our “Manager”).

As used herein, all references to “tenants” of Bluerock Homes refer to tenants who have entered into lease agreements with Bluerock Homes or its subsidiaries.

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 QUESTIONS AND ANSWERS ABOUT THE DISTRIBUTION

What is Bluerock Homes, and why is Bluerock Residential separating the Bluerock Homes Business and distributing Bluerock Homes common stock?	Bluerock Homes was formed primarily to hold the Single-Family Properties of Bluerock Residential. The Separation of the Bluerock Homes Business from Bluerock Residential and the Distribution of shares of Bluerock Homes common stock is expected to enable Bluerock Homes to pursue our distinct business strategy focused on our Single-Family Properties. After consideration of strategic alternatives, Bluerock Homes and Bluerock Residential expect that the Separation and the Distribution will provide an opportunity for our experienced management team to implement and execute our growth strategy and for us to enhance investor transparency and better highlight our attributes. For more information, see “The Separation and the Distribution — Background” and “The Separation and the Distribution — Reasons for the Separation and the Distribution.”
Why am I receiving this document?	You are receiving this document because you are a holder of shares of Bluerock Residential common stock. If you are a holder of Bluerock Residential common stock as of the close of business on September 29, 2022, the expected record date for the Distribution, you will be entitled to receive one (1) share of Bluerock Homes common stock for every eight (8) shares of Bluerock Residential common stock that you hold at the close of business on such date (and cash in lieu of any fractional shares). The Distribution is expected to occur on October 6, 2022.
What is the Separation of the Bluerock Homes Business from Bluerock Residential?

Prior to the Distribution and the Merger Effective Time, Bluerock Residential will effect an internal reorganization and will contribute certain single-family properties and other assets to Bluerock Homes, which are held through investments in the general and limited partner interests in the operating partnership of Bluerock Residential, on the terms and subject to the conditions of the Separation and Distribution Agreement. Following the Separation, Bluerock Homes will own the Single-Family Properties and certain other assets previously owned by Bluerock Residential.

Bluerock Homes will operate as an UPREIT. This means that an operating partnership of our company will hold substantially all of the properties, conduct substantially all of the business and generate substantially all of the revenues of our company.

Bluerock Residential currently operates as an UPREIT through its Operating Partnership, Bluerock Residential Holdings. Pursuant to the Separation, Bluerock REIT Holdings, LLC (“Holdings LLC”) formed a lower-tier limited liability company treated as a disregarded entity for U.S. federal income tax purposes (the “New LLC”). Bluerock Residential Holdings will receive the interest of Holdings LLC in the New LLC via contribution. Bluerock Residential Holdings will then contribute its interests in Bluerock Residential’s multi-family residential real estate business and certain other assets to the New LLC.

Bluerock Residential Holdings will distribute the New LLC to Bluerock Residential in exchange for a redemption of 25,210,092 of Bluerock Residential’s common units in Bluerock Residential Holdings and all of Bluerock Residential’s outstanding preferred interests. Duff & Phelps, a Kroll Business operating as Kroll, LLC (“Duff & Phelps”) delivered an opinion on this consideration to the Bluerock Residential board of directors in connection with the execution of the Merger Agreement. After consideration of this opinion and other documents and presentations, the non-management directors of the Bluerock Residential board of directors approved this exchange. Holdings LLC will subsequently receive the interest of Bluerock Residential in the New LLC via contribution. Pursuant to the Separation, Bluerock Residential will then contribute its remaining interest in Bluerock Residential Holdings (including the general partnership interest) to Bluerock Homes, which will then become the Operating Partnership of Bluerock Homes, through which Bluerock Homes will operate substantially all of its business after the Distribution.

What assets will Bluerock Homes own following the Separation?	Bluerock Homes will own the Single-Family Properties and certain other assets formerly held by Bluerock Residential.
What is the Distribution and how will the Distribution work?	To accomplish the Distribution, Bluerock Residential will distribute all of the outstanding shares of Bluerock Homes common stock to Bluerock Residential common stockholders on a pro rata basis. Holders of shares of Bluerock Residential common stock or Bluerock Residential Class C common stock will be entitled to receive one (1) share of Bluerock Homes common stock or Class C common stock for every eight (8) shares of Bluerock Residential common stock or Bluerock Residential Class C common stock held as of the close of business on the record date.
What is the record date for the Distribution?	The record date for the Distribution is September 29, 2022.
When will the Distribution occur?	It is expected that the shares of Bluerock Homes common stock will be distributed by Bluerock Residential on October 6, 2022, to holders of record of Bluerock Residential common stock at the close of business on the record date, subject to the satisfaction or waiver of all conditions to the Distribution set forth in the Separation and Distribution Agreement.
What do Bluerock Residential stockholders need to do to participate in the Distribution?	Common stockholders of Bluerock Residential as of the record date will not be required to take any action to receive shares of Bluerock Homes common stock in the Distribution. No stockholder approval of the Distribution is required and you are not being asked for a proxy. You will not be required to make any payment, surrender or exchange your Bluerock Residential common stock, or take any other action to receive your shares of Bluerock Homes common stock.
How will shares of Bluerock Homes common stock be issued?	You will receive shares of Bluerock Homes common stock through the same channels that you currently use to hold or trade shares of Bluerock Residential common stock, whether through a brokerage account, 401(k) plan or other channels. Receipt of shares of Bluerock Homes common stock will be documented for you in the same manner that you typically receive stockholder updates, such as monthly broker statements and 401(k) statements.
If you own shares of Bluerock Residential common stock as of the close of business on the record date, Bluerock Residential, with the assistance of Computershare Trust Company, N.A. (“CTC”), the distribution agent, will electronically distribute shares of Bluerock Homes common stock to you or to your bank or brokerage firm on your behalf in book-entry form. CTC will mail to you a book-entry account statement that reflects your shares of Bluerock Homes common stock, or your bank or bank or brokerage firm will credit your account for the shares. CTC will also mail you or your bank or brokerage firm a check for any cash in lieu of fractional shares you are entitled to receive.
How many Bluerock Homes shares will I receive in the Distribution?	For every eight (8) shares of Bluerock Residential common stock or Bluerock Residential Class C common stock held of record by you as of the close of business on September 29, 2022, the expected record date for the Distribution, you will receive one (1) share of Bluerock Homes common stock or Bluerock Homes Class C common stock, as applicable. Based on approximately 30,577,990 shares of Bluerock Residential common stock outstanding as of September 9, 2022, a total of approximately 3,882,249 shares of Bluerock Homes common stock will be distributed. Based on approximately 67,933 shares of Bluerock Residential Class C common stock outstanding as of September 9, 2022, a total of approximately 8,492 shares of Bluerock Homes Class C common stock will be distributed. The foregoing amounts do not reflect any equity issued by Bluerock Residential after September 9, 2022. You will receive cash in lieu of any fractional shares of Bluerock Homes common stock that you would have otherwise received as a result of the Distribution.

Will Bluerock Homes issue fractional shares in the Distribution?	Bluerock Homes will not distribute fractional shares of its common stock in the Distribution. Instead, all fractional shares that Bluerock Residential stockholders would otherwise have been entitled to receive will be aggregated into whole shares and sold in the open market by CTC. We expect CTC, acting on behalf of Bluerock Residential, to take several weeks after the Distribution Date to fully distribute the aggregate net cash proceeds of these sales on a pro rata basis (based on the fractional share such holder would otherwise be entitled to receive) to those stockholders who would otherwise have been entitled to receive fractional shares. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts of payment made in lieu of fractional shares.
What are the material U.S. federal income tax consequences of the Distribution to U.S. holders of Bluerock Residential common stock?	For U.S. federal income tax purposes, the Distribution, taken together with the receipt of cash pursuant to the Merger, is expected to be treated as a distribution in complete liquidation of Bluerock Residential and a fully taxable transaction. In general, you will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (1) the sum of (A) the amount of cash received with respect to your Bluerock Residential shares in the Merger plus (B) the fair market value, determined when the Distribution occurs, of the Bluerock Homes shares received in the Distribution, and (2) your adjusted tax basis in your Bluerock Residential shares. However, under certain circumstances, withholding may be required with respect to the Distribution (and the cash consideration payable in the Merger) under applicable tax laws, including in the case of distributions made to certain non-U.S. holders (as defined below) under the Foreign Investment in Real Property Tax Act of 1980, as amended, which we refer to as “FIRPTA.” For a more detailed discussion, see “Material U.S. Federal Income Tax Consequences — Material U.S. Federal Income Tax Consequences of the Distribution.”
Tax matters can be complicated, and the tax consequences of the Distribution (and the Merger) will depend on a holder’s particular situation. You are urged to consult your tax advisor as to the specific tax consequences of the Distribution (and the Merger) to you in light of your particular circumstances, including the effect of any state, local or non-U.S. tax laws and of changes in applicable tax laws.
What will my tax basis and holding period be for shares of Bluerock Homes common stock I receive in the Distribution for U.S. federal income tax purposes?	Your tax basis in the Bluerock Homes shares received by you in the Distribution will equal the fair market value of such shares on the distribution date. Your holding period for such shares will begin the day after the distribution date. For a more detailed discussion, see “Material U.S. Federal Income Tax Consequences — Material U.S. Federal Income Tax Consequences of the Distribution.”

What are the conditions to the Distribution?

The Distribution is subject to the satisfaction (or waiver by Bluerock Residential, provided that any waiver of bullets one, two, four or five will require the prior written consent of Badger Parent, not to be unreasonably withheld, conditioned or delayed) of the following conditions in accordance with the Separation and Distribution Agreement:

	•	the consummation of the Separation in all material respects;

	•	the SEC declaring effective the registration statement of which this information statement forms a part, with no stop order in effect with respect thereto, and no proceeding for such purpose pending before, or threatened by, the SEC;

	•	this information statement having been made available to Bluerock Residential stockholders;

	•	the receipt of the opinion of Vinson & Elkins L.L.P., to the effect that, beginning with our short taxable year ending December 31, 2022, we will be organized in conformity with the requirements for qualification and taxation as a REIT under the U.S. federal income tax laws, and our intended method of operation will enable us to qualify as a REIT under the U.S. federal income tax laws for our taxable year ending December 31, 2022 and thereafter;

	•	the Bluerock Residential board of directors having received one or more opinions from one or more nationally recognized valuation or accounting firms or investment banks reasonably acceptable to Bluerock Residential and Badger Parent as to the solvency of Bluerock Homes after the completion of the Distribution, and such opinion(s) having not been withdrawn or rescinded;

	•	no order, injunction, or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Separation, the Distribution or any of the related transactions being in effect;

	•	all necessary permits and authorizations under the Securities Act and the Exchange Act relating to the issuance and trading of shares of Bluerock Homes common stock having been obtained and being in effect; the Bluerock Homes common stock to be distributed having been approved for listing on the NYSE American, subject to official notice of distribution;

	•	all actions or filings necessary or appropriate under applicable U.S. federal, state or other securities or blue sky laws and the rules and regulations thereunder having been taken and, where applicable, having become effective or been accepted by the applicable governmental entity;

	•	the execution of ancillary agreements by us and Bluerock Residential, including a Tax Matters Agreement; and

	•	no other event or development existing or having occurred that, in the judgment of Bluerock Residential’s board of directors, in its sole and absolute discretion, makes it inadvisable to effect the Separation, the Distribution and the other related transactions (except that the consent of Badger Parent would be required for Bluerock Residential to rely on the condition described in this bullet as a basis for not completing the Distribution).

Bluerock Residential and Bluerock Homes cannot assure you that any or all of these conditions will be met. Bluerock Residential can, subject to the rights of Badger Parent under the Merger Agreement, decline at any time to go forward with the Distribution. Under the Merger Agreement, Bluerock Residential has agreed with Badger Parent that, subject to the terms and conditions of the Merger Agreement, Bluerock Residential will use commercially reasonable efforts to consummate the Separation and the Distribution. In addition, the completion of the Separation and the Distribution is a condition to the Merger under the Merger Agreement. Accordingly, the Merger will not be completed unless and until the Separation and the Distribution are completed. For a complete discussion of all of the conditions to the Distribution, please refer to “The Separation and the Distribution — The Separation and Distribution Agreement — Conditions to the Distribution.”

Can Bluerock Residential unilaterally decide to cancel the Distribution even if all the conditions have been met?	Until the Distribution has occurred, the Bluerock Residential board of directors has the right to terminate the Distribution, even if all of the conditions are satisfied, subject to the rights of Badger Parent under the Merger Agreement. Under the Merger Agreement, Bluerock Residential has agreed with Blackstone that, subject to the terms and conditions of the Merger Agreement, Bluerock Residential will use commercially reasonable efforts to consummate the Separation and the Distribution. In addition, the completion of the Separation and the Distribution is a condition to the Merger under the Merger Agreement. Accordingly, the Merger will not be completed unless and until the Separation and the Distribution are completed.
What is the expected date of completion of the Distribution?	The completion and timing of the Distribution are dependent upon a number of conditions, including the conditions listed above. It is expected that the shares of Bluerock Homes common stock will be distributed by Bluerock Residential on October 6, 2022, the expected Distribution Date, to the holders of record of shares of Bluerock Residential common stock at the close of business on the record date. However, no assurance can be provided as to the timing of the Distribution or that all conditions to the Distribution will be met.
What if I want to sell my Bluerock Residential common stock or my Bluerock Homes common stock?	If you would like to sell your Bluerock Residential common stock or Bluerock Homes common stock, you should consult with your financial advisors, such as your stockbroker, bank or tax advisor.
What is “regular-way” trading of Bluerock Residential stock?	Beginning on or shortly before the record date and continuing up to and through the Distribution Date, it is expected that there will be a “regular-way” market in Bluerock Residential common stock.

Shares of Bluerock Residential common stock that trade on the “regular-way” market will trade with an entitlement to shares of Bluerock Homes common stock distributed in the Distribution.

If you decide to sell any Bluerock Residential common stock before the Distribution Date, you should make sure your stockbroker, bank or other nominee understands whether you want to sell your Bluerock Residential common stock with or without your entitlement to shares of Bluerock Homes common stock in the Distribution.

Will the shares of Bluerock Homes common stock be listed on an exchange?	Bluerock Homes expects its common stock to be listed on the NYSE American under the symbol “BHM.” Bluerock Homes anticipates that trading in shares of its common stock will begin on a “when-issued” basis on or shortly before the record date and will continue up to and through the Distribution Date and that “regular-way” trading in Bluerock Homes common stock will begin on the first trading day following the completion of the Distribution. If trading begins on a “when-issued” basis, you may purchase or sell Bluerock Homes common stock up to and through the Distribution Date, but your transaction will not settle until after the Distribution Date. Bluerock Homes cannot predict the trading prices for its common stock before, on or after the Distribution Date.
What will happen to the listing of Bluerock Residential common stock?	Immediately after the Distribution of Bluerock Homes common stock, Bluerock Residential common stock will continue to trade on the NYSE American, but as a result of the Merger with Merger Sub, Bluerock Residential common stock will be delisted from the NYSE American.
Will the number of shares of Bluerock Residential common stock that I own change as a result of the Distribution?	The number of shares of Bluerock Residential common stock you own will not change as a result of the Distribution. However, as a result of Bluerock Residential’s Merger with Merger Sub, each share of Bluerock Residential common stock, subject to certain exceptions, will be converted into the right to receive $24.25 in cash as merger consideration.
What is a REIT?	Bluerock Homes intends to qualify and elect to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with Bluerock Homes’ initial taxable year ending December 31, 2022. As a REIT, Bluerock Homes generally will not be subject to U.S. federal income tax on its taxable income that it distributes to its stockholders. A company’s qualification as a REIT depends on its ability to meet, on a continuing basis, through actual investment and operating results, various complex requirements under the Code relating to, among other things, the sources of its gross income, the composition and values of its assets, its distribution levels and the diversity of ownership of its shares. Bluerock Homes believes that, after the Distribution, it will be organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and that its intended manner of operation will enable it to meet the requirements for qualification and taxation as a REIT. For a discussion of the U.S. federal income taxation of REITs and the tax treatment of distributions to stockholders of Bluerock Homes, please refer to “Material U.S. Federal Income Tax Consequences — Material U.S. Federal Income Tax Considerations Regarding Bluerock Homes’ Taxation as a REIT.”
What debt will Bluerock Homes have after the Separation?	As a result of the Separation, we will own the Single Family Properties, with approximately $154 million of existing secured property-level indebtedness, based on principal balances as of September 23, 2022. Following the completion of the Separation, we expect to have approximately $154 million in consolidated outstanding indebtedness and a $150 million revolving credit facility. Under this credit facility, we currently have $115 million of capacity of which $10 million is available based on the amount of pledged collateral and compliance with debt covenants.
What will Bluerock Homes’ relationship be with Bluerock Residential following the Distribution?

Bluerock Homes and Bluerock Residential will be independent companies following the Distribution. As of or prior to the Distribution, Bluerock Homes will enter into the Separation and Distribution Agreement with Bluerock Residential and certain other parties. In addition, as of or prior to the Distribution, Bluerock Homes will enter into various other agreements to effect the Separation and the Distribution and provide a framework for its relationship with Bluerock Residential after the Separation and the Distribution, such as the Tax Matters Agreement.

For additional information regarding the Separation and Distribution Agreement and other transaction agreements, please refer to the sections entitled “Risk Factors — Risks Related to the Separation and the Distribution” and “Certain Relationships and Related Person Transactions.”

Who will manage Bluerock Homes after the Distribution?	After the Distribution, Bluerock Homes will be externally managed and advised by Bluerock Homes Manager, LLC (our “Manager”) pursuant to a Management Agreement. Upon the completion of the Separation and the Distribution, R. Ramin Kamfar will be the Chief Executive Officer of our Manager and also a member of the board of directors of Bluerock Homes, and Jordan Ruddy, Ryan S. MacDonald, James G. Babb, III, Christopher J. Vohs, Michael DiFranco and Jason Emala, current members of the executive management team of Bluerock Residential and its affiliates, will serve as our Manager’s other executive officers. In addition, upon the completion of the Separation and the Distribution, employees currently employed by Bluerock Residential and/or its affiliates will transition to become employees of our Manager or an affiliate thereof. For additional information regarding Bluerock Homes’ management, please refer to “Our Manager and Management Agreement.”
Are there risks associated with owning shares of Bluerock Homes common stock?	Yes. Ownership of shares of Bluerock Homes common stock is subject to both general and specific risks related to Bluerock Homes’ business, the industry in which it operates, its ongoing contractual relationships with Bluerock Residential and its status as a separate, publicly traded company. Ownership of Bluerock Homes common stock is also subject to risks relating to the Separation. These risks are described in the “Risk Factors” section of this information statement beginning on page 23. You are encouraged to read that section carefully.
Does Bluerock Homes plan to pay dividends?

Bluerock Homes generally intends to pay dividends in an amount at least equal to the amount that will be required for Bluerock Homes to qualify as a REIT and to avoid current entity level U.S. federal income taxes. To qualify as a REIT, Bluerock Homes must distribute annually to its stockholders at least 90% of Bluerock Homes’ REIT taxable income, determined without regard to the dividends paid deduction and excluding net capital gains. Please refer to “Material U.S. Federal Income Tax Consequences — Material U.S. Federal Income Tax Considerations Regarding Bluerock Homes’ Taxation as a REIT.”

Dividends paid by Bluerock Homes will be authorized and determined by Bluerock Homes’ board of directors, in its sole discretion, out of legally available funds, and will be dependent upon a number of factors, including restrictions under applicable law and other factors described under “Dividend Policy.” Bluerock Homes may pay dividends from sources other than cash flow from operations or funds from operations (“FFO”), which may reduce the amount of capital available for operations, may have negative tax implications, and may have a negative effect on the value of your shares under certain conditions. Bluerock Homes cannot assure you that its dividend policy will remain the same in the future, or that any estimated dividends will be paid or sustained.

Who will be the distribution agent for the Bluerock Homes common stock?

The distribution agent for the Bluerock Homes common stock will be CTC. For questions relating to the transfer or mechanics of the Distribution, you should contact:

Regular Mail Delivery:

Computershare
Attn: Alternative Investment Operations
P.O. Box 43007
Providence, RI 02940-3007

Overnight Delivery:

Computershare
Attn: Alternative Investment Operations
150 Royall Street - Suite 101
Canton, MA 02021

If your shares of Bluerock Residential are held by a bank, broker or other nominee, you may call the information agent for the Distribution, CTC, toll free at (866) 574-5492 or (781) 575-2879 if located outside the United States. Banks and brokers should call (866) 567-5704.

Who will be the transfer agent for Bluerock Homes common stock?	The transfer agent for the Bluerock Homes common stock will be CTC.

Where can I find more information about Bluerock Residential and Bluerock Homes?

Before the Distribution, if you have any questions relating to Bluerock Residential’s business performance, you should contact:

Bluerock Residential Growth REIT, Inc.
1345 Avenue of the Americas, 32nd Floor
New York, NY 10105
Attention: Investor Relations
(888) 558-1031
www.bluerockresidential.com

After the Distribution, Bluerock Homes stockholders who have any questions relating to Bluerock Homes’ business performance should contact Bluerock Homes at:

Bluerock Homes Trust, Inc.
1345 Avenue of the Americas, 32nd Floor
New York, NY 10105
Attention: Investor Relations
(212) 843-1601
www.bluerockhomes.com

The Bluerock Homes investor website is expected to be operational on or around October 6, 2022.

The websites of Bluerock Residential and Bluerock Homes are not incorporated by reference into this information statement.

INFORMATION STATEMENT SUMMARY

The following is a summary of material information discussed in this information statement. This summary may not contain all of the details concerning the Separation, the Distribution or other information that may be important to you. To better understand the Separation, the Distribution and Bluerock Homes’ business and financial position, you should carefully review this entire information statement. Except as otherwise indicated or unless the context otherwise requires, the information included in this information statement assumes the completion of all of the transactions referred to in this information statement in connection with the Separation and the Distribution. Following the Separation and the Distribution, we will conduct our business as an UPREIT, in which our properties will be owned and operated directly or indirectly by our Operating Partnership. Following the Separation, we will be the sole general partner of Bluerock Residential Holdings and own approximately 34% of the limited partnership units in Bluerock Residential Holdings. In the future, we may issue common operating partnership units of Bluerock Residential Holdings (“OP units”) or preferred operating partnership units of Bluerock Residential Holdings (“preferred units”) from time to time in connection with acquisitions of properties or for financing, compensation or other reasons.

References in this information statement to Bluerock Homes’ historical assets, liabilities, businesses or activities are generally intended to refer to the historical assets, liabilities, businesses or activities of the transferred businesses as the businesses were conducted as part of Bluerock Residential and its subsidiaries prior to the Separation.

Our Company

We are an externally managed REIT formed to assemble a portfolio of infill first-ring suburban single-family rental homes in knowledge-economy and high quality of life growth markets across the United States, targeting middle-market single-family home renters in the Sunbelt and the West, which we expect should have healthy long-term demand fundamentals for single-family rentals. Our principal business objective is to generate attractive risk-adjusted investment returns by assembling a portfolio of pre-existing single-family rental homes and developing build-to-rent communities. We utilize two primary investment strategies to drive growth in FFO and net asset value (“NAV”) to maximize returns to our investors:

•	Scattered-Site Aggregation – Aggregation of single-asset and small portfolios of scattered-site homes at above market unlevered yields relative to private and public market valuations; and

•	Build-to-Rent Development – Development of Build-to-Rent communities at attractive, stabilized, unlevered yields.

Our target renter pool includes the large cohort of rental-biased millennials, among others, who are reaching their peak household-formation age, have a bias for renting for lifestyle or flexibility reasons, and/or who do not want or cannot afford the upfront and ongoing financial commitments of home ownership.

We invest primarily through control positions in joint ventures (typically with a 90% economic interest in the joint venture) with a network of established private, regional owner-operators in proprietary, off-market transactions across a broad market footprint, enabling us to execute our strategies across multiple markets and strategies. Where appropriate, we may seek to increase our ownership of the venture to 100%, subsequent to the execution of the initial business plan for each property.

For more information, see “Business and Properties — Our Company.”

Our Portfolio

Our portfolio consists of scattered-site single family homes and build-to-rent communities. We generally target scattered-site single family homes that are between 15 and 40 years old located in first-ring suburban markets (which are areas within close proximity to downtown amenities, including restaurants and retail shopping) with quality school systems and direct access to large metropolitan areas. Our scattered-site single family homes, which are non-contiguous and often not always part of a single community or development, are typically a core part of our aggregation strategy and our value-add renovation strategy. We source potential investments in scattered-site single family homes through a variety of channels, including our existing relationships and those developed by our network, real estate brokers, auctions and marketed portfolio sales. Our build-to-rent communities are typically developed by our partners with expertise in development utilizing capital which we provide in a variety of structures, including through common equity, preferred equity and mezzanine loans. Our build-to-rent communities are typically located in first-ring suburban markets as part of a larger community with other rental homes. These homes are specifically designed to be rented and are typically amenitized with larger floorplans ranging between two and four bedrooms and consist of both attached and detached homes.

As of June 30, 2022, our portfolio consisted of interests in approximately 4,000 homes, comprised of 2,200 operating homes, of which roughly 1,700 and 500 are scattered-site/clustered and build-to-rent, respectively, as well as 1,800 additional homes held through preferred equity and mezzanine loan investments, of which 500 are stabilized and 1,300 are under development. As of June 30, 2022, our properties, exclusive of our development properties, were approximately 90.0% occupied.

For more information, see “Business and Properties — Our Portfolio.”

Our Target Markets

We focus on knowledge-economy and high quality of life (“Knowledge/Quality”) markets with strong job growth, expanding populations and favorable quality of life characteristics. These Knowledge/Quality markets are typically non-gateway regions, with access to good healthcare, highly-rated school systems, lower crime rates, robust infrastructure, good affordability and a growing economic base. They are generally anchored by major universities, technology, healthcare, trade, next-generation high value-add manufacturing or government industries as well as right to work laws, growing populations, and strong household formations.

Because employment growth is highly correlated with rental demand, we generally select markets with job growth above the national average. In addition, because income growth is highly correlated with ability to deliver rent growth, we select markets with exposure to industries with attractive and growing compensation levels. We believe our approach of focusing on Knowledge/Quality markets with employment and income growth should not only contribute to achieving strong rental demand and occupancy but should also enable us to achieve revenue growth to deliver attractive risk-adjusted returns within our portfolio.

Geographically, the majority of our existing portfolio is positioned in the Sunbelt. According to a study by John Burns Real Estate Consulting conducted in 2021 and a study by the Cooper Center at the University of Virginia published in 2018, the Sunbelt is home to approximately 40% of all U.S. households and is expected to experience average population growth in excess of 10% between 2020 to 2030. Additional existing markets include high-growth areas of the West (excluding California) and other markets with similar attractive demographics as warranted. We believe that the diverse balance of larger and smaller markets within our core footprint, along with a strong current cash flow base and value-add upside, will enable us to deliver attractive investment returns across a full economic cycle.

We select and continuously evaluate our target markets through an analysis of demographic data at both the market and submarket levels, which may include the following:

•	Strong Economic Drivers. Economy characterized by growth industries and jobs of the future such as healthcare and technology, signaling near- and long-term employment growth, relatively low housing affordability and low rent-to-income ratios that allow for future rent increases.

•	Favorable Business Climate. Regulatory conditions that attract, retain, and foster job growth and new business development including lower tax rates and right-to-work states.

•	Robust Infrastructure. Growing economic base driven by the presence of technology centers, major colleges and universities, healthcare, trade, next-generation high value-add manufacturing, government industries, and modern transportation facilities and networks.

•	Renter Demographics. The presence of a younger, more educated workforce with a high population of renters by choice.

•	High Quality of Life. Areas with abundant recreation, leisure, cultural, and entertainment options, highly rated school systems that appeal to young parents, and plentiful social opportunities including ample recreation and open space, all of which foster population growth and retention. Within our target markets, we focus on submarkets where members of our network have established relationships, transaction history, market knowledge and potential access to off-market investments, as well as an ability to direct property management and leasing operations efficiently.

For more information, see “Business and Properties — Our Target Markets.”

Our Network Strategy

We believe the most important elements in successful investing in single-family real estate are the ability to access attractive, proprietary deal flow, deep local market knowledge to underwrite appropriately, as well as operational expertise and infrastructure to provide execution of the operating and value creation strategies.

For this reason, we invest primarily through controlling positions in joint ventures (typically with a 90% economic interest in the joint venture) with members of our network, representing experienced regional owner-operators across the nation. These relationships provide a wealth of seasoned market knowledge, along with access to a substantial, often proprietary, transaction pipeline, extensive operating infrastructure, and the ability to execute in our target markets without the cost and logistical burdens of maintaining our own local infrastructure across a broad footprint. Benefits of our network strategy include the following:

•	Force multiplier sourcing effect that provides access to a sizable pool of attractive, off-market investment opportunities;

•	Deep intellectual capital and track record of success, enabling us to deliver a knowledge-based underwriting of the transaction;

•	Extensive operational infrastructure enabling us to deliver execution across multiple investment strategies and markets, without the cost and logistical burdens of maintaining our own infrastructure for those markets and strategies;

•	Substantial capital to invest alongside us, ensuring our partners’ interests are aligned with ours, particularly in terms of delivering returns for our investors; and

•	Opportunity to achieve ambitious growth and diversification goals via rapid deployment of capital and elimination of delays establishing a robust on-the-ground presence in each new market we enter.

The in-house asset management team of our Manager and its affiliates works in tandem with our network members to oversee the implementation of each asset’s business plan, including budgeting, capital expenditures, tenant improvements and financial performance. We believe that our network partners, given their significant co-investment in the projects, provide superior management execution versus third-party fee-only management companies. Notwithstanding the investments of each member of our network, we expect to maintain substantial control over these ventures, including with respect to strategic decision-making.

For more information, see “Business and Properties — Our Network Strategy.”

Our Competitive Strengths

We believe that our investment strategy and operating model distinguishes us from other owners, operators, and acquirors of single-family rental real estate in several important ways.

Our Key Principals. Our team offers significant breadth and depth in real estate operating and investment experience. Our team has successfully sourced, structured, acquired and managed more than 50 million square feet of residential real estate investments in our target markets, totaling approximately $13 billion in value, and bring an average of 30 years’ experience across multiple real estate and credit cycles. We believe this experience will provide a competitive advantage, enabling us to grow the company and generate attractive risk-adjusted returns for our stockholders. Our principals’ competitive strengths include:

•	Expertise Across Our Target Markets. Our principals have significant experience structuring and investing in properties successfully in our target markets, through multiple financial and real estate investment cycles, providing a breadth and depth of operating and investment experience to help steer our investment strategy wisely;

•	Expertise Creating Value Across Our Investment Strategies and Various Capital Structures. Our principals have substantial experience executing transactions and creating value across our value-add and development investment strategies, and across capital structures — equity, preferred equity, and mezzanine — providing substantial flexibility to create value in transactions, subject to qualifying and maintaining our qualification as a REIT;

•	Expertise in Corporate and Portfolio Transactions to Create Value. Our principals have executed large corporate and portfolio transactions, including the rollup of assets to create multiple public companies, the creation of multiple asset management platforms, and the purchase of distressed assets and/or companies out of bankruptcy, demonstrating a sophisticated structuring capability and an ability to execute complex capital markets transactions, which experience will assist us in growing the company and delivering attractive risk-adjusted returns to our stockholders; and

•	Expertise in Financing and Structuring Transactions. Our investment team has substantial expertise structuring and financing transactions, enabling us to evaluate and access the most efficient capital structures for our acquisitions. In addition, our investment team has extensive experience structuring development transactions with network partners to capture significant value while minimizing inherent risks and/or guarantees associated with such transactions.

Our Network. We invest primarily through controlling positions in joint ventures with members of our network, which allows us to draw on the collective relationships and market knowledge and experience of significant private owner-operators in the nation who invest alongside us in transactions, in order to source, underwrite and execute attractive transactions. We believe our network provides us access to a substantial, often proprietary, transaction pipeline, along with extensive infrastructure and ability to execute across our target markets without the cost and logistical burdens associated with maintaining our own infrastructure and pipeline in these markets.

Disciplined “Broad and Deep” Underwriting. By leveraging our network, we are able to execute a rigorous underwriting process, which we believe improves our ability to evaluate risk and create value in our transactions. To begin, our network partners conduct underwriting and due diligence for our transactions, enabling us to leverage intellectual capital and local experience acquired through their years of experience in the market. At the same time, our team of investment professionals implements our disciplined underwriting and due diligence process, with a focus on value relative to other potential opportunities within our target markets. The ability to review investment opportunities broadly (across markets), as well as deeply (within the target market), greatly improves our ability to source and execute attractive transactions for our portfolio.

Scalable Operating Model. Our relationships enable us to tap into what we believe to be the substantial, often proprietary, transaction flow of our network, allowing for rapid deployment of available capital. Our extensive network provides us the ability to scale our operations quickly, enabling us to allocate and reallocate capital across multiple target markets and along multiple strategies, and to invest in or divest of properties rapidly without the time delay associated with building infrastructure across multiple markets, and without burdening us with excessive operating and overhead costs.

For more information, see “Business and Properties — Our Competitive Strengths.”

Growth Strategies

Our principal business objective is to generate attractive risk-adjusted investment returns by assembling a portfolio of pre-existing single-family rental homes and developing build-to-rent communities. These will be located across a diverse group of growth markets and will target a growing pool of middle-income renters seeking the single-family lifestyle without the upfront and ongoing investments associated with home ownership. By implementing our investment strategies and our institutional-quality management, we expect to be able to achieve sustainable long-term growth in both our FFO and NAV.

Value Creation Execution. We acquire single-family rental properties with potential for long-term value creation for our stockholders. We utilize the following internal and external growth strategies to drive growth in FFO and NAV for our investors:

•	Scattered-Site Aggregation. Currently, there is a high level of fragmentation in the single-family rental home market. We believe we can generate economies of scale and enable transaction efficiencies by targeting individual or small portfolios of quality, scattered, single-family rental homes with strong and stable cash flows and aggregate them into larger portfolios, which will allow us to reduce per unit costs, including leasing, marketing, insurance and maintenance related costs through increased purchasing power and sharing of resources. We look for middle-market rents that deliver attractive unlevered yields relative to private market portfolio and public market dividend yields. To date, we have acquired scattered-site homes at year one nominal cap rates exceeding 5% and gross rental yields exceeding 9%. We see an opportunity to replicate this strategy across our markets utilizing our network as a force multiplier on the sourcing and execution fronts.

•	Build-to-Rent. We develop build-to-rent communities at attractive stabilized unlevered yields, investing selectively in target markets that we believe will enable us to capture development premiums on completion. We may use a convertible loan or convertible preferred equity structure to provide income during the development stage and/or the ability to capture development premiums at completion by exercising our conversion rights to take ownership.

•	Value-Add Renovation. We see significant potential for capital appreciation through renovation of existing assets. Our value-add strategy focuses on working with our local experts to reposition lower-quality, less current assets and drive rent growth and expand margins, increasing net operating income ("NOI") and maximizing our return on investment.

•	Institutional Property Management / NOI Margin Expansion. We expect to improve margins at our operating properties by deploying institutional management approaches across the portfolio - including professional management, investment in technology platforms, and leveraging economies of scale - to best position the portfolio for optimal rental growth. Through the aggregation of multiple scattered homes, we seek to address operational inefficiencies, revenue management and deferred capital maintenance at scale and to grow underlying cashflow through substantial NOI margin expansion at stabilized properties. We will also provide an aggressive asset management presence, working alongside our network partners to ensure optimal execution of the asset management plan, enabling us to drive rent growth and values.

•	Technology-Aided Platform. We have implemented a data warehouse, which provides us with real-time visibility into leasing, inventory, maintenance and renovation metrics, allowing us to quickly react to changes in current operational performance and monitor trends across our portfolio. Further, we believe we will be able to utilize our data warehouse technology as a building block in the design and implementation of a portfolio-wide revenue management system to further drive NOI and margin expansion. In addition, we utilize various PropTech solutions to both acquire and maximize operational efficiency. Operational PropTech solutions include focus on streamlining value-add initiatives, integrating smart-home technology, automating the lease process and providing robust and coordinated maintenance services.

Harvest and Redeploy Capital Selectively. On an opportunistic basis and subject to compliance with REIT restrictions, we intend to sell properties when we have executed our value creation plans and when we believe the investment has limited additional upside relative to other opportunities. This allows us to harvest profits and reinvest proceeds to maximize stockholder value.

For more information, see “Business and Properties — Growth Strategies.”

Market and Investment Opportunity

The single-family rental industry has historically been more resilient to economic cycles than the multi-family sector and is currently benefiting from significant industry tailwinds that have accelerated during the pandemic. We believe industry dynamics present a compelling investment opportunity for us, including:

•	Supply at accessible price points remains extremely tight, with little new affordable rental product coming on-line over the last decade. These supply and affordability gaps have been in place and intensifying since the wind-down of the Great Recession, with rental prices continuing to increase in step with home price appreciation.

•	Limited institutional ownership of single-family rental stock, currently estimated to be approximately 2%, creates potential for outsized growth. Our institutionally operated properties benefit from experienced regional owner-operators and a technology-aided platform, delivering not only a competitive market advantage but also operating growth potential that can benefit investors.

•	Demand fundamentals are strong and strengthening further, particularly from rental-biased and debt-burdened millennials now reaching peak single-family house consumption age. We believe that a continued upswing in propensity to rent, coupled with the limited and depleting supply at the middle-income range, signals significant opportunity.

For more information, see “Business and Properties — Market and Investment Opportunity.”

Our Environmental, Social and Governance Policies

Environmental: Improvements with the Environment in Mind. In keeping with Bluerock Homes’ Environmental Sustainability Policy, we undertake a variety of environmental sustainability initiatives, including the installation of energy- and water-conserving fixtures at many of our upgraded properties. Our value-add investment model generates a continually replenishing opportunity for us to improve the environmental impact of older, less sustainable properties throughout the U.S., while our ground-up, build-to-rent developments incorporate environmentally sound principles from inception. Our due diligence process incorporates evaluation of environmental impacts, which are factored into our projections for acquisition or investment, affording us the functional and financial flexibility to develop or retrofit homes to operate more responsibly in a changing environment.

Social: Social Responsibility. Consistent with Bluerock Homes’ Human Rights Policy, we strive to respect and promote all human rights, consistent with the UN Guiding Principles on Business and Human Rights, the International Covenant on Civil and Political Rights, and the International Covenant on Economic, Social and Cultural Rights. We maintain a diverse board of directors, both by ethnicity and gender, and remain committed to ensuring the preservation of human rights in our relationships with our employees, partners and tenants.

In the creation of our portfolio, we are especially proud that we are able to address a critical and growing need for quality, well-managed and affordable homes in desirable communities, striving to demonstrate the possibility of embracing both people and profits. As we discuss below, according to a study by the Joint Center for Housing Studies of Harvard University conducted in 2020, rent-burdened households are on the rise across the U.S., with more than 10 million renters (one in four) paying more than half of their income on rent and nearly half spending more than the recommended 30% of income on rent and utilities. Through our focus on the middle-income renter with our scattered-site investment strategy, we are seeking to deliver a supply of affordable, well-maintained, single-family housing options, both for renters by choice as well as by necessity.

Governance: Corporate Governance. We have established a governance framework that fosters effective stewardship of investor and shareholder capital, promotes an ethical and transparent approach to doing business, and encourages board diversity. We are committed to operating our business under strong and accountable corporate governance practices and have structured our corporate governance in a manner that we believe aligns our interests with those of our stockholders.

For more information, see “Business and Properties—Our Environmental, Social and Governance Policies.”

The Separation and the Distribution

On December 20, 2021, Bluerock Residential, Badger Parent and Merger Sub entered into the Merger Agreement, pursuant to which, on the terms and conditions set forth therein, Bluerock Residential will merge with and into Merger Sub, with Merger Sub continuing as the surviving company in the Merger. Under the Merger Agreement, Bluerock Residential has agreed with Badger Parent that, subject to the terms and conditions of the Merger Agreement, Bluerock Residential will use commercially reasonable efforts to consummate the Separation and the Distribution. In addition, the completion of the Separation and the Distribution is a condition to the Merger under the Merger Agreement. Accordingly, the Merger will not be completed unless and until the Separation and the Distribution are completed.

The Distribution is expected to occur on October 6, 2022, subject to the satisfaction or waiver of all conditions to the Distribution set forth in the Separation and Distribution Agreement, by way of a special dividend to Bluerock Residential common stockholders. In the Distribution, holders of Bluerock Residential common stock or Bluerock Residential Class C common stock will be entitled to receive one (1) share of Bluerock Homes common stock or Bluerock Homes Class C common stock, as applicable, for every eight (8) shares of Bluerock Residential common stock held at the close of business on the record date. Bluerock Residential stockholders will not be required to make any payment, surrender or exchange their Bluerock Residential common stock, or take any other action to receive their shares of Bluerock Homes common stock and/or Class C common stock in the Distribution. The Distribution of Bluerock Homes common stock and Class C common stock as described in this information statement is subject to the satisfaction or waiver of certain conditions, including consummation of the Separation in all material respects.

The foregoing assumes that the holder does not transfer any shares prior to the record date for the Distribution. For more information, see “The Separation and Distribution — Trading Before the Distribution Date.”

We were formed on December 16, 2021 in Maryland as a wholly owned subsidiary of Bluerock Residential. Following the Distribution, we will operate as an externally managed, publicly traded UPREIT in which our properties will be owned and operated by Bluerock Residential Holdings and its subsidiaries. Prior to the Distribution and the Merger Effective Time, Bluerock Residential will complete the Separation to separate the Single-Family Properties and certain other assets such that these businesses and assets are owned and operated by Bluerock Residential Holdings and its subsidiaries.

Following the Separation, Bluerock Homes will be the sole general partner of Bluerock Residential Holdings and own approximately 34% of the limited partnership units in Bluerock Residential Holdings.

The following transactions, among others, have occurred or are expected to occur in advance of the Distribution:

•	Holdings LLC formed the New LLC. Bluerock Residential Holdings will receive the interest of Holdings LLC in the New LLC via contribution. Bluerock Residential Holdings will then contribute its interests in Bluerock Residential’s multi-family residential real estate business and certain other assets to the New LLC;

•	Bluerock Residential Holdings will distribute the New LLC to Bluerock Residential in exchange for a redemption of 25,210,092 of Bluerock Residential’s common units in Bluerock Residential Holdings and all of Bluerock Residential’s outstanding preferred interests. Duff & Phelps delivered an opinion on this consideration to the Bluerock Residential board of directors in connection with the execution of the Merger Agreement. After consideration of this opinion and other documents and presentations, the non-management directors of the Bluerock Residential board of directors approved this exchange;

•	Holdings LLC will subsequently receive the interest of Bluerock Residential in the New LLC via contribution;

•	Bluerock Residential will then contribute its remaining interest in Bluerock Residential Holdings (including the general partnership interest) to Bluerock Homes;

•	As a result of the Separation, we will own the Single Family Properties, with approximately $154 million of existing secured property-level indebtedness, based on principal balances as of September 23, 2022;

•	To provide additional liquidity and facilitate growth, and in connection with the Separation, Bluerock Residential Holdings entered into a $150 million line of credit for financing of acquisitions and refinancing of existing properties;

•	We and Bluerock Residential will separate our respective assets and liabilities as set forth in the Separation and Distribution Agreement; and

•	In addition to the Separation and Distribution Agreement, as of or prior to the Distribution, we, Bluerock Residential and certain other parties will enter into a tax matters agreement (the “Tax Matters Agreement”).

Set forth below are diagrams that graphically illustrate, in simplified form, the existing corporate structure of Bluerock Residential, Bluerock Homes and Bluerock Residential Holdings, and the corporate structure of Bluerock Homes, Bluerock Residential Holdings, and the Bluerock Homes Manager immediately following the Separation and the Distribution.

Existing Structure

Structure Following the Separation and the Distribution

Ownership Structure

As a result, at the effective time of the Distribution:

•	The holders of Bluerock Residential common stock as of the record date will own the same pro rata percentage of Bluerock Homes common stock that they held in Bluerock Residential common stock as of such record date;

•	Bluerock Homes’ percentage ownership of OP units will be approximately 34%, with the remaining 66% being held by the persons who are limited partners (other than Bluerock Homes) of Bluerock Residential Holdings; and

•	No preferred units of Bluerock Residential Holdings will be outstanding.

Bluerock Homes’ Post-Distribution Relationship with Bluerock Residential

We will enter into a Separation and Distribution Agreement with Bluerock Residential and certain other parties as of or prior to the Distribution. In addition, as of or prior to the Distribution, we will enter into various other agreements to effect the Separation and the Distribution, which will provide a framework for our post-Distribution relationship with Bluerock Residential, such as the Tax Matters Agreement. For more information, see “Certain Relationships and Related Person Transactions.” These agreements will provide for the allocation between us and Bluerock Residential of Bluerock Residential’s assets, liabilities and obligations (including its investments, property, employee, benefits and tax-related assets and liabilities) attributable to periods prior to, at and after the Distribution, and will govern certain relationships between us and Bluerock Residential after the Distribution and the Merger.

For additional information regarding the Separation and Distribution Agreement and other transaction agreements, please refer to the sections entitled “Risk Factors — Risks Related to the Separation and the Distribution,” beginning on page 51 and “Certain Relationships and Related Person Transactions.”

Reasons for the Separation and the Distribution

The Bluerock Residential board of directors believes that the Separation and the Distribution are in the best interests of Bluerock Residential and its stockholders for a number of reasons, including the following:

•	Create a focused company executing a distinct business strategy. Historically, Bluerock Residential has focused on both its multi-family residential real estate business, as well as its single-family residential real estate business. By separating the Bluerock Homes Business into a stand-alone REIT, our company will have a distinct business strategy focused on our Single-Family Properties.

•	Provide an opportunity for our experienced management team to implement and execute our growth strategy. Separating the Bluerock Homes Business from the remainder of Bluerock Residential’s business will allow our management team to focus on the Bluerock Homes Business, which will allow these assets to realize their full potential.

•	Enhance investor transparency and better highlight our attributes. The Separation and the Distribution will enable current and potential investors and the financial community to evaluate the Bluerock Homes Business independently of the multi-family residential real estate business and better assess the distinctive merits, performance and future prospects of the Bluerock Homes Business. The Separation and the Distribution will allow individual investors to better control their asset allocation decisions, providing investors the opportunity to invest in a well-capitalized REIT that is positioned to take advantage of the single-family housing sector.

The Bluerock Residential board of directors also considered a number of potentially negative factors in evaluating the Separation and the Distribution, including the following:

•	Assumption of certain costs and liabilities. We will bear certain costs and liabilities previously borne by the combined business of Bluerock Residential prior to the Separation, such as the costs associated with being a public company.

•	One-time costs of the Separation. Each of Bluerock Residential and Bluerock Homes will incur costs in connection with our transition to being a separate, stand-alone public company, which may include accounting, tax, legal and other professional services costs and costs to separate information systems.

•	Inability to realize anticipated benefits of the Separation. We may not achieve the anticipated benefits of the Separation for a variety of reasons, including: (i) following the Separation, we may be more susceptible to market fluctuations and other adverse events than if we were still a part of Bluerock Residential; and (ii) following the Separation, Bluerock Homes’ business will be less diversified than Bluerock Residential’s business prior to the Separation.

•	Taxability of the Distribution. The Distribution is expected to be taxable to Bluerock Residential common stockholders for U.S. federal income tax purposes.

The Bluerock Residential board of directors concluded that the potential benefits of the Separation and the Distribution outweighed these factors. For more information, see “The Separation and the Distribution — Reasons for the Separation and the Distribution.”

Agreements to Be Entered into in Connection with the Separation and the Distribution

Separation and Distribution Agreement with Bluerock Residential

Prior to the Distribution, we, Bluerock Residential and certain other parties will enter into the Separation and Distribution Agreement, which will set forth, among other things, our agreements with Bluerock Residential regarding the principal transactions necessary to separate us from Bluerock Residential. It will also set forth other agreements that govern certain aspects of our relationship with Bluerock Residential after the Distribution Date. For more information, see “The Separation and the Distribution — The Separation and Distribution Agreement” and “Certain Relationships and Related Person Transactions — Agreements with Bluerock Residential.”

Tax Matters Agreement with Bluerock Residential

As of or prior to the Distribution, we, Bluerock Residential and certain other parties will enter into a Tax Matters Agreement that will govern the respective rights, responsibilities and obligations of Bluerock Residential and us after the Distribution with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, and certain other tax matters. For more information, see “Certain Relationships and Related Person Transactions — Agreements with Bluerock Residential.”

Sublease with Bluerock Residential

The interests of Bluerock Residential under that certain Sublease, dated as of February 15, 2019, between AllianceBernstein L.P., as Sublandlord, and Bluerock Real Estate L.L.C. (“BRE”) and Bluerock Residential, collectively, as Subtenant, for a portion of the 32nd Floor, 1345 Avenue of the Americas, New York, New York (the “Sublease”) will be assigned (subject to any required consents of Sublandlord and Landlord) to Bluerock Homes, including all of Bluerock Residential’s liabilities associated therewith, except Badger Parent will pay to Bluerock Homes $2.5 million of the remaining rent as of the consummation of the Distribution at the consummation of the Merger. We expect that this office space at 32nd Floor, 1345 Avenue of the Americas, New York, New York will serve as our corporate offices following the Distribution. For more information, see “Certain Relationships and Related Person Transactions—Agreements with Bluerock Residential.”

Corporate Information

We were formed on December 16, 2021 in Maryland as a wholly owned subsidiary of Bluerock Residential. Prior to the contribution of the Bluerock Homes Business to us, which will occur in connection with the Separation prior to the Distribution, we will have no operations and no assets other than nominal cash from our initial capitalization. The address of our principal executive office is 1345 Avenue of the Americas, 32nd Floor, New York, NY 10105. Our telephone number is (212) 843-1601.

Commencing shortly prior to the Distribution, we will also maintain an Internet website at www.bluerockhomes.com. Our website and the information contained therein or connected thereto will not be deemed to be incorporated by reference herein, and you should not rely on any such information in making an investment decision.

Reason for Furnishing This Information Statement

This information statement is being furnished solely to provide information to common stockholders of Bluerock Residential who will receive Bluerock Homes stock in the Distribution. It is not and should not be construed as an inducement or encouragement to buy or sell any of Bluerock Homes’ securities. The information contained in this information statement is believed by us to be accurate as of the date set forth on its cover. Changes may occur after that date and neither we nor Bluerock Residential will update the information, except in the normal course of our and its respective disclosure obligations and practices.

Risks Associated with Bluerock Homes’ Business and the Separation and the Distribution

Risks Related to our Business, Properties and Industry

•	Our business, results of operations, financial condition, and cash flows may be adversely affected by pandemics and outbreaks of infectious disease, particularly the ongoing Covid-19 pandemic.

•	Our current portfolio primarily consists of interests in the Single Family Properties, located primarily in markets in the Southern United States. Any adverse developments in local economic conditions or the demand for single-family properties in these markets may negatively impact our results of operations.

•	We may not be successful in identifying and consummating suitable investment opportunities.

•	Adverse economic conditions may negatively affect our results of operations and, as a result, our ability to make distributions to our stockholders or to realize appreciation in the value of our properties.

•	We have very limited sources of capital other than proceeds from future mortgage debt financings for acquisition and/or development projects, cash generated from operating activities and our $150 million revolving credit facility.

•	You will have limited control over changes in our policies and day-to-day operations, which limited control increases the uncertainty and risks you face as a stockholder. In addition, our board of directors may change our major operational policies without your approval.

•	The ownership by our executive officers, of interests representing a significant portion of our common stock on a fully diluted basis could allow our executive officers to exert significant influence over our company in a manner that may not be in the best interests of our other stockholders.

•	If mortgage debt is unavailable at reasonable rates, it may make it difficult for us to finance or refinance properties, which could reduce the number of properties we can acquire, our cash flows from operations and the amount of cash distributions we can make.

Risks Related to Our Management and Relationships with Our Manager

•	Our Manager may not be successful in identifying and consummating suitable investment opportunities.

•	The inability of our Manager to retain or obtain key personnel could delay or hinder implementation of our investment strategies, which could impair our ability to make distributions and could reduce the value of your investment.

•	Because we will be dependent upon our Manager and its affiliates to conduct our operations, any adverse changes in the financial health of our Manager or its affiliates or our relationship with them could hinder our operating performance and the return on your investment.

•	Our board of directors will approve very broad investment guidelines for our Manager and will not approve each investment and financing decision made by our Manager unless required by our investment guidelines.

•	We may have conflicts of interest with our Manager and other affiliates, which could result in investment decisions that are not in the best interests of our stockholders.

Risks Related to the Separation and Distribution

•	We have no operating history as an independent company, and our historical and pro forma financial information is not necessarily representative of the results that we would have achieved as a separate, publicly traded company and may not be a reliable indicator of our future results.

•	The distribution of Bluerock Homes shares in the Distribution will not qualify for tax-deferred treatment and will be treated as a taxable transaction to Bluerock Residential common stockholders for U.S. federal income tax purposes.

•	We may not achieve some or all of the expected benefits of the Separation and the Distribution, and the Separation and the Distribution may have a material adverse effect on our business, financial condition and results of operations.

•	Substantial sales of our common stock may occur in connection with the Distribution, which could cause our share price to decline.

•	No market currently exists for the Bluerock Homes common stock, and we cannot be certain that an active trading market for our common stock will develop or be sustained after the Distribution. The price of our common stock may be volatile or may decline.

Risks Related Our Status as a REIT

•	Failure to qualify as a REIT would materially and adversely affect us and the value of our common shares.

•	In certain circumstances, we may be subject to certain U.S. federal, state and local taxes despite our qualification as a REIT, which would reduce our cash available for distribution to you.

•	If Bluerock Residential failed to qualify as a REIT during certain periods prior to the Distribution, we would be prevented from electing to qualify as a REIT.

•	If certain of our subsidiaries, including our Operating Partnership, fail to qualify as partnerships or disregarded entities for U.S. federal income tax purposes, we would cease to qualify as a REIT and suffer other material adverse consequences.

•	Legislative or other actions affecting REITs could have a negative effect on us or our investors.

Risks Related to Ownership of Our Common Stock

•	A limit on the percentage of our capital stock and common stock a person may own may discourage a takeover or business combination, which could prevent our common stockholders from realizing a premium price for their common stock.

•	Maryland law may limit the ability of a third party to acquire control of us.

•	Your percentage of ownership may become diluted if we issue new shares of stock or other securities, and issuances of preferred stock or other securities by us may further subordinate the rights of the holders of our common stock.

•	Our ability to pay dividends is limited by the requirements of Maryland law.

•	We will incur increased costs as a result of operating as a public company. If we fail to maintain proper and effective internal controls, our ability to produce accurate and timely financial statements could be impaired, which could result in sanctions or other penalties that would harm our business.

RISK FACTORS

You should carefully consider the following risks and other information in this information statement in evaluating our company and our common stock. Any of the following risks could materially and adversely affect our business, results of operations and financial condition.

Risks Related to Our Business, Properties and Industry

Our business, results of operations, financial condition, and cash flows may be adversely affected by pandemics and outbreaks of infectious disease, particularly the ongoing Covid-19 pandemic.

Pandemics, such as the current Covid-19 pandemic, and outbreaks of infectious disease may adversely impact our business, results of operations, financial condition, and cash flows. The ongoing Covid-19 outbreak in the United States has led entities directed by, or notionally affiliated with, the federal government as well as certain states and cities, including those in which we own properties and where our principal places of business are located, to impose and continue to implement measures intended to control the spread of Covid-19, including instituting quarantines, restrictions on travel, “shelter in place” rules, and restrictions on types of business that may continue to operate. We depend on rental revenues and other property income from residents for substantially all of our revenues. The Covid-19 outbreak, as well as continuing measures taken by governmental authorities and private actors to limit the spread of this virus or mitigate its impact, are interfering with the ability of some of our residents to meet their lease obligations and make their rent payments on time or at all.

In addition, entities directed by, or notionally affiliated with, the federal government as well as some state and local jurisdictions across the United States, have imposed temporary eviction moratoriums in connection with the Covid-19 outbreak if certain criteria are met by residents, are allowing residents to defer missed rent payments without incurring late fees, and are prohibiting rent increases. Jurisdictions and other local and national authorities may expand or extend measures imposing restrictions on our ability to enforce residents’ contractual rental obligations and limiting our ability to increase rents. While such measures are likely to enable residents to stay in their homes despite an inability to pay because of financial or other hardship stemming from the pandemic, they are likely to continue to result in loss of rental income and other property income. We cannot predict if states, municipalities, local, and/or national authorities will expand existing restrictions, if additional states or municipalities will implement similar restrictions, or when restrictions currently in place will expire.

Additionally, Covid-19 and related containment measures may also continue to interfere with the ability of our associates, suppliers, and other business partners to carry out their assigned tasks or supply materials, services, or funding at ordinary levels of performance relative to the conduct of our business.

Business continuity and disaster recovery issues which may result from the current Covid-19 pandemic or any future pandemic could materially interrupt our business operations. In accordance with phased re-opening guidelines and the ongoing spread of Covid-19 cases in certain states where we operate, the majority of our associates based at our headquarters and local offices continue working remotely. An extended period of remote work arrangements could strain our business continuity plans, introduce operational risk, including, but not limited to, cybersecurity risks, and impair our ability to manage our business.

A significant outbreak of infectious disease in the human population or pandemic may result, and the Covid-19 pandemic has resulted, in a widespread health crisis adversely affecting the economies and financial markets of many countries, resulting in an economic downturn that could negatively affect our business, results of operations, and financial condition.

The Covid-19 pandemic, or a future pandemic, could also have material and adverse effects on our ability to successfully operate our business and on our financial condition, results of operations and cash flows due to, among other factors:

•	demand for single-family rental properties decreasing substantially and/or occupancy decreasing materially;

•	inability of our residents to meet their lease obligations has reduced and may continue to reduce our cash flows, and the resulting impact on rental and other property income could impact our ability to make all required debt service payments and to pay dividends to our stockholders. For example, our future securitized financings may require that monthly cash collections from their respective property collateral pools be controlled by the servicer until monthly debt service payments and property management fees are paid and escrow reserves are funded. So long as we remain in compliance with certain covenants contained in the underlying loan agreements, after such monthly payments are made the servicer will release all residual net cash flow to us. If the property collateral pools experience higher rates of resident defaults or delinquencies, these covenants may not be achieved. This would result in the servicer holding all residual net cash flow from any collateral pool that does not meet the covenant requirements, net of a monthly funding to us for budgeted operating expenses, in blocked collateral accounts for the benefit of the securitized lender rather than being made available to us. Our lack of access to the net cash flow from securitized collateral pools could have a material adverse effect on our business, results of operations and financial condition;

•	a general decline in business activity and demand for real estate transactions could adversely affect (1) our ability to acquire or dispose of single-family homes on terms that are attractive or at all and (2) the value of our homes and our business such that we may recognize impairment on the carrying value of our investments in single-family residential properties and other assets subject to impairment review, including, but not limited to, goodwill;

•	difficulty accessing debt and equity capital on attractive terms, or at all, impacts to our credit ratings, and a severe disruption of, and/or instability in, the global financial markets or deteriorations in credit and financing conditions may affect our access to capital necessary to fund business operations, including acquisitions, or address maturing liabilities on a timely basis;

•	the financial impact of the Covid-19 pandemic could negatively impact our compliance with financial covenants of our credit facility and/or other debt agreements and may result in a default and potentially an acceleration of indebtedness, which non-compliance could negatively impact our ability to make additional borrowings or to exercise extension options thereunder;

•	a deterioration in our ability to operate in affected areas or delays in the supply of products or services by vendors that are needed for our efficient operations; and

•	the potential negative consequences for the health of our associates, particularly if a significant number of them are impacted, could result in a deterioration in our ability to ensure business continuity during this disruption.

The extent to which the Covid-19 pandemic ultimately impacts our operations depends on ongoing developments, which remain highly uncertain and cannot be predicted with confidence, including the scope, severity, and duration of the pandemic, variants of Covid-19 (including Delta and Omicron), the extent and duration of actions taken to contain the pandemic or mitigate its impact, the availability of an effective vaccine and therapeutic drugs and the effectiveness of the distribution of any such vaccines and therapeutic drugs, and the direct and indirect economic effects of the pandemic, containment measures, monetary and/or fiscal policies implemented to provide support or relief to businesses and/or residents, and other government, regulatory, and/or legislative changes precipitated by the Covid-19 pandemic, among others.

The ongoing development and fluidity of this situation precludes any prediction as to the full adverse impact of the Covid-19 pandemic. Nevertheless, the Covid-19 pandemic presents material uncertainty and risk with respect to our financial condition, results of operations, cash flows and performance. While we have taken steps to mitigate the impact of the pandemic on our results of operations, there can be no assurance that these efforts will be successful.

We face numerous risks associated with the real estate industry that could adversely affect our results of operations through decreased revenues or increased costs.

As a real estate company, we are subject to various changes in real estate conditions, and any negative trends in such real estate conditions may adversely affect our results of operations through decreased revenues or increased costs. These conditions include:

•	changes in national, regional and local economic conditions, which may be negatively impacted by concerns about inflation, deflation, government deficits, high unemployment rates, decreased consumer confidence and liquidity concerns, particularly in markets in which we have a high concentration of properties;

•	fluctuations and relative increases in interest rates, which could adversely affect our ability to obtain financing on favorable terms or at all;

•	the inability of tenants to pay rent;

•	the existence and quality of the competition, such as the attractiveness of our properties as compared to our competitors’ properties based on considerations such as convenience of location, rental rates and safety record;

•	increased operating costs, including increased real property taxes, HOA fees, maintenance, insurance and utilities costs;

•	weather conditions that may increase or decrease energy costs and other weather-related expenses;

•	oversupply of single-family housing or a reduction in demand for real estate in the markets in which our properties are located;

•	costs and time period required to convert acquisitions to rental homes;

•	a favorable interest rate environment that may result in a significant number of potential residents of our properties deciding to purchase homes instead of renting;

•	rules, regulations and/or policy initiatives by government and private actors, including HOAs, to discourage or deter the purchase of single-family properties by entities owned or controlled by institutional investors;

•	construction of new supply;

•	changes in, or increased costs of compliance with, laws and/or governmental regulations, including those governing usage, zoning, the environment and taxes; and

•	rent control or stabilization laws, or other laws regulating rental housing, which could prevent us from raising rents to offset increases in operating costs.

Moreover, other factors may adversely affect our results of operations, including potential liability under environmental and other laws and other unforeseen events, many of which are discussed elsewhere in the following risk factors. Any or all of these factors could materially adversely affect our results of operations through decreased revenues or increased costs.

Our current portfolio primarily consists of interests in the Single Family Properties, located primarily in markets in the Southern United States. Any adverse developments in local economic conditions or the demand for single-family properties in these markets may negatively impact our results of operations.

Our current portfolio of properties consists primarily of single-family properties geographically concentrated in the Southern United States, and our portfolio going forward may consist primarily of the same. As such, we are currently susceptible to local economic conditions and the supply of and demand for single-family properties in these markets. If there is a downturn in the economy or an oversupply of or decrease in demand for single-family properties in these markets, our business could be materially adversely affected to a greater extent than if we owned a real estate portfolio that was more diversified in terms of both geography and industry focus.

We are employing a business model with a limited track record, which may make our business difficult to evaluate.

Until recently, the single-family rental business consisted primarily of private and individual investors in local markets and was managed individually or by small, non-institutional owners and property managers. Our business strategy involves purchasing, renovating, maintaining, and managing a large number of residential properties and leasing them to qualified residents. Entry into this market by large, well-capitalized investors is a relatively recent trend, so few peer companies exist and none have yet established long-term track records that might assist us in predicting whether our business model and investment strategy can be implemented and sustained over an extended period of time. It may be difficult for you to evaluate our potential future performance without the benefit of established long-term track records from companies implementing a similar business model. We may encounter unanticipated problems as we continue to refine our business model, which may adversely affect our results of operations and ability to make distributions to our stockholders and cause our stock price to decline significantly.

We have a limited operating history and may not be able to operate our business successfully or generate sufficient cash flows to make or sustain distributions to our stockholders.

We have a limited operating history. As a result, an investment in our common stock may entail more risk than an investment in the common stock of a real estate company with a substantial operating history. If we are unable to operate our business successfully, we would not be able to generate sufficient cash flow to make or sustain distributions to our stockholders, and you could lose all or a portion of the value of your ownership in our common stock. Our ability to successfully operate our business and implement our operating policies and investment strategy depends on many factors, including:

•	our ability to effectively manage renovation, maintenance, marketing, and other operating costs for our properties;

•	economic conditions in our markets, including changes in employment and household earnings and expenses, as well as the condition of the financial and real estate markets and the economy, in general;

•	our ability to maintain high occupancy rates and target rent levels;

•	the availability of, and our ability to identify, attractive acquisition opportunities consistent with our investment strategy;

•	our ability to compete with other investors entering the single-family rental industry;

•	costs that are beyond our control, including title litigation, litigation with residents or tenant organizations, legal compliance, property taxes, HOA fees, and insurance;

•	judicial and regulatory developments affecting landlord-tenant relations that may affect or delay our ability to dispossess or evict occupants or increase rental rates;

•	reversal of population, employment, or homeownership trends in our markets; and

•	interest rate levels and volatility, which may affect the accessibility of short-term and long-term financing on desirable terms.

In addition, we face significant competition in acquiring attractive properties on advantageous terms, and the value of the properties that we acquire may decline substantially after we purchase them.

A significant portion of our costs and expenses are fixed and we may not be able to adapt our cost structure to offset declines in our revenue.

Many of the expenses associated with our business, such as property taxes, HOA fees, insurance, utilities, acquisition, renovation and maintenance costs, and other general corporate expenses are relatively inflexible and will not necessarily decrease with a reduction in revenue from our business. Some components of our fixed assets depreciate more rapidly and require ongoing capital expenditures. Our expenses and ongoing capital expenditures are also affected by inflationary increases, and certain of our cost increases may exceed the rate of inflation in any given period or market. Our rental income is affected by many factors beyond our control, such as the availability of alternative rental housing and economic conditions in our markets. In addition, state and local regulations may require us to maintain properties that we own, even if the cost of maintenance is greater than the value of the property or any potential benefit from renting the property, or pass regulations that limit our ability to increase rental rates. As a result, we may not be able to fully offset rising costs and capital spending by increasing rental rates, which could have a material adverse effect on our results of operations and cash available for distribution.

A significant number of our residential properties are part of HOAs and we and our residents are subject to the rules and regulations of such HOAs, which are subject to change and which may be arbitrary or restrictive, and violations of such rules may subject us to additional fees and penalties and litigation with such HOAs, which would be costly.

A significant number of our properties are located within HOAs, which are private entities that regulate the activities of owners and occupants of, and levy assessments on, properties in a residential subdivision. The HOAs in which we own our properties may have enacted or may from time to time enact onerous or arbitrary rules that restrict our ability to restore, market, lease, or operate our properties in accordance with our investment strategy, or require us to restore or maintain such properties at standards or costs that are in excess of our planned budgets. Some HOAs impose limits on the number of property owners who may lease their homes, which, if met or exceeded, would cause us to incur additional costs to sell the property and opportunity costs from lost rental revenue. Furthermore, we may have residents who violate HOA rules and incur fines for which we may be liable as the property owner and for which we may not be able to obtain reimbursement from the resident. Additionally, the governing bodies of the HOAs in which we own property may not make important disclosures about the properties or may block our access to HOA records, initiate litigation, restrict our ability to sell our properties, impose assessments, or arbitrarily change the HOA rules. We may be unaware of or unable to review or comply with HOA rules before purchasing a property, and any such excessively restrictive or arbitrary regulations may cause us to sell such property at a loss, prevent us from leasing such property, or otherwise reduce our cash flow from such property, which would have an adverse effect on our returns on these properties. Several states have enacted laws that provide that a lien for unpaid monies owed to an HOA may be senior to our ownership interests and/or the priority of mortgage liens on properties, which, if not cured, may give rise to events of default under certain of our indebtedness or which otherwise could have a material adverse impact on us.

Increasing property taxes, HOA fees, and insurance costs may negatively affect our financial results.

As a result of our substantial real estate holdings, the cost of property taxes and insuring our properties is a significant component of our expenses. Our properties are subject to real and personal property taxes that may increase as tax rates change and as the real properties are assessed or reassessed by taxing authorities. As the owner of our properties, we are ultimately responsible for payment of the taxes to the applicable government authorities. If real property taxes increase, our expenses will increase. If we fail to pay any such taxes, the applicable taxing authority may place a lien on the real property and the real property may be subject to a tax sale.

In addition, a significant portion of our properties are located within HOAs and we are subject to HOA rules and regulations. HOAs have the power to increase monthly charges and make assessments for capital improvements and common area repairs and maintenance. Property taxes, HOA fees, and insurance premiums are subject to significant increases, which can be outside of our control. If the costs associated with property taxes, HOA fees and assessments, or insurance rise significantly and we are unable to increase rental rates due to rent control laws or other regulations to offset such increases, our results of operations would be negatively affected.

Our investments are and will continue to be concentrated in our markets and in the single-family properties sector of the real estate industry, which exposes us to seasonal fluctuations in rental demand and downturns in our markets or in the single-family properties sector.

Our investments in real estate assets are and will continue to be concentrated in our markets and in the single-family properties sector of the real estate industry. A downturn or slowdown in the rental demand for single-family housing caused by adverse economic, regulatory, or environmental conditions, or other events, in our markets may have a greater impact on the value of our properties or our operating results than if we had more fully diversified our investments. We believe that there are seasonal fluctuations in rental demand with demand higher in the spring and summer than in the late fall and winter. Such seasonal fluctuations may impact our operating results. The Covid-19 pandemic, or a future pandemic, could also result in demand for single-family rental properties decreasing substantially and/or occupancy decreasing materially. See “—Our business, results of operations, financial condition, and cash flows may be adversely affected by pandemics and outbreaks of infectious disease, particularly the ongoing Covid-19 pandemic.”

In addition to general, regional, national, and international economic conditions, our operating performance will be impacted by the economic conditions in our markets. We base a substantial part of our business plan on our belief that property values and operating fundamentals for single-family properties in our markets will continue to improve over the near to intermediate term. However, these markets have experienced substantial economic downturns in recent years and could experience similar or worse economic downturns in the future. Additionally, a significant outbreak of infectious disease in the human population or pandemic may result, and the Covid-19 pandemic has resulted, in a widespread health crisis adversely affecting the economies and financial markets of many countries, resulting in an economic downturn that could negatively affect our business, results of operations, and financial condition. See “—Our business, results of operations, financial condition, and cash flows may be adversely affected by pandemics and outbreaks of infectious disease, particularly the ongoing Covid-19 pandemic.” We can provide no assurance as to the extent property values and operating fundamentals in these markets will improve, if at all. If the recent economic downturn in these markets returns or if we fail to accurately predict the timing of economic improvement in these markets, the value of our properties could decline and our ability to execute our business plan may be adversely affected to a greater extent than if we owned a real estate portfolio that was more geographically diversified, which could adversely affect our financial condition, operating results, and ability to make distributions to our stockholders and cause the value of our common stock to decline.

We may not be able to effectively control the timing and costs relating to the renovation and maintenance of our properties, which may adversely affect our operating results and ability to make distributions to our stockholders.

Our properties may require some level of renovation either immediately upon their acquisition or in the future following expiration of a lease or otherwise. We may acquire properties that we plan to extensively renovate. We may also acquire properties that we expect to be in good condition only to discover unforeseen defects and problems that require extensive renovation and capital expenditures. To the extent properties are leased to existing residents, renovations may be postponed until the resident vacates the premises, and we will pay the costs of renovating. In addition, from time to time, we may perform ongoing maintenance or make ongoing capital improvements and replacements and perform significant renovations and repairs that resident deposits and insurance may not cover. Because our portfolio consists of geographically dispersed properties, our ability to adequately monitor or manage any such renovations or maintenance may be more limited or subject to greater inefficiencies than if our properties were more geographically concentrated.

Our properties have infrastructure and appliances of varying ages and conditions. Consequently, we routinely retain independent contractors and trade professionals to perform physical repair work and are exposed to all of the risks inherent in property renovation and maintenance, including potential cost overruns, increases in labor and materials costs, delays by contractors in completing work, delays in the timing of receiving necessary work permits, certificates of occupancy, and poor workmanship. Additionally, Covid-19 and related containment measures may also continue to interfere with the ability of our associates, suppliers, and other business partners to carry out their assigned tasks or supply materials, services, or funding at ordinary levels of performance relative to the conduct of our business. See “—Our business, results of operations, financial condition, and cash flows may be adversely affected by pandemics and outbreaks of infectious disease, particularly the ongoing Covid-19 pandemic.” If our assumptions regarding the costs or timing of renovation and maintenance across our properties prove to be materially inaccurate, our operating results and ability to make distributions to our stockholders may be adversely affected.

We have in the past and may from time to time in the future acquire some of our homes through the auction process, which could subject us to significant risks that could adversely affect us.

We have in the past and may from time to time in the future acquire some of our homes through the auction process, including auctions of homes that have been foreclosed upon by third-party lenders. Such auctions may occur simultaneously in a number of markets, including monthly auctions on the same day of the month in certain markets. As a result, we may only be able to visually inspect properties from the street and will purchase these homes without a contingency period and in “as is” condition with the risk that unknown defects in the property may exist. Upon acquiring a new home, we may have to evict residents who are in unlawful possession before we can secure possession and control of the home. The holdover occupants may be the former owners or residents of a property or others who are illegally in possession. Securing control and possession from these occupants can be both costly and time-consuming or generate negative publicity for our business and harm our reputation.

Allegations of deficiencies in auction practices could result in claims challenging the validity of some auctions, potentially placing our claim of ownership to the properties at risk. Since we may not have obtained title insurance policies for properties we acquired through the auction process, such instances or such proceedings may result in a complete loss without compensation.

Title defects could lead to material losses on our investments in our properties.

Our title to a property may be challenged for a variety of reasons, and in such instances title insurance may not prove adequate. For example, while we do not lend to homeowners and accordingly do not foreclose on a home, our title to properties we acquire at foreclosure auctions may be subject to challenge based on allegations of defects in the foreclosure process undertaken by other parties. In addition, we have in the past, and may from time to time in the future, acquire a number of our properties on an “as is” basis, at auctions or otherwise. When acquiring properties on an “as is” basis, title commitments are often not available prior to purchase and title reports or title information may not reflect all senior liens, which may increase the possibility of acquiring houses outside predetermined acquisition and price parameters, purchasing residences with title defects and deed restrictions, HOA restrictions on leasing, or purchasing the wrong residence without the benefit of title insurance prior to closing. Although we use various policies, procedures, and practices to assess the state of title prior to purchase and obtain title insurance if an acquired property is placed into a securitization facility in connection with a mortgage loan financing, there can be no assurance that these policies and procedures will be effective, which could lead to a material if not complete loss on our investment in such properties.

For properties we acquire at auction, we similarly may not obtain title insurance prior to purchase, and we are not able to perform the type of title review that is customary in acquisitions of real property. As a result, our knowledge of potential title issues will be limited, and title insurance protection may not be in place. This lack of title knowledge and insurance protection may result in third parties having claims against our title to such properties that may materially and adversely affect the values of the properties or call into question the validity of our title to such properties. Without title insurance, we are fully exposed to, and would have to defend ourselves against, such claims. Further, if any such claims are superior to our title to the property we acquired, we risk loss of the property purchased.

Increased scrutiny of title matters could lead to legal challenges with respect to the validity of the sale. In the absence of title insurance, the sale may be rescinded, and we may be unable to recover our purchase price, resulting in a complete loss. Title insurance obtained subsequent to purchase offers little protection against discoverable defects because they are typically excluded from such policies. In addition, any title insurance on a property, even if acquired, may not cover all defects or the significant legal costs associated with obtaining clear title.

Any of these risks could adversely affect our operating results, cash flows, and ability to make distributions to our stockholders.

We are subject to certain risks associated with bulk portfolio acquisitions and dispositions.

We have acquired and disposed of, and may continue to acquire and dispose of, properties we acquire or sell in bulk from or to other owners of single-family homes, banks, and loan servicers. When we purchase properties in this manner, we often do not have the opportunity to conduct interior inspections or conduct more than cursory exterior inspections on a portion of the properties. Such inspection processes may fail to reveal major defects associated with such properties, which may cause the amount of time and cost required to renovate and/or maintain such properties to substantially exceed our estimates. Bulk portfolio acquisitions are also more complex than single-family home acquisitions, and we may not be able to implement this strategy successfully. The costs involved in locating and performing due diligence (when feasible) on portfolios of homes as well as negotiating and entering into transactions with potential portfolio sellers could be significant, and there is a risk that either the seller may withdraw from the entire transaction for failure to come to an agreement or the seller may not be willing to sell us the bulk portfolio on terms that we view as favorable. In addition, a seller may require that a group of homes be purchased as a package even though we may not want to purchase certain individual assets in the bulk portfolio.

Moreover, to the extent the management and leasing of such properties has not been consistent with our property management and leasing standards, we may be subject to a variety of risks, including risks relating to the condition of the properties, the credit quality and employment stability of the residents, and compliance with applicable laws, among others. In addition, financial and other information provided to us regarding such portfolios during our due diligence may be inaccurate, and we may not discover such inaccuracies until it is too late to seek remedies against such sellers. To the extent we pursue such remedies, we may not be able to successfully prevail against the seller in an action seeking damages for such inaccuracies. If we conclude that certain individual properties purchased in bulk portfolio sales do not fit our target investment criteria, we may decide to sell, rather than renovate and lease, such properties, which could take an extended period of time and may not result in a sale at an attractive price.

From time to time we engage in bulk portfolio dispositions of properties consistent with our business and investment strategy. With respect to any such disposition, the purchaser may default on payment or otherwise breach the terms of the relevant purchase agreement, and it may be difficult for us to pursue remedies against such purchaser or retain or resume possession of the relevant properties. To the extent we pursue such remedies, we may not be able to successfully prevail against the purchaser.

We depend on our residents and their willingness to meet their lease obligations and renew their leases for substantially all of our revenues. Poor resident selection, defaults, and nonrenewals by our residents may adversely affect our reputation, financial performance, and ability to make distributions to our stockholders.

We depend on rental income from residents for substantially all of our revenues. As a result, our success depends in large part upon our ability to attract and retain qualified residents for our properties. Our reputation, financial performance, and ability to make distributions to our stockholders would be adversely affected if a significant number of our residents fail to meet their lease obligations or fail to renew their leases. For example, residents may default on rent payments, make unreasonable and repeated demands for service or improvements, make unsupported or unjustified complaints to regulatory or political authorities, use our properties for illegal purposes, damage or make unauthorized structural changes to our properties that are not covered by security deposits, refuse to leave the property upon termination of the lease, engage in domestic violence or similar disturbances, disturb nearby residents with noise, trash, odors, or eyesores, fail to comply with HOA regulations, sublet to less desirable individuals in violation of our lease, or permit unauthorized persons to live with them. Additionally, the Covid-19 outbreak, as well as continuing measures taken by governmental authorities and private actors to limit the spread of this virus or mitigate its impact, are interfering with the ability of some of our residents to meet their lease obligations and make their rent payments on time or at all. Furthermore, entities directed by, or notionally affiliated with, the federal government as well as some state and local jurisdictions across the United States, have imposed temporary eviction moratoriums in connection with the Covid-19 outbreak if certain criteria are met by residents, are allowing residents to defer missed rent payments without incurring late fees, and are prohibiting rent increases. Jurisdictions and other local and national authorities may expand or extend measures imposing restrictions on our ability to enforce residents’ contractual rental obligations and limiting our ability to increase rents. See “—Our business, results of operations, financial condition, and cash flows may be adversely affected by pandemics and outbreaks of infectious disease, particularly the ongoing Covid-19 pandemic.”

Damage to our properties may delay re-leasing after eviction, necessitate expensive repairs, or impair the rental income or value of the property resulting in a lower than expected rate of return. Increases in unemployment levels and other adverse changes in economic conditions in our markets could result in substantial resident defaults. In the event of a resident default or bankruptcy, we may experience delays in enforcing our rights as landlord at that property and will incur costs in protecting our investment and re-leasing the property.

Our leases are relatively short-term, exposing us to the risk that we may have to re-lease our properties frequently, which we may be unable to do on attractive terms, on a timely basis, or at all.

Substantially all of our new leases have a duration of one to two years. As such leases permit the residents to leave at the end of the lease term, we anticipate our rental revenues may be affected by declines in market rental rates more quickly than if our leases were for longer terms. Short-term leases may result in high turnover, which involves costs such as restoring the properties, marketing costs, and lower occupancy levels. Our resident turnover rate and related cost estimates may be less accurate than if we had more operating data upon which to base such estimates. If the rental rates for our properties decrease or our residents do not renew their leases, our operating results and ability to make distributions to our stockholders could be adversely affected. Alternatively, to the extent that a lease term exceeds one year, we may lose the opportunity to raise rents in an appreciating market and be locked into a lower rent until such lease expires.

Climate change may adversely affect our business.

To the extent that significant changes in the climate occur in areas where our communities are located, we may experience extreme weather and/or changes in precipitation and temperature, all of which may result in physical damage to, or a decrease in demand for, properties located in these areas or affected by these conditions. Should the impact of climate change be material in nature, including significant property damage to or destruction of our properties, or occur for lengthy periods of time, our financial condition or results of operations may be adversely affected. In addition, changes in federal, state, and local legislation and regulation based on concerns about climate change could result in increased capital expenditures on our existing properties (for example, to improve their energy efficiency and/or resistance to inclement weather) without a corresponding increase in revenue, resulting in adverse impacts to our results of operations.

Eminent domain could lead to material losses on our investments in our properties.

Governmental authorities may exercise eminent domain to acquire the land on which our properties are built in order to build roads and other infrastructure. Any such exercise of eminent domain would allow us to recover only the fair value of the affected properties. In addition, “fair value” could be substantially less than the real market value of the property for a number of years, and we could effectively have no profit potential from properties acquired by the government through eminent domain.

Tenant relief laws, including laws regulating evictions, rent control laws, and other regulations that limit our ability to increase rental rates may negatively impact our rental income and profitability.

As the landlord of numerous properties, we are involved from time to time in evicting residents who are not paying their rent or who are otherwise in material violation of the terms of their lease. Eviction activities impose legal and managerial expenses that raise our costs and expose us to potential negative publicity. The eviction process is typically subject to legal barriers, mandatory “cure” policies, our internal policies and procedures, and other sources of expense and delay, each of which may delay our ability to gain possession and stabilize the property. Additionally, state and local landlord-tenant laws may impose legal duties to assist residents in relocating to new housing, or restrict the landlord’s ability to remove the resident on a timely basis or to recover certain costs or charge residents for damage residents cause to the landlord’s premises. Because such laws vary by state and locality, we must be familiar with and take all appropriate steps to comply with all applicable landlord-tenant laws, and need to incur supervisory and legal expenses to ensure such compliance. To the extent that we do not comply with state or local laws, we may be subjected to civil litigation filed by individuals, in class actions or actions by state or local law enforcement and our reputation and financial results may suffer. We may be required to pay our adversaries’ litigation fees and expenses if judgment is entered against us in such litigation or if we settle such litigation.

Furthermore, state and local governmental agencies may introduce rent control laws or other regulations that limit our ability to increase rental rates, which may affect our rental income. Especially in times of recession and economic slowdown, rent control initiatives can acquire significant political support. If rent controls unexpectedly became applicable to certain of our properties, our revenue from and the value of such properties could be adversely affected.

The Covid-19 pandemic in the United States has led entities directed by, or notionally affiliated with, the federal government as well as certain states and cities, including those in which we own properties and where our principal places of business are located, to impose and continue to implement measures intended to control the spread of Covid-19, including instituting quarantines, restrictions on travel, “shelter in place” rules, and restrictions on types of business that may continue to operate. Entities directed by, or notionally affiliated with, the federal government as well as some state and local jurisdictions across the United States, have imposed temporary eviction moratoriums in connection with the Covid-19 outbreak if certain criteria are met by residents, are allowing residents to defer missed rent payments without incurring late fees, and are prohibiting rent increases. Jurisdictions and other local and national authorities may expand or extend measures imposing restrictions on our ability to enforce residents’ contractual rental obligations and limiting our ability to increase rents. While such measures are likely to enable residents to stay in their homes despite an inability to pay because of financial or other hardship stemming from the pandemic, they are likely to continue to result in loss of rental income and other property income. We cannot predict if states, municipalities, local, and/or national authorities will expand existing restrictions, if additional states or municipalities will implement similar restrictions, or when restrictions currently in place will expire. See “—Our business, results of operations, financial condition, and cash flows may be adversely affected by pandemics and outbreaks of infectious disease, particularly the ongoing Covid-19 pandemic.”

We may become a target of legal demands, litigation (including class actions), and negative publicity by tenant and consumer rights organizations, which could directly limit and constrain our operations and may result in significant litigation expenses and reputational harm.

Numerous tenant rights and consumer rights organizations exist throughout the country and operate in our markets, and we may attract attention from some of these organizations and become a target of legal demands, litigation, and negative publicity. Many such consumer organizations have become more active and better funded in connection with mortgage foreclosure-related issues, and with the increased market for homes arising from displaced homeownership, some of these organizations may shift their litigation, lobbying, fundraising, and grassroots organizing activities to focus on landlord-resident issues. While we intend to conduct our business lawfully and in compliance with applicable landlord-tenant and consumer laws, such organizations might work in conjunction with trial and pro bono lawyers in one or multiple states to attempt to bring claims against us on a class action basis for damages or injunctive relief and to seek to publicize our activities in a negative light. We cannot anticipate what form such legal actions might take or what remedies they may seek.

Additionally, such organizations may lobby local county and municipal attorneys or state attorneys general to pursue enforcement or litigation against us, may lobby state and local legislatures to pass new laws and regulations to constrain or limit our business operations, adversely impact our business, or may generate negative publicity for our business and harm our reputation. If they are successful in any such endeavors, they could directly limit and constrain our operations and may impose on us significant litigation expenses, including settlements to avoid continued litigation or judgments for damages or injunctions.

We may not be successful in identifying and consummating suitable investment opportunities.

Our investment strategy requires us to identify suitable investment opportunities compatible with our investment criteria. We may not be successful in identifying suitable opportunities that meet our criteria or in consummating investments, including those identified as part of our investment pipeline, on satisfactory terms or at all. Our ability to make investments on favorable terms may be constrained by several factors including, but not limited to, competition from other investors with significant capital, including other publicly traded REITs and institutional investment funds, which may significantly increase investment costs; and/or the inability to finance an investment on favorable terms or at all. The failure to identify or consummate investments on satisfactory terms, or at all, may impede our growth and negatively affect our cash available for distribution to our stockholders.

Adverse economic conditions may negatively affect our results of operations and, as a result, our ability to make distributions to our stockholders or to realize appreciation in the value of our properties.

Our operating results may be adversely affected by market and economic challenges, which may negatively affect our returns and profitability and, as a result, our ability to make distributions to our stockholders or to realize appreciation in the value of our properties. These market and economic challenges include, but are not limited to, the following:

•	any future downturn in the U.S. economy and high unemployment could result in tenant defaults under leases, vacancies in our properties and concessions or reduced rental rates under new leases due to reduced demand. In addition, such downturns could result in reduced demand for homes, which may reduce home prices and make home purchases more affordable as an alternative to renting, which also may materially adversely reduce the demand for rental homes;

•	the rate of household formation or population growth in our target markets or a continued or exacerbated economic slow-down experienced by the local economies where our properties are located or by the real estate industry generally may result in changes in supply of or demand for our homes; and

•	the failure of the real estate market to attract the same level of capital investment in the future that it attracted at the time of our purchases or a reduction in the number of companies seeking to acquire properties may result in the value of our investments not appreciating or decreasing, possibly significantly, below the amount we pay for these investments.

The length and severity of any economic slow-down or downturn cannot be predicted. Our operations and, as a result, our ability to make distributions to our stockholders and/or our ability to realize appreciation in the value of our properties could be materially and adversely affected to the extent that an economic slow-down or downturn is prolonged or becomes severe.

Our revenues are significantly influenced by demand for single-family home rental properties generally, and a decrease in such demand will likely have a greater adverse effect on our revenues than if we owned a more diversified real estate portfolio.

Our current portfolio is focused predominately on single-family home properties, and we expect that our portfolio going forward will focus predominately on the same. As a result, we are subject to risks inherent in investments in a single industry, and a decrease in the demand for single-family home rentals would likely have a greater adverse effect on our rental revenues than if we owned a more diversified real estate portfolio.

The properties in our investment pipeline are subject to contingencies that could delay or prevent acquisition or investment in those properties.

At any given time, we are generally in discussions regarding a number of properties for acquisition or investment, which we refer to as our investment pipeline. However, we may not have completed our diligence process on these properties or development projects or have definitive investment or purchase and sale agreements, as applicable, and several other conditions may be required to be met in order for us to complete these acquisitions or developments, including approval by our Manager or board of directors. If we are planning to use proceeds of an offering of our securities to fund these acquisitions or investments and are unable to complete the acquisition of the interests or investment in any of these properties or experience significant delays in executing any such acquisition or investment, we will have issued securities in an offering without realizing a corresponding current or future increase in earnings and cash flow from acquiring those interests or developing those properties, and may incur expenses in connection with our attempts in consummating such acquisition or investment, which could have a material adverse impact on our financial condition and results of operations. In addition, to the extent the uses of proceeds from an offering are designated for the acquisition of or investment in these properties, we will have no specific designated use for the net proceeds from the offering allocated to the purchase or development and investors will be unable to evaluate in advance the manner in which we will invest, or the economic merits of the properties we may ultimately acquire or develop with such proceeds.

Our expenses may remain constant or increase, even if our revenues decrease, causing our results of operations to be adversely affected.

Costs associated with our business, such as mortgage payments, real estate taxes, insurance premiums and maintenance costs, are relatively inflexible and generally do not decrease, and may increase, when homes are not occupied, rental rates decrease, tenants fail to pay rent or other circumstances cause a reduction in property revenues. As a result, if revenues drop, we may not be able to commensurately reduce our expenses, which would adversely affect our financial condition and results of operations.

Competition in identifying and acquiring our properties could adversely affect our ability to implement our business and growth strategies, which could materially and adversely affect us.

In acquiring our properties, we compete with a variety of institutional investors, including other REITs, specialty finance companies, public and private funds, savings and loan associations, banks, mortgage bankers, insurance companies, institutional investors, investment banking firms, financial institutions, governmental bodies, and other entities. We also compete with individual private home buyers and small scale investors.

Certain of our competitors may be larger in certain of our markets and may have greater financial or other resources than we do. Some competitors may have a lower cost of funds and access to funding sources that may not be available to us. In addition, any potential competitor may have higher risk tolerances or different risk assessments and may not be subject to the operating constraints associated with qualification for taxation as a REIT, which could allow them to consider a wider variety of investments. Competition may result in fewer investments, higher prices, a broadly dispersed portfolio of properties that does not lend itself to efficiencies of concentration, acceptance of greater risk, lower yields and a narrower spread of yields over our financing costs. In addition, competition for desirable investments could delay the investment of our capital, which could adversely affect our results of operations and cash flows. As a result, there can be no assurance that we will be able to identify and finance investments that are consistent with our investment objectives or to achieve positive investment results, and our failure to accomplish any of the foregoing could have a material adverse effect on us and cause the value of our common stock to decline.

Our investments will be dependent on tenants for revenue, and tenant failure to pay in a timely manner could reduce our revenues from rents, resulting in the decline in the value of your investment.

The underlying value of our properties and the ability to make distributions to you depend upon the ability of the tenants of our properties to generate enough income to pay their rents in a timely manner, and the success of our investments depends upon the occupancy levels, rental income and operating expenses of our properties and our company. Tenants’ inability to timely or fully pay their rents may be impacted by their employment prospects and/or other constraints on their personal finances, including debts, purchases and other factors. These and other changes beyond our control may adversely affect our tenants’ ability to make their required lease payments. In the event of a tenant default or bankruptcy, we may experience delays in enforcing our rights as landlord and may incur costs in protecting our investment and re-leasing our property. We may be unable to re-lease the property for the rent previously received. We may be unable to sell an unoccupied property without incurring a loss. These events and others could cause us to reduce any amount of distributions we plan to make to stockholders and may also cause the value of your investment to decline.

Our operating results and distributable cash flow depend on our ability to generate revenue from leasing our properties to tenants on terms favorable to us.

Our operating results depend, in large part, on revenues derived from leasing our single-family properties. We are subject to the credit risk of our tenants, and to the extent our tenants default on their leases or fail to make their required rental payments we may suffer a decrease in our revenue. In addition, if a tenant does not fully pay its rent, we may not be able to enforce our rights as landlord without delays and we may incur substantial legal costs. We are also subject to the risk that, upon the expiration of leases, leases may not be renewed, the homes may not be re-leased or the terms of renewal or re-leasing (including the cost of required renovations or concessions to tenants) may be less favorable to us than current lease terms. If vacancies continue for a long period of time, we may suffer reduced revenues resulting in decreased distributions to our stockholders. In addition, the resale value of such affected properties could be diminished. Further, costs associated with real estate investment, such as real estate taxes and maintenance costs, generally are not reduced when circumstances cause a reduction in revenue. These events would cause a significant decrease in net revenues and could cause us to reduce the amount of distributions to our stockholders.

As the owner of real property, we could become subject to liability for asbestos-containing building materials in the buildings on our properties.

Some of our properties may contain asbestos-containing materials. Environmental laws typically require that owners or operators of buildings with asbestos-containing building materials properly manage and maintain these materials, adequately inform or train those who may come in contact with asbestos and undertake special precautions, including removal or other abatement, in the event that asbestos is disturbed during building renovation or demolition. These laws may impose fines and penalties on building owners or operators for failure to comply with these requirements. In addition, third parties may be entitled to seek recovery from owners or operators for personal injury associated with exposure to asbestos-containing building materials.

In addition, many insurance carriers are excluding asbestos-related claims from standard policies, pricing asbestos endorsements at prohibitively high rates or adding significant restrictions to this coverage. Because of our difficulty in obtaining specialized coverage at rates that correspond to the perceived level of risk, we may not obtain insurance for asbestos-related claims. We will continue to evaluate the availability and cost of additional insurance coverage from the insurance market. If we purchase insurance for asbestos, the cost could have a negative impact on our results of operations.

Costs associated with addressing indoor air quality issues, moisture infiltration and resulting mold remediation may be costly.

As a general matter, concern about indoor exposure to mold or other air contaminants has been increasing as such exposure has been alleged to have a variety of adverse effects on health. Some of our properties may contain microbial matter such as mold and mildew. The terms of our property and general liability policies generally exclude certain mold-related claims. Should an uninsured loss arise against us, we would be required to use our funds to resolve the issue, including litigation costs. We can offer no assurance that liabilities resulting from indoor air quality, moisture infiltration and the presence of or exposure to mold will not have a future impact on our business, results of operations or financial condition.

A change in the United States government policy with regard to Fannie Mae and Freddie Mac could impact our financial condition.

Fannie Mae and Freddie Mac are a major source of financing for the single-family real estate sector. We and other companies in the single-family real estate sector depend frequently on Fannie Mae and Freddie Mac to finance growth by purchasing or guarantying single-family real estate loans. Prior initiatives in the recent past, including proposed legislation, have sought to wind down Fannie Mae and Freddie Mac. Any decision by the government to eliminate or downscale Fannie Mae or Freddie Mac, to reduce their acquisitions or guarantees of single-family real estate mortgage loans, or to reduce government support for single-family housing more generally, may adversely affect interest rates, capital availability, development of single-family communities and our ability to refinance our existing mortgage obligations as they come due and to obtain additional long-term financing for the acquisition of additional single-family communities on favorable terms or at all.

If we are not able to cost-effectively maximize the life of our properties, we may incur greater than anticipated capital expenditure costs, which may adversely affect our ability to make distributions to our stockholders.

While many of the existing properties we acquire have undergone substantial renovations since they were constructed, older properties may carry certain risks including unanticipated repair costs associated with older properties, increased maintenance costs as older properties continue to age, and cost overruns due to the need for special materials and/or fixtures specific to older properties. Although we take a proactive approach to property preservation, utilizing a preventative maintenance plan, and selective improvements that mitigate the cost impact of maintaining exterior building features and aging building components, if we are not able to cost-effectively maximize the life of our properties, we may incur greater than anticipated capital expenditure costs which may adversely affect our financial condition, results of operations and/or ability to make distributions to our stockholders.

Any uninsured losses or high insurance premiums will reduce our net income and the amount of our cash distributions to stockholders.

We will attempt to ensure adequate insurance is obtained to cover significant areas of risk to us as a company and to our properties. However, there are types of losses at the property level, generally catastrophic in nature, such as losses due to wars, acts of terrorism, earthquakes, floods, hurricanes, pollution or environmental matters, which are uninsurable or not economically insurable, or may be insured subject to limitations, such as large deductibles or co-payments. We may not have adequate insurance coverage for such losses. If any of our properties incurs a casualty loss that is not fully insured, the value of our assets will be reduced by any such uninsured loss. In addition, other than any working capital reserve or other reserves we may establish for a particular property, we could have no source of funding to repair or reconstruct any uninsured damaged property. Also, to the extent we must pay unexpectedly large amounts for insurance, we could suffer reduced cash flow that would result in lower distributions to stockholders.

We may have difficulty selling real estate investments, and our ability to distribute all or a portion of the net proceeds from such sale to our stockholders may be limited.

Real estate investments are relatively illiquid. We will have a limited ability to vary our portfolio in response to changes in economic or other conditions. We will also have a limited ability to sell assets in order to fund working capital and similar capital needs. When we sell any of our properties, we may not realize a gain on such sale. We may not elect to distribute any proceeds from the sale of properties to our stockholders; for example, we may use such proceeds to:

•	purchase additional properties;

•	fund capital commitments to our joint ventures;

•	repay debt, if any;

•	buy out interests of any co-venturers or other partners in any joint venture in which we are a party;

•	create working capital reserves; and/or

•	make repairs, maintenance, tenant improvements or other capital improvements or expenditures to our remaining properties.

Our ability to sell our properties may also be limited by our need to avoid a 100% penalty tax that is imposed on gain recognized by a REIT from the sale of property characterized as held for sale to customers in the ordinary course of business. In order to ensure that we avoid such characterization, we may be required to hold our properties for the production of rental income for a minimum period of time, generally two years, and comply with certain other requirements in the Internal Revenue Code of 1986, as amended (the “Code”). As such, we could be restricted from selling a property at an opportune time to maximize proceeds.

Representations and warranties made by us in connection with sales of our properties may subject us to liability that could result in losses and could harm our operating results and, therefore, distributions we make to our stockholders.

When we sell a property, we may be required to make representations and warranties regarding the property and other customary items. In the event of a breach of such representations or warranties, the purchaser of the property may have claims for damages against us, rights to indemnification from us or otherwise have remedies against us. In any such case, we may incur liabilities that could result in losses and could harm our operating results and, therefore distributions we make to our stockholders.

Our investments could be adversely affected if a member of our Bluerock operating partner network performs poorly at one or more of our projects, which could adversely affect returns to our stockholders.

In general, we expect to rely on members of our operating partner network for the day-to-day management and development of our real estate investments. Members of our network are not fiduciaries to us, and generally will have limited capital invested in a project, if any. One or more members of our network may perform poorly in managing our project investments for a variety of reasons, including failure to properly adhere to budgets or properly implement the property business plan. A member of our network may also underperform for strategic reasons related to projects or assets that the partner is involved in with a Bluerock affiliate but not our company. If a member of our network does not perform well, we may not be able to ameliorate the adverse effects of poor performance by terminating the partner and finding a replacement partner to manage our projects in a timely manner. In such an instance, the returns to our stockholders could be adversely affected.

Actions of our joint venture partners could subject us to liabilities in excess of those contemplated or prevent us from taking actions which are in the best interests of our stockholders, which could result in lower investment returns to our stockholders.

We have entered into, and in the future intend to enter into, joint ventures with affiliates and other third parties, including with members of our operating partner network, to acquire or improve properties. We may also purchase properties in partnerships, co-tenancies or other co-ownership arrangements. Such investments may involve risks not otherwise present when acquiring real estate directly, including, for example:

•	joint venturers may share certain approval rights over major decisions and reduce our flexibility to maximize project values or limit property costs;

•	that such co-venturer, co-owner or partner may at any time have economic or business interests or goals which are or which become inconsistent with our business interests or goals, including inconsistent goals relating to the timing of the sale of properties held in the joint ventures and/or the timing of termination or liquidation of the joint ventures;

•	the possibility that our co-venturer, co-owner or partner in an investment might become insolvent or bankrupt and thus be unable to fulfill its financial obligations to us in that investment;

•	the possibility that we may incur liabilities as a result of an action or omission taken by our co-venturer, co-owner or partner;

•	that such co-venturer, co-owner or partner may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives, including our policy with respect to qualifying and maintaining our qualification as a REIT;

•	disputes between us and our joint venturers may result in litigation or arbitration that would increase our expenses and prevent our officers and directors from focusing their time and effort on our business and result in subjecting the properties owned by the applicable joint venture to additional risk; or

•	under certain joint venture arrangements, neither venture partner may have the power to control the venture, and an impasse could be reached which might have a negative influence on the joint venture.

These events might subject us to costs or liabilities in excess of those contemplated and thus reduce your investment returns. If we have a right of first refusal or buy/sell right to buy out a co-venturer, co-owner or partner, we may be unable to finance such a buy-out if it becomes exercisable or we may be required to purchase such interest at a time when it might not otherwise be in our best interest to do so. If our ownership interest is subject to a buy/sell right, we may not have sufficient cash, available borrowing capacity or other capital resources to allow us to elect to purchase an interest of a co-venturer subject to the buy/sell right, in which case we may be forced to sell our interest as the result of the exercise of such right when we would otherwise prefer to keep our interest. Finally, we may not be able to sell our interest in a joint venture if or when we desire to exit the venture.

Your investment return may be reduced if we are required to register as an investment company under the Investment Company Act; if we are subject to registration under the Investment Company Act, we will not be able to continue our business.

Neither we, nor our Operating Partnership, nor any of our subsidiaries intend to register as an investment company under the Investment Company Act. We are organized as a holding company that conducts its businesses primarily through the Operating Partnership, which in turn is a holding company conducting its business through its subsidiaries. We expect that our Operating Partnership’s and subsidiaries’ investments in real estate will represent the substantial majority of our total asset mix, which would not subject us to the Investment Company Act. In order to maintain an exemption from regulation under the Investment Company Act, we intend to engage, through our Operating Partnership and our wholly and majority owned subsidiaries, primarily in the business of buying real estate, and qualifying real estate investments must be made within a year after cash is received by us. If we are unable to invest a significant portion of cash proceeds in properties within one year of receipt, we may avoid being required to register as an investment company by temporarily investing any unused proceeds in government securities with low returns, which would reduce the cash available for distribution to stockholders and possibly lower your returns.

We expect that most of our assets will continue to be held through wholly owned or majority owned subsidiaries of our Operating Partnership. We expect that most of these subsidiaries will be outside the definition of an investment company under Section 3(a)(1) of the Investment Company Act as they are generally expected to hold at least 60% of their assets in real property or in entities that they manage or co-manage that own real property. Section 3(a)(1)(A) of the Investment Company Act defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. We believe that neither we nor the Operating Partnership will be considered an investment company under Section 3(a)(1)(A) of the Investment Company Act because neither we nor the Operating Partnership will engage primarily or hold itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, through the Operating Partnership’s wholly-owned or majority owned subsidiaries, we and the Operating Partnership will be primarily engaged in the non-investment company businesses of these subsidiaries.

Section 3(a)(1)(C) of the Investment Company Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis, which we refer to as the 40% test. Excluded from the term “investment securities,” among other things, are U.S. government securities and securities issued by majority owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act. We believe that we, our Operating Partnership and most of the subsidiaries of our Operating Partnership will not fall within this definition of investment company as we invest primarily in real property, through our wholly or majority owned subsidiaries, the majority of which we expect to have at least 60% of their assets in real property or in entities that they manage or co-manage that own real property. Both we and our Operating Partnership intend to conduct our operations so that they comply with the 40% test. We will monitor our holdings to ensure continuing and ongoing compliance with this test.

In the event that the value of investment securities held by the subsidiaries of our Operating Partnership were to exceed 40%, we expect our subsidiaries to be able to rely on the exclusion from the definition of “investment company” provided by Section 3(c)(5)(C) of the Investment Company Act. Section 3(c)(5)(C), as interpreted by the staff of the SEC, requires each of our subsidiaries relying on this exception to invest at least 55% of its portfolio in “mortgage and other liens on and interests in real estate,” which we refer to as “qualifying real estate assets” and maintain at least 70% to 90% of its assets in qualifying real estate assets or other real estate-related assets. The remaining 20% of the portfolio can consist of miscellaneous assets.

What we buy and sell is therefore limited to these criteria. How we determine to classify our assets for purposes of the Investment Company Act will be based in large measure upon no-action letters issued by the SEC staff in the past and other SEC interpretive guidance. These no-action positions were issued in accordance with factual situations that may be substantially different from the factual situations we may face, and a number of these no-action positions were issued more than ten years ago. Pursuant to this guidance, and depending on the characteristics of the specific investments, certain joint venture investments may not constitute qualifying real estate assets and therefore investments in these types of assets may be limited. No assurance can be given that the SEC will concur with our classification of our assets. Future revisions to the Investment Company Act or further guidance from the SEC may cause us to lose our exclusion from registration or force us to re-evaluate our portfolio and our investment strategy. Such changes may prevent us from operating our business successfully.

In the event that we, or our Operating Partnership, were to acquire assets that could make either entity fall within the definition of investment company under Section 3(a)(1) of the Investment Company Act, we believe that we would still qualify for an exclusion from registration pursuant to Section 3(c)(6). Section 3(c)(6) excludes from the definition of investment company any company primarily engaged, directly or through majority owned subsidiaries, in one or more of certain specified businesses. These specified businesses include the real estate business described in Section 3(c)(5)(C) of the Investment Company Act. It also excludes from the definition of investment company any company primarily engaged, directly or through majority owned subsidiaries, in one or more of such specified businesses from which at least 25% of such company’s gross income during its last fiscal year is derived, together with any additional business or businesses other than investing, reinvesting, owning, holding, or trading in securities. Although the SEC staff has issued little interpretive guidance with respect to Section 3(c)(6), we believe that we and our Operating Partnership may rely on Section 3(c)(6) if 55% of the assets of our Operating Partnership consist of, and at least 55% of the income of our Operating Partnership is derived from, qualifying real estate assets owned by wholly owned or majority owned subsidiaries of our Operating Partnership.

In addition, we believe that the nature of our assets and the sources of our income exclude us from the definition of an investment company pursuant to Rule 3a-1 under the Investment Company Act. Rule 3a-1 provides an exclusion from registration as an investment company if an issuer meets both an asset and an income test and is not otherwise primarily engaged in an investment company business by, among other things, holding itself out to the public as such or by taking controlling interests in companies with a view to realizing profits through subsequent sales of these interests. Generally, an issuer satisfies the asset test of Rule 3a - 1 if it has no more than 45% of the value of its total assets (exclusive of U.S. government securities and cash items) in the form of securities other than interests in majority owned subsidiaries and companies which it primarily controls. A company satisfies the income test of Rule 3a-1 if it has derived no more than 45% of its net income after taxes for its last four fiscal quarters combined from securities other than interests in majority owned subsidiaries and primarily controlled companies through which it engages primarily in a business other than investing in securities. We believe that as long as we control more than 25% of the voting power, which control is greater than any other person’s, of our Operating Partnership we may rely on Rule 3a-1.

To ensure that neither we, nor our Operating Partnership nor subsidiaries are required to register as an investment company, each entity may be unable to sell assets they would otherwise want to sell and may need to sell assets they would otherwise wish to retain. In addition, we, our Operating Partnership or our subsidiaries may be required to acquire additional income or loss-generating assets that we might not otherwise acquire or forego opportunities to acquire interests in companies that we would otherwise want to acquire. Although we, our Operating Partnership and our subsidiaries intend to monitor our respective portfolios periodically and prior to each acquisition or disposition, any of these entities may not be able to maintain an exclusion from registration as an investment company. If we, our Operating Partnership or our subsidiaries are required to register as an investment company but fail to do so, the unregistered entity would be prohibited from engaging in our business, and criminal and civil actions could be brought against such entity. In addition, the contracts of such entity would be unenforceable unless a court required enforcement, and a court could appoint a receiver to take control of the entity and liquidate its business.

Our internal control over financial reporting may not be effective, which could adversely affect our reputation, results of operations and stock price.

The accuracy of our financial reporting depends on the effectiveness of our internal control over financial reporting. Internal control over financial reporting can provide only reasonable assurance with respect to the preparation and fair presentation of financial statements and may not prevent or detect misstatements because of its inherent limitations. These limitations include the possibility of human error, inadequacy or circumvention of internal controls and fraud. If we do not attain and maintain effective internal control over financial reporting or implement controls sufficient to provide reasonable assurance with respect to the preparation and fair presentation of our financial statements, we could be unable to file accurate financial reports on a timely basis, and our reputation, results of operations and stock price could be materially adversely affected.

We have very limited sources of capital other than proceeds from future mortgage debt financings for acquisition and/or development projects, cash generated from operating activities and our $150 million revolving credit facility.

We have very limited sources of capital other than proceeds from future mortgage debt financings for acquisition and/or development projects, cash generated from operating activities and our $150 million revolving credit facility. As a result, we may not be able to pay our liabilities and obligations when they come due other than with the net proceeds of an offering. Depending on business conditions at the time we might not be able to effectuate an offering, which in either case may limit our ability to implement our business plan.

You will have limited control over changes in our policies and day-to-day operations, which limited control increases the uncertainty and risks you face as a stockholder. In addition, our board of directors may change our major operational policies without your approval.

Our board of directors determines our major policies, including our policies regarding financing, growth, debt capitalization, REIT qualification and distributions. Our board of directors may amend or revise these and other policies without a vote of the stockholders. Under the MGCL and our charter, our stockholders have a right to vote only on limited matters. See “Description of Our Capital Stock.”

Our Manager will be responsible for the day-to-day operations of our company and the selection and management of investments and has broad discretion over the use of proceeds from offerings of our securities. Accordingly, you should not purchase our securities unless you are willing to entrust all aspects of the day-to-day management and the selection and management of investments to our Manager, who will manage our company in accordance with the Management Agreement. In addition, our Manager may retain independent contractors to provide various services for our company, and you should note that such contractors will have no fiduciary duty to you or the other stockholders and may not perform as expected or desired.

In addition, while the section entitled “Business and Properties” and any applicable prospectus or prospectus supplement outlines our investment policies and generally describes our target portfolio, our board of directors may make adjustments to these policies based on, among other things, prevailing real estate market conditions and the availability of attractive investment opportunities. While we have no current intention of changing our investment policies, we may not forego an attractive investment merely because it does not fit within our targeted asset class or portfolio composition. We may use the proceeds of an offering to purchase or invest in any type of real estate which we determine is in the best interest of our stockholders. As such, our actual portfolio composition may vary substantially from the target portfolio described in the section entitled “Business and Properties” and the applicable prospectus or prospectus supplement.

Our Manager will manage our portfolio pursuant to very broad investment guidelines approved by our board of directors, which does not approve each investment and financing decision made by our management unless required by our investment guidelines.

Our Manager will be authorized to follow very broad investment guidelines established by our board of directors. Our board of directors will periodically review our investment guidelines and our portfolio of assets but will not, and will not be required to, review all of our proposed investments, except in limited circumstances as set forth in our investment guidelines. In addition, in conducting periodic reviews, our board of directors may rely primarily on information provided to them by our Manager. Furthermore, transactions entered into by our Manager may be costly, difficult or impossible to unwind by the time they are reviewed by our board of directors. Our Manager has great latitude within the broad parameters of our investment guidelines in determining the types and amounts of assets in which to invest on our behalf, including making investments that may result in returns that are substantially below expectations or result in losses, which would materially and adversely affect our business and results of operations, or may otherwise not be in the best interests of our stockholders.

We are highly dependent on information systems and therefore systems failures, cybersecurity incidents or other technology disruptions could negatively impact our business.

Our operations are highly dependent upon our information systems that support our business processes, including marketing, leasing, resident and vendor communication, property management and work order processing, finance and intracompany communications throughout our operations. Certain critical components of our information systems are dependent upon third-party providers and a significant portion of our business operations are conducted over the internet. These systems and websites require access to telecommunications or the internet, each of which is subject to system security risks, cybersecurity breaches, outages, and other risks. As a result, we could be severely impacted by a catastrophic occurrence, such as a natural disaster or a terrorist attack, or a circumstance that disrupted access to telecommunications, the internet or operations at our third-party providers, including viruses or experienced computer programmers that could penetrate network security defenses and cause system failures and disruptions of operations. We have implemented processes, procedures and internal controls to help mitigate cybersecurity risks and cyber intrusions, maintain the security and integrity of our information technology networks and related systems, and manage the risk of a security breach or disruption, but these measures, as well as our increased awareness of the nature and extent of a risk of a cyber incident, do not guarantee that our financial results, operations, business relationships or confidential information will not be negatively impacted by such an incident. In addition, while we believe we utilize appropriate duplication and back-up procedures, a significant outage in telecommunications, the internet or at our third-party providers could nonetheless negatively impact our operations.

Our third-party service providers are primarily responsible for the security of their own information technology environments and in certain instances, we rely significantly on third-party service providers to supply and store our sensitive data in a secure manner. All such third-party vendors face risks relating to cybersecurity similar to ours which could disrupt their businesses and therefore adversely impact us. While we provide guidance and specific requirements in some cases, we do not directly control any of such parties’ information technology security operations, or the amount of investment they place in guarding against cybersecurity threats. Accordingly, we are subject to any flaws in or breaches to their information technology systems or those which they operate for us.

Although no material incidents have occurred to date, we cannot be certain that our security efforts and measures will be effective or that our financial results will not be negatively impacted by such an incident should one occur.

Security breaches and other disruptions could compromise our information and expose us to liability, which would cause our business and reputation to suffer.

Information security risks have generally increased in recent years due to the rise in new technologies and the increased sophistication and activities of perpetrators of cyber-attacks. In the ordinary course of our business we acquire and store sensitive data, including intellectual property, our proprietary business information and personally identifiable information of our prospective and current residents, our employees and third-party service providers in our offices and on our networks and website and on third-party vendor networks. We may share some of this information with vendors who assist us with certain aspects of our business. The secure processing and maintenance of this information is critical to our operations and business and growth strategies. Despite our security measures and those of our third-party vendors, our information technology and such infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, regulatory penalties, disruption to our operations and the services we provide to customers or damage our reputation, and thus could have a material adverse impact on our business, financial condition or results of operations. In addition, a security breach could require that we expend significant additional resources to enhance our information security systems and could result in a disruption to our operations.

Conflicts of interest may exist or could arise in the future with our Operating Partnership and its limited partners, which may impede business decisions that could benefit our stockholders.

Conflicts of interest may exist or could arise as a result of the relationships between us and our affiliates, on the one hand, and our Operating Partnership or any member thereof, on the other. Our directors and officers have duties to our company and our stockholders under applicable Maryland law in connection with their management of our company. At the same time, we, as general partner of our Operating Partnership, have fiduciary duties to our Operating Partnership and to its limited partners under Delaware law in connection with the management of our Operating Partnership. Our duties to our Operating Partnership and its limited partners as the general partner may come into conflict with the duties of our directors and officers to our company and our stockholders. These conflicts may be resolved in a manner that is not in the best interest of our stockholders.

Conflicts of interest exist between our interests and the interests of our Manager and its affiliates.

Examples of these potential conflicts of interest include:

•	The possibility that certain of our officers and their respective affiliates will face conflicts of interest;

•	The possibility that the competing demands for the time of certain of our officers may result in them spending insufficient time on our business, which may result in our missing investment opportunities or having less efficient operations, which could reduce our profitability and result in lower distributions to you; and

•	Some of our current investments, generally in development projects, have been made through joint venture arrangements with various investment funds affiliated with affiliates of our Manager, which arrangements were not the result of arm’s-length negotiations of the type normally conducted between unrelated co-venturers, and which could result in a disproportionate benefit to affiliates of our Manager.

Any of these and other conflicts of interest could have a material adverse effect on the returns on our investments, our ability to make distributions to stockholders and the trading price of our stock.

The ownership by our executive officers of interests representing a significant portion of our common stock on a fully diluted basis could allow our executive officers to exert significant influence over our company in a manner that may not be in the best interests of our other stockholders.

As of the Distribution, our executive officers are expected to beneficially own interests representing approximately 66% of the total economic interest in our common stock and Class C common stock on a fully diluted basis, where “on a fully diluted basis” assumes that all outstanding OP units, C-OP units (as defined in “Partnership Agreement—Classes of Partnership Units”), LTIP units and C-LTIP units (as defined in “Partnership Agreement—Classes of Partnership Units”), whether vested or unvested, in each case are ultimately settled for common stock of Bluerock Homes. In addition, as of the Distribution, the aggregate voting power of our executive officers is expected to represent approximately 9.60% of the total voting power of our outstanding common stock and Class C common stock. As a result of our executive officers’ significant ownership in our company, our executive officers will have significant influence over our affairs and could exercise such influence in a manner that is not in the best interests of our other stockholders, including with respect to matters submitted to our stockholders for approval such as the election of directors and any merger, consolidation or sale of all or substantially all of our assets. Our executive officers may have interests that differ from our other stockholders, and may accordingly vote in ways that may not be consistent with the interests of those other stockholders.

Our executive officers will have competing demands on their time and attention.

Our executive officers have competing demands on their respective time and attention, principally with respect to the provision of services to affiliates of our Manager. Our executive officers are permitted to devote time to certain outside activities, so long as those duties and activities do not unreasonably interfere with the performance of their respective duties. We may use mortgage and other debt financing to acquire properties or interests in properties and otherwise incur other indebtedness, which increases our expenses and could subject us to the risk of losing properties in foreclosure if our cash flow is insufficient to make loan payments.

We are permitted to acquire real properties and other real estate-related investments, including entity acquisitions, by assuming either existing financing secured by the asset or by borrowing new funds. In addition, we may incur or increase our mortgage debt by obtaining loans secured by some or all of our assets to obtain funds to acquire additional investments or to pay distributions to our stockholders. We also may borrow funds if necessary to satisfy the requirement that we distribute at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gains, to our stockholders annually, or otherwise as is necessary or advisable to assure that we qualify and maintain our qualification as a REIT for U.S. federal income tax purposes.

There is no limit on the amount we may invest in any single property or other asset or on the amount we can borrow to purchase any individual property or other investment. If we mortgage a property and have insufficient cash flow to service the debt, we risk an event of default which may result in our lenders foreclosing on the properties securing the mortgage.

If we cannot repay or refinance loans incurred to purchase our properties, or interests therein, then we may lose our interests in the properties secured by the loans we are unable to repay or refinance.

High levels of debt or increases in interest rates could increase the amount of any future loan payments, which could reduce the cash available for distribution to stockholders.

Our policies do not limit us from incurring debt. For purposes of calculating our leverage, we include our consolidated real estate investments, include our preferred equity and loan investments at cost, include assets we have classified as held for sale, and include any joint venture level indebtedness in our total indebtedness.

Higher debt levels will cause us to incur higher interest charges, resulting in higher debt service payments, and may be accompanied by restrictive covenants. Interest we pay reduces cash available for distribution to stockholders. Additionally, with respect to our variable rate debt, increases in interest rates increase our interest costs, which reduces our cash flow and our ability to make distributions to you. In addition, if we need to repay existing debt during periods of rising interest rates, we could be required to liquidate one or more of our investments in properties at times that may not permit realization of the maximum return on such investments and could result in a loss. In addition, if we are unable to service our debt payments, our lenders may foreclose on our interests in the real property that secures the loans we have entered into.

Our future variable rate debt may bear interest at a rate derived from SOFR. SOFR is a relatively new reference rate. The publication of SOFR began in April 2018, and, therefore, it has a very limited history. The future performance of SOFR cannot be predicted based on the limited historical performance. Since the initial publication of SOFR, changes in SOFR have, on occasion, been more volatile than changes in other benchmark or market rates, such as United States dollar LIBOR. Additionally, any successor rate to SOFR may not have the same characteristics as SOFR or LIBOR. As a result, the amount of interest we may pay on future variable rate debt indexed to SOFR is difficult to predict.

High mortgage rates may make it difficult for us to finance or refinance properties, which could reduce the number of properties we can acquire, our cash flow from operations and the amount of cash distributions we can make.

To qualify and maintain our qualification as a REIT, we will be required to distribute at least 90% of our REIT taxable income (determined without regard to the deduction for dividends paid and excluding net capital gains) to our stockholders in each taxable year, and thus our ability to retain internally generated cash is limited. Accordingly, our ability to acquire properties or to make capital improvements to or remodel properties will depend on our ability to obtain debt or equity financing from third parties or the sellers of properties. If mortgage debt is unavailable at reasonable rates, we may not be able to finance the purchase of properties. If we place mortgage debt on properties, we run the risk of being unable to refinance the properties when the debt becomes due or of being unable to refinance on favorable terms. If interest rates are higher when we refinance the properties, our income could be reduced. We may be unable to refinance properties. If any of these events occurs, our cash flow would be reduced. This, in turn, would reduce cash available for distribution to you and may hinder our ability to raise capital by issuing more stock or borrowing more money.

Lenders may require us to enter into restrictive covenants relating to our operations, which could limit our ability to make distributions to you.

When providing financing, a lender may impose restrictions on us that affect our distribution and operating policies and our ability to incur additional debt. Loan documents we enter into may contain covenants that limit our ability to further mortgage the property, discontinue insurance coverage or impose other limitations. These or other limitations may limit our flexibility and prevent us from achieving our operating plans.

If mortgage debt is unavailable at reasonable rates, it may make it difficult for us to finance or refinance properties, which could reduce the number of properties we can acquire, our cash flows from operations and the amount of cash distributions we can make.

If we are unable to borrow monies on terms and conditions that we find acceptable, we likely will have to reduce the number of properties we can purchase, and the return on the properties we do purchase may be lower. If we place mortgage debt on properties, we run the risk of being unable to refinance the properties when the debt becomes due or of being unable to refinance on favorable terms. If interest rates are higher when we refinance the properties, our income could be reduced. As such, we may find it difficult, costly or impossible to refinance indebtedness that is maturing. If any of these events occur, our interest cost would increase as a result, which would reduce our cash flow. This, in turn, could reduce cash available for distribution to our stockholders and may hinder our ability to raise capital by issuing more stock or borrowing more money. If we are unable to refinance maturing indebtedness with respect to a particular property and are unable to pay the same, then the lender may foreclose on such property.

Volatility in and regulation of the commercial mortgage-backed securities market has limited and may continue to impact the pricing of secured debt.

As a result of the past crisis in the residential mortgage-backed securities markets, the most recent global recession and some occasional market concerns over Bluerock Homes’ ability to refinance or repay existing commercial mortgage-backed securities as they come due, liquidity previously provided by the commercial mortgage-backed securities and collateralized debt obligations markets has significantly decreased. In addition, the Dodd-Frank Wall Street Reform and Consumer Protection Act imposes significant new regulations related to the mortgage-backed securities industry and market participants, which has contributed to uncertainty in the market. The volatility in the commercial mortgage-backed securities market could result in the following adverse effects on our incurrence of secured debt, which could have a materially negative impact on our financial condition, results of operations, cash flow and cash available for distribution:

•	higher loan spreads;

•	tighter loan covenants;

•	reduced loan-to-value ratios and resulting borrower proceeds; and

•	higher amortization and reserve requirements.

Some of our mortgage loans may have “due-on-sale” provisions, which may impact the manner in which we acquire, sell and/or finance our properties.

We may obtain financing with “due-on-sale” and/or “due-on-encumbrance” clauses when financing our properties. Due-on-sale clauses in mortgages allow a mortgage lender to demand full repayment of the mortgage loan if the borrower sells the mortgaged property. Similarly, due-on-encumbrance clauses allow a mortgage lender to demand full repayment if the borrower uses the real estate securing the mortgage loan as security for another loan. In such event, we may be required to sell our properties on an all-cash basis, which may make it more difficult to sell the property or reduce the selling price.

Lenders may be able to recover against our other properties under our mortgage loans.

In financing our property acquisitions, we will seek to obtain secured nonrecourse loans. However, only recourse financing may be available, in which event, in addition to the property securing the loan, the lender would have the ability to look to our other assets for satisfaction of the debt if the proceeds from the sale or other disposition of the property securing the loan are insufficient to fully repay it. Also, in order to facilitate the sale of a property, we may allow the buyer to purchase the property subject to an existing loan whereby we remain responsible for the debt.

If we are required to make payments under any “bad boy” carve-out guaranties that we may provide in connection with certain mortgages and related loans, our business and financial results could be materially adversely affected.

In obtaining certain nonrecourse loans, we may provide standard carve-out guaranties. These guaranties are only applicable if and when the borrower directly, or indirectly through agreement with an affiliate, joint venture partner or other third party, voluntarily files a bankruptcy or similar liquidation or reorganization action or takes other actions that are fraudulent or restricted (commonly referred to as “bad boy” guaranties). Although we believe that “bad boy” carve-out guaranties are not guaranties of payment in the event of foreclosure or other actions of the foreclosing lender that are beyond the borrower’s control, some lenders in the real estate industry have recently sought to make claims for payment under such guaranties. In the event such a claim were made against us under a “bad boy” carve-out guaranty following a foreclosure, and such claim were successful, our business and financial results could be materially adversely affected.

Interest-only indebtedness may increase our risk of default and ultimately may reduce our funds available for distribution to our stockholders.

We may finance our property acquisitions using interest-only mortgage indebtedness. During the interest-only period, the amount of each scheduled payment will be less than that of a traditional amortizing mortgage loan. The principal balance of the mortgage loan will not be reduced (except in the case of prepayments) because there are no scheduled monthly payments of principal during this period. After the interest-only period, we will be required either to make scheduled payments of amortized principal and interest or to make a lump-sum or “balloon” payment at maturity. These required principal or balloon payments will increase the amount of our scheduled payments and may increase our risk of default under the related mortgage loan. If the mortgage loan has an adjustable interest rate, the amount of our scheduled payments also may increase at a time of rising interest rates. Increased payments and substantial principal or balloon maturity payments will reduce the funds available for distribution to our stockholders because cash otherwise available for distribution will be required to pay principal and interest associated with these mortgage loans.

To hedge against interest rate fluctuations, we may use derivative financial instruments that may be costly and ineffective, may reduce the overall returns on your investment and may expose us to the credit risk of counterparties.

To the extent consistent with qualifying and maintaining our qualification as a REIT, we may use derivative financial instruments to hedge exposures to interest rate fluctuations on loans secured by our assets and investments in collateralized mortgage-backed securities. Derivative instruments may include interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, options or repurchase agreements. Our actual hedging decisions will be determined in light of the facts and circumstances existing at the time of the hedge and may differ from time to time.

To the extent that we use derivative financial instruments to hedge against interest rate fluctuations, we will be exposed to financing, basis risk and legal enforceability risks. In this context, credit risk is the failure of the counterparty to perform under the terms of the derivative contract. If the fair value of a derivative contract is positive, the counterparty owes us, which creates credit risk for us. Basis risk occurs when the index upon which the contract is based is more or less variable than the index upon which the hedged asset or liability is based, thereby making the hedge less effective. Finally, legal enforceability risks encompass general contractual risks, including the risk that the counterparty will breach the terms of, or fail to perform its obligations under, the derivative contract. If we are unable to manage these risks effectively, our results of operations, financial condition and ability to make distributions to you will be adversely affected.

Complying with REIT requirements may limit our ability to hedge risk effectively.

We must satisfy two gross income tests annually to qualify and maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income (the “75% Gross Income Test”). Second, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% Gross Income Test, other types of interest and dividends, gain from the sale or disposition of shares or securities, or any combination of these (the “95% Gross Income Test”).

These and other REIT provisions of the Code may limit our ability to hedge the risks inherent to our operations. From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging transactions may include entering into interest rate swaps, caps and floors, options to purchase these items, and futures and forward contracts. Any income or gain derived by us from transactions that hedge certain risks, such as the risk of changes in interest rates, will not be treated as gross income for purposes of either the 75% Gross Income Test or the 95% Gross Income Test if specific requirements are met. Such requirements include that the hedging transaction be properly identified within prescribed time periods and that the transaction either (1) hedge risks associated with indebtedness issued by us that is incurred to acquire or carry real estate assets, (2) manage the risks of currency fluctuations with respect to income or gain that qualifies under the 75% Gross Income Test or 95% Gross Income Test (or assets that generate such income), or (3) offset a transaction described in (1) or (2) if a portion of the hedge indebtedness is extinguished or the related property disposed of. To the extent that we do not properly identify such transactions as hedges, hedge with other types of financial instruments, or hedge other types of indebtedness, the income from those transactions is not likely to be treated as qualifying income for purposes of the 75% Gross Income Test and the 95% Gross Income Test. As a result of these rules, we may have to limit the use of hedging techniques that might otherwise be advantageous, which could result in greater risks associated with interest rate or other changes than we would otherwise incur.

You may not receive any profits resulting from the sale of one of our properties, or receive such profits in a timely manner, because we may provide financing for the purchaser of such property.

If we liquidate our company, you may experience a delay before receiving your share of the proceeds of such liquidation. In a forced or voluntary liquidation, we may sell our properties either subject to or upon the assumption of any then-outstanding mortgage debt or, alternatively, may provide financing to purchasers. We may take a purchase-money obligation secured by a mortgage as partial payment. We do not have any limitations or restrictions on our taking such purchase-money obligations. To the extent that we receive promissory notes or other property instead of cash from sales, such proceeds, other than any interest payable on those proceeds, will not be included in net sale proceeds until and to the extent the promissory notes or other property are actually paid, sold, refinanced or otherwise disposed of. In certain cases, we may receive initial down payments in the year of sale in an amount less than the selling price and subsequent payments may be spread over a number of years. In such cases, you may experience a delay in the distribution of the proceeds of a sale until such time.

We are subject to increasing scrutiny from investors with respect to the social and environmental impact of our business, which may adversely impact our business and ability to raise capital from such investors.

In recent years, certain investors have placed increasing importance on the implications of our business with respect to Environmental, Social, and Governance (“ESG”) matters. Investors’ increased focus and activism related to ESG and similar matters may constrain our business operations. In addition, investors may decide to refrain from investing in us as a result of their assessment of our approach to and consideration of the ESG factors.

Risks Related to Our Management and Relationships with Our Manager

We are dependent on our Manager and its key personnel for our success.

We will be externally advised by our Manager and, pursuant to the Management Agreement, our Manager will not be obligated to dedicate any specific personnel exclusively to us, nor will its personnel be obligated to dedicate any specific portion of their time to the management of our business. As a result, we cannot provide any assurances regarding the amount of time our Manager will dedicate to the management of our business. Moreover, each of our officers will also be an employee of our Manager or one of its affiliates, and will have significant responsibilities for other investment vehicles currently managed by Bluerock affiliates, and may not always be able to devote sufficient time to the management of our business. Consequently, we may not receive the level of support and assistance that we otherwise might receive if we were internally managed.

In addition, we offer no assurance that our Manager will remain our manager or that we will continue to have access to our Manager’s principals and professionals. The initial term of our Management Agreement with our Manager extends until October 6, 2023 (the first anniversary of the Distribution Date), with automatic one-year renewals thereafter, and may be terminated earlier under certain circumstances. If the Management Agreement is terminated or not renewed and no suitable replacement is found to manage us, we may not be able to execute our business plan, which could have a material adverse effect on our results of operations and our ability to make distributions to our stockholders.

Our Manager may not be successful in identifying and consummating suitable investment opportunities.

Our investment strategy will require us, through our Manager, to identify suitable investment opportunities compatible with our investment criteria. Our Manager may not be successful in identifying suitable opportunities that meet our criteria or in consummating investments, including those identified as part of our investment pipeline, on satisfactory terms or at all. Our ability to make investments on favorable terms may be constrained by several factors including, but not limited to, competition from other investors with significant capital, including other publicly-traded REITs and institutional investment funds, which may significantly increase investment costs; and/or the inability to finance an investment on favorable terms or at all. The failure to identify or consummate investments on satisfactory terms, or at all, may impede our growth and negatively affect our cash available for distribution to our stockholders.

The inability of our Manager to retain or obtain key personnel could delay or hinder implementation of our investment strategies, which could impair our ability to make distributions and could reduce the value of your investment.

Our Manager will be obligated to supply us with substantially all of our senior management team, including our chief executive officer, president, chief accounting officer and chief operating officer. Subject to investment, leverage and other guidelines or policies adopted by our board of directors, our Manager will have significant discretion regarding the implementation of our investment and operating policies and strategies. Accordingly, we believe that our success will depend significantly upon the experience, skill, resources, relationships and contacts of the senior officers and key personnel of our Manager and its affiliates. In particular, our success depends to a significant degree upon the contributions of Messrs. Kamfar, Ruddy, MacDonald, Babb, Vohs, DiFranco and Emala, all of whom are senior officers of our Manager. We will not have employment agreements with any of these key personnel and do not have key man life insurance on any of them. If any of Messrs. Kamfar, Ruddy, MacDonald, Babb, Vohs, DiFranco and Emala were to cease their affiliation with us or our Manager, our Manager may be unable to find suitable replacements, and our operating results could suffer. We believe that our future success will depend, in large part, upon our Manager’s ability to hire and retain highly skilled managerial, operational and marketing personnel. Competition for highly skilled personnel is intense, and our Manager may be unsuccessful in attracting and retaining such skilled personnel. If we lose or are unable to obtain the services of highly skilled personnel, our ability to implement our investment strategies could be delayed or hindered, and the value of your investment may decline.

Our Manager’s limited operating history makes it difficult for you to evaluate this investment.

Our Manager has limited operating history and may not be able to successfully operate our business or achieve our investment objectives. We may not be able to conduct our business as described in our plan of operation.

Non-renewal of the Management Agreement, even for poor performance, could be difficult and costly, including as a result of termination fees, and may cause us to be unable to execute our business plan.

Non-renewal of the Management Agreement without cause, even for poor performance, could be difficult and costly. We may decline to renew the Management Agreement without cause upon the affirmative vote of at least two-thirds of our independent directors that (1) there has been unsatisfactory performance by our Manager that is materially detrimental to us or (2) the Base Management Fee and Incentive Fee (each as defined in “Our Manager and Management Agreement—Management Agreement”) payable to our Manager are not, taken as a whole, in accordance with then-current market rates charged by asset management companies rendering services similar to those rendered by our Manager, subject to our Manager’s right to prevent such non-renewal by accepting a reduction of the fees agreed to by at least two-thirds of our independent directors. In such a case of non-renewal, our Manager will be paid a termination fee equal to 3.00 times the sum of the Base Management Fee and Incentive Fee earned, in each case, by our Manager during the 12-month period immediately preceding such non-renewal, calculated as of the end of the most recently completed fiscal quarter before the date of non-renewal. These provisions may substantially restrict our ability to not to renew the Management Agreement and would cause us to incur substantial costs in connection with such a non-renewal. Furthermore, in the event that our Management Agreement is not renewed, and we are unable to identify a suitable replacement to manage us, our ability to execute our business plan could be adversely affected.

Because we will be dependent upon our Manager and its affiliates to conduct our operations, any adverse changes in the financial health of our Manager or its affiliates or our relationship with them could hinder our operating performance and the return on your investment.

We will be dependent on our Manager and its affiliates to manage our operations and acquire and manage our portfolio of real estate assets. Under the direction of our board of directors, and subject to our investment guidelines, our Manager will make all decisions with respect to the management of our company. Our Manager will depend upon the fees and other compensation that it receives from us in connection with managing our company to conduct its operations. Any adverse changes in the financial condition of our Manager or its affiliates, or our relationship with our Manager, could hinder its ability to successfully manage our operations and our portfolio of investments, which would adversely affect us and our stockholders.

Our board of directors will approve very broad investment guidelines for our Manager and will not approve each investment and financing decision made by our Manager unless required by our investment guidelines.

Our Manager will be authorized to follow very broad investment guidelines established by our board of directors. Our board of directors will periodically review our investment guidelines and our portfolio of assets but will not, and will not be required to, review all of our proposed investments, except in limited circumstances as set forth in our investment policies, which are described under “Business and Properties.” In addition, in conducting periodic reviews, our board of directors may rely primarily on information provided to them by our Manager. Furthermore, transactions entered into by our Manager may be costly, difficult or impossible to unwind by the time they are reviewed by our board of directors. Our Manager will have great latitude within the broad parameters of our investment guidelines in determining the types and amounts of assets in which to invest on our behalf, including making investments that may result in returns that are substantially below expectations or result in losses, which would materially and adversely affect our business and results of operations, or may otherwise not be in the best interests of our stockholders.

The Management Agreement with our Manager was not negotiated on an arm’s-length basis and may not be as favorable to us as if it had been negotiated with an unaffiliated third party.

Our executive officers, including one of our five directors, are executives of our Manager. Although the Bluerock Residential board of directors received an opinion from Robert A. Stanger & Company, Inc. that the terms of the Management Agreement are fair, from a financial point of view, to Bluerock Homes, and after consideration of this opinion and other documents and presentations, the non-management directors authorized Bluerock Homes to enter into the Management Agreement, our Management Agreement will be negotiated between related parties and its terms, including fees payable to our Manager, may not be as favorable to us as if it had been negotiated with an unaffiliated third party. In addition, we may choose not to enforce, or to enforce less vigorously, our rights under the Management Agreement because of our desire to maintain our ongoing relationship with Bluerock and its affiliates.

We may have conflicts of interest with our Manager and other affiliates, which could result in investment decisions that are not in the best interests of our stockholders.

There will be numerous conflicts of interest between our interests and the interests of our Manager, Bluerock and their respective affiliates, including conflicts arising out of allocation of personnel to our activities, allocation of investment opportunities between us and investment vehicles affiliated with Bluerock, purchase or sale of apartment properties, including from or to Bluerock or its affiliates and fee arrangements with our Manager that might induce our Manager to make investment decisions that are not in our best interests. Examples of these potential conflicts of interest include:

•	Competition for the time and services of personnel that work for us and our affiliates;

•	Compensation payable by us to our Manager and its affiliates for their various services, which may not be on market terms and is payable, in some cases, whether or not our stockholders receive distributions;

•	The possibility that our Manager, its officers and their respective affiliates will face conflicts of interest relating to the purchase and leasing of properties and that such conflicts may not be resolved in our favor, thus potentially limiting our investment opportunities, impairing our ability to make distributions and adversely affecting the trading price of our stock;

•	The possibility that if we acquire properties from Bluerock or its affiliates, the price may be higher than we would pay if the transaction were the result of arm’s-length negotiations with a third party;

•	The possibility that our Manager will face conflicts of interest caused by its indirect ownership by Bluerock, some of whose officers are also our officers and one of whom is a director of ours, resulting in actions that may not be in the long-term best interests of our stockholders;

•	Our Manager will have considerable discretion with respect to the terms and timing of our acquisition, disposition and leasing transactions, and the Incentive Fee payable by us to our Manager will be determined based on AFFO (as defined in “Our Manager and Management Agreement—Management Agreement”), which may create an incentive for our Manager to make investments that are risky or more speculative than would otherwise be in our best interests;

•	The possibility that we may acquire or merge with our Manager, resulting in an internalization of our management functions; and

•	The possibility that the competing demands for the time of our Manager, its affiliates and our officers may result in them spending insufficient time on our business, which may result in our missing investment opportunities or having less efficient operations, which could reduce our profitability and result in lower distributions to you.

The Incentive Fee we pay our Manager may induce it to make riskier investments, which could adversely affect our financial condition, results of operations and the trading price of our stock.

The Incentive Fee payable by us to our Manager will be determined based on AFFO, which may create an incentive for our Manager to make investments that are risky or more speculative than would otherwise be in our best interests. In evaluating investments and other management strategies, the incentive fee structure may lead our Manager to place undue emphasis on the maximization of AFFO at the expense of other criteria, such as preservation of capital, in order to increase the Incentive Fee. Investments with higher yields generally have higher risk of loss than investments with lower yields, and could result in higher investment losses, particularly during cyclical economic downturns, which could adversely affect the trading price of our stock.

We may be obligated to pay our Manager quarterly Incentive Fees even if we incur a net loss during a particular quarter and our Manager will receive a Base Management Fee regardless of the performance of our portfolio.

Our Manager will be entitled to a quarterly Incentive Fee based on our pre-Incentive Fee AFFO, which will reward our Manager if our quarterly AFFO exceeds an 8% hurdle on our adjusted stockholders’ equity. Our AFFO for a particular quarter will exclude the effect of any unrealized gains, losses or other items during that quarter that do not affect realized net income, even if these adjustments result in a net loss on our statement of operations for that quarter. Thus, we may be required to pay our Manager an Incentive Fee for a fiscal quarter even if we incur a net loss for that quarter as determined in accordance with GAAP. In addition, our Manager will be entitled to receive a Base Management Fee based on a percentage of stockholders’ equity, regardless of our performance or its performance in managing our business. Our Manager will also receive reimbursement of expenses and fees incurred directly on our behalf regardless of its or our performance. As a result, even if our Manager does not identify profitable investment opportunities for us, it will still receive material compensation from us. This compensation structure may reduce our Manager’s incentive to devote time and effort to seeking profitable opportunities for our portfolio.

If we acquire properties from affiliates of our Manager, the price may be higher than we would pay if the transaction were the result of arm’s-length negotiations.

We may acquire properties or investments from Bluerock, our Manager, directors or officers, or their respective affiliates. The prices we pay for such properties will not be the subject of arm’s-length negotiations, which means that the acquisitions may be on terms less favorable to us than those negotiated in an arm’s-length transaction. Even though we expect to use an independent third-party appraiser to determine fair market value when acquiring properties from our Manager and its affiliates, we may pay more for particular properties than we would have in an arm’s-length transaction, which would reduce our cash available for investment in other properties or distribution to our stockholders.

If we internalize our management functions, we could incur other significant costs associated with being self-managed.

At any time, our board of directors may, but is not obligated to, pursue the internalization of the functions performed for us by our Manager through the acquisition of our Manager or similar transaction through which we would bring onboard our Manager’s management team. The method by which we could internalize these functions could take many forms, and may require agreement with the Manager. While we believe that there may be substantial benefits to internalization of management functions at the appropriate time, there is no assurance that internalization will be beneficial to us and our stockholders, and internalizing our management functions could reduce earnings per share and funds from operation per share. For example, we may not realize the perceived benefits or we may not be able to properly integrate a new staff of managers and employees or we may not be able to effectively replicate the services provided previously by our Manager or its affiliates. Internalization transactions involving the internalization of managers affiliated with entity sponsors have also, in some cases, been the subject of litigation. Even if these claims are without merit, we could be forced to spend significant amounts of money defending claims which would reduce the amount of funds available for us to invest in properties or other investments to pay distributions. All these factors could have a material adverse effect on our results of operations, financial condition and ability to pay distributions.

Risks Related to the Separation and the Distribution

We have no operating history as an independent company, and our historical and pro forma financial information is not necessarily representative of the results that we would have achieved as a separate, publicly traded company and may not be a reliable indicator of our future results.

Our historical and pro forma financial information included in this information statement is derived from the consolidated financial statements and accounting records of Bluerock Residential. Accordingly, the historical and pro forma financial information included in this information statement does not necessarily reflect the financial condition, results of operations or cash flows that we would have achieved as a separate, publicly traded company during the periods presented, or those that we will achieve in the future. Factors which could cause our results to materially differ from those reflected in such historical and pro forma financial information and which may materially and adversely impact our ability to achieve similar results in the future may include, but are not limited to, the following:

•	the financial results in this information statement do not reflect all the expenses we will incur as a public company;

•	prior to the Separation and the Distribution, portions of our business have been operated by Bluerock Residential and as part of its corporate organization. We will need to make investments to replicate or outsource from other providers certain facilities, systems, infrastructure and personnel to which we will no longer have access after the Distribution, which will be costly;

•	after the Distribution, we will be unable to use Bluerock Residential’s economies of scope and scale in procuring various services and in maintaining vendor and tenant relationships. Likewise it may be more difficult for us to attract and retain desired tenants. This could have a material adverse effect on our business, financial condition and results of operations following the completion of the Distribution;

•	prior to the Separation and the Distribution, the working capital requirements and capital for general corporate purposes, including acquisitions, development, and capital expenditures, relative to the assets we will acquire in the Separation were satisfied as part of the corporation-wide cash management policies of Bluerock Residential. Following the Distribution, we may need to obtain additional financing from banks, through public offerings or private placements of debt or equity securities, strategic relationships or other arrangements, which may not be on terms as favorable as those obtained by Bluerock Residential, and the cost of capital for our business may be higher than Bluerock Residential’s cost of capital prior to the Separation and the Distribution, which may have a material adverse effect on our business, financial condition and results of operations; and

•	our cost structure, management, financing and business operations will be significantly different from that of Bluerock Residential as a result of our operating as an independent public company. These changes will result in increased costs on a comparable basis focused on assets under management, including, but not limited to, legal, accounting, compliance and other costs associated with being a public company with equity securities traded on the NYSE American.

Other significant changes may occur in our cost structure, management, financing and business operations as a result of our status as an independent company. For additional information about the past financial performance of our business assets and the basis of presentation of the historical combined financial statements and the unaudited pro forma condensed combined financial statements of our business, please see “Unaudited Pro Forma Condensed Combined Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and accompanying notes included elsewhere in this information statement.

Bluerock Residential may fail to perform under various transaction agreements that will be executed as part of the separation, or we may fail to have necessary systems and services in place when certain of the transaction agreements expire.

In connection with the Separation and prior to the Distribution, Bluerock Residential, Bluerock Homes and certain other parties will enter into the Separation and Distribution Agreement and will also enter into various other agreements, including the Tax Matters Agreement. The Separation and Distribution Agreement and the Tax Matters Agreement, together with the documents and agreements by which the internal reorganization will be effected, will determine the allocation of assets and liabilities between the companies following the Separation for those respective areas and will include any necessary indemnifications related to liabilities and obligations. Bluerock Homes will rely on Bluerock Residential to satisfy its performance and payment obligations under these agreements. If Bluerock Residential is unable or unwilling to satisfy its obligations under these agreements, including its indemnification obligations, we could incur operational difficulties and/or losses. If we do not have in place our own systems and services, or if we do not have agreements with other providers of these services once certain transaction agreements expire, we may not be able to operate our business effectively, and our profitability may decline. We are in the process of creating our own, or engaging third parties to provide, systems and services to replace many of the systems and services that Bluerock Residential currently provides to us. However, we may not be successful in implementing these systems and services in a timely manner or at all, we may incur additional costs in connection with, or following, the implementation of these systems and services, and we may not be successful in transitioning data from Bluerock Residential’s systems to ours.

The distribution of Bluerock Homes shares in the Distribution will not qualify for tax-deferred treatment and will be treated as a taxable transaction to Bluerock Residential common stockholders for U.S. federal income tax purposes.

The Distribution will not qualify for tax-deferred treatment for U.S. federal income tax purposes. For U.S. federal income tax purposes, the Distribution, taken together with the receipt of cash pursuant to the Merger, is expected to be treated as a distribution in complete liquidation of Bluerock Residential and a fully taxable transaction. In general, a holder of Bluerock Residential common stock will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (1) the sum of (A) the amount of cash received with respect to such holder’s Bluerock Residential shares in the Merger plus (B) the fair market value, determined when the Distribution occurs, of the Bluerock Homes shares received in the Distribution, and (2) such holder’s adjusted tax basis in its Bluerock Residential shares. However, under certain circumstances, withholding may be required with respect to the Distribution (and the cash consideration payable in the Merger) under applicable tax laws, including in the case of distributions made to certain non-U.S. holders under FIRPTA. Any such withholding would be satisfied by the applicable withholding agent withholding and selling a portion of the Bluerock Homes shares that otherwise would be distributable to the non-U.S. holder, by withholding from the cash consideration payable in the Merger to the non-U.S. holder, or by withholding from other property held in the non-U.S. holder’s account with the withholding agent.

There can be no assurance that the U.S. Internal Revenue Service (the “IRS”) will agree with the treatment of the Distribution and Merger discussed above. If the IRS were to successfully challenge this treatment, it is possible that the Distribution would instead be treated as a taxable distribution separate from the deemed liquidation of Bluerock Residential pursuant to the Merger. In such case, an amount equal to the fair market value of Bluerock Homes common stock received by a Bluerock Residential stockholder will generally be treated as a taxable dividend to the extent of such Bluerock Residential stockholder’s ratable share of any current or accumulated earnings and profits of Bluerock Residential (including any earnings and profits attributable to gain recognized by Bluerock Residential in connection with the Separation, Distribution and the Merger), with the excess treated as a nontaxable return of capital to the extent of such Bluerock Residential stockholder’s tax basis in its shares of Bluerock Residential common stock and any remaining excess treated as capital gain. In addition, Bluerock Residential or other applicable withholding agents may be required or permitted to withhold at the applicable rate at all or a portion of the Distribution payable to non-U.S. holders.

Although Bluerock Residential will be ascribing a value to the Bluerock Homes shares in the Distribution for tax purposes, this valuation is not binding on the IRS or any other taxing authority. These taxing authorities could ascribe a higher valuation to those shares, particularly if Bluerock Homes shares trade at prices significantly above the value ascribed to those shares by Bluerock Residential in the period following the Distribution. Such a higher valuation may cause such stockholders to recognize additional taxable income. Holders should consult their tax advisors as to the particular tax consequences of the Distribution to them, including the applicability and effect of any U.S. federal, state, local and non-U.S. tax laws.

Potential indemnification obligations owed to Bluerock Residential pursuant to the Separation and Distribution Agreement may have a material adverse effect on our business, financial condition and results of operations.

The Separation and Distribution Agreement will provide for, among other things, the principal corporate transactions required to effect the Separation and the Distribution, certain conditions to the Separation and the Distribution and provisions governing our relationship with Bluerock Residential with respect to and following the Distribution. Among other things, the Separation and Distribution Agreement will provide for indemnification obligations designed to make us financially responsible for substantially all liabilities that may exist related to our business activities. If we are required to indemnify Bluerock Residential under the circumstances set forth in the Separation and Distribution Agreement, we may be subject to substantial liabilities, which may have a material adverse effect on our business, financial condition and results of operations.

Bluerock Residential may not be able to transfer its interests in certain properties in the Separation pursuant to certain agreements, due to the need to obtain the consent of third parties.

Certain covenants and other restrictions contained in debt agreements secured by certain of the legacy Bluerock Residential properties, may require Bluerock Residential to obtain lender consent in order for such properties to be transferred to us in the Separation. There is no assurance that Bluerock Residential will be able to obtain such consents on terms that it determines to be reasonable, or at all. Failure to obtain such consents could require Bluerock Residential to retain properties subject to these consents, which may have a material adverse effect on our business, financial condition and results of operations.

We may not achieve some or all of the expected benefits of the Separation and the Distribution, and the Separation and the Distribution may have a material adverse effect on our business, financial condition and results of operations.

We may not be able to achieve the full strategic and financial benefits expected to result from the Separation and the Distribution, or such benefits may be delayed due to a variety of circumstances, not all of which may be under our control. We may not achieve the anticipated benefits of the Separation and the Distribution for a variety of reasons, including, among others: (i) diversion of management’s attention from operating and growing our business; (ii) disruption of our ongoing business or inconsistencies in our services, standards, controls, procedures and policies, which could materially and adversely affect our ability to maintain relationships with tenants; (iii) increased susceptibility to market fluctuations and other adverse events following the Separation and the Distribution; and (iv) lack of diversification in our business, compared to Bluerock Residential’s businesses prior to the Separation and the Distribution. Failure to achieve some or all of the benefits expected to result from the Separation and the Distribution, or a delay in realizing such benefits, may have a material adverse effect on our business, financial condition and results of operations.

Our agreements with Bluerock Residential in connection with the Separation and the Distribution involve conflicts of interest, and we might have received better terms from unaffiliated third parties than the terms we will receive in these agreements.

Because the Separation and the Distribution involve the combination and division of certain of Bluerock Residential’s existing businesses into an independent company, we expect to enter into certain agreements with Bluerock Residential to provide a framework for our relationship with Bluerock Residential following the Separation and the Distribution, including the Separation and Distribution Agreement and the Tax Matters Agreement. The terms of these agreements will be determined while portions of our business are still owned by Bluerock Residential and will be negotiated by persons who are at the time employees, officers or directors of Bluerock Residential or their subsidiaries and, accordingly, may have conflicts of interest. For example, during the period in which the terms of those agreements will be negotiated, we will not have a board of directors that will be independent of Bluerock Residential. In addition, certain of the terms in these agreements were provided for in, and were the result of negotiations between Bluerock Residential and Badger Parent in connection with, the Merger Agreement. As a result of these factors, the terms of those agreements may not reflect terms that would have resulted from arm’s-length negotiations between unaffiliated third parties, which may have a material adverse effect on our business, financial condition and results of operations.

No vote of the Bluerock Residential stockholders is required in connection with the Separation or the Distribution, so stockholder recourse is limited to divestiture.

No vote of the Bluerock Residential stockholders is required in connection with the Separation and the Distribution. Accordingly, if the Distribution occurs and you do not want to receive Bluerock Homes common stock in the Distribution, your only recourse will be to divest your shares of Bluerock Residential common stock prior to the record date for the Distribution.

Pursuant to the Separation and Distribution Agreement and the Tax Matters Agreement, Bluerock Residential and New LLC will indemnify us for certain pre-Distribution liabilities and liabilities related to the legacy Bluerock Residential assets. However, there can be no assurance that these indemnities will be sufficient to insure us against the full amount of such liabilities, or that Bluerock Residential’s or New LLC’s ability to satisfy its indemnification obligation will not be impaired in the future.

Pursuant to the Separation and Distribution Agreement and the Tax Matters Agreement, Bluerock Residential and New LLC will indemnify us for certain liabilities. However, third parties could seek to hold us responsible for any of the liabilities that Bluerock Residential retains, and there can be no assurance that Bluerock Residential and/or New LLC will be able to fully satisfy their indemnification obligations to us. Moreover, even if we ultimately succeed in recovering from Bluerock Residential or New LLC any amounts for which we were held liable by such third parties, any indemnification received may be insufficient to fully offset the financial impact of such liabilities, or we may be temporarily required to bear these losses while seeking recovery from Bluerock Residential and/or New LLC, which may have a material adverse effect on our business, financial condition and results of operations.

Substantial sales of our common stock may occur in connection with the Distribution, which could cause our share price to decline.

The common stock that Bluerock Residential intends to distribute to its stockholders generally may be sold immediately in the public market. Upon completion of the Distribution, we expect that we will have an aggregate of approximately 3,830,741 shares of common stock issued and outstanding, based on the number of issued and outstanding shares of Bluerock Residential common stock as of September 9, 2022. Shares of Bluerock Homes common stock following the Distribution will be freely tradable without restriction or further registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), unless the shares are owned by one of our “affiliates,” as that term is defined in Rule 405 under the Securities Act.

Although we have no actual knowledge of any plan or intention on the part of any of our 5%-or-greater stockholders to sell their shares of Bluerock Homes common stock following the Distribution, it is possible that some of our large stockholders will sell our common stock that they receive in the Distribution. For example, our stockholders may sell our common stock because our concentration in single-family residential properties, our business profile or our market capitalization as an independent company does not fit their investment objectives, or because shares of our common stock are not included in certain indices after the Distribution. A portion of Bluerock Residential common stock is held by index funds, and if we are not included in these indices at the time of the Distribution, these index funds may be required to sell our shares. The sales of significant amounts of our common stock, or the perception in the market that this may occur, may result in the lowering of the market price of our shares, which may have a material adverse effect on our business, financial condition and results of operations.

No market currently exists for the Bluerock Homes common stock, and we cannot be certain that an active trading market for our common stock will develop or be sustained after the Distribution. The price of our common stock may be volatile or may decline.

A public market for our common stock does not currently exist. We anticipate that beginning on or shortly before the record date, trading of our common stock will begin on a “when-issued” basis and will continue through the Distribution Date. However, we cannot guarantee that an active trading market will develop or be sustained for our common stock after the Distribution. Nor can we predict the prices at which our common stock may trade after the Distribution. The market price of our common stock may fluctuate widely as a result of a number of factors, many of which are outside of our control. In addition, the stock market is subject to fluctuations in share prices and trading volumes that affect the market prices of the shares of many companies. These fluctuations in the stock market may materially and adversely affect the market price of our common stock. Among the factors that could affect the market price of our common stock are:

•	actual or anticipated quarterly fluctuations in our business, financial condition and operating results;

•	changes in revenues or earnings estimates or publication of research reports and recommendations by financial analysts or actions taken by rating agencies with respect to our securities or those of other REITs;

•	the ability of our tenants to pay rent to us and meet their other obligations to us under current lease terms;

•	our ability to re-lease spaces as leases expire;

•	our ability to refinance our indebtedness as it matures;

•	any changes in our dividend policy;

•	any future issuances of equity securities;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	general market conditions and, in particular, developments related to market conditions for the real estate industry; and

•	domestic and international economic factors unrelated to our performance.

We cannot predict the prices at which our common stock may trade before the Distribution on a “when-issued” basis or after the Distribution. Until the market has fully evaluated our business as a stand-alone entity, the prices at which shares of our common stock trade may fluctuate more significantly than might otherwise be typical, even with other market conditions, including general volatility, held constant. The increased volatility of our stock price following the Distribution may have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Our Status as a REIT

Failure to qualify as a REIT would materially and adversely affect us and the value of our common shares.

We intend to elect to be taxed as a REIT beginning with our initial taxable year ending December 31, 2022. We believe that, commencing with such taxable year we will be organized and operate in a manner as to qualify for taxation as a REIT for U.S. federal income tax purposes. We have not requested and do not plan to request a ruling from the IRS that we qualify as a REIT, and the statements in this information statement are not binding on the IRS or any court. Therefore, we cannot guarantee that we will qualify as a REIT or that we will remain qualified as such in the future.

As a condition to the Distribution, we expect to receive an opinion from Vinson & Elkins L.L.P. to the effect that, beginning with our short taxable year ending December 31, 2022, we will be organized in conformity with the requirements for qualification and taxation as a REIT under the U.S. federal income tax laws, and our intended method of operation will enable us to qualify as a REIT under the U.S. federal income tax laws for our taxable year ending December 31, 2022 and thereafter. Vinson & Elkins L.L.P.’s opinion will be based upon customary assumptions, representations and undertakings made by us and Bluerock Residential as to factual matters, is conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our and Bluerock Residential’s assets and the conduct of our and Bluerock Residential’s business. Vinson & Elkins L.L.P.’s opinion will not be binding upon the IRS or any court, and will speak as of the date issued. In addition, Vinson & Elkins L.L.P.’s opinion will be based on existing U.S. federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively.

Moreover, our qualification and taxation as a REIT will depend upon our ability to meet on a continuing basis, through actual results, certain qualification tests set forth in the U.S. federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our capital stock ownership and the percentage of our earnings that we distribute. Vinson & Elkins L.L.P. will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements. Vinson & Elkins L.L.P.’s opinion will not foreclose the possibility that we may have to use one or more of the REIT savings provisions described below, which could require us to pay an excise or penalty tax (which could be material) in order for us to maintain our REIT qualification.

If we fail to qualify as a REIT or lose our REIT status, we will face significant tax consequences that would substantially reduce our cash available for distribution to our stockholders for each of the years involved because:

•	we would not be allowed a deduction for dividends paid to stockholders in computing our taxable income and would be subject to regular U.S. federal corporate income tax;

•	we could be subject to increased state and local taxes; and

•	unless we are entitled to relief under applicable statutory provisions, we could not elect to be taxed as a REIT for four taxable years following the year during which we were disqualified.

Any such corporate tax liability could be substantial and would reduce our cash available for, among other things, our operations and distributions to stockholders. In addition, if we fail to qualify as a REIT, we will not be required to make distributions to our stockholders. As a result of all these factors, our failure to qualify as a REIT also could impair our ability to expand our business and raise capital, and could materially and adversely affect the trading price of our common shares.

Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely within our control may affect our ability to qualify as a REIT. In order to qualify as a REIT, we must satisfy a number of requirements, including requirements regarding the ownership of our common shares, requirements regarding the composition of our assets and requirements that certain percentages of our gross income in any year must be derived from qualifying sources, such as “rents from real property.” Also, we must make distributions to stockholders aggregating annually at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding net capital gains. See “Material U.S. Federal Income Tax Consequences  — Material U.S. Federal Income Tax Considerations Regarding Bluerock Homes’ Taxation as a REIT— Taxation of Bluerock Homes.” In addition, legislation, new regulations, administrative interpretations or court decisions may materially and adversely affect our investors, our ability to qualify as a REIT for U.S. federal income tax purposes or the desirability of an investment in a REIT relative to other investments.

Even if we qualify as a REIT for U.S. federal income tax purposes, we may be subject to some federal, state and local income, property and excise taxes on our income or property and, in certain cases, a 100% penalty tax on net income from any “prohibited transaction.” In addition, any taxable REIT subsidiaries (each a “TRS”) of ours will be subject to income tax as regular corporations in the jurisdictions in which they operate.

In certain circumstances, we may be subject to certain U.S. federal,  state and local taxes despite our qualification as a REIT, which would reduce our cash available for distribution to you.

Even if we qualify and maintain our qualification as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income and assets. For example, net income from any “prohibited transaction” will be subject to a 100% tax. Any TRSs will be subject to U.S. federal income tax, and applicable state and local taxes, as regular corporations. We may not be able to make sufficient distributions to avoid excise taxes applicable to REITs. We may also decide to retain income we earn from the sale or other disposition of our properties and pay income tax directly on such income. In that event, our stockholders would be treated as if they had earned that income and paid the tax on it directly, would be eligible to receive a credit or refund of the taxes deemed paid on the income deemed earned, and would increase the adjusted basis of their shares by the excess of such deemed income over the amount of taxes deemed paid. However, stockholders that are tax-exempt, such as charities or qualified pension plans, would have no benefit from their deemed payment of such tax liability. We may also be subject to state and local taxes on our income or property, either directly or at the level of the subsidiaries through which we indirectly own our assets. Any U.S. federal or state taxes we pay will reduce our cash available for distribution to you.

If Bluerock Residential failed to qualify as a REIT during certain periods prior to the Distribution, we would be prevented from electing to qualify as a REIT.

We believe that from the time of our formation until the date of the Distribution, we will be treated as a “qualified REIT subsidiary” of Bluerock Residential. Under applicable Treasury Regulations, if Bluerock Residential failed, or fails, to qualify as a REIT during certain periods prior to the Distribution, unless Bluerock Residential’s failure were subject to relief under U.S. federal income tax laws, we would be prevented from electing to qualify as a REIT prior to the fifth calendar year following the year in which Bluerock Residential failed to so qualify.

If certain of our subsidiaries, including our Operating Partnership, fail to qualify as partnerships or disregarded entities for U.S. federal income tax purposes, we would cease to qualify as a REIT and suffer other material adverse consequences.

We intend that our Operating Partnership will be treated as a partnership for U.S. federal income tax purposes, and that our other subsidiaries (other than any TRSs) will each be treated as a partnership or disregarded entity for U.S. federal income tax purposes and, therefore, will not be subject to U.S. federal income tax on its income. Instead, each of its partners or its member, as applicable, which may include us, will be allocated, and may be required to pay tax with respect to, such partner’s or member’s share of its income. We cannot assure you that the IRS will not challenge the status of any subsidiary partnership or limited liability company in which we own an interest as a disregarded entity or partnership for U.S. federal income tax purposes, or that a court would not sustain such a challenge. If the IRS were successful in treating any subsidiary partnership or limited liability company as an entity taxable as a corporation for U.S. federal income tax purposes, we could fail to meet the gross income tests and certain of the asset tests applicable to REITs and, accordingly, we would likely cease to qualify as a REIT. Also, the failure of any subsidiary partnerships or limited liability company to qualify as a disregarded entity or partnership for applicable income tax purposes could cause it to become subject to federal and state corporate income tax, which would reduce significantly the amount of cash available for debt service and for distribution to its partners or members, including us.

Distribution requirements imposed by law limit our flexibility.

To qualify and maintain our status as a REIT for U.S. federal income tax purposes, we generally will be required to distribute to our stockholders at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding net capital gains, each year. We also will be subject to tax at regular corporate income tax rates to the extent that we distribute less than 100% of our taxable income (including net capital gains) each year.

In addition, we will be subject to a 4% nondeductible excise tax to the extent that we fail to distribute during any calendar year at least the sum of 85% of our ordinary income for that calendar year, 95% of our capital gain net income for the calendar year, and any amount of that income that was not distributed in prior years.

We intend to make distributions to our stockholders to comply with the distribution requirements of the Code as well as to reduce our exposure to federal income taxes and the nondeductible excise tax. Differences in timing between the receipt of income and the payment of expenses to arrive at taxable income, along with the effect of required debt amortization payments, could require us to borrow funds to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT.

We may pay dividends on our common stock in common stock and/or cash. Our stockholders may sell shares of our common stock to pay tax on such dividends, placing downward pressure on the market price of our common stock.

In order to satisfy our REIT distribution requirements, we are permitted, subject to certain conditions and limitations, to make distributions that are in part payable in shares of our common stock. The IRS has issued Revenue Procedure 2017-45 authorizing elective cash/stock dividends to be made by “publicly offered REITs.” Pursuant to Revenue Procedure 2017-45, the IRS will treat the distribution of stock pursuant to an elective cash/stock dividend as a distribution of property under Section 301 of the Code (i.e., a dividend), as long as at least 20% of the total dividend is available in cash and certain other parameters detailed in the Revenue Procedure are satisfied. On November 30, 2021, the IRS issued Revenue Procedure 2021-53, which temporarily reduces (through June 30, 2022) the minimum amount of the distribution that must be available in cash to 10%.

If we make any taxable dividend payable in cash and common stock, taxable stockholders receiving such dividend will be required to include the full amount of the dividend as ordinary income to the extent of our current and accumulated earnings and profits, as determined for U.S. federal income tax purposes. As a result, stockholders may be required to pay income tax with respect to such dividends in excess of the cash dividends received. If a stockholder sells shares of our stock that it receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of the stock at the time of the sale. Furthermore, with respect to certain non-U.S. holders, we may be required to withhold federal income tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in our stock. If, in any taxable dividend payable in cash and stock, a significant number of our stockholders determine to sell shares of our stock in order to pay taxes owed on dividends, it may be viewed as economically equivalent to a dividend reduction and put downward pressure on the market price of our stock.

Distributions payable by REITs do not qualify for the reduced tax rates that apply to other corporate distributions.

The maximum U.S. federal income tax rate applicable to income from “qualified dividends” payable to U.S. stockholders that are individuals, trusts and estates is currently 20%, plus a 3.8% “Medicare tax” surcharge. Dividends payable by REITs, however, generally are not eligible for the reduced rates on qualified dividend income. However, for taxable years beginning before January 1, 2026, ordinary REIT dividends constitute “qualified business income,” and thus a 20% deduction is available to individual taxpayers with respect to such dividends, resulting in a 29.6% maximum U.S. federal income tax rate (plus the 3.8% surtax on net investment income, if applicable) for individual U.S. stockholders. However, to qualify for this deduction, the stockholder receiving such dividends must hold the dividend-paying REIT stock for at least 46 days (taking into account certain special holding period rules) of the 91-day period beginning 45 days before the stock becomes ex-dividend, and cannot be under an obligation to make related payments with respect to a position in substantially similar or related property. The more-favorable rates applicable to regular corporate distributions could cause investors who are individuals to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay distributions, which could adversely affect the value of our common stock. See “Material U.S. Federal Income Tax Consequences—Taxation of Taxable U.S. Stockholders.”

In certain circumstances, we may be subject to certain U.S. federal, state and local taxes despite our qualification as a REIT, which would reduce our cash available for distribution to you.

Even if we qualify and maintain our qualification as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income and assets. For example, net income from any “prohibited transaction” will be subject to a 100% tax. We may not be able to make sufficient distributions to avoid excise taxes applicable to REITs. We may also decide to retain income we earn from the sale or other disposition of our properties and pay income tax directly on such income. In that event, our stockholders would be treated as if they had earned that income and paid the tax on it directly, would be eligible to receive a credit or refund of the taxes deemed paid on the income deemed earned, and would increase the adjusted basis of their shares by the excess of such deemed income over the amount of taxes deemed paid. However, stockholders that are tax-exempt, such as charities or qualified pension plans, would have no benefit from their deemed payment of such tax liability. We may also be subject to state and local taxes on our income or property, either directly or at the level of the subsidiaries through which we indirectly own our assets. Any U.S. federal or state taxes we pay will reduce our cash available for distribution to you.

We may enter into certain hedging transactions that may have a potential impact on our REIT status.

From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate and/or foreign currency swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Income and gain from “hedging transactions” that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets, or to hedge existing hedging positions after any portion of the related debt or property is extinguished or disposed of, and that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of the gross income tests that apply to REITs. Moreover, any income from a transaction entered into primarily to manage risk of currency fluctuations with respect to any item of income that would be qualifying REIT income under the REIT gross income tests, and any gain from the unwinding of any such transaction, does not constitute gross income for purposes of the REIT gross income tests. To the extent that we do not properly identify such transactions as hedges or we hedge with other types of financial instruments, or hedge other types of indebtedness, the income from those transactions may not be treated as qualifying income for purposes of the REIT gross income tests, and might also give rise to an asset that does not qualify for purposes of the REIT asset tests.

Our ability to provide certain services to our tenants may be limited by the REIT rules or may have to be provided through a TRS.

As a REIT, we generally will not be able provide services to our tenants other than those that are customarily provided by landlords, nor will we be able to derive income from a third party that provides such services. If we forego providing such services to our tenants, we may be at a disadvantage to competitors that are not subject to the same restrictions. However, we can provide such non-customary services to tenants and share in the revenue from such services if we do so through a TRS, though income earned by such TRS will be subject to U.S. federal corporate income tax.

Any ownership of a TRS will be subject to limitations, and our transactions with a TRS will cause us to be subject to a 100% penalty tax on certain income or deductions if those transactions are not conducted on arm’s-length terms.

Overall, no more than 20% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs. A TRS will be subject to applicable U.S. federal, state and local corporate income tax on its taxable income, and its after-tax net income will be available for distribution to us but is not required to be distributed to us. In addition, the Code limits the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation and, in certain circumstances, other limitations on deductibility may apply. The Code also imposes a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis. We will monitor the value of our respective investments in any TRS for the purpose of ensuring compliance with TRS ownership limitations and will structure our transactions with any TRS on terms that we believe are arm’s-length to avoid incurring the 100% excise tax described above. There can be no assurance, however, that we will be able to comply with the 20% limitation or to avoid application of the 100% excise tax.

The prohibited transactions tax may limit our ability to dispose of our properties.

A REIT’s net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business. We may be subject to the prohibited transaction tax equal to 100% of net gain upon a disposition of real property. Although a safe harbor to the characterization of the sale of real property by a REIT as a prohibited transaction is available, we cannot assure you that we can comply with the safe harbor or that we will avoid owning property that may be characterized as held primarily for sale to customers in the ordinary course of business. Consequently, we may choose not to engage in certain sales of our properties or may conduct such sales through a TRS, which would be subject to U.S. federal corporate income tax.

The ability of our board of directors to revoke our REIT qualification without stockholder approval may cause adverse consequences to our stockholders.

Our charter will provide that our board of directors may revoke or otherwise terminate our REIT election, without the approval of our stockholders, if it determines that it is no longer in our best interests to continue to qualify as a REIT. If we cease to qualify as a REIT, we would become subject to U.S. federal income tax on our taxable income and would no longer be required to distribute most of our taxable income to our stockholders, which may have adverse consequences on our total return to our stockholders.

Legislative or other actions affecting REITs could have a negative effect on us or our investors.

In recent years, numerous legislative, judicial and administrative changes have been made to the U.S. federal income tax laws applicable to investments in real estate and REITs. President Joe Biden has set forth several tax proposals that would, if enacted, make significant changes to U.S. tax laws (including provisions enacted pursuant to the Tax Cuts and Jobs Act). Congress is considering, and could include, some or all of these proposals in connection with tax reform to be undertaken by the current administration. It is unclear whether these or similar changes will be enacted and, if enacted, how soon any such changes could take effect. In addition, there can be no assurance that any other future changes to the U.S. federal income tax laws or regulatory changes will not be proposed or enacted that could impact our business and financial results. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department, which may result in revisions to regulations and interpretations in addition to statutory changes. If enacted, certain of such changes could have an adverse impact on our business and financial results. Stockholders are urged to consult their tax advisors regarding the effect of potential future changes to the U.S. federal income tax laws on an investment in Bluerock Homes common stock.

Risks Related to Ownership of Our Common Stock

You may be restricted from acquiring or transferring certain amounts of our common stock.

The stock ownership restrictions of the Code for REITs and the 9.8% stock ownership limits in our charter may inhibit market activity in our capital stock and restrict our business combination opportunities.

In order to qualify as a REIT, five or fewer individuals, as defined in the Code to include specified private foundations, employee benefit plans and trusts, and charitable trusts, may not own, beneficially or constructively, more than 50% in value of our issued and outstanding stock at any time during the last half of a taxable year. Attribution rules in the Code determine if any individual or entity beneficially or constructively owns our capital stock under this requirement. Additionally, at least 100 persons must beneficially own our capital stock during at least 335 days of a taxable year. To help insure that we meet these tests, among other purposes, our charter will restrict the acquisition and ownership of shares of our capital stock.

Our charter, with certain exceptions, will authorize our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT. Unless exempted, prospectively or retroactively, by our board of directors, our charter will prohibit any person from beneficially or constructively owning more than 9.8% in value of the aggregate of our outstanding shares of capital stock or 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of our common stock. Our board of directors may not grant an exemption from these restrictions to any proposed transferee whose ownership in excess of such thresholds does not satisfy certain conditions designed to ensure that we will not fail to qualify as a REIT. These restrictions on transferability and ownership will not apply, however, if our board of directors determines that it is no longer in our best interest to continue to qualify as a REIT or that compliance is no longer required for REIT qualification.

A limit on the percentage of our capital stock and common stock a person may own may discourage a takeover or business combination, which could prevent our common stockholders from realizing a premium price for their common stock.

Our charter will restrict direct or indirect ownership by one person or entity to no more than 9.8%, in value, of the outstanding shares of all classes and series of our capital stock or 9.8% in value or by number of shares, whichever is more restrictive, of the outstanding shares of our common stock unless exempted (prospectively or retroactively) by our board of directors. This restriction may have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price to our stockholders.

Maryland law may limit the ability of a third party to acquire control of us.

The Maryland General Corporation Law (the “MGCL”) provides protection for Maryland corporations against unsolicited takeovers by limiting, among other things, the duties of the directors in unsolicited takeover situations. The duties of directors of Maryland corporations do not require them to (a) accept, recommend or respond to any proposal by a person seeking to acquire control of the corporation, (b) authorize the corporation to redeem any rights under, or modify or render inapplicable, any stockholder rights plan, (c) make a determination under the Maryland Business Combination Act, or (d) act or fail to act solely because of the effect the act or failure to act may have on an acquisition or potential acquisition of control of the corporation or the amount or type of consideration that may be offered or paid to the stockholders in an acquisition. Moreover, under the MGCL, the act of a director of a Maryland corporation relating to or affecting an acquisition or potential acquisition of control is not subject to any higher duty or greater scrutiny than is applied to any other act of a director. The MGCL also contains a statutory presumption that an act of a director of a Maryland corporation satisfies the applicable standards of conduct for directors under the MGCL.

The MGCL also provides that, unless exempted, certain Maryland corporations may not engage in business combinations, including mergers, dispositions of 10% or more of its assets, certain issuances of shares of stock and other specified transactions, with an “interested stockholder” or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder became an interested stockholder, and thereafter unless specified criteria are met. An interested stockholder is generally a person owning or controlling, directly or indirectly, 10% or more of the voting power of the outstanding stock of the Maryland corporation, unless the stock had been obtained in a transaction approved by its board of directors. These and other provisions of the MGCL could have the effect of delaying, deferring or preventing a proxy contest, tender offer, merger or other change in control, which may have a material adverse effect on our business, financial condition and results of operations.

Your rights as stockholders and our rights to recover claims against our officers and directors are limited.

Under Maryland law, our charter, our bylaws and the terms of certain indemnification agreements with our directors and employment or services agreements with our executive officers, we may generally indemnify our officers, our directors, and their respective affiliates to the maximum extent permitted by Maryland law. Maryland law permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that: (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; (2) the director or officer actually received an improper personal benefit in money, property or services; or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. As a result, we and our stockholders may have more limited rights against our directors, officers, employees and agents, and their affiliates, than might otherwise exist under common law. In addition, we may be obligated to fund the defense costs incurred by our directors, officers, employees and agents in some cases.

An increase in market interest rates may have an adverse effect on the market price of our common stock.

One of the factors that investors may consider in deciding whether to buy or sell our common stock is our distribution yield, which is our distribution rate as a percentage of our share price, relative to market interest rates. If market interest rates increase, prospective investors may desire a higher distribution yield on our common stock or may seek securities paying higher dividends or interest. As a result, interest rate fluctuations and capital market conditions are likely to affect the market price of our common stock, and such effects could be significant. For example, if interest rates rise without an increase in our distribution rate, the market price of our common stock could decrease because potential investors may require a higher distribution yield on our common stock as market rates on interest-bearing securities, such as bonds, rise.

Your percentage of ownership may become diluted if we issue new shares of stock or other securities, and issuances of preferred stock or other securities by us may further subordinate the rights of the holders of our common stock.

Our board of directors will be authorized, without stockholder approval, to cause us to issue additional shares of our common stock or to raise capital through the issuance of preferred stock (including equity or debt securities convertible into preferred stock), options, warrants and other rights, on such terms and for such consideration as our board of directors in its sole discretion may determine. In addition, holders of warrants may exercise their warrants prior to the record date. Any such issuance or exercise could result in dilution of the equity of our stockholders. Our board of directors may, in its sole discretion, authorize us to issue common stock or other equity or debt securities to persons from whom we purchase apartment communities, as part or all of the purchase price of the community. Our board of directors, in its sole discretion, may determine the value of any common stock or other equity or debt securities issued in consideration of apartment communities or services provided, or to be provided, to us.

Our charter will also authorize our board of directors, without stockholder approval, to designate and issue one or more classes or series of preferred stock (including equity or debt securities convertible into preferred stock) and to set or change the voting, conversion or other rights, preferences, restrictions, limitations as to dividends or other distributions and qualifications or terms or conditions of redemption of each class or series of shares so issued. If any additional preferred stock is publicly offered, the terms and conditions of such preferred stock (including any equity or debt securities convertible into preferred stock) will be set forth in a registration statement registering the issuance of such preferred stock or equity or debt securities convertible into preferred stock. Because our board of directors has the power to establish the preferences and rights of each class or series of preferred stock, it may afford the holders of any series or class of preferred stock preferences, powers, and rights senior to the rights of holders of common stock. If we ever create and issue additional preferred stock or equity or debt securities convertible into preferred stock with a distribution preference over common stock, payment of any distribution preferences of such new outstanding preferred stock would reduce the amount of funds available for the payment of distributions on our common stock. Further, holders of preferred stock will be normally entitled to receive a preference payment if we liquidate, dissolve, or wind up before any payment is made to the common stockholders, likely reducing the amount common stockholders would otherwise receive upon such an occurrence. In addition, under certain circumstances, the issuance of additional preferred stock may delay, prevent, render more difficult or tend to discourage a merger, tender offer, or proxy contest, the assumption of control by a holder of a large block of our securities, or the removal of incumbent management.

Stockholders will have no rights to buy additional shares of stock or other securities if we issue new shares of stock or other securities. We may issue common stock, convertible debt or preferred stock pursuant to a subsequent public offering or a private placement, or to sellers of properties we directly or indirectly acquire instead of, or in addition to, cash consideration. Investors purchasing shares of our common stock in an offering who do not participate in any future stock issuances will experience dilution in the percentage of the issued and outstanding shares of common stock they own. In addition, depending on the terms and pricing of any additional offerings and the value of our investments, you also may experience dilution in the book value and fair market value of, and the amount of distributions paid on, your shares of common stock.

Our ability to pay dividends is limited by the requirements of Maryland law.

Our ability to pay dividends on our common stock is limited by the laws of Maryland. Under applicable Maryland law, a Maryland corporation, including Bluerock Homes, generally may not make a distribution (including a dividend or redemption) if, after giving effect to the dividend, the corporation would not be able to pay its debts as the debts become due in the usual course of business, or the corporation’s total assets would be less than the sum of its total liabilities plus, unless the corporation’s charter provides otherwise, the amount that would be needed, if the corporation were dissolved at the time of the dividend, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the dividend. Accordingly, we generally may not make a distribution if, after giving effect to the distribution, we would not be able to pay our debts as they become due in the usual course of business or our total assets would be less than the sum of our total liabilities plus, unless our charter provides otherwise, the amount that would be needed to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the dividend. Any dividends or redemption payments may be delayed or prohibited. As a result, the price of our common stock may decrease, which may have a material adverse effect on our business, financial condition and results of operations.

We may change our dividend policy.

Future dividends will be declared and paid at the discretion of our board of directors, and the amount and timing of dividends will depend upon cash generated by operating activities, our business, financial condition, results of operations, capital requirements, annual distribution requirements under the REIT provisions of the Code, and such other factors as our board of directors deems relevant. Our board of directors may change our dividend policy at any time, and there can be no assurance as to the manner in which future dividends will be paid or that the current dividend level will be maintained in future periods. Any reduction in our dividends may cause investors to seek alternative investments, which would result in selling pressure on, and a decrease in the market price of, our common stock. As a result, the price of our common stock may decrease, which may have a material adverse effect on our business, financial condition and results of operations.

We will incur increased costs as a result of operating as a public company. If we fail to maintain proper and effective internal controls, our ability to produce accurate and timely financial statements could be impaired, which could result in sanctions or other penalties that would harm our business.

Following the Distribution, we will be subject to the reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the rules and regulations of the New York Stock Exchange American (the “NYSE American”). Our financial results historically were included within the consolidated results of Bluerock Residential, and until the Distribution occurs, we have not been and will not be directly subject to reporting and other requirements of the Exchange Act and Section 404 of the Sarbanes-Oxley Act. After the Distribution, we will qualify as an “emerging growth company.” For so long as we remain an emerging growth company, we will be exempt from Section 404(b) of the Sarbanes-Oxley Act, which requires auditor attestation to the effectiveness of internal control over financial reporting. We will cease to be an emerging growth company on the date that is the earliest of (i) the last day of the fiscal year in which we have total gross annual revenues of $1.07 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the Distribution; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC. We cannot predict if investors will find our common stock less attractive because we may rely on the exemptions available to us as an emerging growth company. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock, and our stock price may be more volatile.

We will, however, be immediately subject to Section 404(a) of the Sarbanes-Oxley Act and, as of the expiration of our emerging growth company status, we will be broadly subject to enhanced reporting and other requirements under the Exchange Act and Sarbanes-Oxley Act. This will require, among other things, annual management assessments of the effectiveness of our internal control over financial reporting beginning in our second annual report filed after the Distribution and a report by our independent registered public accounting firm addressing these assessments. These and other obligations will place significant demands on our management, administrative and operational resources, including accounting and information technology resources. To comply with these requirements, we anticipate that we will need to further upgrade our systems, including duplicating computer hardware infrastructure, implement additional financial and management controls, reporting systems and procedures, and hire additional accounting, finance and information technology staff. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costlier. If we are unable to do this in a timely and effective fashion, our ability to comply with our financial reporting requirements and other rules that apply to reporting companies could be impaired and our business, prospects, financial condition and results of operations could be harmed.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws and may be identified by words such as “will,” “expect,” “believe,” “plan,” “anticipate,” “intend,” “goal,” “future,” “outlook,” “guidance,” “target,” “estimate” and similar words or expressions, including the negative version of such words and expressions. These forward-looking statements are based upon the Company’s present expectations, estimates and projections about the industry and markets in which the Company operates and beliefs of and assumptions made by Company management, involve uncertainty that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements and are not guaranteed to occur. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Investors should not place undue reliance upon these forward-looking statements. Although the Company believes that the expectations reflected in these forward-looking statements are based on reasonable assumptions, the Company’s actual results and performance could differ materially from those set forth in these forward-looking statements due to numerous factors. Factors that could have a material adverse effect on our operations, future prospects, and the Separation and the Distribution include, but are not limited to:

•	the failure to satisfy any of the conditions to the completion of the Distribution;

•	the risks that the market does not value Bluerock Homes shares at NAV;

•	the failure to recognize the potential benefits of the Separation and the Distribution due to, among other reasons, Bluerock Homes’ lack of liquidity, small market size or inability to grow and expand revenues and earnings following the Distribution;

•	shareholder litigation in connection with the Separation and the Distribution or the Merger, which may affect the timing or occurrence of the Separation, the Distribution or the Merger or result in significant costs of defense, indemnification and liability;

•	the effect of the announcement of the Separation and the Distribution and the Merger on the ability of the Company to retain and hire key personnel and maintain relationships with its tenants, vendors and others with whom it does business, or on its operating results and businesses generally;

•	risks associated with the disruption of management’s attention from ongoing business operations due to Separation and the Distribution;

•	the ability to meet expectations regarding the timing and completion of the Separation and the Distribution;

•	the possibility that any opinions, consents or approvals required in connection with Separation and the Distribution will not be received or obtained in the expected time frame, on the expected terms or at all;

•	significant transaction costs, fees, expenses and charges;

•	risks associated with the transactions contemplated by the Merger Agreement or the announcement or pendency of such transactions, including disruptions to operations and the potential distraction of management or employees; and

•	Bluerock Residential’s obligation pursuant to the Merger Agreement to use commercially reasonable efforts to consummate the Separation and the Distribution in accordance with the terms and conditions of the Merger Agreement, including with respect to the timing of the Distribution and the requirement that Bluerock Residential obtain Badger Parent’s prior written consent to effect certain changes to the terms of the Separation or the Distribution, and the resulting limitations on Bluerock Residential’s ability to determine or alter the structure or timing of the internal restructuring, the Separation and the Distribution or the terms and conditions of the Separation and Distribution Agreement or Tax Matters Agreement.

There can be no assurance that the Separation or the Distribution or any other transaction described above will in fact be consummated in the expected time frame, on the expected terms or at all. There can be no assurance as to the impact of Covid-19 and other potential future outbreaks of infectious diseases on the Company’s financial condition, results of operations, cash flows and performance and those of its tenants as well as on the economy and real estate and financial markets, which may impact the timing or occurrence of the Separation or the Distribution. Other factors that could cause actual results or events to differ materially from those anticipated include the matters described under “Risk Factors.” Any forward-looking statement speaks only as of the date on which it is made, and the Company assumes no obligation to update or revise such statement, whether as a result of new information, future events or otherwise, except as required by applicable law. The Company claims the safe harbor protection for forward looking statements contained in the Private Securities Litigation Reform Act of 1995.

THE SEPARATION AND THE DISTRIBUTION

Background

On December 20, 2021, Bluerock Residential, Badger Parent and Merger Sub entered into the Merger Agreement, pursuant to which, on the terms and conditions set forth therein, Bluerock Residential will merge with and into Merger Sub, with Merger Sub continuing as the surviving company in the Merger. Under the Merger Agreement, Bluerock Residential has agreed with Badger Parent that, subject to the terms and conditions of the Merger Agreement, Bluerock Residential will use commercially reasonable efforts to consummate the Separation and the Distribution. In addition, the completion of the Separation and the Distribution is a condition to the Merger under the Merger Agreement. Accordingly, the Merger will not be completed unless and until the Separation and the Distribution are completed.

The Distribution is expected to occur on October 6, 2022, subject to the satisfaction or waiver of all conditions to the Distribution set forth in the Separation and Distribution Agreement, by way of a special dividend to Bluerock Residential common stockholders. In the Distribution, holders of Bluerock Residential common stock or Bluerock Residential Class C common stock will be entitled to receive one (1) share of Bluerock Homes common stock or Bluerock Homes Class C common stock for every eight (8) shares of Bluerock Residential common stock or Bluerock Residential Class C common stock held as of the close of business on the record date.

Bluerock Homes will not distribute fractional shares of its common stock in the Distribution. Instead, all fractional shares that Bluerock Residential stockholders would otherwise have been entitled to receive will be aggregated into whole shares and sold in the open market by CTC. We expect CTC, acting on behalf of Bluerock Residential, to take several weeks after the Distribution Date to fully distribute the aggregate net cash proceeds of these sales on a pro rata basis (based on the fractional share such holder would otherwise be entitled to receive) to those stockholders who would otherwise have been entitled to receive fractional shares. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts of payment made in lieu of fractional shares.

Bluerock Residential stockholders will not be required to make any payment, surrender or exchange their Bluerock Residential common stock, or take any other action to receive their shares of Bluerock Homes common stock in the Distribution. The Distribution of Bluerock Homes common stock as described in this information statement is subject to the satisfaction or waiver of certain conditions, including consummation of the Separation in all material respects. For a more detailed description of these conditions, please refer to the section entitled “The Separation and Distribution Agreement — Conditions to the Distribution.”

Reasons for the Separation and the Distribution

The Bluerock Residential board of directors believes that the Separation and the Distribution are in the best interests of Bluerock Residential and its stockholders for a number of reasons, including the following:

•	Create a focused company executing a distinct business strategy. Historically, Bluerock Residential has focused on both its multi-family residential real estate business, as well as its single-family residential real estate business. By separating the Bluerock Homes Business into a stand-alone REIT, our company will have a distinct business strategy focused on our Single-Family Properties.

•	Provide an opportunity for our experienced management team to implement and execute our growth strategy. Separating the Bluerock Homes Business from the remainder of Bluerock Residential’s business will allow our management team to focus on the Bluerock Homes Business, which will allow these assets to realize their full potential.

•	Enhance investor transparency and better highlight our attributes. The Separation and the Distribution will enable current and potential investors and the financial community to evaluate the Bluerock Homes Business independently of the multi-family residential real estate business and better assess the distinctive merits, performance and future prospects of the Bluerock Homes Business. The Separation and the Distribution will allow individual investors to better control their asset allocation decisions, providing investors the opportunity to invest in a well-capitalized REIT that is positioned to take advantage of the single-family housing sector.

The Bluerock Residential board of directors also considered a number of potentially negative factors in evaluating the Separation and the Distribution, including the following:

•	Assumption of certain costs and liabilities. We will bear certain costs and liabilities previously borne by the combined business of Bluerock Residential prior to the Separation, such as the costs associated with being a public company.

•	One-time costs of the Separation. Each of Bluerock Residential and Bluerock Homes will incur costs in connection with our transition to being a separate, stand-alone public company, which may include accounting, tax, legal and other professional services costs and costs to separate information systems.

•	Inability to realize anticipated benefits of the Separation. We may not achieve the anticipated benefits of the Separation for a variety of reasons, including: (i) following the Separation, we may be more susceptible to market fluctuations and other adverse events than if we were still a part of Bluerock Residential; and (ii) following the Separation, Bluerock Homes’ business will be less diversified than Bluerock Residential’s business prior to the Separation.

•	Taxability of the Distribution. The Distribution is expected to be taxable to Bluerock Residential common stockholders for U.S. federal income tax purposes.

The Bluerock Residential board of directors concluded that the potential benefits of the Separation and the Distribution outweighed these factors. For more information, see “Risk Factors” beginning on page 23.

Ownership Structure

Structure and Formation of Bluerock Homes Prior to Bluerock Residential’s Distribution

We were formed on December 16, 2021, in Maryland as a wholly owned subsidiary of Bluerock Residential. Following the Distribution, we will operate as an externally managed, publicly traded UPREIT in which our properties will be owned and operated by Bluerock Residential Holdings and its subsidiaries. Prior to the Distribution and the Merger Effective Time, Bluerock Residential will complete the Separation to separate the Single-Family Properties and certain other assets such that these businesses and assets are owned and operated by Bluerock Residential Holdings and its subsidiaries.

Following the Separation, Bluerock Homes will be the sole general partner of Bluerock Residential Holdings and own approximately 34% of the limited partnership units in Bluerock Residential Holdings.

The following transactions, among others, are expected to occur in advance of the Distribution:

•	Bluerock Residential will have taken all actions necessary to complete the Separation, including but not limited to the following steps:

•	Bluerock Residential Holdings will receive the interest of Holdings LLC in the New LLC via contribution. Bluerock Residential Holdings will contribute its interests in Bluerock Residential’s multi-family residential real estate business and certain other assets to the New LLC;

•	Bluerock Residential Holdings will distribute the New LLC to Bluerock Residential in exchange for a redemption of 25,210,092 of Bluerock Residential’s common units in Bluerock Residential Holdings and all of Bluerock Residential’s outstanding preferred interests. Duff & Phelps delivered an opinion on this consideration to the Bluerock Residential board of directors in connection with the execution of the Merger Agreement. Holdings LLC will subsequently receive the interest of Bluerock Residential in the New LLC via contribution. After consideration of this opinion and other documents and presentations, the non-management directors of the Bluerock Residential board of directors approved this exchange; and

•	Bluerock Residential will then contribute its remaining interest in Bluerock Residential Holdings (including the general partnership interest) to Bluerock Homes.

As a result of the Separation, we will own the Single Family Properties, with approximately $154 million of existing secured property-level indebtedness, based on principal balances as of September 23, 2022.

In addition to the Separation and Distribution Agreement, as of or prior to the Distribution, we, Bluerock Residential and certain other parties will enter into the Tax Matters Agreement.

Immediately following the Distribution, Bluerock Homes, Bluerock Residential Holdings and our Manager will enter into a management agreement (the “Management Agreement”), pursuant to which our Manager will provide certain services as more fully described in “Our Manager and Management Agreement.”

Our charter will provide for two classes of common stock, the Bluerock Homes common stock and the Bluerock Homes Class C common stock. It is expected that the shares of Bluerock Homes common stock will be distributed by Bluerock Residential on October 6, 2022, to holders of record of Bluerock Residential common stock at the close of business on the record date and shares of Bluerock Homes Class C common stock will be distributed by Bluerock Residential on October 6, 2022, to holders of record of Bluerock Residential Class C common stock, subject to the satisfaction or waiver of all conditions to the Distribution set forth in the Separation and Distribution Agreement, as described above under “—Background.”

The Separation and Distribution Agreement

The following discussion summarizes the material provisions of the Separation and Distribution Agreement. The Separation and Distribution Agreement will set forth, among other things, our agreements with Bluerock Residential regarding the principal transactions necessary to separate us from Bluerock Residential. It also will set forth other agreements that govern certain aspects of our relationship with Bluerock Residential after the Distribution Date. The form of this agreement is filed as an exhibit to the registration statement on Form 10 of which this information statement is a part.

Transfer of Assets and Assumption of Liabilities

The Separation and Distribution Agreement will identify the assets to be transferred, the liabilities to be assumed and the contracts to be transferred to each of Bluerock Homes and Bluerock Residential as part of the Separation, and will provide for when and how these transfers and assumptions will occur. In particular, the Separation and Distribution Agreement will provide that, among other things, subject to the terms and conditions contained therein:

•	certain assets primarily related to the Bluerock Homes Business (the “Bluerock Homes Assets”) will be retained by or transferred to Bluerock Homes or one of its subsidiaries;

•	certain liabilities to the extent related to the Bluerock Homes Business or the Bluerock Homes Assets (the “Bluerock Homes Liabilities”) will be retained by or transferred to Bluerock Homes; and

•	all assets and liabilities other than the Bluerock Homes Assets and the Bluerock Homes Liabilities (such assets and liabilities, other than the Bluerock Homes Assets and the Bluerock Homes Liabilities, the “Bluerock Residential Assets” and the “Bluerock Residential Liabilities,” respectively) will be retained by or transferred to Bluerock Residential.

Except as expressly set forth in Separation and Distribution Agreement or the Tax Matters Agreement, neither Bluerock Homes nor Bluerock Residential will make any representation or warranty as to the assets, business or liabilities transferred or assumed as part of the Separation, as to any consents or approvals required in connection with the transfers, as to the value of or the freedom from any security interests of any of the assets transferred, as to the absence or presence of any defenses or right of setoff or freedom from counterclaim with respect to any claim or other asset of any of Bluerock Homes or Bluerock Residential, or as to the legal sufficiency of any document or instrument delivered to convey title to any asset to be transferred in connection with the Separation. All assets will be transferred on an “as is,” “where is” basis, and the respective transferees will bear the economic and legal risks that any conveyance will prove to be insufficient to vest in the transferee good and marketable title, free and clear of all security interests, that any necessary consents or governmental approvals or notifications are not obtained or made, or that any requirements of laws or judgments are not complied with.

Information in this information statement with respect to the assets and liabilities of the parties following the Distribution is presented based on the allocation of such assets and liabilities pursuant to the Separation and the Distribution Agreement, unless the context otherwise requires. The Separation and Distribution Agreement will provide that in the event that the transfer of certain assets and liabilities (or a portion thereof) to Bluerock Homes or Bluerock Residential, as applicable, does not occur prior to the Separation, then until such assets or liabilities (or a portion thereof) are able to be transferred, Bluerock Homes or Bluerock Residential, as applicable, will hold such assets on behalf and for the benefit of the transferee and will pay, perform and discharge such liabilities, for which the transferee will reimburse Bluerock Homes or Bluerock Residential, as applicable, for payments made in connection with the performance and discharge of such liabilities.

The Distribution

The Separation and Distribution Agreement will govern the rights and obligations of the parties regarding the Distribution following the completion of the Separation. On the Distribution Date, Bluerock Residential will distribute to its common stockholders that held shares of Bluerock Residential common stock as of the record date all of the issued and outstanding shares of Bluerock Homes common stock on a pro rata basis. No holders of units or other interests of Bluerock Residential Holdings will be entitled to receive any form of compensation from us in connection with the Distribution, and instead will continue to hold their units or other interests of Bluerock Residential Holdings.

Conditions to the Distribution

The Separation and Distribution Agreement will provide that the Distribution is subject to the satisfaction (or waiver by Bluerock Residential, provided that any waiver of bullets one, two, four or five will require the prior written consent of Badger Parent, not to be unreasonably withheld, conditioned or delayed) of the following conditions:

•	the consummation of the Separation in all material respects;

•	the SEC declaring effective the registration statement of which this information statement forms a part, with no stop order in effect with respect thereto, and no proceeding for such purpose pending before, or threatened by, the SEC;

•	this information statement having been made available to Bluerock Residential stockholders;

•	the receipt of the opinion of Vinson & Elkins L.L.P., to the effect that, beginning with our short taxable year ending December 31, 2022, we will be organized in conformity with the requirements for qualification and taxation as a REIT under the U.S. federal income tax laws, and our intended method of operation will enable us to qualify as a REIT under the U.S. federal income tax laws for our taxable year ending December 31, 2022 and thereafter;

•	the Bluerock Residential board of directors having received one or more opinions from one or more nationally recognized valuation or accounting firms or investment banks reasonably acceptable to Bluerock Residential and Badger Parent as to the solvency of Bluerock Homes after the completion of the Distribution, and such opinion(s) having not been withdrawn or rescinded;

•	no order, injunction, or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Separation, the Distribution or any of the related transactions being in effect;

•	all necessary permits and authorizations under the Securities Act and the Exchange Act relating to the issuance and trading of shares of Bluerock Homes common stock having been obtained and being in effect;

•	the Bluerock Homes common stock to be distributed having been approved for listing on the NYSE American, subject to official notice of distribution;

•	all actions or filings necessary or appropriate under applicable U.S. federal, state or other securities or blue sky laws and the rules and regulations thereunder having been taken and, where applicable, having become effective or been accepted by the applicable governmental entity;

•	the execution of ancillary agreements by us and Bluerock Residential, including the Tax Matters Agreement; and

•	no other event or development existing or having occurred that, in the judgment of Bluerock Residential’s board of directors, in its sole and absolute discretion, makes it inadvisable to effect the Separation, the Distribution and the other related transactions (except that the consent of Badger Parent would be required for Bluerock Residential to rely on the condition described in this bullet as a basis for not completing the Distribution).

Bluerock Residential and Bluerock Homes cannot assure you that any or all of these conditions will be met. Bluerock Residential can, subject to the rights of Badger Parent under the Merger Agreement, decline at any time to go forward with the Distribution. Under the Merger Agreement, Bluerock Residential has agreed with Badger Parent that, subject to the terms and conditions of the Merger Agreement, Bluerock Residential will use commercially reasonable efforts to consummate the Separation and the Distribution. In addition, the completion of the Separation and the Distribution is a condition to the Merger under the Merger Agreement. Accordingly, the Merger will not be completed unless and until the Separation and the Distribution are completed.

Releases

The Separation and Distribution Agreement will provide that Bluerock Homes and its subsidiaries will release and discharge Bluerock Residential and its affiliates and certain other non-recourse parties from all Bluerock Homes Liabilities, all liabilities arising from or in connection with the activities to implement the Separation and the Distribution, and all liabilities arising from or in connection with all actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing before the Distribution Date to the extent relating to the Bluerock Homes Business, the Bluerock Homes Assets or the Bluerock Homes Liabilities or Bluerock Residential’s beneficial ownership of the equity interests of Bluerock Homes or Bluerock Residential’s management, oversight, supervision or operation of the Bluerock Homes Business, in each case except as expressly set forth in the Separation and Distribution Agreement.

The Separation and Distribution Agreement will provide that Bluerock Residential and its subsidiaries will release and discharge Bluerock Homes and its affiliates and certain other non-recourse parties from all Bluerock Residential Liabilities, all liabilities arising from or in connection with the activities to implement the Separation and the Distribution, and all liabilities arising from or in connection with all actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing before the Distribution Date to the extent relating to the Bluerock Residential Business, the Bluerock Residential Assets or the Bluerock Residential Liabilities or Bluerock Residential’s beneficial ownership of the equity interests of Bluerock Homes, in each case except as expressly set forth in the Separation and Distribution Agreement.

These releases will not extend to obligations or liabilities under any agreements among the parties that remain in effect following the Distribution, which agreements include the Separation and Distribution Agreement and the Tax Matters Agreement or to any obligations or liabilities for the sale, lease, construction or receipt of goods, property or services in the ordinary course of business prior to the Distribution Date.

Indemnification

In the Separation and Distribution Agreement, Bluerock Homes and Bluerock Residential Holdings will agree to indemnify, defend and hold harmless Bluerock Residential, its subsidiaries and each of their affiliates (excluding any portfolio companies of affiliates of Bluerock Residential that are not subsidiaries of, or providing services to, Bluerock Residential or its subsidiaries) and their respective directors, officers and employees, from and against all liabilities relating to:

•	the Bluerock Homes Liabilities;

•	Bluerock Homes’ failure or the failure of any other person to pay, perform or otherwise promptly discharge any of the Bluerock Homes Liabilities, in accordance with their respective terms, whether prior to, at or after the Distribution;

•	except to the extent relating to a Bluerock Residential Liability, any guarantee, indemnification or contribution obligation for the benefit of Bluerock Homes by Bluerock Residential that survives the Distribution;

•	any breach by Bluerock Homes of the Separation and Distribution Agreement or the Tax Matters Agreement;

•	certain claims made by current and former service providers of Bluerock Residential and its subsidiaries; and

•	any untrue statement or alleged untrue statement or omission or alleged omission of material fact with respect to all information contained in the Form 10, this information statement or certain other Bluerock Homes disclosure documents.

Bluerock Residential and the New LLC will agree to indemnify, defend and hold harmless Bluerock Homes, its subsidiaries and each of their affiliates and their respective directors, officers and employees from and against all liabilities relating to:

•	the Bluerock Residential Liabilities;

•	the failure of Bluerock Residential or any other person to pay, perform or otherwise promptly discharge any of the Bluerock Residential Liabilities in accordance with their respective terms whether prior to, at or after the Distribution;

•	except to the extent relating to a Bluerock Homes Liability, any guarantee, indemnification or contribution obligation for the benefit of Bluerock Residential by Bluerock Homes that survives the Distribution;

•	any breach by Bluerock Residential of the Separation and Distribution Agreement or the Tax Matters Agreement; and

•	any untrue statement or alleged untrue statement or omission or alleged omission of material fact with respect to statements in any Bluerock Residential disclosure document.

The Separation and Distribution Agreement will also establish procedures with respect to claims subject to indemnification and related matters.

Indemnification with respect to taxes, and the procedures related thereto, will be governed by the Tax Matters Agreement.

Insurance

The Separation and Distribution Agreement will provide for the allocation among the parties of rights and obligations under existing insurance policies. Bluerock Homes’ and its subsidiaries’ occurrence-based policies will be allocated to Bluerock Homes (and its subsidiaries). Bluerock Residential (and its subsidiaries) will be entitled (at its cost) to make occurrence-based claims in respect of losses incurred prior to the Distribution under the Bluerock Homes’ and its subsidiaries’ occurrence-based policies in effect as of the Distribution to the extent such policies provided coverage for Bluerock Residential (or any of its subsidiaries) prior to the Distribution. Bluerock Homes’ and its subsidiaries’ property-level insurance policies will be allocated to Bluerock Homes to the extent they provided coverage for Bluerock Homes Assets. Bluerock Residential will provide customary indemnity and cost reimbursement to Bluerock Homes to the extent resulting from access by Bluerock Residential to such insurance policies post-Distribution (including bearing all deductibles, retentions, coinsurance, fees, retroactive and/or future premium increase) and may not make any claim to the extent it would adversely affect Bluerock Homes’ relationship with any such insurer. Each party will control its relationship with its own insurers post-Distribution.

Employee Liabilities

The Separation and Distribution Agreement will provide that, subject to certain exceptions, Bluerock Homes will assume all assets and liabilities relating to current and former service providers of Bluerock Residential and its subsidiaries and employee benefit plans and agreements.

Further Assurances

In addition to the actions specifically provided for in the Separation and Distribution Agreement, except as otherwise set forth therein or in the Tax Matters Agreement, the parties to the Separation and Distribution Agreement will agree in the Separation and Distribution Agreement to use reasonable best efforts, prior to, on and after the Distribution Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by the Separation and Distribution Agreement and the Tax Matters Agreement.

Dispute Resolution

The Separation and Distribution Agreement will contain provisions that govern, except as otherwise provided in the Tax Matters Agreement, the resolution of disputes, controversies or claims that may arise among the parties to the Separation and Distribution Agreement related to the Separation or Distribution. These provisions will contemplate that efforts will be made to resolve disputes, controversies and claims through good faith negotiation. If such efforts are not successful, one of the parties in dispute may submit the dispute, controversy or claim to mediation or, if such mediation is not successful, a party may commence litigation, subject to the provisions of the Separation and Distribution Agreement.

Expenses

Except as expressly set forth in the Separation and Distribution Agreement or the Tax Matters Agreement and other than as described in the following sentence, (a) Bluerock Residential will be responsible for all of the out-of-pocket fees, costs and expenses of investment bankers, legal counsel, accountants, experts and other third-party professional advisors, SEC filing fees, printing and mailing costs, proxy solicitation costs and all transfer taxes, in each case incurred by or on behalf of either party at or prior to the Distribution in connection with the transactions contemplated by the Merger Agreement and the transactions contemplated by the Separation and Distribution Agreement and the Tax Matters Agreement, and (b) the party incurring such fees, costs and expenses will be responsible for such fees, costs and expenses following the Distribution. The first amount of liabilities incurred by either party or its affiliates relating to any certain transaction litigation up to a specified cap will be borne by Bluerock Residential, with liabilities above the cap to be borne 25% by Bluerock Homes and 75% by Bluerock Residential.

Other Matters

Other matters governed by the Separation and Distribution Agreement will include approvals and notifications of transfer, termination of intercompany accounts and agreements, shared contracts, financial information certifications, cash allocation, confidentiality, intellectual property, access to and provision of records, privacy and data protection, reimbursement obligations, control of transaction litigation, production of witnesses and privileged matters.

Amendment and Termination

The Separation and Distribution Agreement will provide that it may be terminated, and the Separation and Distribution may be modified or abandoned, at any time prior to the Distribution Date in the sole and absolute discretion of Bluerock Residential without the approval of any person, including Bluerock Homes, provided that any termination of the Separation and Distribution Agreement or the Tax Matters Agreement will require the prior written consent of Badger Parent (not to be unreasonably withheld, delayed or conditioned). Pursuant to and subject to the terms and conditions of the Merger Agreement, Bluerock Residential has agreed with Badger Parent that Bluerock Residential will use commercially reasonable efforts to consummate the Separation and the Distribution.

After the Distribution Date, the Separation and Distribution Agreement may not be terminated, except by an agreement in writing signed by the parties to the Separation and Distribution Agreement.

The Separation and Distribution Agreement will provide that no provision of the Separation and Distribution Agreement or the Tax Matters Agreement may be waived, amended, supplemented or modified by a party without the written consent of the party against whom it is sought to enforce such waiver, amendment supplement or modification, provided that prior to the Merger Effective Time, any waiver, amendment, supplement or modification that is adverse (other than in a de minimis respect) to Bluerock Residential, or, after giving effect to the Merger, Badger Parent, will require the prior written consent of Badger Parent (not to be unreasonably withheld, conditioned or delayed).

In the event of a termination of the Separation and Distribution Agreement, no party, nor any of its directors, officers or employees, will have any liability of any kind to the other parties or any other person by reason of the Separation and Distribution Agreement.

Related Agreements

Tax Matters Agreement

As of or prior to the Distribution, we, Bluerock Residential and certain other parties will enter into a Tax Matters Agreement that will govern the respective rights, responsibilities and obligations of Bluerock Residential and us after the Distribution with respect to tax liabilities and benefits, tax attributes, certain indemnification rights with respect to tax matters, the preparation and filing of tax returns, the control of audits and other tax proceedings, the intended federal income tax characterization of the Separation and the Distribution and the agreed-upon reporting thereof, and certain other tax matters. Our obligations under the Tax Matters Agreement will not be limited in amount or subject to any cap. If we are required to pay any liabilities under the circumstances set forth in the Tax Matters Agreement or pursuant to applicable tax law, the amounts may be significant. The form of this agreement is filed as an exhibit to the registration statement on Form 10 of which this information statement is a part.

When and How You Will Receive the Distribution

With the assistance of CTC Bluerock Residential expects to distribute shares of Bluerock Homes common stock on October 6, 2022, the expected Distribution Date, to the holders of record of shares of Bluerock Residential common stock at the close of business on the record date. CTC currently serves as the transfer agent and registrar for Bluerock Residential common stock, and CTC will serve as the distribution agent in connection with the Distribution. Thereafter, CTC will serve as the transfer agent and registrar for Bluerock Homes common stock. If you own shares of Bluerock Residential common stock as of the close of business on the record date, Bluerock Residential, with the assistance of CTC, the distribution agent, will electronically distribute shares of Bluerock Homes common stock to you or to your bank or brokerage firm on your behalf in book-entry form. If you are a registered holder, CTC will mail to you a book-entry account statement that reflects your shares of Bluerock Homes common stock. If you hold your shares through a bank or brokerage firm, your bank or brokerage firm will credit your account for the shares. Book-entry form refers to a method of recording share ownership when no physical share certificates are issued to stockholders, as is the case in this Distribution. If you sell your shares of Bluerock Residential common stock in the “regular-way” market beginning on or shortly before the record date and continuing up to and through the Distribution Date, you also will be selling your right to receive shares of Bluerock Homes common stock in connection with the Distribution.

Most Bluerock Residential stockholders hold their shares of Bluerock Residential common stock through a bank or brokerage firm. In such cases, the bank or brokerage firm would be said to hold the shares in “street name,” and ownership would be recorded on the bank or brokerage firm’s books. If you hold shares of Bluerock Residential common stock through a bank or brokerage firm, your bank or brokerage firm will credit your account for the shares of Bluerock Homes common stock that you are entitled to receive in the Distribution. If you have any questions concerning the mechanics of having shares held in “street name,” please contact your bank or brokerage firm.

Transferability of Shares You Receive

Shares of Bluerock Homes common stock distributed in connection with the Distribution will be transferable without registration under the Securities Act, except for shares received by persons who may be deemed to be our affiliates. Persons who may be deemed to be our affiliates after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with us, which may include certain of our executive officers, directors or principal stockholders. Securities held by our affiliates will be subject to resale restrictions under the Securities Act. Our affiliates will be permitted to sell shares of our common stock only pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 under the Securities Act.

The Number of Shares of Bluerock Homes Common Stock You Will Receive

For every eight (8) shares of Bluerock Residential common stock or Bluerock Residential Class C common stock that you own as of the close of business on September 29, 2022, the expected record date for the Distribution, you will receive one (1) share of Bluerock Homes common stock or Bluerock Homes Class C common stock, as applicable.

Results of the Distribution

After the Distribution, we will be an independent, publicly traded REIT. The actual number of shares to be distributed will be determined at the close of business on the record date for the Distribution.

Prior to the Distribution, we will enter into the Separation and Distribution Agreement with Bluerock Residential and certain other parties and will enter into other agreements with Bluerock Residential as of or prior to the Distribution to effect the Separation and the Distribution. These agreements will provide a framework for our relationship with Bluerock Residential after the Separation and the Distribution.

Additionally, these agreements will allocate between us and Bluerock Residential the assets, liabilities and obligations of Bluerock Residential (including its investments, property, employee, benefits and tax-related assets and liabilities) attributable to periods prior to, at and after the Distribution. For a more detailed description of these agreements, see “Certain Relationships and Related Person Transactions.”

Market for Bluerock Homes Common Stock

There is currently no public trading market for Bluerock Homes common stock. We expect to have our common stock authorized for listing on the NYSE American under the symbol “BHM.” We have not and will not set the initial price of our common stock. The initial price will be established by the public markets. We cannot predict the price at which our common stock will trade after the Distribution. The price at which Bluerock Homes common stock trades may fluctuate significantly, particularly until an orderly public market develops. Until the market has fully evaluated our business as a stand-alone entity, the prices at which shares of our common stock trade may fluctuate more significantly than might otherwise be typical, even with other market conditions, including general volatility, held constant. Trading prices for Bluerock Homes common stock will be determined in the public markets and may be influenced by many factors.

Trading Before the Distribution Date

Beginning on or shortly before the record date and continuing up to and including the Distribution Date, Bluerock Residential expects that there will be a “regular-way” market for shares of Bluerock Residential common stock. Shares of Bluerock Residential common stock that trade on the “regular-way” market will trade with an entitlement to shares of Bluerock Homes common stock distributed in the Distribution. Therefore, if you sell your shares of Bluerock Residential common stock in the “regular-way” market beginning on or shortly before the record date and continuing up to and through the Distribution Date, you also will be selling your right to receive shares of Bluerock Homes common stock in connection with the Distribution.

Furthermore, beginning on or shortly before the record date and continuing up to and through the Distribution Date, Bluerock Homes expects that there will be a “when-issued” market for its common stock. “When-issued” trading refers to a sale or purchase made conditionally, because the security has been authorized but not yet issued. The “when-issued” trading market will be a market for Bluerock Homes common stock that will be distributed to holders of Bluerock Residential common stock on the Distribution Date. If you owned shares of Bluerock Residential common stock at the close of business on the record date, you would be entitled to Bluerock Homes common stock distributed pursuant to the Distribution. With respect to Bluerock Residential stockholders, you may trade this entitlement to Bluerock Homes common stock, without the Bluerock Residential common stock you own, on the “when-issued” market. On the first trading day following the Distribution Date, “when-issued” trading with respect to Bluerock Homes common stock will end, and “regular-way” trading will begin. You should consult your bank, broker, nominee or other advisor before selling your shares to be sure you understand the effects of the NYSE American trading procedures described above.

Conditions to the Distribution

Bluerock Homes has announced that the Distribution is expected to be effective at 12:01 a.m., Eastern time, on October 6, 2022, the expected Distribution Date, subject to the satisfaction (or waiver by Bluerock Residential, provided that any waiver of bullets one, two, four or five will require the prior written consent of Badger Parent, not to be unreasonably withheld, conditioned or delayed) of the following conditions in accordance with the Separation and Distribution Agreement:

•	the consummation of the Separation in all material respects;

•	the SEC declaring effective the registration statement of which this information statement forms a part, with no stop order in effect with respect thereto, and no proceeding for such purpose pending before, or threatened by, the SEC;

•	this information statement having been made available to Bluerock Residential stockholders;

•	the receipt of the opinion of Vinson & Elkins L.L.P., to the effect that, beginning with our short taxable year ending December 31, 2022, we will be organized in conformity with the requirements for qualification and taxation as a REIT under the U.S. federal income tax laws, and our intended method of operation will enable us to qualify as a REIT under the U.S. federal income tax laws for our taxable year ending December 31, 2022 and thereafter;

•	the Bluerock Residential board of directors having received one or more opinions from one or more nationally recognized valuation or accounting firms or investment banks reasonably acceptable to Bluerock Residential and Badger Parent as to the solvency of Bluerock Homes after the completion of the Distribution, and such opinion(s) having not been withdrawn or rescinded;

•	no order, injunction, or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Separation, the Distribution or any of the related transactions being in effect;

•	all necessary permits and authorizations under the Securities Act and the Exchange Act relating to the issuance and trading of shares of Bluerock Homes common stock having been obtained and being in effect;

•	the Bluerock Homes common stock to be distributed having been accepted for listing on the NYSE American, subject to official notice of distribution;

•	all actions or filings necessary or appropriate under applicable U.S. federal, state or other securities or blue sky laws and the rules and regulations thereunder having been taken and, where applicable, having become effective or been accepted by the applicable governmental entity;

•	the execution of ancillary agreements by Bluerock Residential and Bluerock Homes, including the Tax Matters Agreement; and

•	no other event or development existing or having occurred that, in the judgment of Bluerock Residential’s board of directors, in its sole and absolute discretion, makes it inadvisable to effect the Separation, the Distribution and the other related transactions (except that the consent of Badger Parent would be required for Bluerock Residential to rely on the condition described in this bullet as a basis for not completing the Distribution).

Bluerock Residential and Bluerock Homes cannot assure you that any or all of these conditions will be met. Bluerock Residential can, subject to the rights of Badger Parent under the Merger Agreement, decline at any time to go forward with the Distribution. Under the Merger Agreement, Bluerock Residential has agreed with Badger Parent that, subject to the terms and conditions of the Merger Agreement, Bluerock Residential will use commercially reasonable efforts to consummate the Separation and the Distribution. In addition, the completion of the Separation and the Distribution is a condition to the Merger under the Merger Agreement. Accordingly, the Merger will not be completed unless and until the Separation and the Distribution are completed.

Bluerock Residential does not intend to notify its stockholders of any modifications to the terms of the Separation or the Distribution that, in the judgment of its board of directors (or officers insofar as permitted by its board of directors), are not material. The Bluerock Residential board of directors might, however, consider material, for example, significant changes to the Distribution Ratio, or to the assets to be contributed or the liabilities to be assumed in the Separation. To the extent that the Bluerock Residential board of directors determines that any modifications by Bluerock Residential materially change the material terms of the Distribution, Bluerock Residential will notify Bluerock Residential stockholders in a manner reasonably calculated to inform them about the modification as may be required by law, by, for example, publishing a press release, filing a current report on Form 8-K, or circulating a supplement to this information statement.

DIVIDEND POLICY

We are a newly formed company that has not commenced operations, and as a result, we have not paid any dividends as of the date of this information statement. We intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes commencing with our initial taxable year ending December 31, 2022. We intend to make regular distributions to our stockholders to satisfy the requirements to qualify as a REIT and to avoid current entity level U.S. federal income taxes. To qualify as a REIT, we must annually distribute to our stockholders at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding net capital gains. Please refer to “Material U.S. Federal Income Tax Consequences — Material U.S. Federal Income Tax Considerations Regarding Bluerock Homes’ Taxation as a REIT.”

We cannot assure you that our dividend policy will remain the same in the future, or that any estimated dividends will be paid or sustained. Dividends paid by us will be authorized and determined by our board of directors, in its sole discretion, out of legally available funds, and will be dependent upon a number of factors, including restrictions under applicable law, actual and projected financial condition, liquidity, funds from operations and results of operations, the revenue we actually receive from our properties, our operating expenses, our debt service requirements, our capital expenditures, prohibitions and other limitations under our financing arrangements, the annual REIT distribution requirements and such other factors as our board of directors deems relevant. For more information regarding risk factors that could materially and adversely affect our ability to pay dividends, see “Risk Factors” beginning on page 23.

Our dividends may be funded from a variety of sources. In particular, we expect that, initially, our dividends may exceed our net income under GAAP because of non-cash expenses, mainly depreciation and amortization expense, which are included in net income. To the extent that our funds available for distribution are less than the amount we must distribute to our stockholders to satisfy the requirements to qualify as a REIT, we may consider various means to cover any such shortfall, including borrowing under loans, selling certain of our assets or using a portion of the net proceeds we receive from future offerings of equity, equity-related securities or debt securities or declaring taxable share dividends. In addition, our charter allows us to issue shares of preferred equity that could have a preference on dividends, and if we do, the dividend preference on the preferred equity could limit our ability to pay dividends to the holders of our common stock.

For a discussion of the tax treatment of distributions to holders of our common stock, please refer to “Material U.S. Federal Income Tax Consequences — Material U.S. Federal Income Tax Considerations Regarding Bluerock Homes’ Taxation as a REIT.”

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2022, on a historical basis. The information below is not necessarily indicative of what our capitalization would have been had the Separation, the Distribution and related financing transactions been completed as of June 30, 2022. In addition, it is not indicative of our future capitalization. This table should be read in conjunction with “Unaudited Pro Forma Combined Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our Combined Financial Statements and notes included in the “Index to Financial Statements” section of this information statement.

	June 30, 2022
(dollar amounts in thousands)	Historical	Pro Forma
Cash
Cash and cash equivalents	$198,807	$198,807

Capitalization:

Debt Outstanding
Long-term debt	$94,071	$94,071
Total indebtedness	163,765	163,765

Equity
Total Bluerock Homes equity	538,460	183,078
Total capitalization	$702,225	$346,843

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

As of and for the Six Months Ended June 30, 2022 and for the Year Ended December 31, 2021

The following unaudited pro forma June 30, 2022 balance sheet and statement of operations for the six months ended June 30, 2022 and the year ended December 31, 2021 (the “Pro Forma Financials”) have been derived from the historical combined financial statements of the Predecessor Entity (as defined in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”) included elsewhere in this information statement. The Pro Forma Financials give effect to our post-Separation capital structure of which Bluerock Homes is expected to own approximately 34% of Bluerock Residential Holdings, with the remaining 66% being owned by the persons who are limited partners (other than Bluerock Homes) of Bluerock Homes Residential Holdings and give effect to the sale of the District at Scottsdale property on July 7, 2021.

Our Pro Forma Financials and explanatory notes present how our financial statements may have appeared had we completed the above transaction as of the dates noted above.

The Pro Forma Financials were prepared using the assumptions set forth in the notes to the Pro Forma Financials. The Pro Forma Financials are presented for illustrative purposes only and do not purport to reflect the results we may achieve in future periods or the historical results that would have been obtained had the above transactions been completed on January 1, 2021. The Pro Forma Financials also do not give effect to the potential impact of current financial conditions, any anticipated synergies, operating efficiencies or cost savings that may result from the transactions described above.

The Pro Forma Financials do not indicate results expected for any future period. The Pro Forma Financials are derived from and should be read in conjunction with the historical combined financial statements and accompanying notes of the Predecessor Entity appearing elsewhere in this information statement.

There were other no material transactions that had a material effect on the December 31, 2021 and the June 30, 2022 balance sheets or the six months ended June 30, 2022 and year ended December 31, 2021 statement of operations.

BLUEROCK HOMES TRUST, INC.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET
AS OF JUNE 30, 2022

(In thousands, except share and per share amounts)

	Predecessor Historical	Transaction Accounting Adjustments		Pro Forma Total
ASSETS
Net Real Estate Investments
Land	$61,932	$—		$61,932
Building and improvements	371,625	—		371,625
Furniture, fixtures and equipment	4,137	—		4,137
Total Gross Real Estate Investments	437,694	—		437,694
Accumulated depreciation	(10,482)	—		(10,482)
Total Net Real Estate Investments	427,212	—		427,212
Cash and cash equivalents	198,807	—		198,807
Restricted cash	6,009	—		6,009
Notes and accrued interest receivable from related parties	9,540	—		9,540
Accounts receivable, prepaids and other assets	11,133	—		11,133
Preferred equity investments and investments in unconsolidated real estate joint ventures	72,097	—		72,097
In-place lease intangible assets, net	97	—		97
Total Assets	$724,895	$—		$724,895

LIABILITIES AND NET PARENT INVESTMENT
Mortgages payable	$98,854	$—		$98,854
Revolving credit facilities	49,407	—		49,407
Accounts payable	1,835	—		1,835
Other accrued liabilities	10,170	—		10,170
Due to affiliates	595	—		595
Distributions payable	2,904	—		2,904
Total Liabilities	163,765	—		163,765

Net Parent Investment
Bluerock Homes Equity	538,460	(355,382)	A	183,078
Noncontrolling Interests
Operating Partnership units	—	355,382	B	355,382
Partially owned properties	22,670	—		22,670
Total Noncontrolling Interests	22,670	355,382		378,052
Total Net Parent Investment	561,130	—		561,130
TOTAL LIABILITIES AND NET PARENT INVESTMENT	$724,895	$—		$724,895

See Notes to Unaudited Pro Forma Combined Balance Sheet

BLUEROCK HOMES TRUST, INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2022

(In thousands)

	Predecessor Historical	Transaction Accounting Adjustments		Pro Forma Total
Revenues
Rental and other property revenues	$14,528	$—		$14,528
Interest income from loan investments	1,216	—		1,216
Total revenues	15,744	—		15,744

Expenses
Property operating	6,554	—		6,554
Management fees	1,493	—		1,493
General and administrative	3,189	—		3,189
Acquisition and pursuit costs	70	—		70
Depreciation and amortization	8,528	—		8,528
Total expenses	19,834	—		19,834
Operating loss	(4,090)	—		(4,090)

Other income (expense)
Other income	100	—		100
Preferred returns on unconsolidated real estate joint ventures	3,188	—		3,188
Provision for credit losses	373	—		373
Interest expense, net	(2,960)	—		(2,960)
Total other income	701	—		701

Net loss	(3,389)	—		(3,389)
Net loss attributable to noncontrolling interests
Operating Partnership units	—	(535)	a	(535)
Partially owned properties	(2,579)	—		(2,579)
Net loss attributable to noncontrolling interests	(2,579)	(535)		(3,114)
Net loss attributable to Bluerock Homes	$(810)	$535		$(275)

See Notes to Unaudited Pro Forma Combined Statement of Operations

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Adjustments to the Unaudited Pro Forma Combined Balance Sheet

The unaudited pro forma combined balance sheet as of June 30, 2022 reflects the following adjustments:

A.            Equity

Represents the equity of Bluerock Homes’ common stockholders. Following the Separation and the Distribution, the stockholders who receive shares of Bluerock Homes in the Distribution are expected to indirectly own approximately 34% of the Bluerock Homes Business.

B.            Noncontrolling interests – Operating Partnership units

The operating partnership units adjustment represents the interests of the Operating Partnership’s unitholders. Following the Separation and the Distribution, the unitholders are expected to indirectly own approximately 66% of the Bluerock Homes Business.

Adjustments to the Unaudited Pro Forma Combined Statement of Operations

The unaudited pro forma combined statement of operations for the six months ended June 30, 2022 reflects the following adjustment:

a.            Net loss attributable to noncontrolling interests

Represents the adjustment to allocate net loss to noncontrolling interests for Operating Partnership unitholders.

BLUEROCK HOMES TRUST, INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2021

(In thousands)

	Predecessor Historical	Transaction Accounting Adjustments		Pro Forma Total
Revenues
Rental and other property revenues	$9,275	$—		$9,275
Interest income from loan investments	5,355	—		5,355
Total revenues	14,630	—		14,630

Expenses
Property operating	3,230	—		3,230
Property management and asset management fees	550	—		550
General and administrative	4,570	—		4,570
Base management fee	—	—		—
Depreciation and amortization	5,891	—		5,891
Total expenses	14,241	—		14,241
Operating income	389	—		389

Other income (expense)
Other income	253	—		253
Preferred returns on unconsolidated real estate joint ventures	3,190	—		3,190
Provision for credit losses	28	—		28
Interest expense, net	(2,915)	—		(2,915)
Total other income	556	—		556

Net income from continuing operations	945	—		945

Discontinued operations
Income on operations of rental property	340	(91)	a	249
Loss on extinguishment of debt	(6,172)	414	b	(5,758)
Gain from sale of assets from discontinued operations	116,690	(29,787)	c	86,903
Income from discontinued operations	110,858	(29,464)		81,394

Net income	111,803	(29,464)		82,339
Net income attributable to noncontrolling interests
Operating Partnership units	—	50,295	d	50,295
Partially owned properties	11,652	(5,516)	d	6,136
Net income attributable to noncontrolling interests	11,652	44,779		56,431
Net income attributable to Bluerock Homes	$100,151	$(74,243)		$25,908

See Notes to Unaudited Pro Forma Combined Statement of Operations

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Adjustments to the Unaudited Pro Forma Combined Statement of Operations

The unaudited pro forma combined statement of operations for the year ended December 31, 2021 reflects the following adjustments:

a.       Income on operations of rental property from discontinued operations

Historical revenues and expenses were utilized for our District at Scottsdale property resulting in an adjustment of $0.1 million consisting of $3.9 million property revenues, $2.9 million property expenses and $0.9 million interest expense.

b.       Loss on extinguishment of debt from discontinued operations

Represents the fees paid in connection with the payoff of the District at Scottsdale Senior Mortgage of $0.4 million.

c.       Gain from sale of assets from discontinued operations

Represents the gain of $29.8 million recognized in connection with the disposition of the District at Scottsdale property.

d.       Net income attributable to noncontrolling interests

Represents the adjustment to allocate net income to noncontrolling interests for Operating Partnership unitholders and partially owned properties related to the disposition of the District at Scottsdale property.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is a discussion of the historical results of operations and liquidity and capital resources of Bluerock Homes, which was not operated as a stand-alone business. You should read the following discussion and analysis in conjunction with “Unaudited Pro Forma Combined Financial Statements” and the financial statements beginning on page F-1 included elsewhere in this information statement. This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements. The matters discussed in these forward-looking statements are subject to risk, uncertainties and other factors that could cause actual results to differ materially from those made, projected or implied in the forward-looking statements. Please refer to “Risk Factors,” beginning on page 23 and “Cautionary Statement Concerning Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements.

The Separation and the Distribution

On December 20, 2021, Bluerock Residential, Badger Parent and Merger Sub entered into the Merger Agreement, pursuant to which, on the terms and conditions set forth therein, Bluerock Residential will merge with and into Merger Sub, with Merger Sub continuing as the surviving company in the Merger. Under the Merger Agreement, Bluerock Residential has agreed with Badger Parent that, subject to the terms and conditions of the Merger Agreement, Bluerock Residential will use commercially reasonable efforts to consummate the Separation and the Distribution. In addition, the completion of the Separation and the Distribution is a condition to the Merger under the Merger Agreement. Accordingly, the Merger will not be completed unless and until the Separation and the Distribution are completed.

The Distribution is expected to occur on October 6, 2022, subject to the satisfaction or waiver of all conditions to the Distribution set forth in the Separation and Distribution Agreement, by way of a special dividend to Bluerock Residential common stockholders. In the Distribution, holders of Bluerock Residential common stock or Bluerock Residential Class C common stock will be entitled to receive one (1) share of Bluerock Homes common stock or of Bluerock Homes Class C common stock for every eight (8) shares of Bluerock Residential common stock or Bluerock Residential Class C common stock held as of the close of business on the record date. Bluerock Residential stockholders will not be required to make any payment, surrender or exchange their Bluerock Residential common stock or Bluerock Residential Class C common stock, or take any other action to receive their shares of Bluerock Homes common stock or Bluerock Homes Class C common stock in the Distribution. The Distribution of Bluerock Homes common stock and Bluerock Homes Class C common stock as described in this information statement is subject to the satisfaction or waiver of certain conditions, including consummation of the Separation in all material respects.

The Company has historically operated as part of Bluerock Residential and not as a stand-alone company. Financial statements representing the historical operations of Bluerock Residential’s residential rental business have been derived from Bluerock Residential’s historical accounting records and are presented on a carve-out basis. All revenues and costs as well as assets and liabilities directly associated with the business activity of the Company are included in the financial statements. The financial statements also include allocations of certain general, administrative, sales and marketing expenses and operations from Bluerock Residential. However, amounts recognized by the Company are not necessarily representative of the amounts that would have been reflected in the financial statements had the Company operated independently of Bluerock Residential. All significant intercompany balances and transactions have been eliminated.

Basis of Presentation

Bluerock Homes consists of the combined financial statements of the Operating Partnership and Bluerock REIT Operator, LLC, as well as the following investments and certain related entities: Alexan Southside Place, ARIUM Grandewood, Ballast, Golden Pacific, ILE, James at South First, Marquis at The Cascades, Mira Vista, Navigator Villas, Peak Housing (Axelrod, DFW 189, Granbury, Granbury 2.0, Indy, Lubbock, Lubbock 2.0, Lubbock 3.0, Lynnwood, Lynnwood 2.0, Peak I, Savannah 319, Springfield, Springtown, Springtown 2.0, Texarkana and Texas Portfolio 183), Park & Kingston, Plantation Park, The Conley, The Cottages at Myrtle Beach, The Cottages at Warner Robins, The Cottages of Port St. Lucie, The District at Scottsdale, The Hartley at Blue Hill, The Woods at Forest Hill, Thornton Flats, Vickers Historic Roswell, Wayford at Concord, Wayford at Innovation Park, Weatherford 185, Willow Park, and Yauger Park Villas (collectively, the “Predecessor Entity”). The general and administrative expenses have been allocated to the Predecessor Entity based on relative unit count, which the Company believes to be a reasonable methodology. These allocated expenses are for corporate office expenses and management including, but not limited to, executive oversight, asset management, treasury, finance, human resources, tax, accounting, financial reporting, information technology and investor relations.

Critical Accounting Policies and Estimates

Real Estate Investments and Preferred Equity Investments

The Company first analyzes an investment to determine if it is a variable interest entity (“VIE”) in accordance with Topic ASC 810 and, if so, whether the Company is the primary beneficiary requiring consolidation of the entity. A VIE is an entity that has (i) insufficient equity to permit it to finance its activities without additional subordinated financial support or (ii) equity holders that lack the characteristics of a controlling financial interest. VIEs are consolidated by the primary beneficiary, which is the entity that has both the power to direct the activities that most significantly impact the entity’s economic performance and the obligation to absorb losses or the right to receive benefits from the entity that potentially could be significant to the entity. Variable interests in a VIE are contractual, ownership, or other financial interests in a VIE that change in value with changes in the fair value of the VIE’s net assets. The Company continuously re-assesses at each level of the investment whether the entity is (i) a VIE, and (ii) if the Company is the primary beneficiary of the VIE. If it was determined that an entity in which the Company holds an interest qualified as a VIE and the Company was the primary beneficiary, the entity would be consolidated.

If, after consideration of the VIE accounting literature, the Company has determined that an entity is not a VIE, the Company assesses the need for consolidation under all other provisions of ASC 810. These provisions provide for consolidation of majority-owned entities through a majority voting interest held by the Company providing control.

In assessing whether the Company is in control of and requiring consolidation of the limited liability company and partnership venture structures, the Company evaluates the respective rights and privileges afforded each member or partner (collectively referred to as “member”). The Company’s member would not be deemed to control the entity if any of the other members have either (i) substantive kickout rights providing the ability to dissolve (liquidate) the entity or otherwise remove the managing member or general partner without cause or (ii) substantive participating rights in the entity. Substantive participating rights (whether granted by contract or law) provide for the ability to effectively participate in significant decisions of the entity that would be expected to be made in the ordinary course of business.

If it has been determined that the Company does not have control but does have the ability to exercise significant influence over the entity, the Company accounts for these investments as preferred equity investments and investments in unconsolidated real estate joint ventures in its consolidated balance sheets. In accordance with ASC 320 Investments – Debt Securities, the Company classifies each preferred equity investment as a held to maturity debt security as the Company has the intention and ability to hold the investment to maturity. The Company earns a fixed return on these investments which is included within preferred returns on unconsolidated real estate joint ventures in its consolidated statements of operations. The Company evaluates the collectability of each preferred equity investment and estimates a provision for credit loss, as applicable. Refer to the Current Expected Credit Losses (“CECL”) section below for further information regarding CECL and the Company’s provision for credit losses.

Notes Receivable (Real Estate Loan Investment)

The Company analyzes each loan arrangement that involves real estate development to consider whether the loan qualifies for accounting as a loan or as an investment in a real estate development project. The Company has evaluated its real estate loans, where appropriate, for accounting treatment as loans versus real estate development projects, as required by ASC 310-10 Receivables. For each loan, the Company has concluded that the characteristics and the facts and circumstances indicate that loan accounting treatment is appropriate. The Company recognizes interest income on its notes receivable on the accrual method unless a significant uncertainty of collection exists. If a significant uncertainty exists, interest income is recognized as collected. Costs incurred to originate its notes receivable are deferred and amortized using the effective interest method over the term of the related notes receivable. The Company evaluates the collectability of each loan investment and estimates a provision for credit loss, as applicable.

Fair Value of Financial Instruments

As of June 30, 2022 and December 31, 2021, the carrying values of cash and cash equivalents, restricted cash, accounts receivable, due to and due from affiliates, accounts payable, accrued liabilities, and distributions payable approximate their fair value based on their highly-liquid nature and/or short-term maturities. The carrying values of notes receivable approximate fair value because stated interest rate terms are consistent with interest rate terms on new deals with similar leverage and risk profiles. The fair values of notes receivable are classified in Level 3 of the fair value hierarchy due to the significant unobservable inputs that are utilized in their respective valuations.

Real Estate Assets

Capital Additions, Depreciation and Amortization

The Company capitalizes costs, including certain indirect costs, incurred in connection with its capital addition activities, including redevelopment, development and construction projects, other tangible property improvements, and replacements of existing property components. Included in these capitalized costs are payroll costs associated with time spent by employees in connection with capital addition activities at the property level. The Company characterizes as “indirect costs” an allocation of certain department costs, including payroll, at the corporate levels that clearly relate to capital additions activities. The Company also capitalizes interest, property taxes and insurance during periods in which redevelopment, development and construction projects are in progress. Cost capitalization begins once the development or construction activity commences and ceases when the asset is ready for its intended use. Repair and maintenance and tenant turnover costs are expensed as incurred. Repair and maintenance and tenant turnover costs include all costs that do not extend the useful life of the real estate asset. Depreciation and amortization expense are computed on the straight-line method over the asset’s estimated useful life. The Company considers the period of future benefit of an asset to determine its appropriate useful life and anticipates the estimated useful lives of assets by class to be generally as follows:

Buildings	30 – 40 years
Building improvements	5 – 15 years
Land improvements	5 – 15 years
Furniture, fixtures and equipment	3 – 7 years
In-place leases	6 months

Impairment of Real Estate Assets

The Company continually monitors events and changes in circumstances that could indicate that the carrying amounts of the Company’s real estate and related intangible assets may not be recoverable. When indicators of potential impairment suggest that the carrying value of real estate and related intangible assets may not be recoverable, the Company assesses the recoverability of the assets by estimating whether the Company will recover the carrying value of the asset through its undiscounted future cash flows and its eventual disposition. Based on this analysis, if the Company does not believe that it will be able to recover the carrying value of the real estate and related intangible assets and liabilities, the Company will record an impairment loss to the extent that the carrying value exceeds the estimated fair value of the real estate and related intangible assets. No impairment charges were recorded in 2022, 2021 or 2020.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents may include cash and short-term investments. Short-term investments are stated at cost, which approximates fair value.

Restricted Cash

Restricted cash is comprised of lender-imposed escrow accounts for replacement reserves, real estate taxes and insurance.

Concentration of Credit Risk

The Company maintains cash balances with high quality financial institutions and periodically evaluates the creditworthiness of such institutions and believes that the Company is not exposed to significant credit risk. Cash balances may be in excess of the amounts insured by the Federal Deposit Insurance Corporation.

Rents and Other Receivables

The Company will periodically evaluate the collectability of amounts due from tenants and maintain an allowance for doubtful accounts for estimated losses resulting from the inability of tenants to make required payments under lease agreements. The Company exercises judgment in establishing these allowances and considers payment history and current credit status of tenants in developing these estimates.

Deferred Financing Fees

Deferred financing fees represent commitment fees, legal fees and other third-party costs associated with obtaining financing. Fees associated with the Company’s lines of credit are recorded within accounts receivable, prepaids and other assets on the combined balances sheet. Deferred fees associated with its lines of credit are amortized to interest expense over the terms of the financing agreements using the straight-line method, which approximates the effective interest method.

Noncontrolling Interests

Noncontrolling interests are comprised of the Company’s joint venture partners’ interests in consolidated joint ventures, as well as interests held by Long-term Incentive Plan (“LTIP”) unitholders and Operating Partnership unitholders. The Company reports its joint venture partners’ interest in its consolidated real estate joint ventures and other subsidiary interests held by third parties as noncontrolling interests. The Company records these noncontrolling interests at their initial fair value, adjusting the basis prospectively for their share of the respective consolidated investments’ net income or loss and equity contributions and distributions. These noncontrolling interests are not redeemable by the equity holders and are presented as part of permanent equity. Income and losses are allocated to the noncontrolling interest holder pursuant to each joint venture’s operating agreement.

Revenue Recognition

The Company recognizes rental revenue on a straight-line basis over the terms of the rental agreements and in accordance with ASC Topic 842 Leases. Rental revenue is recognized on an accrual basis and when the collectability of the amounts due from tenants is deemed probable. Rental revenue is included within rental and other property revenues on the Company’s combined statement of operations. Amounts received in advance are recorded as a liability within other accrued liabilities on the Company’s combined balance sheet.

Other property revenues are recognized in the period earned.

Reportable Segment

The Company owns and operates residential investments that generate rental and other property-related income through the leasing of units to a diverse base of tenants. The Company evaluates operating performance on an individual property investment level and based on the investments’ similar economic characteristics. The Company’s primary financial measure for operating performance is NOI as it measures the core operations of property performance by excluding corporate level expenses and those other items not related to property operating performance. The Company views its residential investments as two operating segments, and, accordingly, aggregates its properties into two reportable segments: single-family residential homes and multifamily apartment communities. Refer to Note 15 in the Company’s June 30, 2022 financial statements and Note 14 in the Company’s December 31, 2021 financial statements, each included in the “Index to Financial Statements” section of this information statement, for further information.

Lessor Accounting

The Company’s current portfolio generates rental revenue by leasing residential homes. As lease revenues for residential homes fall under the scope of ASC Topic 842, such lease revenues are classified as operating leases with straight-line recognition over the terms of the relevant lease agreement and inclusion within rental revenue. Resident leases are generally for one-year or month-to-month terms and are renewable by mutual agreement between the Company and the resident. Non-lease components of the Company’s leases are combined with the related lease component and accounted for as a single lease component under ASC Topic 842. The balances of net real estate investments and related depreciation on the Company’s combined financial statements relate to assets for which the Company is the lessor.

Lessee Accounting

The Company determines if an arrangement is a lease at inception. The Company determined that the lessee operating lease commitments have no material impact on its combined financial statements with the adoption of ASC Topic 842. The Company will continue to assess any modification of existing lease agreements and execution of any new lease agreements for the potential requirement of recording a right-of-use-asset or liability in the future.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

New Accounting Pronouncements

In January 2021, the FASB issued ASU No. 2021-01 “Reference Rate Reform (Topic 848)” (“ASU 2021-01”). The amendments in ASU 2021-01 permit entities to elect certain optional expedients in connection with reference rate reform activities and their impact on debt, contract modifications and derivative instruments as it is expected the global market will transition from LIBOR and other interbank offered rates to alternative reference rates. The amendments in ASU 2021-01 are effective immediately and may be elected over time as reference rate reform activities occur through December 31, 2022. The Company has not elected the optional expedients, though it continues to evaluate the impact of the guidance and may apply elections as applicable as changes in the market occur.

Current Expected Credit Losses (“CECL”)

The Company estimates provision for credit losses on its loans (notes receivable) and preferred equity investments under CECL. This method is based on expected credit losses for the life of the investment as of each balance sheet date. The method for calculating the estimate of expected credit loss takes into account historical experience and current conditions for similar loans and reasonable and supportable forecasts about the future.

The Company estimates its provision for credit losses using a collective (pool) approach for investments with similar risk characteristics, such as collateral and duration of investment. In measuring the CECL provision for investments that share similar characteristics, the Company applies a default rate to the investments for the remaining loan or preferred equity investment hold period. As the Company does not have a significant historical population of loss data on its loan and preferred equity investments, the Company’s default rate utilized for CECL is based on an external historical loss rate for commercial real estate loans.

In addition to analyzing investments as a pool, the Company performs an individual investment assessment of expected credit losses. If it is determined that the borrower is experiencing financial difficulty, or a foreclosure is probable, or the Company expects repayment through the sale of the collateral, the Company calculates expected credit losses based on the value of the underlying collateral as of the reporting date. During this review process, if the Company determines that it is probable that it will not be able to collect all amounts due for both principal and interest according to the contractual terms of an investment, that loan or preferred equity investment is not considered fully recoverable and a provision for credit loss is recorded.

In estimating the value of the underlying collateral when determining if a loan or preferred equity investment is fully recoverable, the Company evaluates estimated future cash flows to be generated from the collateral underlying the investment. The inputs and assumptions utilized to estimate the future cash flows of the underlying collateral are based upon the Company’s evaluation of the operating results, economy, market trends, and other factors, including judgments regarding costs to complete any construction activities, lease-up and occupancy rates, rental rates, and capitalization rates utilized to estimate the projected cash flows at the disposition. The Company may also obtain a third-party valuation which may value the collateral through an “as-is” or “stabilized value” methodology. If upon completion of the valuation the fair value of the underlying collateral securing the investment is less than the net carrying value, the Company records a provision for credit loss on that loan or preferred equity investment. As the investment no longer displays the characteristics that are similar to those of the pool of loans or preferred equity investments, the investment is removed from the CECL collective (pool) analysis described above. Refer to Note 7 and Note 8 in the Company’s June 30, 2022 and December 31, 2021 financial statements, each included in the “Index to Financial Statements” section of this information statement, for further information regarding CECL and the Company’s provision for credit losses on its pool of investments and the Alexan Southside Place preferred equity investment.

Portfolio Overview

As of June 30, 2022, we owned an aggregate of 4,016 residential rental units held through thirty real estate investments, consisting of twenty-two consolidated operating investments and eight investments held through preferred equity or loan investments. As of June 30, 2022, our consolidated operating investments were approximately 90.0% occupied.

Results of Operations

The following is a summary of our stabilized consolidated operating real estate investments as of June 30, 2022:

Name	Market	Number of Units	Average Year Built	Ownership Interest	Average Rent (1)	% Occupied (2)
Ballast	AZ / CO / WA	65	1999	95%	2,385	60.9	%(3)
Golden Pacific	IN / KS / MO	135	1975	97%	1,324	45.3	%(3)
ILE	TX / SE US	418	1990	95%	1,664	93.6	%(3)
Navigator Villas	Pasco, WA	176	2013	90%	1,364	95.5%
Peak
Axelrod	Garland, TX	22	1959	80%	1,300	95.5%
DFW 189	Dallas-Fort Worth, TX	189	1962	56%	971	97.9%
Granbury	Granbury, TX	36	2020-2021	80%	1,564	94.4%
Granbury 2.0	Granbury, TX	34	2021-2022	80%	1,702	100.0%
Indy	Indianapolis, IN	44	1958	60%	838	86.4%
Lubbock	Lubbock, TX	60	1955	80%	981	91.7%
Lubbock 2.0	Lubbock, TX	75	1972	80%	1,224	86.7%
Lubbock 3.0	Lubbock, TX	45	1945	80%	940	84.4%
Lynnwood	Lubbock, TX	20	2005	80%	1,003	90.0%
Lynnwood 2.0	Lubbock, TX	20	2003	80%	994	85.0%
Savannah 319	Savannah, GA	39	2022	80%	1,565	79.5%
Springfield	Springfield, MO	290	2004	60%	1,145	95.5%
Springtown	Springtown, TX	70	1991	80%	1,227	91.4%
Springtown 2.0	Springtown, TX	14	2018	80%	1,411	85.7%
Texarkana	Texarkana, TX	29	1967	80%	993	93.1%
Texas Portfolio 183	Various / TX	183	1975	80%	1,307	86.3%
Wayford at Concord	Concord, NC	150	2019	83%	2,015	98.0%
Yauger Park Villas	Olympia, WA	80	2010	95%	2,183	98.8%
Total Units/Average		2,194			$1,377	90.0%

(1)

Represents the average of the ending effective rent per occupied unit as of the last day of each month in the six months ended June 30, 2022. Total concessions for the six months ended June 30, 2022 amounted to approximately $0.01 million.

(2)	Percent occupied is calculated as (i) the number of units occupied as of June 30, 2022 divided by (ii) total number of units, expressed as a percentage.
(3)	Percent occupied for Ballast, Golden Pacific and ILE excludes 1, 40 and 75 down units under renovation, respectively.

The following is a summary of our consolidated operational results for the six months ended June 30, 2022 and 2021 and for the years ended December 31, 2021 and 2020 (dollars in thousands, except average rental rates):

	Six Months Ended June 30,				Year Ended December 31,
	2022	2021	Variance		2021	2020	Variance
Number of units at period end (1)	2,194	406	440%		1,789	176	916%
Property Revenues	$14,528	$2,061	605%		$9,275	$2,559	262%
Property Operating Expenses	$6,554	$742	783%		$3,230	$893	262%
NOI	$7,974	$1,319	505%		$6,045	$1,666	263%
Average Occupancy Percentage	92.2%	97.9%	(570	)bps	95.8%	96.1%	(30	)bps
Average Rental Rate	$1,377	$1,374	—		$1,388	$1,117	24.3%

(1)	Number of units at the end of the period includes only units in our continuing operations and excludes discontinued operations.

The following is an operational summary of the underlying properties of our preferred equity and loan investments as of June 30, 2022:

Name	Location / Market	Actual/ Planned Number of Units	Total Actual/ Estimated Construction Cost (in millions)	Cost to Date (in millions)	Actual/ Estimated Construction Cost Per Unit	Actual/ Estimated Initial Occupancy	Actual/ Estimated Construction Completion	Estimated Average Rent (1)
Lease-up Investments (2)
Willow Park	Willow Park, TX	46	$14.5	$10.9	$315,217	2Q 2022	1Q 2023	2,362
Total Lease-up Units		46

Development Investments (2)
The Woods at Forest Hill	Forest Hill, TX	76	14.8	6.8	194,737	1Q 2023	3Q 2023	1,625
The Cottages at Myrtle Beach	Myrtle Beach, SC	294	63.2	29.2	214,966	2Q 2023	4Q 2023	1,743
The Cottages at Warner Robins	Warner Robins, GA	251	53.1	17.5	211,554	3Q 2023	4Q 2023	1,346
The Cottages of Port St. Lucie	Port St. Lucie, FL	286	69.6	24.2	243,357	1Q 2023	4Q 2023	2,133
Wayford at Innovation Park	Charlotte, NC	210	62.0	12.8	295,238	3Q 2023	3Q 2024	1,994
Weatherford 185 (3)	Weatherford, TX	185	—	—	—	—	—	1,874
Total Development Units		1,302

Operating Investments (2)	Location / Market	Number of Units	Average Rent (1)
Peak Housing (4)	IN / MO / TX	474	936
Total Operating Units		474
Total Units/Average		1,822	$1,597

(1)	For lease-up and development investments, represents the estimated average effective monthly rent per occupied unit for all expected occupied units upon stabilization. For operating investments, represents the average effective monthly rent per occupied unit.
(2)	Investments in which we have a preferred equity or loan investment. Operating investments represent stabilized operating investments.
(3)	The development is in the planning phase; final project specifications are in process.
(4)	Peak Housing consists of our preferred equity investments in a private single-family home REIT.

The following is a summary of income earned on our preferred equity and loan investments for the six months ended June 30, 2022 and 2021 and the years ended December 31, 2021 and 2020:

	Six Months Ended June 30,		Year Ended December 31,
Property	2022	2021	2021	2020
Preferred Equity Investments
Alexan Southside Place (1)	$—	$—	$—	$1,281
Mira Vista (2)	—	267	391	539
Peak Housing	936	235	1,030	—
The Conley (2)	—	405	405	1,966
The Cottages at Myrtle Beach	960	—	300	—
The Cottages at Warner Robins	212	—	—	—
The Cottages of Port St. Lucie	808	—	227	—
The Woods at Forest Hill	66	—	2	—
Thornton Flats (2)	—	205	420	415
Wayford at Concord (3)	—	363	364	839
Wayford at Innovation Park	40	—	—	—
Willow Park	166	—	51	—
Total preferred returns on unconsolidated joint ventures	$3,188	$1,475	$3,190	$5,040

Notes Receivable
Corpus (4)	$—	$—	$219	$—
Jolin (4)	—	—	84	—
The Hartley at Blue Hill (5)	784	2,058	4,149	3,077
Vickers Historic Roswell (6)	—	903	903	1,733
Weatherford 185	432	—	—	—
Total interest income on notes receivable	$1,216	$2,961	$5,355	$4,810

(1)	On March 25, 2021, Alexan Southside Place, the property underlying our preferred equity investment, was sold.
(2)	Our preferred equity investment was redeemed in 2021.
(3)	On June 4, 2021, we purchased the Wayford at Concord property from our unaffiliated joint venture partner, and as part of the transaction, our preferred equity investment was redeemed.
(4)	We recapitalized Corpus and Jolin on December 22, 2021 and received full payoffs of the loans. As part of the recapitalization, both Corpus and Jolin, along with two portfolios of homes previously owned by our joint venture partner, were combined into one consolidated operating portfolio known as Texas Portfolio 183.
(5)	In the first quarter 2022, The Hartley at Blue Hill property was sold. The mezzanine and senior loans that we provided were paid off in full as of June 30, 2022.
(6)	In the second quarter 2021, the Vickers Historic Roswell property was sold. The mezzanine loan that we provided was paid off in full upon the sale of the property.

Six Months Ended June 30, 2022 Compared to Six Months Ended June 30, 2021

Revenue

Rental and other property revenues increased $12.4 million, or 605%, to $14.5 million for the six months ended June 30, 2022 as compared to $2.1 million for the same prior year period. This was due to a $12.2 million increase from the acquisition of 405 units (through three new and three existing investments) in 2022 and the full period impact of 1,613 units acquired in 2021 (through 18 new investments) and a $0.2 million increase from our same store property, Navigator Villas.

From an operational perspective, our average rent per occupied unit of $1,377 for the 2022 period was essentially flat compared to the prior year period. Average occupancy decreased 570 basis points from 97.9% to 92.2% on a year over year basis due to the following (i) during the 2021 period, average occupancy of 97.9% included only 406 units (over 3 investments) which were fully operational and stabilized during the period, and (ii) we acquired an additional 1,788 units since July 1, 2021 of which 1,735 units were scattered homes that typically have an operational value-enhancement strategy which includes increasing individual home occupancy levels over time; when acquiring scattered homes, the initial occupancy may be slightly lower as homes are often purchased from owner occupants which can create modest frictional vacancy for a brief period of time after acquisition.

Interest income from mezzanine loan investments decreased $1.8 million, or 59%, to $1.2 million for the six months ended June 30, 2022 as compared to $3.0 million for the same prior year period due to the sale of two underlying investments in 2022 and 2021, partially offset by the acquisition of one investment in 2022.

Expenses

Property operating expenses increased $5.9 million, or 783%, to $6.6 million for the six months ended June 30, 2022 as compared to $0.7 million for the same prior year period. This was primarily due to a $5.8 million increase from the acquisition of investments in 2022 and 2021 and a $0.1 million increase from same store properties. Property operating expenses consist of controllable (payroll, repairs and maintenance, turnover, administrative, advertising, and utilities) and non-controllable (real estate taxes and insurance) expenses. Controllable expenses were $2.9 million and $0.45 million and non-controllable expenses were $3.7 million and $0.25 million for the six months ended June 30, 2022 and 2021, respectively.

Property management and asset management fees expense were $1.5 million for the six months ended June 30, 2022 as compared to $0.1 million in the same prior year period. This was primarily due to a $1.4 million increase from the acquisition of investments in 2022 and 2021. Property management fees are based on a stated percentage of property revenues and asset management fees are based on a stated percentage of capital contributions or assets under management, where applicable.

General and administrative expenses have been allocated to us from Bluerock Residential based on relative unit count. These allocated expenses are for corporate office expenses and management including, but not limited to, executive oversight, asset management, treasury, finance, human resources, tax, accounting, financial reporting, information technology and investor relations. General and administrative expenses amounted to $3.2 million for the six months ended June 30, 2022 as compared to $2.1 million for the same prior year period. The $1.1 million increase is primarily due to an increase to the relative unit count allocation from Bluerock Residential due to the increase in size of the carve out portfolio since the prior year period.

Acquisition and pursuit costs amounted to $0.1 million for the six months ended June 30, 2022. Abandoned pursuit costs can vary greatly, and the costs incurred in any given period may be significantly different in future periods. There were no acquisition and pursuit costs for the same prior year period.

Depreciation and amortization expenses were $8.5 million for the six months ended June 30, 2022 as compared to $1.3 million for the same prior year period. This was due to a $6.8 million increase from the acquisition of investments in 2022 and 2021 and a $0.4 million increase from our same store property, Navigator Villas.

Other Income and Expense

Other income and expense amounted to income of $0.7 million for the six months ended June 30, 2022 compared to income of $0.1 million for the same prior year period. This was primarily due to an increase in preferred returns on unconsolidated real estate joint ventures of $1.7 million due to the acquisition of seven investments in 2021, partially offset by the sale of five underlying investments in 2021, and an increase in provision for credit losses of $0.4 million. This was partially offset by a net increase in interest expense of $1.6 million primarily due to an increase in the outstanding debt to $148 million at June 30, 2022 as compared to $37 million at June 30, 2021.

Discontinued Operations

Income from discontinued operations amounted to income of $64.7 million for the six months ended June 30, 2021. The discontinued operations were due to the sale of six multifamily operating properties in 2021 and included a $67.6 million gain from sale of assets and $0.1 million income on operations, partially offset by a $3.1 million loss on extinguishment of debt. There were no discontinued operations in the current year period.

Year ended December 31, 2021 as compared to the year ended December 31, 2020

Revenue

Rental and other property revenues increased $6.7 million, or 262%, to $9.3 million for the year ended December 31, 2021 as compared to $2.6 million for the same prior year period. This was due to a $6.5 million increase from the acquisition of 1,613 units (through eighteen new investments) in 2021 and a $0.2 million increase from our same store property, Navigator Villas.

From an operational perspective, our average rent per occupied unit increased $271 or 24.3% to $1,388 as compared to $1,117 during the prior year period. The increase is primarily due to the 1,613 acquired units in 2021 having a higher average rent per unit compared to our one property (or 176 units) in 2021, Navigator Villas. Average occupancy decreased 30 basis points from 96.1% to 95.8% on a year over year basis.

Interest income from loan investments increased $0.6 million, or 11%, to $5.4 million for the year ended December 31, 2021 as compared to $4.8 million for the same prior year period primarily due to an increase in the average outstanding balance of The Hartley at Blue Hill in 2021 and the acquisition of two investments in 2021, partially offset by the sale of one underlying investment in 2021.

Expenses

Property operating expenses increased $2.3 million, or 262%, to $3.2 million for the year ended December 31, 2021 as compared to $0.9 million for the same prior year period. This was primarily due to a $2.2 million increase from the acquisition of investments in 2021 and a $0.1 million increase from our same store property, Navigator Villas. Property operating expenses consist of controllable (payroll, repairs and maintenance, turnover, administrative, advertising, and utilities) and non-controllable (real estate taxes and insurance) expenses. Controllable expenses were $1.9 million and $0.7 million and non-controllable expenses were $1.3 million and $0.2 million for the years ended December 31, 2022 and 2021, respectively.

Property management and asset management fees expense increased $0.5 million to $0.6 million for the year ended December 31, 2021 as compared to $0.1 million in the same prior year period. This was primarily due to a $0.5 million increase from the acquisition of investments in 2021. Property management fees are based on a stated percentage of property revenues, and asset management fees are based on a stated percentage of capital contributions or assets under management, where applicable.

General and administrative expenses have been allocated to us from Bluerock Residential based on relative unit count. These allocated expenses are for corporate office expenses and management including, but not limited to, executive oversight, asset management, treasury, finance, human resources, tax, accounting, financial reporting, information technology and investor relations. General and administrative expenses decreased $0.4 million to $4.6 million for the year ended December 31, 2021 as compared to $5.0 million for the same prior year period. The $0.4 million decrease is primarily due to a decrease of the relative unit count allocation from Bluerock Residential due to the decrease in size of the carve out portfolio since the prior year period.

Depreciation and amortization expenses increased $4.0 million, or 210%, to $5.9 million for the year ended December 31, 2021 as compared to $1.9 million for the same prior year period. This was due to a $4.5 million increase from the acquisition of investments in 2021 partially offset by a $0.5 million decrease from Navigator Villas.

Other Income and Expense

Other income and expense amounted to net income of $0.6 million for the year ended December 31, 2021 compared to net expense of $14.2 million for the same prior year period. This was primarily due to a decrease in the provision for credit losses of $16.1 million, a decrease of $0.3 million in interest expense, and an increase in other income of $0.3 million.  This was partially offset by a decrease in preferred returns on unconsolidated real estate joint ventures of $1.9 million due to the sale of five underlying investments in 2021, partially offset by the acquisition of seven investments in 2021.  The Company recorded a $16.4 million provision for credit losses in the fourth quarter of 2020.  The provision for credit losses primarily related to a decline in the collectability of the Alexan Southside preferred equity investment since the onset of Covid-19 and its impact on the value of the property.

Discontinued Operations

Income (loss) from discontinued operations amounted to income of $110.9 million for the year ended December 31, 2021 compared to loss of $2.8 million for the same prior period. The discontinued operations were due to the sale of six multifamily operating properties in 2021 and included an increase in gain from sale of assets of $116.7 million and an increase in income on operations of $3.1 million, partially offset by an increase in loss on extinguishment of debt of $6.1 million.

Liquidity and Capital Resources

Liquidity is a measure of our ability to meet potential cash requirements, both short- and long-term. Our primary short-term liquidity requirements historically have related to (a) our operating expenses and other general business needs, (b) acquisition of properties, (c) committed investments and capital requirements to fund development and renovations at existing properties, (d) ongoing commitments to repay borrowings, including our revolving credit facility and our maturing short-term debt, and (e) distributions to stockholders.

Our ability to access capital on favorable terms as well as to use cash from operations to continue to meet our short-term liquidity needs could be affected by various risks and uncertainties, including the effects of the Covid-19 pandemic and other risks detailed in “Risk Factors.”

Previously, we have provided rent deferral payment plans as a result of hardships certain tenants experienced due to the impact of Covid-19, decreasing from 1% in the quarter ended June 30, 2020 to no payment plans in the quarter ended June 30, 2022. Although we may receive tenant requests for rent deferrals in the coming months, we do not expect to waive our contractual rights under our lease agreements. Further, while occupancy remains strong at 90.0% as of June 30, 2022, in future periods, we may experience reduced levels of tenant retention as well as reduced foot traffic and lease applications from prospective tenants resulting from the impact of Covid-19.

In general, we believe our available cash balances, cash flows from operations, $115 million capacity on our revolving credit facilities dedicated to single-family residential home investments, proceeds from future mortgage debt financings for acquisition and/or development projects, and other financing arrangements will be sufficient to fund our liquidity requirements and growth capital for the next 12 months. In general, we expect that our results related to our existing portfolio will improve in future periods as a result of anticipated future investments in and acquisitions of single-family residential properties and build-to-rent development properties. However, there can be no assurance that the worldwide economic disruptions arising from the Covid-19 pandemic will not cause conditions in the lending, capital and other financial markets to deteriorate, nor that our future revenues or access to capital and other sources of funding will not become constrained, which could reduce the amount of liquidity and credit available for use in acquiring and further diversifying our portfolio of Single-Family Properties. We cannot provide any assurances that we will be able to add properties to our portfolio at the anticipated pace, or at all.

We believe we will be able to meet our primary liquidity requirements going forward through, among other sources:

•                     $198.8 million in cash available at June 30, 2022;

•                     capacity of $115 million revolving credit facilities dedicated to single-family residential investments;

•                     proceeds from future mortgage debt financings for acquisition and/or development projects; and

•                     cash generated from operating activities.

Only 4.8%, or $4.8 million, of our mortgage debt is maturing through the remainder of 2022.

At the current time, we do not anticipate the need to establish any material contingency reserves related to the Covid-19 pandemic, but we continue to assess along with our network of business partners the possible need for such contingencies, whether at the corporate or property level.

As equity capital market conditions permit, we may supplement our capital for short-term liquidity needs with proceeds of potential offerings of common and preferred stock, as well as issuance of OP units. Given the significant volatility in the trading price of REIT equities generally associated with the Covid-19 pandemic and our otherwise stable financial condition and liquidity position, we cannot provide assurances that these offerings are a likely source of capital to meet short-term liquidity needs.

Our primary long-term liquidity requirements relate to (a) costs for additional single-family residential home investments (including build-to-rent development properties), (b) repayment of long-term debt and our revolving credit facility, and (c) capital expenditures.

We intend to finance our long-term liquidity requirements with net proceeds of additional issuances of common and preferred stock, our revolving credit facility, as well as future acquisition or project-based borrowings. Our success in meeting these requirements will therefore depend upon our ability to access capital. Further, our ability to access equity capital is dependent upon, among other things, general market conditions for REITs and the capital markets generally, market perceptions about us and our asset class, and current trading prices of our securities, all of which may continue to be adversely impacted by the Covid-19 pandemic.

We may also meet our long-term liquidity needs through borrowings from a number of sources, either at the corporate or project level. We believe the $115 million capacity on our revolving credit facilities will serve as our primary debt source that will continue to enable us to deploy our capital more efficiently and provide capital structure flexibility as we grow our asset base. In addition to restrictive covenants, our revolving credit facility contains material financial covenants. We will continue to monitor the debt markets, including Fannie Mae and Freddie Mac, and as market conditions permit, access borrowings that are advantageous to us.

If we are unable to obtain financing on favorable terms or at all, we would likely need to curtail our investment activities, including acquisitions and improvements to and developments of, real properties, which could limit our growth prospects. This, in turn, could reduce cash available for distribution to our stockholders and may hinder our ability to raise capital by issuing more securities or borrowing more money. We also may be forced to dispose of assets at inopportune times to maintain our REIT qualification and Investment Company Act exemption.

Cash Flows

Six months ended June 30, 2022 as compared to the six months ended June 30, 2021

Cash Flows from Operating Activities

As of June 30, 2022, we owned indirect equity interests in thirty real estate investments, consisting of twenty-two consolidated operating investments and eight investments held through preferred equity and loan investments. During the six months ended June 30, 2022, net cash provided by operating activities was $4.1 million after net loss of $3.4 million was adjusted for the following:

•	non-cash items of $8.8 million; and
•	an increase in operating assets and liabilities of $0.7 million; partially offset by:
•	distributions and preferred returns from unconsolidated joint ventures of $2.0 million.

Cash Flows from Investing Activities

During the six months ended June 30, 2022, net cash used in investing activities was $121.1 million, primarily due to the following:

•	$107.9 million used in acquiring consolidated real estate investments;
•	$32.6 million used for investments in unconsolidated real estate joint venture interests;
•	$9.6 million used in funding investments in notes receivable; and
•	$7.1 million used on capital expenditures, offset by:
•	$36.2 million of repayments on notes receivable.

Cash Flows from Financing Activities

During the six months ended June 30, 2022, net cash provided by financing activities was $184.9 million, primarily due to the following:

•	$99.2 million from contributions from Bluerock Residential;
•	net proceeds of $49.4 million from borrowings on revolving credit facilities;
•	net borrowings of $37.3 million on mortgages payable; and
•	contributions from noncontrolling interests of $4.5 million; partially offset by:
•	$3.5 million increase in deferred financing costs;
•	$1.1 million in distributions paid to our noncontrolling interests; and
•	$0.7 million of repayments of our mortgages payable.

Year ended December 31, 2021 as compared to the year ended December 31, 2020

Cash Flows from Operating Activities

As of December 31, 2021, we held twenty-seven real estate investments, consisting of nineteen consolidated operating investments and eight investments held through preferred equity and loan investments. During the year ended December 31, 2021, net cash provided by operating activities was $9.2 million after net income of $111.8 million was adjusted for the following:

•	distributions and preferred returns from unconsolidated joint ventures of $4.4 million; and
•	loss on extinguishment of debt of $6.2 million; partially offset by:
•	non-cash items of $110.3 million; and
•	a decrease in operating assets and liabilities of $2.9 million.

Cash Flows from Investing Activities

During the year ended December 31, 2021, net cash provided by investing activities was $158.0 million, primarily due to the following:

•	$401.8 million of proceeds from the sale of real estate investments;
•	$41.3 million of proceeds from the sale and redemption of unconsolidated real estate joint ventures; and
•	$22.3 million of repayments on notes receivable; partially offset by:
•	$255.4 million used in acquiring consolidated real estate investments;
•	$50.3 million used in acquiring investments in unconsolidated joint ventures and notes receivable; and
•	$1.7 million used on capital expenditures.

Cash Flows from Financing Activities

During the year end December 31, 2021, net cash used in financing activities was $83.9 million, primarily due to the following:

•	$219.0 million of repayments of our mortgages payable;
•	$63.0 million of repayments on revolving credit facilities;
•	$16.6 million in distributions paid to our noncontrolling interests; and
•	$1.2 million increase in deferred financing costs; partially offset by:
•	$160.3 million from contributions from Bluerock Residential;
•	$30.0 million of proceeds from credit facilities;
•	capital contributions of $22.4 million from noncontrolling interests;
•	net borrowings of $2.6 million on mortgages payable; and
•	$0.6 million in increase of distribution payable.

Deutsche Bank Credit Facility (“DB Credit Facility”)

On April 6, 2022, we entered into a credit facility with Deutsche Bank Securities Inc., as sole lead arranger, Deutsche Bank AG, New York Branch, as administrative agent, the financial institutions party thereto as lenders and Computershare Trust Company, N.A., as paying agent and calculation agent (the “DB Credit Facility”). The DB Credit Facility provides for a revolving loan with a maximum commitment amount of $150 million. Borrowings under the DB Credit Facility are limited to financings related to the acquisition, renovation, rehabilitation, maintenance and leasing of single-family residential properties owned by various Peak joint ventures. During the initial term of the DB Credit Facility, borrowings bear interest on the amount drawn at Term SOFR plus 2.80%, and borrowings can be prepaid without premium or penalty. The DB Credit Facility matures on April 6, 2024 and contains two (2) one-year extension options, subject to certain conditions. The DB Credit Facility contains certain financial and operating covenants, including maximum leverage ratio, minimum debt yield and minimum debt service coverage ratio. At June 30, 2022, we were in compliance with all covenants under the DB Credit Facility. We have guaranteed the obligations under the DB Credit Facility.

The availability of borrowings under the DB Credit Facility at June 30, 2022 is based on the collateral and compliance with various ratios related to those assets and was approximately $10.5 million.

ILE Sunflower Credit Facility

On December 27, 2021, our unaffiliated joint venture partner, ILE, entered into a credit facility with Sunflower Bank, N.A. (the “ILE Sunflower Credit Facility”). The ILE Sunflower Credit Facility provides for a revolving loan with an initial commitment amount of $20 million, which commitment contains an accordion feature to a maximum total commitment of up to $50 million. The ILE Sunflower Credit Facility, along with four other separate non-revolving credit facilities, is used in the financing of acquisitions of single-family residential units. Borrowings under the ILE Sunflower Credit Facility bear interest at LIBOR plus 3.0%, subject to a rate floor, and can be prepaid without penalty or premium. The ILE Sunflower Credit Facility matures on December 27, 2024 and contains certain financial and operating covenants, including a minimum fixed charge coverage ratio. At June 30, 2022, ILE was in compliance with all covenants under the ILE Sunflower Credit Facility. A principal of ILE has guaranteed the obligations under the ILE Sunflower Credit Facility and the Company and ILE have pledged certain assets as collateral.

Mortgages Payable

The following table summarizes certain information as of June 30, 2022 and December 31, 2021, with respect to the Company’s senior mortgage indebtedness (amounts in thousands):

	Outstanding Principal		As of June 30, 2022
Property	June 30, 2022	December 31, 2021	Interest Rate	Interest-only through date	Maturity Date
Fixed Rate:
ILE (1)	$19,695	$—	3.75%	(2)	June 7, 2026
Navigator Villas (3)	20,200	20,361	4.57%	(2)	June 1, 2028
Yauger Park Villas (4)	14,784	14,921	4.86%	(2)	April 1, 2026
Total Fixed Rate	$54,679	$35,282

Floating Rate:
ILE (5)	$11,093	$26,825	4.14%	(5)	(5)
Wayford at Concord (6)	32,973	—	2.95%	May 2027	May 1, 2029
Total Floating Rate	$44,066	$26,825
Total	$98,745	$62,107
Fair value adjustments	1,395	1,555
Deferred financing costs, net	(1,286)	(655)
Total mortgages payable	$98,854	$63,007

(1)	ILE’s fixed rate debt represents the debt outstanding from one credit agreement.
(2)	The loan requires monthly payments of principal and interest.
(3)	The principal balance includes a $14.6 million senior loan at a fixed rate of 4.31% and a $5.6 million supplemental loan at a fixed rate of 5.23%.
(4)	The principal balance includes a $10.3 million senior loan at a fixed rate of 4.81% and a $4.5 million supplemental loan at a fixed rate of 4.96%.
(5)	ILE’s floating rate debt represents the aggregate debt outstanding across three separate credit agreements. Of the $11.1 million principal balance, $7.4 million held through two credit agreements requires monthly payments of principal and interest, while the remaining principal balance of $3.7 million held through one credit agreement has monthly payments that are currently interest-only. The three credit agreements have maturity dates ranging from 2022 to 2026 and bear interest at one-month LIBOR or prime rate plus margins ranging from 0.50% to 2.30%, subject to rate floors, and have current interest rates ranging from 3.50% to 5.25% with a weighted average interest rate of 4.14% as of June 30, 2022.
(6)	The Wayford at Concord loan bears interest at the 30-day average SOFR plus 2.23%. In June 2022, the 30-day average SOFR in effect was 0.72%. SOFR rate is subject to a rate cap.

Refinancing of Wayford at Concord

Upon its acquisition in June 2021, the Company and its unaffiliated joint venture partner (together, the “Wayford JV”) fully funded the purchase price of Wayford at Concord. On April 21, 2022, the Wayford JV entered into a $33.0 million floating rate loan, which is secured by the Wayford at Concord property, with the loan proceeds distributed to the Wayford JV members in accordance with the distribution provisions in the joint venture agreement.

Deferred Financing Costs

Costs incurred in obtaining long-term financing and the revolving credit facility are amortized on a straight-line basis to interest expense over the terms of the related financing agreements, as applicable, which approximates the effective interest method. Amortization of deferred financing costs, including the amounts related to the revolving credit facilities, was $0.9 million and $0.7 million for the six months ended June 30, 2022 and 2021, respectively, and $1.2 million and $1.7 million for the years ended December 31, 2021 and 2020, respectively.

Loss on Extinguishment of Debt

Upon repayment of or in conjunction with a material change (i.e. a 10% or greater difference in the cash flows between instruments) in the terms of an underlying debt agreement, the Company writes-off any unamortized deferred financing costs and fair market value adjustments related to the original debt that was extinguished. Prepayment penalties incurred on the early repayment of debt and costs incurred in a debt modification that are not capitalized are also included within loss on extinguishment of debt and debt modification costs on the consolidated statements of operations. Loss on extinguishment of debt was zero and $3.1 million for the six months ended June 30, 2022 and 2021, respectively, and $6.2 million and $0.02 million for the years ended December 31, 2021 and 2020, respectively.

Fair Value Adjustments of Debt

The Company records a fair value adjustment based upon the fair value of the loans on the date they were assumed in conjunction with acquisitions. The fair value adjustments are being amortized to interest expense over the remaining life of the loans. Amortization of fair value adjustments was $0.2 million and $0.1 million for the six months ended June 30, 2022 and 2021, respectively, and $0.3 million and $0.1 million for the years ended December 31, 2021 and 2020, respectively.

Debt Maturities

As of June 30, 2022, contractual principal payments for the five subsequent years and thereafter are as follows (amounts in thousands):

Year	Total
2022 (July 1–December 31)	$4,783
2023	2,238
2024	2,272
2025	2,316
2026	35,569
Thereafter	51,567
$98,745
Add: Unamortized fair value debt adjustment	1,395
Subtract: Deferred financing costs, net	(1,286)
Total	$98,854

As of December 31, 2021, contractual principal payments for the five subsequent years and thereafter are as follows (amounts in thousands):

Year	Total
2022	$4,949
2023	1,769
2024	3,468
2025	1,848
2026	31,478
Thereafter	18,595
$62,107
Add: Unamortized fair value debt adjustment	1,555
Subtract: Deferred financing costs, net	(655)
Total	$63,007

The mortgage loans encumbering the Company’s property are nonrecourse, subject to certain exceptions for which the Company would be liable for any resulting losses incurred by the lender. These exceptions generally include fraud or a material misrepresentation, misstatement or omission by the borrower, intentional or grossly negligent conduct by the borrower that harms the property or results in a loss to the lender, filing of a bankruptcy petition by the borrower, either directly or indirectly, and certain environmental liabilities. In addition, upon the occurrence of certain events, such as fraud or filing of a bankruptcy petition by the borrower, the Company or our joint ventures would be liable for the entire outstanding balance of the loan, all interest accrued thereon and certain other costs, including penalties and expenses. The mortgage loans have a period where a prepayment fee or yield maintenance is required.

Contractual Obligations

The following table summarizes our contractual obligations as of June 30, 2022 related to our mortgage notes secured by our properties and revolving credit facilities. At June 30, 2022, our estimated future required payments on these obligations were as follows (amounts in thousands):

	Total	Remainder of 2022	2023	2024	2025	2026	Thereafter
Mortgages Payable (Principal)	$98,745	$4,783	$2,238	$2,272	$2,316	$35,569	$51,567
Revolving Credit Facilities	49,407	—	—	49,407	—	—	—
Estimated Interest Payments on Mortgages Payable and Revolving Credit Facilities	22,290	2,849	5,539	4,445	3,397	2,440	3,620
Total	$170,442	$7,632	$7,777	$56,124	$5,713	$38,009	$55,187

At December 31, 2021, our estimated future required payments on these obligations were as follows (amounts in thousands):

	Total	2022	2023	2024	2025	2026	Thereafter
Mortgages Payable (Principal)	$62,107	$4,949	$1,769	$3,468	$1,848	$31,478	$18,595
Estimated Interest Payments on Mortgages Payable	12,361	2,620	2,459	2,391	2,243	1,375	1,273
Total	$74,468	$7,569	$4,228	$5,859	$4,091	$32,853	$19,868

Estimated interest payments are based on the stated rates for mortgage notes payable assuming the interest rate in effect for the most recent quarter remains in effect through the respective maturity dates.

Capital Expenditures

Our total capital expenditures for the six months ended June 30, 2022 were $6.9 million. We generally incur three types of capital expenditures.

(1)	Redevelopment and renovation costs are non-recurring capital expenditures for significant projects, such as preparing a residential unit to be rent ready. The renovation work varies, but may include flooring, cabinetry, paint, plumbing, appliances, and other items require the home to be rent ready.
(2)	Routine capital expenditures are necessary non-revenue generating improvements that extend the useful life of the property and are less frequent in nature, such as roof repairs and concrete work/asphalt resurfacing.
(3)	Normally recurring capital expenditures are necessary non-revenue generating improvements that occur on a regular ongoing basis, such as flooring and appliances.

Non-GAAP Financial Measures

Net Operating Income

We believe that NOI is a useful measure of our operating performance. We define NOI as total property revenues less total property operating expenses, excluding depreciation and amortization and interest. Other REITs may use different methodologies for calculating NOI, and accordingly, our NOI may not be comparable to other REITs. NOI also is a computation made by analysts and investors to measure a real estate company’s operating performance.

We believe that this measure provides an operating perspective not immediately apparent from GAAP operating income or net income. NOI allows us to evaluate the operating performance of our properties because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance and captures trends in rental housing and property operating expenses.

However, NOI should only be used as a supplemental measure of our financial performance. The following table reflects net loss attributable to common stockholders together with a reconciliation to NOI, as computed in accordance with GAAP for the period presented (amounts in thousands):

	Six Months Ended June 30,		Year Ended December 31,
	2022	2021	2021	2020
Net (loss) income attributable to Bluerock Homes	$(810)	$58,869	$100,151	$(17,735)
Net (loss) income attributable to noncontrolling interests	(2,579)	6,697	11,652	202
(Income) loss from discontinued operations	—	(64,657)	(110,858)	2,779
Real estate depreciation and amortization	8,435	1,258	5,705	1,715
Non-real estate depreciation and amortization	245	244	487	484
Non-cash interest expense	656	448	746	937
Provision for credit losses	(373)	10	(28)	16,090
Property management fees	1,493	63	550	77
Corporate operating expenses	3,037	1,927	4,269	4,711
Acquisition and pursuit costs	70	—	—	—
Other income	(100)	—	(253)	—
Preferred returns on unconsolidated real estate joint ventures	(3,188)	(1,475)	(3,190)	(5,040)
Interest income from loan investments	(1,216)	(2,961)	(5,355)	(4,810)
Total property income (loss)	5,670	423	3,876	(590)
Add: Interest expense	2,304	896	2,169	2,256
Net operating income	$7,974	$1,319	$6,045	$1,666

BUSINESS AND PROPERTIES

Our Company

We are an externally managed REIT formed to assemble a portfolio of infill first-ring suburban single-family rental homes in knowledge-economy and high quality of life growth markets across the United States, targeting middle-market single-family home renters. Our principal business objective is to generate attractive risk-adjusted investment returns by assembling a portfolio of pre-existing single-family rental homes and developing build-to-rent communities.

Our target renter pool includes the large cohort of rental-biased millennials, among others, who are reaching their peak household-formation age, have a bias for renting for lifestyle or flexibility reasons, and/or who do not want or cannot afford the upfront and ongoing financial commitments of home ownership.

Our target markets are generally the knowledge-economy and high quality of life regions of the Sunbelt and the West, which we expect should have healthy long-term demand fundamentals for single-family rentals. In addition, we believe that our moderate initial rent price points will deliver durable income streams with relatively low turnover, and with potential for upside growth over time.

We utilize two primary investment strategies to drive growth in FFO and NAV to maximize returns to our investors:

•	Scattered-Site Aggregation – Aggregation of single-asset and small portfolios of scattered-site homes at above market unlevered yields relative to private and public market valuations; and

•	Build-to-Rent Development – Development of Build-to-Rent communities at attractive, stabilized, unlevered yields.

In addition, we utilize a number of strategies to improve property performance, including performing value-add renovations, implementing institutional property management approaches and leveraging our technology-aided platform. See “—Growth Strategies.”

We invest primarily through control positions in joint ventures (typically with a 90% economic interest in the joint venture) with a network of established private, regional owner-operators in proprietary, off-market transactions across a broad market footprint, enabling us to execute our strategies across multiple markets and strategies. Where appropriate, we may seek to increase our ownership of the venture to 100%, subsequent to the execution of the initial business plan for each property.

We were formed in 2021 as a Maryland corporation and intend to elect to be taxed as a REIT for U.S. federal income tax purposes beginning with our taxable year ending December 31, 2022.

Our Portfolio

Our portfolio consists of scattered-site single-family homes and build-to-rent communities. We generally target scattered-site single-family homes that are between 15 and 40 years old located in first-ring suburban markets (which are areas within close proximity to downtown amenities, including restaurants and retail shopping) with quality school systems and direct access to large metropolitan areas. Our scattered-site single-family homes, which are non-contiguous and often not always part of a single community or development, are typically a core part of our aggregation strategy and our value-add renovation strategy. We source potential investments in scattered-site single-family homes through a variety of channels, including our existing relationships and those developed by our network, real estate brokers, auctions and marketed portfolio sales. Our build-to-rent communities are typically developed by our partners with expertise in development utilizing capital which we provide in a variety of structures, including through common equity, preferred equity and mezzanine loans. Our build-to-rent communities are typically located in first-ring suburban markets as part of a larger community with other rental homes. These homes are specifically designed to be rented and are typically amenitized with larger floorplans ranging between two and four bedrooms and consist of both attached and detached homes.

As of June 30, 2022, our portfolio consisted of interests in approximately 4,000 homes, comprised of 2,200 operating homes, of which roughly 1,700 and 500 are scattered-site/clustered and build-to-rent, respectively, as well as 1,800 additional homes held through preferred equity and mezzanine loan investments, of which 500 are stabilized and 1,300 are under development. As of June 30, 2022, our properties, exclusive of our development properties, were approximately 90.0% occupied. All properties were leased on twelve month terms. As of June 30, 2022, 116 units are undergoing renovations and we currently estimate our value-add renovations to cost between $25,000 and $35,000 per unit.

Summary detail of our existing portfolio as of June 30, 2022 is as follows:

					At 6/30/2022
Name	Type	Location	Average Year Built	Ownership Interest	Occupancy	Units	Average Rent	Initial Purchase Date	Purchase Price	Rentable Square Footage	Rentable Square Foot per Unit
Operating Properties
Build-to-Rent
Navigator Villas	BTR	Pasco, WA	2013	90%	95.5%	176	$1,364	12/18/2019	$28,500,000	173,444	985
Savannah 319	BTR	Savannah, GA	2022	80%	79.5%	39	1,565	3/17/2022	9,231,600	66,182	1,697
Springtown 2.0	BTR	Springtown, TX	2018	80%	85.7%	14	1,411	10/26/2021	2,985,000	22,456	1,604
Wayford at Concord	BTR	Concord, NC	2019	83%	98.0%	150	2,015	6/4/2021	44,437,500	216,450	1,443
Yauger Park Villas	BTR	Olympia, WA	2010	95%	98.8%	80	2,183	4/14/2021	24,500,000	97,887	1,224
Sub-Total						459			$109,654,100

Scattered Site - Clustered
Axelrod	Scattered	Garland, TX	1959	80%	95.5%	22	1,300	10/5/2021	$4,133,390	30,988	1,409
Ballast (1)	Scattered	AZ / CO / WA	1999	95%	60.9%	65	2,385	4/4/2022	26,100,000	127,470	1,961
DFW 189	Scattered	Dallas-Fort Worth, TX	1962	56%	97.9%	189	971	12/29/2021	27,670,000	241,774	1,279
Golden Pacific (1)	Scattered	IN / KS / MO	1975	97%	45.3%	135	1,324	11/23/2021	26,953,400	182,297	1,350
Granbury	Scattered	Granbury, TX	2020-2021	80%	94.4%	36	1,564	9/30/2021	8,100,000	56,150	1,560
Granbury 2.0	Scattered	Granbury, TX	2021-2022	80%	100.0%	34	1,702	3/11/2022	7,650,000	55,956	1,646
ILE (1)	Scattered	TX / SE US	1990	95%	93.6%	418	1,664	10/4/2021	91,954,250	690,678	1,652
Indy	Scattered	Indianapolis, IN	1958	60%	86.4%	44	838	8/12/2021	3,785,000	52,022	1,182
Lubbock	Scattered	Lubbock, TX	1955	80%	91.7%	60	981	9/24/2021	5,600,000	69,674	1,161
Lubbock 2.0	Scattered	Lubbock, TX	1972	80%	86.7%	75	1,224	10/28/2021	9,275,000	136,112	1,815
Lubbock 3.0	Scattered	Lubbock, TX	1945	80%	84.4%	45	940	12/8/2021	4,574,053	49,257	1,095
Lynnwood	Scattered	Lubbock, TX	2005	80%	90.0%	20	1,003	11/16/2021	2,448,000	27,560	1,378
Lynnwood 2.0	Scattered	Lubbock, TX	2003	80%	85.0%	20	994	12/1/2021	2,490,000	26,184	1,309
Springfield	Scattered	Springfield, MO	2004	60%	95.5%	290	1,145	8/18/2021	49,000,000	464,180	1,601
Springtown	Clustered	Springtown, TX	1991	80%	91.4%	70	1,227	9/15/2021	9,350,000	72,368	1,034
Texarkana	Scattered	Texarkana, TX	1967	80%	93.1%	29	993	9/21/2021	3,100,000	38,514	1,328
Texas Portfolio 183	Scattered	Various / TX	1975	80%	86.3%	183	1,307	12/22/2021	28,290,000	219,613	1,200
Sub-Total						1,735			$310,473,093
Operating Properties Sub-Total						2,194			$420,127,193

Pref / Loan Investments Build-to-Rent								Investment Date	Pref / Loan Investment(4)			Total Commitment Amount
The Cottages at Myrtle Beach	BTR	Myrtle Beach, SC	-	-	-	294	$1,743	9/9/2021	$17,912,571	275,946	939	$17,912,571
The Cottages at Warner Robins	BTR	Warner Robbins, GA	-	-	-	251	1,346	12/8/2021	8,828,277	248,810	991	13,250,000
The Cottages of Port St. Lucie	BTR	Port St. Lucie, FL	-	-	-	286	2,133	8/26/2021	17,195,508	269,884	944	18,785,236
The Woods at Forest Hill	BTR	Forest Hill, TX	-	-	-	76	1,625	12/20/2021	2,832,558	98,648	1,298	3,299,938
Wayford at Innovation Park	BTR	Charlotte, NC	-	-	-	210	1,994	6/17/2021	2,519,645	316,470	1,507	13,400,000
Weatherford 185 (2)	BTR	Weatherford, TX	-	-	-	185	1,874	2/15/2022	9,445,000	-	-	9,445,000
Willow Park	BTR	Willow Park, TX	-	-	-	46	2,362	6/17/2021	2,540,000	92,000	2,000	2,540,000
Sub-Total						1,348			$61,273,599			$78,632,745

Scattered Site / Clustered
Peak Housing (3)	Scattered	IN / MO / TX	-	-	-	474	936	4/12/2021	$20,318,000	502,440	1,060	$20,318,000
Sub-Total						474			$20,318,000			$20,318,000
Pref / Loan Investments Sub-Total						1,822			$81,591,559			$98,950,745
Total Portfolio						4,016			$501,718,752			$98,950,745

(1)	Occupancy for Ballast, Golden Pacific and ILE excludes 1, 40 and 75 down units under renovation, respectively.

(2)	The Weatherford 185 development is in the planning phase; final project specifications are in process. On July 22, 2022, the loan provided by the Company was paid off in full.

(3)	Peak Housing consists of our preferred equity investments in a private single-family home REIT. Unit count excludes consolidated operating investment units which are presented separately.

(4)	Investment balance excludes accrued interest.

Our Target Markets

We focus on Knowledge/Quality markets with strong job growth, expanding populations and favorable quality of life characteristics. These Knowledge/Quality markets are typically non-gateway regions, with access to good healthcare, highly-rated school systems, lower crime rates, robust infrastructure, good affordability and a growing economic base. They are generally anchored by major universities, technology, healthcare, trade, next-generation high value-add manufacturing or government industries as well as right to work laws, growing populations, and strong household formations. Currently we have properties in and around Orlando, Dallas-Fort Worth, Seattle and Charlotte and are targeting acquisitions in and around a variety of markets, including Tampa, Salt Lake City, San Antonio, Colorado Springs, Raleigh, Atlanta, Nashville, Huntsville and Tucson. Within each metropolitan area, we typically focus on first-ring suburban markets, which are areas within close proximity to downtown amenities, including restaurants and retail shopping.

Because employment growth is highly correlated with rental demand, we generally select markets with job growth above the national average. Employment growth levels for certain of our markets where we are targeting growth as compared to the U.S. average are presented below.

In addition, because income growth is highly correlated with ability to deliver rent growth, we select markets with exposure to industries with attractive and growing compensation levels. Average household income growth levels for certain of our markets where we are targeting growth as compared to the U.S. average are presented in the chart below.

We believe our approach of focusing on Knowledge/Quality markets with employment and income growth should not only contribute to achieving strong rental demand and occupancy but should also enable us to achieve revenue growth to deliver attractive risk-adjusted returns within our portfolio.

Geographically, the majority of our existing portfolio is positioned in the Sunbelt (see map below). According to a study by John Burns Real Estate Consulting conducted in 2021 and a study by the Cooper Center at the University of Virginia published in 2018, the Sunbelt is home to approximately 40% of all U.S. households and is expected to experience average population growth in excess of 10% between 2020 to 2030. Additional existing markets include high-growth areas of the West (excluding California) and other markets with similar attractive demographics as warranted. We believe that the diverse balance of larger and smaller markets within our core footprint, along with a strong current cash flow base and value-add upside, will enable us to deliver attractive investment returns across a full economic cycle.

We select and continuously evaluate our target markets through an analysis of demographic data at both the market and submarket levels, which may include the following:

•	Strong Economic Drivers. Economy characterized by growth industries and jobs of the future such as healthcare and technology, signaling near- and long-term employment growth, relatively low housing affordability and low rent-to-income ratios that allow for future rent increases.

•	Favorable Business Climate. Regulatory conditions that attract, retain, and foster job growth and new business development including lower tax rates and right-to-work states.

•	Robust Infrastructure. Growing economic base driven by the presence of technology centers, major colleges and universities, healthcare, trade, next-generation high value-add manufacturing, government industries, and modern transportation facilities and networks.

•	Renter Demographics. The presence of a younger, more educated workforce with a high population of renters by choice.

•	High Quality of Life. Areas with abundant recreation, leisure, cultural, and entertainment options, highly rated school systems that appeal to young parents, and plentiful social opportunities including ample recreation and open space, all of which foster population growth and retention. Within our target markets, we focus on submarkets where members of our network have established relationships, transaction history, market knowledge and potential access to off-market investments, as well as an ability to direct property management and leasing operations efficiently.

Our Network Strategy

We believe the most important elements in successful investing in single-family real estate are the ability to access attractive, proprietary deal flow, deep local market knowledge to underwrite appropriately, as well as operational expertise and infrastructure to provide execution of the operating and value creation strategies.

For this reason, we invest primarily through controlling positions in joint ventures (typically with a 90% economic interest in the joint venture) with members of our network, representing experienced regional owner-operators across the nation. These relationships provide a wealth of seasoned market knowledge, along with access to a substantial, often proprietary, transaction pipeline, extensive operating infrastructure, and the ability to execute in our target markets without the cost and logistical burdens of maintaining our own local infrastructure across a broad footprint. Benefits of our network strategy include the following:

•	Force multiplier sourcing effect that provides access to a sizable pool of attractive, off-market investment opportunities;

•	Deep intellectual capital and track record of success, enabling us to deliver a knowledge-based underwriting of the transaction;

•	Extensive operational infrastructure enabling us to deliver execution across multiple investment strategies and markets, without the cost and logistical burdens of maintaining our own infrastructure for those markets and strategies;

•	Substantial capital to invest alongside us, ensuring our partners’ interests are aligned with ours, particularly in terms of delivering returns for our investors; and

•	elimination of delays establishing a robust on-the-ground presence in each new market we enter.

The in-house asset management team of our Manager and its affiliate works in tandem with our network members to oversee the implementation of each asset’s business plan, including budgeting, capital expenditures, tenant improvements and financial performance. We believe that our network partners, given their significant co-investment in the projects, provide superior management execution versus third-party fee-only management companies. Notwithstanding the investments of each member of our network, we expect to maintain substantial control over these ventures, including with respect to strategic decision-making.

Our Competitive Strengths

We believe that our investment strategy and operating model distinguishes us from other owners, operators, and acquirors of single-family rental real estate in several important ways.

Our Key Principals. Our team offers significant breadth and depth in real estate operating and investment experience. Our team has successfully sourced, structured, acquired and managed more than 50 million square feet of residential real estate investments in our target markets, totaling approximately $13 billion in value, and bring an average of 30 years’ experience across multiple real estate and credit cycles. We believe this experience will provide a competitive advantage, enabling us to grow the company and generate attractive risk-adjusted returns for our stockholders. Our principals’ competitive strengths include:

•	Expertise Across Our Target Markets. Our principals have significant experience structuring and investing in properties successfully in our target markets, through multiple financial and real estate investment cycles, providing a breadth and depth of operating and investment experience to help steer our investment strategy wisely;

•	Expertise Creating Value Across Our Investment Strategies and Various Capital Structures. Our principals have substantial experience executing transactions and creating value across our value-add and development investment strategies, and across capital structures — equity, preferred equity, and mezzanine — providing substantial flexibility to create value in transactions, subject to qualifying and maintaining our qualification as a REIT;

•	Expertise in Corporate and Portfolio Transactions to Create Value. Our principals have executed large corporate and portfolio transactions, including the rollup of assets to create multiple public companies, the creation of multiple asset management platforms, and the purchase of distressed assets and/or companies out of bankruptcy, demonstrating a sophisticated structuring capability and an ability to execute complex capital markets transactions, which experience will assist us in growing the company and delivering attractive risk-adjusted returns to our stockholders; and

•	Expertise in Financing and Structuring Transactions. Our investment team has substantial expertise structuring and financing transactions, enabling us to evaluate and access the most efficient capital structures for our acquisitions. In addition, our investment team has extensive experience structuring development transactions with network partners to capture significant value while minimizing inherent risks and/or guarantees associated with such transactions.

Our Network. We invest primarily through controlling positions in joint ventures with members of our network, which allows us to draw on the collective relationships and market knowledge and experience of significant private owner-operators in the nation who invest alongside us in transactions, in order to source, underwrite and execute attractive transactions. We believe our network provides us access to a substantial, often proprietary, transaction pipeline, along with extensive infrastructure and ability to execute across our target markets without the cost and logistical burdens associated with maintaining our own infrastructure and pipeline in these markets.

Disciplined “Broad and Deep” Underwriting. By leveraging our network, we are able to execute a rigorous underwriting process, which we believe improves our ability to evaluate risk and create value in our transactions. To begin, our network partners conduct underwriting and due diligence for our transactions, enabling us to leverage intellectual capital and local experience acquired through their years of experience in the market. At the same time, our team of investment professionals implements our disciplined underwriting and due diligence process, with a focus on value relative to other potential opportunities within our target markets. The ability to review investment opportunities broadly (across markets), as well as deeply (within the target market), greatly improves our ability to source and execute attractive transactions for our portfolio.

Scalable Operating Model. Our relationships enable us to tap into what we believe to be the substantial, often proprietary, transaction flow of our network, allowing for rapid deployment of available capital. Our extensive network provides us the ability to scale our operations quickly, enabling us to allocate and reallocate capital across multiple target markets and along multiple strategies, and to invest in or divest of properties rapidly without the time delay associated with building infrastructure across multiple markets, and without burdening us with excessive operating and overhead costs.

Growth Strategies

Our principal business objective is to generate attractive risk-adjusted investment returns by assembling a portfolio of pre-existing single-family rental homes and developing build-to-rent communities. These will be located across a diverse group of growth markets and will target a growing pool of middle-income renters seeking the single-family lifestyle without the upfront and ongoing investments associated with home ownership. By implementing our investment strategies and our institutional-quality management, we expect to be able to achieve sustainable long-term growth in both our FFO and NAV.

Value Creation Execution. We acquire single-family rental properties with potential for long-term value creation for our stockholders. We utilize the following internal and external growth strategies to drive growth in FFO and NAV for our investors:

•	Scattered-Site Aggregation. Currently, there is a high level of fragmentation in the single-family rental home market. We believe we can generate economies of scale and enable transaction efficiencies by targeting individual or small portfolios of quality, scattered, single-family rental homes with strong and stable cash flows and aggregate them into larger portfolios, which will allow us to reduce per unit costs, including leasing, marketing, insurance and maintenance related costs through increased purchasing power and sharing of resources. We look for middle-market rents that deliver attractive unlevered yields relative to private market portfolio and public market dividend yields. To date, we have acquired scattered-site homes at year one nominal cap rates exceeding 5% and gross rental yields exceeding 9%. We see an opportunity to replicate this strategy across our markets utilizing our network as a force multiplier on the sourcing and execution fronts.

•	Build-to-Rent. We develop build-to-rent communities at attractive stabilized unlevered yields, investing selectively in target markets that we believe will enable us to capture development premiums on completion. We may use a convertible loan or convertible preferred equity structure to provide income during the development stage and/or the ability to capture development premiums at completion by exercising our conversion rights to take ownership.

•	Value-Add Renovation. We see significant potential for capital appreciation through renovation of existing assets. Our value-add strategy focuses on working with our local experts to reposition lower-quality, less current assets and drive rent growth and expand margins, increasing NOI and maximizing our return on investment.

•	Institutional Property Management / NOI Margin Expansion. We expect to improve margins at our operating properties by deploying institutional management approaches across the portfolio —including professional management, investment in technology platforms, and leveraging economies of scale — to best position the portfolio for optimal rental growth. Through the aggregation of multiple scattered homes, we seek to address operational inefficiencies, revenue management and deferred capital maintenance at scale and to grow underlying cashflow through substantial NOI margin expansion at stabilized properties. We will also provide an aggressive asset management presence, working alongside our network partners to ensure optimal execution of the asset management plan, enabling us to drive rent growth and values.

•	Technology-Aided Platform. We have implemented a data warehouse, which provides us with real-time visibility into leasing, inventory, maintenance and renovation metrics, allowing us to quickly react to changes in current operational performance and monitor trends across our portfolio. Further, we believe we will be able to utilize our data warehouse technology as a building block in the design and implementation of a portfolio-wide revenue management system to further drive NOI and margin expansion. In addition, we utilize various PropTech solutions to both acquire and maximize operational efficiency. Operational PropTech solutions include focus on streamlining value-add initiatives, integrating smart-home technology, automating the lease process and providing robust and coordinated maintenance services.

Harvest and Redeploy Capital Selectively. On an opportunistic basis and subject to compliance with REIT restrictions, we intend to sell properties when we have executed our value creation plans and when we believe the investment has limited additional upside relative to other opportunities. This allows us to harvest profits and reinvest proceeds to maximize stockholder value.

Market and Investment Opportunity

The single-family rental industry has historically been more resilient to economic cycles than the multi-family sector and is currently benefiting from significant industry tailwinds that have accelerated during the pandemic. We believe industry dynamics present a compelling investment opportunity for us, including:

•	Supply at accessible price points remains extremely tight, with little new affordable rental product coming on-line over the last decade. These supply and affordability gaps have been in place and intensifying since the wind-down of the Great Recession, with rental prices continuing to increase in step with home price appreciation.

•	Limited institutional ownership of single-family rental stock, currently estimated to be approximately 2%, creates potential for outsized growth. Our institutionally operated properties benefit from experienced regional owner-operators and a technology-aided platform, delivering not only a competitive market advantage but also operating growth potential that can benefit investors.

•	Demand fundamentals are strong and strengthening further, particularly from rental-biased and debt-burdened millennials now reaching peak single-family house consumption age. We believe that a continued upswing in propensity to rent, coupled with the limited and depleting supply at the middle-income range, signals significant opportunity.

A.       Supply Overview

Large Market Size / Opportunity – 35% of Rentals are Single-Family

There are approximately 128 million total households in the U.S., of which approximately 49 million units, or 38%, are renters. Of these, approximately 13% of total households – or 35% of the rental cohort – rent a single-family residence, which represents approximately 16.5 million total single-family rental homes in the nation.

U.S. Housing Summary [1]

128 Million Total Households

62% Owned
(79MM units)
38% Rented
(49MM units)
2-9 Unit Apartments
11%
Mobile Homes, Boats, etc
2%
10+ Unit Apartments
12%
Single-Family Rental
13%

Source: John Burns Real Estate Consulting; data as of April 2021.

Notes

1. Public company home counts from public filings as of 1Q21; private company home counts estimated using HouseCanary data as of December 2020

New Home Production and Inventory at Low Levels

Housing production relative to population growth has been on the decline since the 1970s. While the 1970s saw housing production at 0.8x population growth, by 2020 the 10-year average housing production had declined to less than 0.4x population growth.

The trend exacerbated over the last decade as new home production increasingly fell behind population growth, leading to housing inventories that have remained below long-term average levels since the mid-2010s. According to the National Association of Realtors, Federal Reserve Economic Data, and CEA calculations, as of July 2021 housing inventories were at an all-time low, at approximately 50% below the average inventory over the last decade, as illustrated in the chart below.

Fewer Moderately Priced Homes Being Built, Leading to Disproportionate Decline in Category

Increases in land prices and construction costs, including both labor and materials, have forced new rental construction to target higher-end residential units, which deliver higher margin potentials, which is leading to a disproportionate decline in supply of moderately priced homes. This trend, coupled with the overall low supply of housing, is pushing moderately priced housing out of reach, particularly in growth markets.

The mismatch in supply and demand of housing has deepened the affordability gap as home prices continue to increase. According to S&P Dow Jones Indices via FRED Economic Data, national home prices, as measured by the Case-Schiller Index, have increased by 7%-19% year-over-year every month from September 2020 to June 2021.

At the same time, affordable housing options are shrinking disproportionally as a result of the same dynamics, both in terms of absolute unit count and as a share of overall available units.

Affordable Rental Housing Units are Disappearing
Rental Units (MM) with Real Contract Rents Under $600 per month (1)
UNIT
SHARE
16
12
8
4
0
40
35
30
25
20
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
Present
Unit (LHS)
Share (RHS)

Source: JCHS tabulations of US Census Bureau, American Community Survey 1-Year via IPUMS USA

Notes: (1) Rental units may be occupied, vacant for rent, or rented but unoccupied; excludes units occupied without cash rent. Dollar values are adjusted for inflation using the CPI-U for All Items Less Shelter. Contract rent excludes all utilities paid separately.

"Present" indicates 2017, which is the latest available data as of 2020; please note an update to data available as of 2021 is in progress.

Vacancies for Workforce and Affordable Housing Significantly Lower Than Luxury Units

While inventory and sales of moderately priced homes have fallen considerably over the past decade, vacancy rates among affordable and workforce rental units have declined to extremely low levels and remain significantly below luxury units. According to Fannie Mae tabulations of CoStar Data, such extremely low vacancy rates signal substantial demand and the undersupply of non-luxury rental product.

Single-Family Rents Are Rising Faster Than Inflation

According to Joint Center for Housing Studies of Harvard University tabulations of Consumer Price Indexes from the U.S. Bureau of Labor Statistics, the mismatches in supply and demand have caused single-family rents to outpace inflation. Notably, effective rent growth for new single-family leases has generally exceeded Core CPI over most of the past 25 years and has delivered an effective hedge against inflation.

Rent Burdened Households on the Rise in the U.S.

Rent-burdened households are on the rise across the U.S., both in absolute number and share. According to the a study by the Joint Center for Housing Studies of Harvard University conducted in 2020, more than 10 million renters (one in four) pay more than half of their income on rent, and nearly half (47%) spend more than the recommended 30% of their income on rent and utilities. According to the US Census Bureau via FRED, many of these renters are priced out of the homeownership market, creating a large renter-by-necessity cohort.

Significant Near Obsolescence in Existing Single-Family Housing

As of 2019, only 14% of existing single-family housing product was newer than 20 years old, despite demand for modern amenities, flexible floor plans, and updated kitchens/bathrooms. We believe that the relatively mature age of existing single-family rental stock presents a significant market opportunity to generate attractive risk-adjusted returns by providing desirable homes with upgraded amenities through upgrades of existing homes, as well as developing new build-to-rent communities.

B.       Limited Institutional Ownership of Single-Family Rental Stock

Limited Institutional Quality Product

The single-family rental industry is highly fragmented, with the majority of single-family rental homes owned and operated by individual “mom and pop” investors, many of whom may lack the resources and/or infrastructure to deliver an institutional quality product. In the aggregate, institutional ownership of single-family rental homes today represents less than 2% (approximately 300,000 units) of the roughly 16.5 million single-family rental homes in the nation. We see an outsized opportunity for consolidation by institutional investors, who can offer more attractive, more consistent products while leveraging the operational and management efficiencies as well as economies of scale associated with institutional control and ownership.

C.       Strong Demand Fundamentals

The Middle Market Renter Is a Large and Attractive Market

In contrast to the majority of our public REIT peers, our rental strategy focuses on moderate home sizes and a more affordable middle-market target rent. According to GlobeSt, our target “workforce-housing” renter cohort makes up about 60% of the total single-family renter pool – larger than the market-rate and affordable housing segments combined – and represents a large, addressable market.

As of today, the workforce-housing renter comprises approximately 25 million households with a household income of $70,000 to $110,000 and solid, long-term rental home demand. This cohort includes more than seven million renters, at targeted monthly rents of $1,300 to $2,100. These rent levels typically represent approximately 20% to 25% of household income, providing each household with a meaningful cushion to continue paying rent in times of economic hardship.

We expect to target an accessible and attractive price point for the middle-market renter. Our scattered-site and build-to-rent average rental price points should range from $1,000 – $1,500 per month and $1,500 – $2,300 per month, respectively, both with solid rental upside over time. Because middle-market, single-family home renters are more likely to be families who are long-term residents, we also expect lower turnover costs and stable cash flows.

Homeownership Unaffordability Driving Single-Family Rental Demand

Single-family rental homes have emerged as an attractive financial solution to the affordability constraints associated with home ownership. As the chart below illustrates, for most of the past 20 years, with the limited exception of the years immediately following the Great Recession, renting was significantly more cost-effective than owning.

In addition, according to a survey of 1,160 single-family renters by John Burns Real Estate Consulting conducted in 2021, for the large millennial cohort that is a prime consumer of single-family homes, ownership unaffordability is further exacerbated by high levels of student debt and, for many, an inability to save for a home down payment, all of which contribute to further demand for single-family rentals. In fact, according to reporting by Forbes in February 2021, the largest concentration of student loan borrowers, at roughly half, is in the 25- to 34-year-old millennial cohort, which comprises 14.8 million borrowers with an average of $33,800 in student loan indebtedness.

Millennials Are Entering Peak Single-Family Housing Consumption Years, Driving Demand

The millennial cohort is continuing to enter the 35 and over age category, which is traditionally the peak for single-family housing demand. Over the 10-year period ending in 2030, the 35-50 age category is expected to grow by approximately 17 million households. However, instead of purchasing homes like their predecessor cohorts, and driven by factors including the increasing unaffordability of single-family homes, the presence of a sizable student loan debt burden, and an attraction to the financial and lifestyle flexibility that defines the rental market, millennials are increasingly choosing single-family rentals instead. According to Pew Research, millennials today own far less real estate than did baby boomers at their age – the homeownership rate at age 31 for millennials stands at 4%, as compared to 32% for baby boomers.

Single-Family Rentals Have Demonstrated a History of Resilience During Economic Downturns

Historically, single-family rental rates have tended to be relatively resilient during economic shocks. Even in the aftermath of the Great Recession, single-family rental rates in most top U.S. markets remained either unchanged or slightly down from their peak. Similarly, in the aftermath of the Covid-19 recession, single-family rental rates are exhibiting strong performance across the United States, and particularly in our target markets in the Sunbelt, West, Southwest and Texas according to a study by John Burns Real Estate Consulting conducted in 2021.

Forecasts Signal Healthy Rent Growth for Single-Family Rentals

We expect healthy effective rent growth for new single-family rental leases across our markets and portfolio. U.S. Census Bureau data show a projected increase of 21% in new single-family rental leases through 2024 on average across the United States.

Financing Policy

We intend to use prudent amounts of leverage in connection with our operations. As of June 30, 2022, we have total indebtedness in an amount equal to approximately 27% of the fair market value of our real estate investments. Once we reach sufficient scale, we generally expect our total indebtedness to be less than 75% of the fair market value of our real estate investments. However, we are not subject to any limitations on the amount of leverage we may use, and accordingly, the amount of leverage we use may be significantly less or greater than we currently anticipate. Further, during our ramp-up to scale, we expect that our leverage will fluctuate and for periods of time will exceed 75% of the fair market value of our real estate investments as appropriate. For purposes of calculating our leverage, we include our consolidated real estate investments, include our preferred equity and loan investments at cost, include assets we have classified as held for sale, and include any joint venture level indebtedness in our total indebtedness.

Our board of directors will have the authority to change our financing policies at any time and without stockholder approval. If our board of directors changes our policies regarding our use of leverage, we expect that it will consider many factors, including the lending standards of lenders in connection with the financing of single-family residential properties, the leverage ratios of publicly traded REITs with similar investment strategies, the cost of leverage as compared to expected operating net revenues, and general market conditions.

By operating on a leveraged basis, we expect to have more funds available for real estate investments and other purposes than if we operated without leverage, which we believe will allow us to acquire more investments than would otherwise be possible, resulting in a larger and more diversified portfolio. See “Risk Factors—Risks Related to Our Business, Properties and Industry—High levels of debt or increases in interest rates could increase the amount of any future loan payments, which could reduce the cash available for distribution to stockholders” for more information about the risks related to operating on a leveraged basis.

Approach to Evaluating Potential Investments

We have developed a disciplined approach to evaluating potential investments that combines our experience with an evaluation structure that emphasizes thorough market research, local market knowledge, underwriting discipline, and risk management.

•	National Market Research. Our investment team continuously and extensively conducts market research to proactively select our target markets. Our investment team is focused on identifying markets that exhibit outsized population and employment growth, among other salient characteristics, including a high quality of life, an intellectual capital base, and a commitment to investments in infrastructure. We utilize real-time market data, leading third-party research, and the deep transactional knowledge and collective experiences of our network.

•	Local Market Knowledge. Our breadth and depth of professional relationships, particularly within our network, provides us with access to substantial and often proprietary coveted off-market opportunities within our target markets. Further, we are able to leverage the local market knowledge of our network to fully evaluate not only a particular submarket’s supply and demand fundamentals, but a property’s competitive position from a neighborhood perspective.

•	Underwriting Discipline. We follow a disciplined double underwriting process to examine and evaluate a potential investment in terms of its income-producing capacity and prospects for capital appreciation. Our approach begins with an extensive review of the following: (1) property fundamentals, such as location, expense structure, occupancy, construction quality and deferred maintenance; (2) capital markets fundamentals, including cap rates, debt markets and future capital flows; and (3) market fundamentals, such as rental rates, concession and occupancy levels at comparable properties, along with projected product delivery and absorption rates. We will then utilize our double underwriting approach to verify and refine all assumptions provided by leveraging the local market knowledge and expertise of members of our network. Only those real estate assets meeting our investment criteria will be accepted for inclusion in our portfolio.

•	Risk Management. Risk management is a fundamental principle in the construction of our portfolio and in the management of each investment. Prior to the purchase of any individual asset or portfolio, our investment team will develop a ‘360-degree’ asset-level business strategy. The business strategy consists of a detailed forecast of the action items to be taken and the capital needed to achieve the anticipated returns. We regularly review asset-level business strategies to anticipate changes or opportunities in the market during a given phase of a real estate cycle. In addition, we conduct extensive property level diligence leveraging our joint venture partners and third-party experts, including reviewing title and performing physical inspections.

When evaluating potential acquisitions and dispositions, we generally consider a variety of factors, including both market-level factors and property-level factors. Market-level factors include: income levels and employment growth trends in the relevant market; employment, household growth and net migration of the relevant market’s population; and barriers to entry that would limit competition (zoning laws, building permit availability, supply of undeveloped or developable real estate and local building costs and construction costs). Property-level factors include: the location, construction quality, condition and design of the property; the current and projected cash flow of the property and the ability to increase cash flow; the potential for capital appreciation of the property; purchase price relative to the replacement cost of the property; the potential for rent increases; the potential for economic growth and the tax and regulatory environment of the community in which the property is located; the occupancy and demand by residents for properties of a similar type in the vicinity (the overall market and submarket); the prospects for liquidity through sale, financing or refinancing of the property; the benefits of integration into existing operations; purchase prices and yields of available existing stabilized properties, if any; competition from existing properties and properties under development and the potential for the construction of new properties in the area; and potential for opportunistic selling based on demand and price of high quality assets, including condominium conversions.

While our pace of acquisition is dependent on a variety of factors, including availability of capital, we believe the infrastructure provided by our manager and our network provides us with the ability to achieve an average acquisition pace of 500 to 1,000 homes per month. Newly acquired homes are generally rent-ready within 75 days from acquisition, although the timing associated with this process will vary based on a number of factors, including location, acquisition channel, construction quality and design of the property, whether the property was vacant when acquired, and the condition of the property at acquisition. Such factors can also result in significant variance in the costs associated with the preparation of newly acquired homes for rental. The cost associated with the preparation of newly acquired homes, in the Company’s experience, has historically ranged from $0 to $20,000 per unit, with an average cost of $500 to $1,000 per unit, although such costs are subject to a variety of factors out of the Company’s control and which are subject to change, including the cost of labor and cost of materials. In addition, we believe our rigorous underwriting process for the evaluation of potential investments will enable us to utilize our value-add renovation strategy to cost-effectively maximize the income-producing capacity and potential for capital appreciation of our investments.

Property Management and Leasing

The day-to-day aspects of property management and leasing are generally conducted by our joint-venture partners or third-party managers with extensive local experience, with oversight to be performed by our Manager’s asset management team. We believe this approach maximizes efficiencies and allows us to leverage local expertise. With respect to potential tenants, our property managers perform a thorough underwriting process tailored to the specific property, in accordance with local market practice and local, state and federal regulations. The typical application and evaluation process includes obtaining appropriate identification, a thorough evaluation of credit history and household income, and a review of the applicant’s rental and other payment history, and may include a background check for criminal activity for all proposed occupants over the age of 18. We also generally require a minimum income-to-rent ratio, and seek tenants with household income that exceeds the median household income of the market in which the property is located. Many additional factors are also taken into consideration during the prospective tenant evaluation process, which may include household size and tenure at current job.

Our Environmental, Social and Governance Policies

Environmental: Improvements with the Environment in Mind. In keeping with Bluerock Homes’ Environmental Sustainability Policy, we undertake a variety of environmental sustainability initiatives, including the installation of energy- and water-conserving fixtures at many of our upgraded properties. Our value-add investment model generates a continually-replenishing opportunity for us to improve the environmental impact of older, less sustainable properties throughout the U.S., while our ground-up, build-to-rent developments incorporate environmentally sound principles from inception. Our due diligence process incorporates evaluation of environmental impacts, which are factored into our projections for acquisition or investment, affording us the functional and financial flexibility to develop or retrofit homes to operate more responsibly in a changing environment.

Social: Social Responsibility. Consistent with Bluerock Homes’ Human Rights Policy, we strive to respect and promote all human rights, consistent with the UN Guiding Principles on Business and Human Rights, the International Covenant on Civil and Political Rights, and the International Covenant on Economic, Social and Cultural Rights. We maintain a diverse board of directors, both by ethnicity and gender, and remain committed to ensuring the preservation of human rights in our relationships with our employees, partners and tenants. We are very pleased to report that our most recent engagement survey showed that 87% of the employees of Bluerock Real Estate and its affiliates are proud to work for the Bluerock family of companies.

In the creation of our portfolio, we are especially proud that we are able to address a critical and growing need for quality, well-managed and affordable homes in desirable communities, striving to demonstrate the possibility of embracing both people and profits. As we discuss below, according to a study by the Joint Center for Housing Studies of Harvard University conducted in 2020, rent-burdened households are on the rise across the U.S., with more than 10 million renters (one in four) paying more than half of their income on rent and nearly half spending more than the recommended 30% of income on rent and utilities. Through our focus on the middle-income renter with our scattered-site investment strategy, we are seeking to deliver a supply of affordable, well-maintained, single-family housing options, both for renters by choice as well as by necessity.

Governance: Corporate Governance. We have established a governance framework that fosters effective stewardship of investor and shareholder capital, promotes an ethical and transparent approach to doing business, and encourages board diversity. We are committed to operating our business under strong and accountable corporate governance practices and have structured our corporate governance in a manner that we believe aligns our interests with those of our stockholders. Key attributes of our corporate governance structure are expected to include the following:

•	Majority of Board Is Expected To Be Independent. Four of the five members of our board of directors are expected to be independent for purposes of the NYSE American corporate governance listing standards and Rule 10A-3 under the Exchange Act.

•	Board of Directors Will Not Be Staggered. Each of our directors will be subject to re-election annually.

•	Lead Independent Director. Our lead independent director structure will promote strong, independent oversight of our management and affairs.

•	Fully Independent Key Board Committees. We expect to have fully independent Audit, Compensation and Nominating and Corporate Governance Committees.

•	Commitment to Board Diversity. Of the five expected members of our board of directors, one is female and four self-identify as an ethnic minority.

•	Amended Code of Business Conduct and Ethics. Our directors, officers and employees will be subject to our Amended Code of Business Conduct and Ethics, fostering the highest standards of ethics and conduct in all aspects of our business.

•	Stock Ownership Guidelines. To better align the interests of the Company’s directors and executive officers with those of its stockholders, we expect to adopt Stock Ownership Guidelines to require executive officers to maintain specified minimum levels of ownership in our common stock, which we expect will range (depending on position) from $750,000 to $2.5 million. We expect that our Stock Ownership Guidelines will further require our independent directors to own shares of our common stock valued at a minimum of three times their annual cash retainer for service on the board of directors.

•	Anti-Hedging Policy. Our insider trading policy will expressly prohibit our directors, officers and employees from engaging in certain hedging transactions with respect to any Bluerock Homes securities at any time.

•	Pledging Policy. Our Pledging Policy will prohibit our directors and executive officers from pledging, or otherwise using as collateral to secure any loan or other obligation, any Bluerock Homes securities that he or she is required to hold pursuant to our Stock Ownership Guidelines.

•	Clawback Policy. Our Clawback Policy will provide for the possible recoupment from our Manager of Incentive Fees in the event of an accounting restatement of our financial statements due to our material noncompliance with any financial reporting requirements under the securities laws (other than due to a change in applicable accounting methods, rules or interpretations).

•	We Value Stockholder Input. We will conduct regular and active stockholder engagement.

Regulations

Our investments are subject to various federal, state and local laws, ordinances and regulations, including, among other things, zoning regulations, land use controls, environmental controls relating to air and water quality, noise pollution and indirect environmental impacts such as increased motor vehicle activity. We believe that we have all permits and approvals necessary under current law to operate our investments.

Environmental

As an owner of real estate, we are subject to various environmental laws of federal, state and local governments. Compliance with existing laws has not had a material adverse effect on our financial condition or results of operations, and management does not believe it will have such an impact in the future. However, we cannot predict the impact of unforeseen environmental contingencies or new or changed laws or regulations on properties in which we hold an interest, or on properties that may be acquired directly or indirectly in the future.

Human Capital

We will have no employees and we will rely on the employees of our Manager and its affiliates to conduct our operations. In order to attract and retain high performing individuals, our Manager and its affiliates will be committed to partnering with its employees to provide opportunities for their professional development and promote their well-being. To that end, our Manager or its affiliates will undertake various initiatives, including the following:

•	implementing an Environmental, Social, and Corporate Governance Initiative to codify and disclose its commitment to good corporate citizenship, including the appointment of an internal corporate responsibility committee in support of its ongoing commitment to sustainability, health and safety, corporate social responsibility, corporate governance, and other public policy matters;

•	providing department-specific training, access to online training seminars and opportunities to participate in industry conferences;

•	providing annual reviews and regular feedback to assist in employee development and providing opportunities for employees to provide suggestions to management and safely register complaints;

•	providing family leave, for example, for the birth or adoption of a child, as well as sick leave;

•	focusing on creating a workplace that values employee health and safety;

•	committing to the full inclusion of all qualified employees and applicants and providing equal employment opportunities to all persons, in accordance with the principles and requirements of the Equal Employment Opportunities Commission and the principles and requirements of the Americans with Disabilities Act; and

•	recognizing the importance and contributions of a diverse workforce, with an appreciation for the unique perspectives and insights offered by diverse backgrounds.

Legal Proceedings

We are not party to, and none of our properties are subject to, any material pending legal proceeding.

 OUR MANAGER AND MANAGEMENT AGREEMENT

Our Manager

We will be externally managed and advised by our Manager, pursuant to a Management Agreement. See “—The Management Agreement.” Our Manager will be primarily responsible for managing our day-to-day business affairs and assets and implementing our investment strategy, subject to the directives and supervision of our board of directors. Our Manager will maintain a contractual as opposed to a fiduciary relationship with us. Our Manager will conduct our operations and manage our portfolio of real estate investments. We will have no paid employees.

The following table and biographical descriptions set forth certain information with respect to the individuals who we expect to serve as the senior officers of our Manager:

Name	Age*	Position(s)
R. Ramin Kamfar	58	Chief Executive Officer
Jordan Ruddy	59	President
Ryan S. MacDonald	39	Chief Investment Officer
James G. Babb, III	57	Chief Strategy Officer
Christopher J. Vohs	46	Chief Financial Officer and Treasurer
Michael DiFranco	58	Executive Vice President, Operations
Jason Emala	44	Chief Legal Officer and Secretary

*As of September 23, 2022.

R. Ramin Kamfar, Chief Executive Officer. Mr. Kamfar has served as Chairman of the board of directors and Chief Executive Officer of Bluerock Residential since August 2008, and also served as its President from April 2014 until October 2017. Mr. Kamfar also served as Chief Executive Officer of BRG Manager, LLC, the former manager of Bluerock Residential, from August 2008 to February 2013. In addition, Mr. Kamfar has served as Chairman of the board of trustees of Bluerock Total Income + Real Estate Fund, a closed-end interval fund organized by Bluerock, since 2012, as Chairman of the board of trustees of Bluerock High Income Institutional Credit Fund, a closed-end interval fund organized by Bluerock, since 2022 and as Chairman of the board of directors of Bluerock Industrial Growth REIT, Inc. and Chief Executive Officer of its external manager, Bluerock Industrial Manager, LLC, since 2021. Mr. Kamfar is the Founder and has also served as the Chairman and Chief Executive Officer of Bluerock since 2002. Mr. Kamfar has approximately 30 years of experience in various aspects of real estate, private equity, and investment banking. From 1988 to 1993, Mr. Kamfar worked as an investment banker at Lehman Brothers Inc., New York, New York, where he specialized in mergers and acquisitions and corporate finance. From 1993 to 2002, Mr. Kamfar built a startup into a leading public company in the “fast casual” market now known as Einstein Noah Restaurant Group, Inc. Mr. Kamfar received an M.B.A. degree with distinction in Finance from The Wharton School of the University of Pennsylvania, and a B.S. degree with distinction in Finance from the University of Maryland, College Park.

Jordan B. Ruddy, President. Mr. Ruddy has served as Chief Operating Officer and President of Bluerock Residential since August 2008, and also served as the President of BRG Manager, LLC, the former manager of Bluerock Residential, from February 2013 to October 2017. In addition, Mr. Ruddy has served as President of Bluerock Total Income+ Real Estate Fund, as well co-portfolio manager of its adviser Bluerock Fund Advisor since October 2013, as President of Bluerock High Income Institutional Credit Fund, since 2022 and as President of Bluerock Industrial Growth REIT, Inc. and its external manager, Bluerock Industrial Manager, LLC, since 2021. Mr. Ruddy joined Bluerock in 2002 and has continuously served in various senior management capacities for it and its affiliates. Mr. Ruddy has approximately 30 years of experience in real estate acquisitions, financings, management and dispositions. Prior to joining Bluerock, Mr. Ruddy served as a real estate investment banker at Banc of America Securities LLC and Smith Barney Inc., as well as Vice President of Amerimar Enterprises, a real estate company specializing in value-added investments nationwide, where he managed acquisitions, financings, leasing, asset management and dispositions involving over 1.5 million square feet of commercial and multifamily real estate. Mr. Ruddy received an M.B.A. degree in Finance and Real Estate from The Wharton School of the University of Pennsylvania, and a B.S. degree with high honors in Economics from the London School of Economics.

Ryan S. MacDonald, Chief Investment Officer. Mr. MacDonald has served as Bluerock Residential’s Chief Investment Officer since January 2021 and as its Chief Acquisitions Officer from October 2017 until January 2021. In addition, Mr. MacDonald has served as Chief Investment Officer of the external manager of Bluerock Industrial Growth REIT, Inc., Bluerock Industrial Manager, LLC, since 2021. Mr. MacDonald joined Bluerock in 2008 and has continuously served in various senior acquisition and disposition capacities. To date, with Bluerock, Mr. MacDonald has been involved with real estate transactions with an aggregate value of approximately $6.4 billion. Prior to joining Bluerock, Mr. MacDonald was an Analyst for PNC Realty Investors (formerly Mercantile Real Estate Advisors), where he served as part of an investment team that made more than $1.2 billion in investments within all tranches of the capital structure. Mr. MacDonald received a B.A. in Economics from the University of Maryland, College Park.

James G. Babb, III, Chief Strategy Officer. Mr. Babb has served as Chief Strategy Officer of Bluerock Residential since January 2021, and previously served as its Chief Investment Officer from July 2008 until November 2013 and from October 2017 until January 2021. Mr. Babb also previously served as Chief Investment Officer of BRG Manager, LLC from November 2013 until October 2017, as a director of Bluerock Residential until April 2014, as the President of Bluerock Residential from July 2008 until August 2012, and as the President of BRG Manager, LLC, the former manager to Bluerock Residential, from July 2008 until February 2013. In addition, Mr. Babb has served as Chief Strategy Officer of the external manager of Bluerock Industrial Growth REIT, Inc., Bluerock Industrial Manager, LLC, since 2021. Mr. Babb joined Bluerock in 2007 and served as its Chief Investment Officer through October 2017, and as a Trustee of Bluerock Total Income + Real Estate Fund from 2012 until November 2019. He has been involved exclusively in real estate acquisition, management, financing and dispositions for approximately 30 years. From 1992 to August 2003, Mr. Babb helped lead the residential and office acquisitions initiatives for Starwood Capital Group, or Starwood Capital. Starwood Capital was formed in 1992 and during his tenure raised and invested funds on behalf of institutional investors through seven private real estate funds, which in the aggregate ultimately invested approximately $8 billion in approximately 250 separate transactions and was also active in Starwood Capital’s efforts to expand its platform to invest in Europe. From August 2003 to July 2007, Mr. Babb founded Bluepoint Capital, LLC, and a private real estate investment company focused on the acquisition, development and/or redevelopment of residential and commercial properties. Mr. Babb received a B.A. degree in Economics from the University of North Carolina at Chapel Hill.

Christopher J. Vohs, Chief Financial Officer and Treasurer. Mr. Vohs has served as Chief Financial Officer of Bluerock Residential since October 2017. In addition, Mr. Vohs has served as Chief Financial Officer and Treasurer of Bluerock Industrial Growth REIT, Inc. and its external manager, Bluerock Industrial Manager, LLC, since 2021. Mr. Vohs joined Bluerock in July 2010 and has continuously served in various senior accounting and financial capacities for it and its affiliates, including as Bluerock’s Chief Accounting Officer from July 2010 until October 2017. Prior to joining Bluerock, Mr. Vohs served as Corporate Controller for Roberts Realty Investors, Inc., a public multifamily REIT based in Atlanta, Georgia, from March 2009 to July 2010. From October 2004 to March 2009, Mr. Vohs worked at Pulte Homes, a nationwide builder of single-family homes, in various financial roles, including as Internal Audit Manager & Asset Manager and later as Vice President of Finance for Pulte’s Orlando and Southeast Florida operations. From January 1999 to October 2004, Mr. Vohs worked as an Audit Manager for Deloitte & Touche, an international professional services firm, where he earned his CPA certification. Mr. Vohs received his B.A. degree in Accounting from Michigan State University.

Michael DiFranco, Executive Vice President, Operations. Mr. DiFranco has served as Executive Vice President, Operations of Bluerock Residential since November 2018, with responsibility for the operational and financial performance of its multi-family housing portfolio. Previously, from 2005 to 2016, Mr. DiFranco held several roles of increasing responsibilities with Apartment & Investment Management Company (NYSE: AIV), including serving four years as Senior Vice President of Financial Operations. From 2016 to 2018, Mr. DiFranco served as Senior Vice President of Financial Operations with The Irvine Company Apartment Communities, overseeing Revenue Management, Business Intelligence and Portfolio Management. Mr. DiFranco received a B.A. in Business from Texas A&M University, College Station, an M.B.A. from The University of Texas at Austin, and an M.S. in Information Systems from The University of Colorado, Denver.

Jason Emala, Chief Legal Officer and Secretary. Mr. Emala has served as Secretary of Bluerock Total Income+ Real Estate Fund, as well as General Counsel of both Bluerock Capital Markets and Bluerock Asset Management since May 2018. In addition, Mr. Emala has served as Secretary of Bluerock High Income Institutional Credit Fund, since 2022 and as Secretary of Bluerock Industrial Growth REIT, Inc. and as Chief Legal Officer of its external manager, Bluerock Industrial Manager, LLC, since 2021. Prior to joining Bluerock in May 2018, Mr. Emala held senior legal positions at a number of sponsors/broker-dealers in the alternative investment space, including Cantor Fitzgerald from June 2016 to May 2018. Prior to these roles, Mr. Emala was an associate at international law firms White & Case, LLP and Fried, Frank, Harris, Shriver & Jacobson LLP. Mr. Emala earned a B.S. in Finance from the University of Maryland, College Park, a J.D., with honors, from the George Washington University Law School and an LLM in Securities and Financial Regulation from the Georgetown University Law Center.

Bluerock Real Estate

Our Manager will be an affiliate of Bluerock Real Estate, L.L.C. (together with its affiliates, “Bluerock”), a leading institutional alternative asset manager based in New York with regional offices across the United States. Bluerock principals have a collective 100+ years of investing experience with more than $48 billion in real estate and capital markets experience and manage multiple well-recognized real estate private and public company platforms, including the successful seeding, public listing and operation of Bluerock Residential. Bluerock has over $11.5 billion in acquired and managed assets.

Management Agreement

We, the Operating Partnership and our Manager will be parties to a Management Agreement (the “Management Agreement”). In connection with the execution of the Merger Agreement, the Bluerock Residential board of directors received an opinion from Robert A. Stanger & Company, Inc. that the terms of the Management Agreement are fair, from a financial point of view, to Bluerock Homes, and after consideration of this opinion and other documents and presentations, the non-management directors authorized Bluerock Homes to enter into the Management Agreement. The Management Agreement will require our Manager to manage our business affairs in conformity with our investment guidelines and other policies that are approved and monitored by our board of directors. Our Manager’s role as Manager will be under the supervision and direction of our board of directors. Our Manager will not manage or advise any other entities and will not actively seek new management or advisory clients, although it will not be prohibited from doing so by the Management Agreement.

Management Services

Our Manager will be responsible for, among other things, (i) the selection, purchase and sale of our portfolio investments, (ii) our financing activities, and (iii) providing us with advisory services. Our Manager will be responsible for our day-to-day operations and will perform (or will cause to be performed) such services and activities relating to our investments and operations as may be appropriate, which may include, without limitation, the following:

(1)	serving as our consultant with respect to the periodic review of the investment guidelines and other parameters for our investments, financing activities and operations, any modification to which will be approved by the board of directors (including a majority of the independent directors);

(2)	investigating, analyzing, and selecting possible investment opportunities and acquiring, financing, retaining, selling, restructuring, exchanging or disposing of investments consistent with our investment guidelines;

(3)	with respect to prospective investment transactions and financing transactions, conducting negotiations (including negotiation of definitive agreements) on our behalf with sellers, purchasers, and brokers and, if applicable, their respective agents and representatives;

(4)	effecting any private placement of interest in the Operating Partnership, tenancy-in-common or other interests in investments as may be approved by the board of directors;

(5)	engaging and supervising, on our behalf and at our expense, independent contractors that provide investment banking, securities brokerage, mortgage brokerage, real estate brokerage, other financial services, due diligence services, underwriting review services, legal and accounting services, and all other services (including transfer agent and registrar services) as may be required relating to our operations and actual or potential investments, investment transactions or financing transactions;

(6)	coordinating and managing operations of any joint venture or co-investment interests held by us and conducting all matters with our joint venture or co-investment partners;

(7)	providing executive and administrative personnel, office space and office services required in rendering services to us;

(8)	administering the day-to-day operations and performing and supervising the performance of such other administrative functions necessary to our management as may be agreed upon by our Manager and the board of directors, including, without limitation, the collection of revenues and the payment of our debts and obligations and maintenance of appropriate computer services to perform such administrative functions;

(9)	communicating on our behalf with the holders of any of our or the Operating Partnership’s equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;

(10)	counseling the board of directors and us in connection with policy decisions to be made by the board of directors;

(11)	evaluating and recommending to the board of directors hedging strategies and engaging in hedging activities on our behalf, consistent with such strategies as so modified from time to time, our qualification as a REIT and with our investment guidelines;

(12)	counseling the board of directors and us regarding the qualification and maintenance of our qualification as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Code and Treasury Regulations thereunder and using commercially reasonable efforts to cause us to qualify and continue to qualify for taxation as a REIT;

(13)	counseling us regarding the maintenance of our exemption from the status of an investment company required to register under the Investment Company Act, monitoring our compliance with the requirements for maintaining such exemption and using commercially reasonable efforts to cause us to maintain such exemption from such status;

(14)	furnishing reports and statistical and economic research to us regarding our activities and services performed for us by our Manager, including reports to the board of directors with respect to potential conflicts of interest involving our Manager or any of its affiliates;

(15)	monitoring the operating performance of our investments and providing periodic reports with respect thereto to the board of directors, including comparative information with respect to such operating performance and budgeted or projected operating results;

(16)	investing and reinvesting any of our moneys and securities (including investing in short-term investments pending investment in other investments, payment of fees, costs and expenses, or payments of dividends or distributions to our stockholders and the Operating Partnership’s partners), consistent with our qualification as a REIT, and advising us regarding our company’s capital structure and capital raising;

(17)	causing us to retain qualified accountants and legal counsel, as applicable, to assist us in developing appropriate accounting procedures and systems, internal controls and other compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Code applicable to REITs and, if applicable, taxable REIT subsidiaries (as defined in Section 856(l) of the Code), and to conduct quarterly compliance reviews with respect thereto;

(18)	assisting us in qualifying to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

(19)	assisting us in complying with all regulatory requirements applicable to us in respect of our business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act or the Securities Act, or by the applicable Securities Exchange;

(20)	assisting us in taking all necessary action to enable us to make required tax filings and reports, including soliciting stockholders for required information to the extent required by the provisions of the Code applicable to REITs;

(21)	handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which we may be involved or to which we may be subject arising out of our day-to-day operations (other than with our Manager or its affiliates), subject to such limitations or parameters as may be imposed from time to time by the Board;

(22)	using commercially reasonable efforts to cause expenses incurred by us or on our company’s behalf to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by the board of directors from time to time;

(23)	serving as our consultant with respect to decisions regarding any of its financings, hedging activities, borrowings or joint venture arrangements undertaken by us, including (i) assisting us in developing criteria for debt and equity financing that is specifically tailored to our investment objectives, and (ii) advising us with respect to obtaining appropriate financing for our investments;

(24)	arranging marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote our business;

(25)	performing such other services as may be required from time to time for management and other activities relating to our assets and business as our board of directors shall reasonably request or our Manager shall deem appropriate under the particular circumstances; and

(26)	using commercially reasonable efforts to cause us to comply with all applicable laws.

Liability and Indemnification

Pursuant to the Management Agreement, our Manager will not assume any responsibility other than to render the services called for thereunder in good faith and will not be responsible for any action of our board of directors in following or declining to follow its advice or recommendations. Our Manager will maintain a contractual as opposed to a fiduciary relationship with us (however, to the extent that officers of our Manager also serve as our officers, such officers will owe us duties under Maryland law in their capacity as our officers, which may include the duty to exercise reasonable care in the performance of such officers’ responsibilities, as well as the duties of loyalty, good faith and candid disclosure). Under the terms of the Management Agreement, our Manager, its officers, members, managers, directors, personnel, affiliates and any person providing sub-advisory services to our Manager will not be liable to us, our stockholders, partners, members or other holders of equity interests of us for acts or omissions performed in accordance with and pursuant to the Management Agreement, except because of acts or omissions constituting bad faith, willful misconduct, gross negligence, reckless disregard of their duties under the Management Agreement as determined by a final non-appealable order of a court of competent jurisdiction, or those incurred in connection with our Manager’s proper release of our money or other property.

We will agree to indemnify and hold harmless our Manager, its officers, members, managers, directors, personnel, affiliates and any person providing sub-advisory services to our Manager with respect to all expenses, losses, damages, liabilities, demands, charges and claims in respect of or arising from acts or omissions of such indemnified party not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with and pursuant to the Management Agreement as determined by a final, non-appealable order of a court of competent jurisdiction, or those incurred in connection with our Manager’s proper release of our money or other property, as set forth in the Management Agreement. Additionally, we will agree to advance funds to any of the indemnified parties for legal fees and other costs and expenses incurred as a result of any claim, suit, action or proceeding for which indemnification is sought, provided that such indemnified party undertakes to repay the advanced funds to us in the event it is ultimately determined that indemnification is not appropriate. Our Manager will agree to indemnify and hold harmless us, our directors and officers, personnel, agents and affiliates with respect to all expenses, losses, damages, liabilities, demands, charges and claims in respect of or arising from acts or omissions of our Manager constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties under the Management Agreement or any claims by our Manager’s personnel relating to the terms and conditions of their employment by our Manager. Our Manager will carry errors and omissions and other customary insurance naming us and our Operating Partnership as additional insureds.

Management Team

Pursuant to the terms of the Management Agreement, our Manager will be required to provide us with our management team, including a president, treasurer and secretary, along with appropriate support personnel, to provide the management services to be provided by our Manager to us. None of the officers or employees of our Manager or its affiliates will be dedicated exclusively to us.

Our Manager will be required to refrain from any action that, in its sole judgment made in good faith, (1) is not in compliance with the investment guidelines, (2) would adversely and materially affect our qualification as a REIT or the Operating Partnership as a partnership under the Code or our status as an entity exempted or excluded from investment company status under the Investment Company Act or (3) would conflict with or violate any law, rule or regulation of any governmental body or agency having jurisdiction over us or of any securities exchange on which our securities are listed or our charter or bylaws. If our Manager is ordered to take any action by our board of directors, our Manager will promptly notify the board of directors if it is our Manager’s judgment that such action would adversely and materially affect such status or conflict with or violate any such law, rule or regulation or our charter or bylaws.

Term

The initial term of the Management Agreement will expire on October 6, 2023 (the first anniversary of the Distribution Date) and will be automatically renewed for a one-year term on each anniversary date thereafter unless earlier terminated or not renewed as described below. We may decline to renew the Management Agreement upon the affirmative vote of at least two-thirds of our independent directors that (1) there has been unsatisfactory performance by our Manager that is materially detrimental to us or (2) the Base Management Fee and Incentive Fee (each as defined below) payable to our Manager are not, taken as a whole, in accordance with then-current market rates charged by asset management companies rendering services similar to those rendered by our Manager, subject to our Manager’s right to prevent such non-renewal by accepting a reduction of the fees agreed to by at least two-thirds of our independent directors. We must provide 180 days’ notice prior to the end of the term, as renewed, of any such non-renewal. In the event of such non-renewal, the Termination Fee set forth below would be payable.

Our Manager may decline to renew the Management Agreement upon 180 days’ notice prior to the end of the term, as renewed, in which case no Termination Fee would be payable.

Termination for Cause

We may also terminate the Management Agreement at any time, including during the initial term, without the payment of the Termination Fee, upon 30 days’ prior written notice for cause, which is defined as:

•	our Manager, its agents or assignees breaches any material provision of the Management Agreement and such breach continues for a period of 30 days after written notice thereof, subject to a cure period;

•	there is the commencement of any proceeding relating to our Manager’s bankruptcy or insolvency, including an order for relief in an involuntary bankruptcy case or our Manager authorizing or filing a voluntary bankruptcy petition;

•	there is a change of control of our Manager which a majority of our independent directors determines is materially detrimental to us;

•	our Manager is unable to perform its obligations under the Management Agreement;

•	our Manager is dissolved; or

•	our Manager commits fraud against us, misappropriates or embezzles funds of ours, or acts, or fails to act, in a manner constituting gross negligence, or acts in a manner constituting bad faith or willful misconduct, in the performance of its duties under the Management Agreement, subject to a cure period.

Our Manager may terminate the Management Agreement upon 60 days’ prior written notice in the event that we default in the performance of any material term, condition or covenant contained in the Management Agreement and such default continues for a period of 30 days after written notice thereof. In an event of termination by our Manager for cause, the Termination Fee set forth below would be payable.

Our Manager may terminate the Management Agreement if we become required to register as an investment company under the Investment Company Act, but no Termination Fee would be payable in such event.

Termination Fee

In the event a Termination Fee is payable, we will pay our Manager a termination fee equal to 3.00 times the sum of the Base Management Fee and Incentive Fee earned, in each case, by our Manager during the 12-month period immediately preceding such termination, calculated as of the end of the most recently completed fiscal quarter before the date of non-renewal/termination.

Internalization

Upon the determination by at least two-thirds of our independent directors that, upon an internalization of our management, AFFO (as defined below) per share would be greater than AFFO per share immediately prior to such internalization, we may internalize, with consideration upon such internalization being paid by us to our Manager (the “Internalization Consideration”) equal to 2.75 times the sum of the Base Management Fee and Incentive Fee, in each case, earned by our Manager during the 12-month period immediately preceding such internalization, calculated as of the end of the most recently completed fiscal quarter before the date of the internalization. For the avoidance of doubt, the internalization may be structured as a contribution of our Manager or our Manager’s assets to our Operating Partnership in exchange for OP units and/or cash, provided that at least 50% of the value of the Internalization Consideration will be satisfied in OP units, or other tax-efficient transaction as agreed by our Manager and us.

Assignment

Our Manager may not assign the Management Agreement, except to an affiliate, without the consent of a majority of our independent directors.

We may not assign our rights or responsibilities under the Management Agreement without the prior written consent of our Manager, except in the case of assignment to another REIT or other organization which is our successor, in which case such successor organization will be bound under the Management Agreement and by the terms of such assignment in the same manner as we are bound under the Management Agreement.

Base Management Fee

We will pay our Manager a base management fee (the “Base Management Fee”) in an amount equal to 1.50% of our new stockholders’ equity, per year.

For purposes of calculating the Base Management Fee, our new stockholders’ equity means: (1) the sum of (i) the net asset value of the Operating Partnership (“Net Asset Value”) plus (ii) the net proceeds from the issuance of (or equity value assigned to) equity and equity equivalent securities in any subsequent offering (allocated on a pro rata daily basis for such issuances during the fiscal quarter of any such issuance) plus (iii) retained earnings at the end of the most recently completed calendar quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less (2) any amount that the Company has paid to repurchase our common stock issued in any subsequent offering. New stockholders’ equity also excludes (a) any unrealized gains and losses and other non-cash items (including depreciation and amortization) that have impacted stockholders’ equity as reported in our financial statements prepared in accordance with GAAP, and (b) one-time events pursuant to changes in GAAP, and certain non-cash items not otherwise described above, in each case after discussions between our Manager and our independent directors and approval by a majority of our independent directors. We determined Net Asset Value, for purposes of the foregoing, based on the midpoint of the range of net asset values utilized by Duff & Phelps in its analysis underlying the opinion it delivered to the Bluerock Residential board of directors in connection with the execution of the Merger Agreement. One half of each quarterly installment of the Base Management Fee will be payable in C-LTIP units, calculated pursuant to the formula above. The remainder of the Base Management Fee will be payable in cash or in C-LTIP units, at the election of our board of directors, in each case calculated pursuant to the formula above.

Incentive Fee

We will pay our Manager an incentive fee (the “Incentive Fee”) with respect to each calendar quarter (or part thereof that the Management Agreement is in effect) in arrears.

The Incentive Fee will be an amount, not less than zero, equal to the difference between (1) the product of (i) 20% and (ii) the difference between (a) the Company’s adjusted funds from operations (“AFFO”) for the previous 12-month period and (b) the product of (A) the product of (x) the weighted average of the price per share of equity securities as derived from the Net Asset Value and the issue price of equity securities issued in future offerings and transactions, multiplied by (y) the weighted average number of all shares of our common stock outstanding on a fully-diluted basis (including any restricted stock units, any restricted shares of our common stock, LTIP units, and other shares of our common stock underlying awards granted under incentive plans and units in the Operating Partnership) in the previous 12-month period multiplied by (B) 8%, and (2) the sum of any Incentive Fee paid to our Manager with respect to the first three calendar quarters of such previous 12-month period; provided, however, that no Incentive Fee is payable with respect to any calendar quarter unless AFFO is greater than zero for the four most recently completed calendar quarters, or the number of completed calendar quarters since the Distribution Date, whichever is less. For purposes of calculating the Incentive Fee during the first 12 months after completion of the Distribution, AFFO will be determined by annualizing the applicable period following completion of the Distribution. One half of each quarterly installment of the Incentive Fee will be payable in C-LTIP units, calculated pursuant to the formula above. The remainder of the Incentive Fee will be payable in cash or in C-LTIP units, at the election of our board of directors, in each case calculated pursuant to the formula above.

The following example illustrates how we would calculate our quarterly Incentive Fee in accordance with the Management Agreement. Our actual results may differ materially from the following example.

Assume the following:

•	AFFO for the 12-month period equals $41,000,000;

•	weighted average price per share of equity securities is $10.00;

•	the weighted average number of shares of common stock outstanding on a fully diluted basis during the 12-month period is 50,000,000; and

•	Incentive Fees paid during the first three calendar quarters of such 12-month period are $0.

Under these assumptions, the quarterly Incentive Fee payable to our Manager would be $200,000, as calculated below:

1.	AFFO	$41,000,000
2.	Weighted average price per share of equity securities of $10.00 multiplied by the weighted average number of shares of common stock outstanding on a fully diluted basis of 50,000,000 multiplied by 8%	$40,000,000
3.	Excess of AFFO over amount calculated in 2 above	$1,000,000
4.	20% of the amount calculated in 3 above	$200,000
5.	Incentive Fee equals the amount calculated in 4 above less the Incentive Fees paid during the first three calendar quarters of such previous 12-month period	$—
6.	Quarterly incentive fee payable to our Manager	$200,000

Pursuant to the calculation formula, if AFFO increases and the weighted average share price and weighted average number of shares of common stock outstanding on a fully diluted basis remain constant, the Incentive Fee will increase.

Reimbursement of Expenses

We will be required to reimburse our Manager for the following expenses:

•	acquisition expenses incurred in connection with the selection and acquisition of investments;

•	general and administrative expenses of us, our Operating Partnership, and our subsidiaries;

•	expenses incurred in connection with the issuance of our securities, any financing transaction and other costs incident to the acquisition, development, redevelopment, construction, repositioning, leasing, disposition and financing of investments;

•	costs of legal, tax, accounting, consulting, auditing and other similar services rendered for us by providers retained by our Manager or, if provided by our Manager’s personnel, in amounts which are no greater than those that would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis;

•	the compensation and expenses of our directors and the cost of liability insurance to indemnify us and our directors and officers;

•	costs associated with the establishment and maintenance of any of our credit facilities, other financing arrangements, or other indebtedness of ours (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any of our securities offerings;

•	expenses connected with communications to holders of our securities or of our subsidiaries and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the SEC, the costs payable by us to any transfer agent and registrar in connection with the listing and/or trading of our stock on any exchange, the fees payable by us to any such exchange in connection with its listing, costs of preparing, printing and mailing our annual report to our stockholders or our Operating Partnership’s partners, as applicable, and proxy materials with respect to any meeting of our stockholders or our Operating Partnership’s partners, as applicable;

•	costs associated with any computer software or hardware, electronic equipment or purchased information technology services from third-party vendors that is used for us;

•	expenses incurred by managers, officers, personnel and agents of our Manager for travel on our behalf and other out-of-pocket expenses incurred by managers, officers, personnel and agents of our Manager in connection with the acquisition, development, redevelopment, construction, repositioning, leasing, financing, refinancing, sale or other disposition of an investment or establishment of any of our securities offerings, or in connection with any financing transaction;

•	costs and expenses incurred with respect to market information systems and publications, research publications and materials, and settlement, clearing and custodial fees and expenses;

•	compensation and expenses of our custodian and transfer agent, if any;

•	the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency;

•	all taxes and license fees;

•	all insurance costs incurred in connection with the operation of our business except for the costs attributable to the insurance that our Manager elects to carry for itself and its personnel costs and expenses incurred in contracting with third parties;

•	all other costs and expenses relating to our business and investment operations, including, without limitation, the costs and expenses of acquiring, owning, protecting, maintaining, developing and disposing of investments, including appraisal, reporting, audit and legal fees;

•	expenses relating to any office(s) or office facilities, including, but not limited to, disaster backup recovery sites and facilities, maintained for us or our investments separate from the office or offices of our Manager;

•	expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by the board of directors to or on account of holders of our securities or of our subsidiaries, including, without limitation, in connection with any dividend reinvestment plan;

•	any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against us or any subsidiary, or against any trustee, director, partner, member or officer of us or of any subsidiary in his capacity as such for which we or any subsidiary is required to indemnify such trustee, director, partner, member or officer pursuant to the applicable governing document or other instrument or agreement, or by any court or governmental agency; and

•	all other expenses actually incurred by our Manager (except as described below) which are reasonably necessary for the performance by our Manager of its duties and functions under the Management Agreement.

In addition, we may be required to pay our pro rata portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of our Manager and its affiliates required for our operations, provided that such expenses are in amounts no greater than those that would be payable to third-party professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis, and excepting only those expenses that are specifically the responsibility of our Manager.

Except with respect to the costs of legal, tax, accounting, consulting, auditing and other similar services rendered for us, which costs will be our expense, our Manager will be responsible for the expenses related to any and all personnel of our Manager and its affiliates who provide services to us pursuant to the Management Agreement, including, without limitation, salaries, bonus and other wages, payroll taxes and the cost of employee benefit plans of such personnel, and costs of insurance with respect to such personnel; provided, however, that our Manager will not be responsible for any such expenses payable subsequent to the Distribution Date to the extent (and only to such extent) that such expenses were incurred or otherwise attributable to a time period preceding the Distribution Date. For the avoidance of doubt, any incentive plan of Bluerock Homes or the Operating Partnership in which any person referred to above participates will not be an expense of our Manager.

Grants of Equity Compensation to Our Manager

We expect to implement the BHM Incentive Plans (as defined below), pursuant to which our compensation committee is expected to be authorized to approve grants of equity-based awards to our officers, directors and affiliates (including officers and employees of our Manager and its affiliates).

MANAGEMENT

Executive Officers Following the Distribution

The individuals listed as those who will be our executive officers below will also serve as officers of our Manager. As executive officers of our Manager, they will serve to manage the day-to-day affairs and carry out the directives of our board of directors in the review, selection and recommendation of investment opportunities and operating acquired investments and monitoring the performance of those investments to ensure that they are consistent with our investment objectives.

The following table sets forth certain information concerning our executive officers following the Distribution:

Name	Age*	Position(s)
R. Ramin Kamfar	58	Chief Executive Officer
Jordan Ruddy	59	President
Ryan S. MacDonald	39	Chief Investment Officer
James G. Babb, III	57	Chief Strategy Officer
Christopher J. Vohs	46	Chief Financial Officer and Treasurer
Michael DiFranco	58	Executive Vice President, Operations
Jason Emala	44	Chief Legal Officer and Secretary

*	As of September 23, 2022.

The background and experience of Messrs. Kamfar, Ruddy, MacDonald, Babb, Vohs, DiFranco and Emala are described above in “Our Manager and Management Agreement.”

Board of Directors Following the Distribution

We operate under the direction of our board of directors. Our board of directors will be responsible for the management and control of our affairs. Our board of directors will retain our Manager to manage our day-to-day operations and our portfolio of real estate assets, subject to the supervision of our board of directors. We will have five directors, four of whom we expect to be determined to be independent directors as defined by the listing standards of the NYSE American. The members of our board of directors will each serve for a one-year term expiring at our first annual meeting of stockholders after the Distribution Date, and until their respective successors are duly elected and qualified.

The information presented below highlights each director’s specific experience, qualifications, attributes and skills. We believe that all of our directors have a reputation for integrity, honesty, and adherence to high ethical standards. Each has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service. In addition to meetings of the various committees of our board of directors, which committees we describe below, we expect our directors to hold at least four regular board meetings each year.

We will continue to review the composition of our board of directors in an effort to assemble a group that can best perpetuate the success of our business and represent the interests of our stockholders through the exercise of sound judgment using its diversity of experience in various areas.

The following table sets forth certain information concerning the members of our board of directors following the Distribution:

Name	Age*	Position(s)
R. Ramin Kamfar	58	Chairman of the Board
I. Bobby Majumder	53	Lead Independent Director
Elizabeth Harrison	58	Director
Kamal Jafarnia	56	Director
Romano Tio	62	Director

*	As of September 23, 2022.

The background and experience of Mr. Kamfar is described above in “Our Manager and Management Agreement.”

I. Bobby Majumder. Mr. Majumder has served as an independent member of the board of directors of Bluerock Residential since January 2009, but will no longer serve in such capacity as of the Merger Effective Time. Mr. Majumder is a partner at the law firm of Frost Brown Todd. Mr. Majumder specializes in corporate and securities transactions with an emphasis on the representation of underwriters, placement agents and issuers in both public and private offerings, private investment in public equity (PIPE) transactions and venture capital and private equity funds. Prior to Frost Brown Todd, Mr. Majumder was a partner at the law firm of Reed Smith from May 2019 to September 2021, where he served as the Managing Partner of the firm’s Dallas office and firmwide Co-Chair of the firm’s India practice. Prior to Reed Smith, Mr. Majumder was a partner at the law firm of Perkins Coie from March 2013 to May 2019. Prior to Perkins Coie, Mr. Majumder was a partner in the law firm of K&L Gates LLP from May 2005 to March 2013. From January 2000 to April 2005, Mr. Majumder was a partner at the firm of Gardere Wynne Sewell LLP. Through his law practice, Mr. Majumder has gained significant experience relating to the acquisition of a number of types of real property assets including raw land, improved real estate and oil and gas interests. Mr. Majumder also has served as an independent trustee on the Board of Trustees of Bluerock Total Income + Real Estate Fund, since 2012 and as an independent trustee on the Board of Trustees of Bluerock High Income Insitutional Credit Fund, since 2022. He is an active member of the Park Cities Rotary Club, a charter member of the Dallas Chapter of The Indus Entrepreneurs and an Associate Board member of the Cox School of Business at Southern Methodist University. Mr. Majumder received a J.D. degree in 1993 from Washington and Lee University School of Law, located in Lexington, Virginia, and a B.A. degree in 1990 from Trinity University, located in San Antonio, Texas.

Elizabeth Harrison. Ms. Harrison has served as an independent member of the board of directors of Bluerock Residential since July 2018, but will no longer serve in such capacity as of the Merger Effective Time. Ms. Harrison has over 23 years of branding and marketing experience. Ms. Harrison serves as the CEO and Principal of H&S Communications (“H&S”), a full-service marketing, branding and public relations agency with offices in New York, Miami and Los Angeles, which she co-founded in 1995. Having organized the sale of H&S to Omnicom Group (NYSE: OMC), a leading global marketing and corporate communications company, in 2003, where she continued to serve as CEO, Ms. Harrison reacquired H&S from Omnicom Group in 2020. As CEO of H&S, Ms. Harrison is responsible for the company’s operations and strategic development, while overseeing communications, partnerships and marketing for clients that include real estate developers, luxury hotel properties and travel technology companies on a global level. In 2011, H&S became the complementary sister-agency of Ketchum, a leading global communications consultancy. Ms. Harrison is the co-author of several books and is frequently invited to share her luxury branding expertise at high-profile conferences and summits, most recently including Harvard’s 5th Annual CEO Roundtable: Building Leading Brands and Driving Growth. Ms. Harrison has also served as a panelist for Step Up Women’s Network’s “View from the Top” seminar. Ms. Harrison has served on the boards of Love Heals and the Alison Gertz Foundation for AIDS Education, and also works closely with the Ars Nova Theater Group. Ms. Harrison received a B.A. degree in 1986 from Sarah Lawrence College, located in Bronxville, New York.

Kamal Jafarnia. Mr. Jafarnia has served as an independent member of the board of directors of Bluerock Residential since June 2019, but will no longer serve in such capacity as of the Merger Effective Time. Mr. Jafarnia currently serves as General Counsel, Executive Vice President and Secretary of Lonsdale Digital Management, Inc. Previously, Mr. Jafarnia served as General Counsel and Chief Compliance Officer at Artivest Holdings, Inc., which position he held from October 2018 until February 2021, and as Chief Compliance Officer of Altegris Advisors LLC, which was the advisor to the Altegris KKR Commitments Fund. Prior to Artivest, Mr. Jafarnia served as Managing Director for Legal and Business Development at Provasi Capital Partners LP. Prior to that, from October 2014 to December 2017, he served as Senior Vice President of W.P. Carey Inc. (NYSE: WPC), as well as Senior Vice President and Chief Compliance Officer of Carey Credit Advisors, Inc. and as Chief Compliance Officer and General Counsel of Carey Financial, LLC. Prior to joining W. P. Carey Inc., Mr. Jafarnia served as Counsel to two American Lawyer Global 100 law firms in New York. From March 2014 to October 2014, Mr. Jafarnia served as Counsel in the REIT practice group at the law firm of Greenberg Traurig, LLP. From August 2012 to March 2014, Mr. Jafarnia served as Counsel in the Financial Services & Products Group and was a member of the REIT practice group of Alston & Bird, LLP. Between 2006 and 2012, Mr. Jafarnia served as a senior executive, in-house counsel, and Chief Compliance Officer for several alternative investment program sponsors, including, among others, American Realty Capital, a real estate investment program sponsor, and its affiliated broker-dealer, Realty Capital Securities, LLC. In addition, Mr. Jafarnia has served as a non-executive independent member of the board of directors of Ashford Hospitality Trust, Inc. (NYSE: AHT) since January 2013. Mr. Jafarnia also has served as an independent trustee on the Board of Trustees of Bluerock Total Income + Real Estate Fund, since 2021 and as an independent trustee on the Board of Trustees of Bluerock High Income Insitutional Credit Fund, since 2022. Mr. Jafarnia received an LL.M. in Securities and Financial Regulation in 2011 from Georgetown University Law Center, located in Washington, D.C., a J.D. degree in 1992 from Temple University, located in Philadelphia, Pennsylvania, and a B.A. degree in economics and government in 1988 from the University of Texas at Austin.

Romano Tio. Mr. Tio has served as an independent member of the board of directors of Bluerock Residential since January 2009, but will no longer serve in such capacity as of the Merger Effective Time. Mr. Tio serves as Senior Managing Director of Greystone, a commercial real estate finance and investment firm. From June 2017 to March 2021, Mr. Tio served as Senior Managing Director at Ackman-Ziff, an institutional real estate capital advisory firm. From May 2009 to June 2017, Mr. Tio served as Managing Director of RM Capital Management LLC, a boutique real estate investment and advisory firm. From January 2008 to May 2009, Mr. Tio served as a Managing Director and co-head of the commercial real estate efforts of HCP Real Estate Investors, LLC, an affiliate of Harbinger Capital Partners Funds, a $10+ billion private investment firm specializing in event/distressed strategies. From August 2003 until December 2007, Mr. Tio was a Managing Director at Carlton Group Ltd., a boutique real estate investment banking firm where he was involved in over $2.5 billion worth of commercial real estate transactions. Earlier in his career, Mr. Tio was involved in real estate sales and brokerage for 25 years. Mr. Tio also has served as an independent trustee of the Board of Trustees of Bluerock Total Income + Real Estate Fund, since 2012. Mr. Tio served as an independent member of the Board of Directors of Yangtze River Development Ltd. from January 2016 until February 2017. Mr. Tio received a B.S. degree in biochemistry in 1982 from Hofstra University, located in Hempstead, New York.

Committees of the Board of Directors

The board of directors will establish three standing committees that perform certain delegated functions of the board: an audit committee, a compensation committee and a nominating and corporate governance committee. All of our committees are expected to consist solely of independent directors. The principal functions of these committees are briefly described below. Our board of directors may from time to time establish other committees to facilitate our management. The committee charters will be available on our website at www.bluerock.com/bluerock-homes-trust/governance-documents.

Audit Committee

Our board of directors will establish an audit committee, which is expected to be comprised of three of our independent directors: I. Bobby Majumder, Kamal Jafarnia and Romano Tio. Mr. Majumder will be the chairman of our audit committee and is expected to be designated as the “audit committee financial expert” as defined by the applicable rules promulgated by the SEC and the NYSE American corporate governance listing standards.

The audit committee will meet on a regular basis, at least quarterly and more frequently as necessary. The audit committee’s primary functions will be:

•	to evaluate and approve the audit and non-audit services and fees of our independent registered public accounting firm;

•	to periodically review the auditors’ independence; and

•	to assist our board of directors in fulfilling its oversight responsibilities by reviewing the financial information to be provided to the stockholders and others, management’s system of internal controls and procedures, and the audit and financial reporting process.

The audit committee will also review and approve certain related party transactions, as described under “Certain Relationships and Related Person Transactions — Related Person Transactions.” The audit committee will fulfill these responsibilities primarily by carrying out the activities enumerated in the audit committee charter, as amended by the audit committee from time to time.

Compensation Committee

Our board of directors will establish a compensation committee, which is expected to be comprised of three of our independent directors: Romano Tio, Elizabeth Harrison and I. Bobby Majumder. Mr. Tio will be the chairman of our compensation committee. Our compensation committee charter, as amended by the compensation committee from time to time, will detail the principal functions of the compensation committee. These functions include:

•	reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, if any;

•	evaluating our Chief Executive Officer’s performance in light of such goals and objectives, and determining and approving the remuneration of our Chief Executive Officer, if any, based on such evaluation;

•	reviewing and approving the compensation, if any, of all of our other executive officers;

•	reviewing our executive compensation policies and plans;

•	overseeing plans and programs related to the compensation of our Manager, including fees payable to our Manager pursuant to the Management Agreement;

•	implementing and administering our incentive compensation equity-based remuneration plans, if any;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Compensation Committee Interlocks and Insider Participation

Our compensation committee is expected to be comprised of three of our independent directors. None of these individuals will at any time have served as an officer or employee of the Company. None of our executive officers will have served as a director or member of the compensation committee of any entity that has one or more of its executive officers serving as a member of our board of directors or compensation committee.

Nominating and Corporate Governance Committee

Our board of directors will establish a nominating and corporate governance committee, which is expected to be comprised of three of our independent directors: I. Bobby Majumder, Kamal Jafarnia, and Romano Tio. Mr. Majumder will be the chairman of our nominating and corporate governance committee. Our nominating and corporate governance committee charter, as amended by the nominating and corporate governance committee from time to time, will detail the principal functions of the nominating and corporate governance committee. These functions include:

•	identifying and recommending qualified candidates to our full board of directors for election as directors, and recommending nominees for election as directors at the annual meeting of stockholders;

•	developing and recommending corporate governance guidelines to our board of directors, and implementing and monitoring such guidelines;

•	reviewing and making recommendations on matters involving the general operation of our board of directors, including board size and composition, and committee composition and structure;

•	recommending nominees for each committee of our board of directors to our board of directors;

•	annually facilitating the assessment of our board of directors’ performance as a whole and of the individual directors, as required by applicable law, regulations and the NYSE American corporate governance listing standards; and

•	overseeing our board of directors’ evaluation of management.

Corporate Governance

We are committed to operating our business under strong and accountable corporate governance practices and have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders.

Corporate Governance Guidelines

Our board of directors will adopt, effective immediately prior to the effective time of the Distribution, Corporate Governance Guidelines to assist the board of directors in guiding our governance. The Corporate Governance Guidelines will be re-evaluated periodically and at least annually by the nominating and corporate governance committee in light of changing circumstances in order to ensure that the Corporate Governance Guidelines continue to serve our and our stockholders’ best interests.

Code of Business Conduct and Ethics

We will not have a policy that expressly restricts any of our directors, officers, stockholders or affiliates, including our Manager or Bluerock Real Estate L.L.C. or their respective officers and employees, from having a pecuniary interest in an investment in or from conducting, for their own account, business activities of the type we conduct. However, our Code of Business Conduct and Ethics will contain a conflicts of interest policy that prohibits our directors, officers and personnel, as well as officers and employees of our Manager and its affiliates and of Bluerock Real Estate L.L.C. who provide services to us, from engaging in any transaction that involves an actual conflict of interest with us. Notwithstanding the prohibitions in our Code of Business Conduct and Ethics, after considering the relevant facts and circumstances of any actual conflict of interest, our board of directors may, on a case-by-case basis and in their sole discretion, waive such conflict of interest for executive officers or directors, and must be promptly disclosed to stockholders. Waivers for other personnel may be made by our Chief Executive Officer. Waivers of our Code of Business Conduct and Ethics will be required to be disclosed in accordance with the NYSE American and SEC requirements. A copy of our Code of Business Conduct and Ethics will be available in the Investor Relations section of our website at www.bluerock.com/bluerock-homes-trust/governance-documents.

Board Leadership Structure

We expect our board composition and our corporate governance guidelines to ensure strong oversight by independent directors. The board of directors’ audit committee, compensation committee and nominating and corporate governance committee are expected to be each composed entirely of independent directors. The board of directors will be led by Mr. Kamfar. As Chairman of the Board, Mr. Kamfar will be responsible for leading board meetings and meetings of stockholders, generally setting the agendas for board meetings (subject to the requests of other directors) and providing information to the other directors in advance of meetings and between meetings. As Chief Executive Officer, Mr. Kamfar will manage our business under the direction of the board of directors and implement our policies as determined by the board of directors. Pursuant to our Corporate Governance Guidelines, the board of directors will not require the role of the Chairman of the Board and Chief Executive Officer to be separated. However, our Corporate Governance Guidelines will require the appointment of a lead independent director if the Chairman of the Board is not an independent director. Our lead independent director is expected to be I. Bobby Majumder. The role of our lead independent director will include the following duties:

•	call meetings of the independent directors, as needed;

•	develop the agendas for meetings of the independent directors;

•	preside at executive sessions of the independent directors;

•	confer regularly with the Chief Executive Officer; and

•	serve as a liaison between the Chief Executive Officer and the independent directors.

Director Independence

Under our Corporate Governance Guidelines, a majority of the members of our board of directors, and all the members of our audit committee, compensation committee, and nominating and corporate governance committee, must be “independent.” Our Corporate Governance Guidelines will define an “independent” director in accordance with the NYSE American Company Guide and under applicable law. In addition, audit and compensation committee members will be subject to the additional independence requirements of applicable SEC rules and NYSE American listing standards. Our Corporate Governance Guidelines will require our board of directors to review the independence of all directors at least annually. A director will not be independent unless our board of directors affirmatively determines that he or she does not have a material relationship with us (either directly or as a partner, director, member, stockholder or officer of an organization that has a relationship with us).

Board Role in Risk Oversight

While our Manager will be responsible for the day-to-day management of risks faced by the Company, our board of directors, as a whole and through its committees, will have responsibility for the oversight of risk management. No less than quarterly, our entire board will review information regarding the Company’s liquidity, borrowings, operations, legal and regulatory compliance and actual and expected material developments in our business, as well as the risks associated with each. In addition, each year the board of directors will review our investment strategies and objectives and their continued viability, and each quarter the directors will review variances in major line items between our current results and our budget from the prior quarter, review all significant changes to our projections for future periods and discuss risks related to our property portfolio. The board of directors will also oversee risk management with respect to certain real estate investments proposed by our Manager and our investment policies and procedures. The audit committee will oversee risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements. The compensation committee will review and approve, on an annual basis, the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, if any, and evaluate our Chief Executive Officer’s performance in light of such goals. The compensation committee will further review and approve, on an annual basis, the compensation, if any, of all of our other officers, and also administer our incentive compensation equity-based plans, if any. The nominating and corporate governance committee will be responsible for identifying and recommending to our full board of directors qualified candidates for election as directors, developing and recommending to our board of directors our Corporate Governance Guidelines, and implementing and monitoring such guidelines. Although the audit committee, compensation committee and nominating and corporate governance committee will be responsible for evaluating certain risks and overseeing the management of such risks, the entire board of directors will be regularly informed through reporting by each such committee about such risks.

Nomination of Directors

Our nominating and corporate governance committee, which consists of three of our independent directors, will adopt a nominating and corporate governance committee charter that details the committee’s principal functions. These functions will include identifying and recommending to our full board of directors qualified candidates for election as directors, and recommending nominees for election as directors at the annual meeting of stockholders. Our bylaws will provide that nominations of individuals for election to the board of directors at an annual meeting of stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of the board of directors or (3) by a stockholder who is a stockholder of record at the record date set by the board of directors for the purpose of determining stockholders entitled to vote at the meeting, at the time of giving the advance notice required by our bylaws and at the time of the meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice procedures of our bylaws. Nominations of individuals for election to the board of directors at a special meeting may be made only (1) by or at the direction of the board of directors, or (2) provided that the board of directors has determined that directors will be elected at the meeting, by a stockholder who is a stockholder of record at the record date set by the board of directors for the purpose of determining stockholders entitled to vote at the meeting, at the time of giving the advance notice required by our bylaws and at the time of the special meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions of our bylaws.

Board Membership Criteria

Our business involves a wide range of real estate, financing, accounting, management and financial reporting issues. In light of our business and structure, the full board of directors will annually review the appropriate experience, skills and characteristics required of directors in the context of the then-current membership of the board of directors, and the nominating and corporate governance committee will consider the experience, mix of skills, and other qualities of the directors and nominees with respect to all director nominations to ensure appropriate board composition. This assessment will include, in the context of the perceived needs of the board of directors at that time, issues of knowledge, experience, judgment and skills, such as an understanding of the real estate and real estate finance industries, accounting or financial management expertise, or marketing and branding experience. Our nominating and corporate governance committee and board of directors will seek to nominate directors with diverse backgrounds, experiences and skill sets that complement each other so as to maximize the collective knowledge, experience, judgment and skills of the entire board of directors. In particular, the nominating and corporate governance committee and board of directors are expected to believe that directors and nominees with the following qualities and experiences can assist in meeting this goal:

•	Senior Leadership Experience. Directors with experience in significant leadership positions provide the Company with perspective in analyzing, shaping and overseeing the execution of operational, organizational and strategic issues at a senior level. Further, such persons have a practical understanding of balancing operational and strategic goals and risk management.

•	Business Entrepreneurship and Transactional Experience. Directors who have a background in entrepreneurial businesses and growth transactions can provide insight into developing and implementing strategies for partnering in joint ventures and/or growing via mergers and acquisitions. Further, such directors have a practical understanding of the valuation of transactions and business opportunities and management’s plans for integration with existing operations.

•	Financial and Accounting Experience. An understanding of the financial markets, corporate finance, accounting requirements and regulations and accounting and financial reporting processes allows directors to understand, oversee and advise management with respect to the Company’s operating and strategic performance, capital structure, financing and investing activities, financial reporting and internal control of such activities. The Company seeks to have a number of directors who qualify as audit committee financial experts and expects all of its directors to be financially knowledgeable.

•	Real Estate Experience. An understanding of real estate issues, particularly with respect to real estate investment trusts, real estate development and single-family rental properties, brings critical industry-specific knowledge and experience to our board of directors. Education and experience in the real estate industry is useful in understanding the Company’s acquisition and development of single-family rental properties and the competitive landscape of our industry.

•	Marketing and Branding Experience. Directors with extensive marketing, branding and communications experience can offer advice and insights with regard to strategic, operational and financial aspects of the Company’s integrated and digital marketing. A background in brand management, customer engagement and e-commerce is valuable to the Company’s development and implementation of strategies to strengthen our branding and marketing initiatives and build our overall brand position.

The composition of our board of directors will also reflect our commitment to diversity. We believe that multiple and varied points of view facilitate more balanced, wide-ranging discussion in the boardroom, and contribute to a more effective decision-making process. Of the five expected members of our board of directors, one is female, and four self-identify as ethnic minorities:

	Gender Diversity
Women:	1	20%
Men:	4	80%

	Ethnic Diversity
Minority:	4	80%
Non-minority:	1	20%

Other considerations in director nominations include the ability of the candidate to attend board meetings regularly and to devote an appropriate amount of time in preparation for those meetings. It also is expected that those nominated to serve as independent directors will be individuals who possess a reputation and hold positions or affiliations befitting a director of a publicly held company and who are actively engaged in their occupations or professions.

A vacancy in our board of directors may be filled only by the vote of a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies or until his or her earlier death, resignation or removal. Any director may resign at any time. Our charter will provide that any or all of our directors may be removed from office for cause, and then only by the affirmative vote of at least a majority of the votes entitled to be cast generally in the election of directors. For these purposes, “cause” means, with respect to any particular director, conviction of a felony or final judgment of a court of competent jurisdiction holding that such director caused demonstrable material harm to us through bad faith or active and deliberate dishonesty.

Each director will serve a term beginning on the date of his or her election and ending on the next annual meeting of the stockholders and when his or her successor is duly elected and qualifies. Under our bylaws, in order to be elected as a director, a director nominee must receive the affirmative vote of a plurality of all votes cast at a meeting at which a quorum is present. However, because holders of our common stock will have no right to cumulative voting for the election of directors, at each annual meeting of stockholders, the holders of a majority of the outstanding shares of common stock will be able to elect all of the directors.

Director Attendance at Annual Meetings

Although we will have no policy with regard to attendance by the members of the board of directors at our annual meetings, we will invite and encourage all members of the board of directors to attend our annual meetings to foster communication between stockholders and the board of directors.

Contacting the Board of Directors

Any stockholder who desires to contact members of the board of directors may do so by writing to: Bluerock Homes Trust, Inc., Board of Directors, 1345 Avenue of the Americas, 32nd Floor, New York, New York 10105, Attention: Secretary. Communications received will be distributed by our Secretary to such member or members of the board of directors as deemed appropriate by our Secretary, depending on the facts and circumstances outlined in the communication received. For example, if any questions regarding accounting, internal accounting controls and auditing matters are received, they will be forwarded by our Secretary to the audit committee for review.

Stock Ownership Guidelines

To further align the interests of our executive officers and directors with the interests of our stockholders, and to promote our commitment to sound corporate governance, we expect that our board of directors will implement stock ownership guidelines for our executive officers and our independent directors.

The Stock Ownership Guidelines are expected to provide that, within five years of the later date of adoption of the guidelines or the date an individual first becomes subject to the guidelines upon becoming a director or executive officer:

•	our Chief Executive Officer will be required to own shares of our common stock, including restricted stock, valued at a minimum of $2.5 million;

•	all other executive officers will be required to own shares of our common stock, including restricted stock, valued at a minimum of $750,000; and

•	independent directors will be required to own shares of our common stock valued at a minimum of three times their annual cash retainer for service on the board of directors.

We expect that any shares owned directly or indirectly (including shares owned in trust and including restricted stock) by the executive officer or director, or his or her spouse or minor children, will constitute qualifying shares that count toward satisfaction of the Stock Ownership Guidelines, and that any deferred or restricted stock units, OP units and LTIP units (with each such OP unit and LTIP unit counting as, and having a value equivalent to, one share of our common stock) owned by the executive officer or director will also constitute qualifying shares that count toward satisfaction of the Stock Ownership Guidelines. We further expect that any shares underlying stock options will not count toward satisfaction of the Stock Ownership Guidelines.

As of June 30, 2022, we expect that all of our directors and executive officers will be in compliance with our Stock Ownership Guidelines or on track to be compliant within the five-year period expected to be specified by the guidelines.

Pledging Policy

Our board of directors will adopt a Pledging Policy Regarding Company Securities (the “Pledging Policy”). The Pledging Policy will be designed to achieve the following goals:

•	prohibit any pledging by executive officers or directors for the purpose of hedging the pledgor’s exposure to fluctuations in the Company’s stock price;

•	strictly limit the amount of leverage allowed on executive officer or director loans from third parties for which a portion of their holdings of Company equity securities have been pledged as collateral, to protect the Company and its stockholders from potential risks associated with a forced sale by the lender;

•	require audit committee pre-certification and pre-approval prior to the entry by any executive officer or director into any proposed loan or other arrangement requiring the pledging of Company securities; and

•	foster and encourage our executive officers and directors to maintain and increase their equity ownership levels well above the levels mandated by the Company’s Stock Ownership Guidelines, thereby strengthening the alignment of their economic interests in the Company with those of stockholders, in part by permitting them, subject to the strict leverage restrictions, pre-approval and ongoing audit committee monitoring and oversight addressed above, to pledge a limited amount of their Company equity to secure loans. Such limited pledging will offer them access to liquidity, for purposes other than to serve as a hedge, and provide them with an alternative to the sale of such Company equity and the resulting, undesirable reduction in equity ownership and dilution of alignment of interests with stockholders.

Our board of directors will foster and encourage high levels of equity ownership of the Company’s equity securities by our executive officers and directors in the interest of providing the strongest-possible incentive to align the interests of our executive officers and directors with those of our stockholders. Our board of directors believes that an absolute prohibition on pledging would run counter to these objectives, with the unintended and undesirable consequence of leaving our executive officers and directors with no means of accessing legitimate liquidity needs, other than by the sale of their Company securities holdings.

The Pledging Policy will entirely prohibit the Company’s executive officers and directors from pledging, or otherwise using as collateral to secure any loan or other obligation, any Company securities that such executive officer or director is required to hold pursuant to the Company’s Stock Ownership Guidelines.

The Pledging Policy will prohibit any pledging by executive officers or directors for the purpose of hedging the pledgor’s exposure to fluctuations in the Company’s stock price.

The Pledging Policy will strictly limit pledges by our executive officers and directors, subject to audit committee oversight, to only those Company securities they hold in excess of the Stock Ownership Guidelines applicable to them (such excess, to the extent pledged, the “Pledged Shares”). The Pledging Policy will require executive officers and directors to pre-certify and obtain pre-approval from the audit committee for any such new pledging arrangement, and require re-certification to the audit committee of compliance with the Pledging Policy with respect to existing pledging arrangements. In addition, the Pledging Policy will require all pledgors to annually certify to the audit committee his or her ongoing compliance therewith.

The Pledging Policy will further limit the number of permitted Pledged Shares by setting a maximum leverage rate of thirty percent (30%), such that the number of Pledged Shares cannot exceed, on an annual basis, thirty percent (30%) of the time-weighted value of the lender’s entire collateral package, inclusive of the Pledged Shares.

The audit committee will monitor compliance with the Pledging Policy by requiring certain certifications from each executive officer or director with a new or existing loan secured in part by Pledged Shares. Prior to entering into any such new pledge, an executive officer or director must certify to the audit committee that the pledge is limited to only such Company securities held in excess of the applicable Stock Ownership Guidelines, and that its sole purpose is not to serve as a hedging arrangement. With respect to previously existing pledge arrangements, promptly following adoption of the Pledging Policy, each executive officer or director must certify to the audit committee that its existing pledge arrangement is not for the sole purpose of serving as a hedging arrangement. In addition, within ten (10) days following each annual meeting of the Company’s stockholders, each pledgor must certify to the audit committee that its Pledged Shares comprised thirty percent (30%) or less of the time-weighted value of the creditor’s collateral package, inclusive of the Pledged Shares.

The Pledging Policy’s restrictions, structuring and certification obligations will be intended to mitigate the risks from a forced sale due to a default under the subject loan or as a result of a decline in the market price of our common stock, should such market price be the valuation parameter applicable to the lender’s collateral package. First, even if an event occurred that would enable a lender to exercise forced sale rights, the fact that the Pledged Shares will be limited to thirty percent (30%) of the time-weighted collateral package means that the lender should have other sources of collateral with which to cover its loan, and thus may not pursue a forced sale, even if authorized to do so. Further, to the extent that the subject loan will have covenants tied to the value of its overall collateral package, valuing the Pledged Shares according to the market price of our common stock mitigates the risk related to even a precipitous drop in such market price, as such a drop might not result in a significant reduction in the value of the lender’s overall collateral package to the point of causing a default, in which case, all else being equal, the lender would not have a forced sale right at all.

The Pledging Policy will simultaneously fulfill the objectives and strategy of the board of directors to further the alignment of stockholder interests by heavily weighting the compensation of our executive officers and directors in Company equity, while recognizing their legitimate need to access liquidity from their earned equity if desired, providing them with a method to do so without having to sell their equity to access that liquidity, thereby reducing their ownership and diluting their alignment with stockholder interests.

Anti-Hedging Policy

Our insider trading policy will expressly prohibit the Company’s directors, officers and employees from engaging in any of the following hedging transactions with respect to any Company securities at any time: short sales (including short sales “against the box”); buying or selling puts or calls; buying financial instruments designed to hedge or offset any decrease in the market value of Company securities owned by the individual directly or indirectly, including prepaid variable forward contracts, equity swaps, collars and exchange funds; and frequent trading to take advantage of fluctuations in share price.

Clawback Policy

Our compensation committee will adopt a policy on the possible recoupment, or “clawback,” of Incentive Fees from our Manager. The policy will be invoked in the event that (a) the Company is required to restate its financial statements due to material noncompliance with any financial reporting requirement under U.S. federal securities laws (whether or not based on fraud or misconduct) and the board of directors or the compensation committee has not determined that such restatement (i) is required or permitted under GAAP in connection with the adoption or implementation of a new accounting standard, or (ii) was caused by the Company’s decision to change its accounting practice, as permitted by applicable law, and (b) the performance measurement period with respect to such Incentive Fees includes one or more fiscal periods affected by such restatement.

In such event, under the terms of the policy, our board of directors or the compensation committee will determine whether, within three (3) completed fiscal years preceding the restatement date and any interim period, our Manager received Incentive Fees in excess of the amount to which it would otherwise have been entitled based on the restated financial statements (such excess amount, “Excess Compensation”). If the board of directors or the compensation committee determines that our Manager received Excess Compensation, the Company will be entitled to recover such Excess Compensation from the Manager, and our board of directors or the compensation committee, in its sole discretion and subject to applicable law, will take such action as it deems necessary to recover such Excess Compensation. Such actions may include requiring repayment or return of prior Incentive Fees paid to our Manager, including Incentive Fees not affected by the accounting restatement, or adjusting the amounts of future fees payable to our Manager.

Compensation of Directors and Officers

Director Compensation

Based on discussions with and assistance from Ferguson Partners Consulting L.P. (“FPC”), a nationally-known independent executive compensation and benefits consulting firm specializing in the real estate industry, it is expected that, following the completion of the Distribution, we will establish a compensation program for our independent directors consisting of annual cash and equity retainers equal to $50,000 and $75,000, respectively. In addition, we expect that the lead independent director and audit committee chairman will each receive annual retainers of $15,000, and that the compensation committee chairman and nominating and corporate governance chairman will each receive annual retainers of $10,000. We further expect that each member of the audit committee will receive annual retainers of $7,500, and that that each member of the compensation committee and the nominating and corporate governance committee will receive annual retainers of  $5,000, respectively. We expect that all directors will receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors.

Executive Officer Compensation

We do not currently have any employees. We will be externally managed by our Manager pursuant to the Management Agreement, and all of our executive officers are employed by our Manager or its affiliates. We will not reimburse our Manager for compensation paid to our executive officers. We have not paid, and do not expect to pay in 2022, any cash or other compensation to our executive officers. Officers are expected to be eligible for awards under our BHM Equity Incentive Plan for Individuals, as described below.

Incentive Plans

We expect our board of directors to adopt an Equity Incentive Plan for Individuals (the “BHM Individuals Plan”) and an Equity Incentive Plan for Entities (the “BHM Entities Plan”) to attract and retain independent directors, executive officers and other key employees, including officers and employees of our Manager and Operating Partnership and their affiliates and other service providers, including our Manager and its affiliates. Together, we refer to the BHM Individuals Plan and the BHM Entities Plan as the “BHM Incentive Plans.” The BHM Incentive Plans are expected to provide for the grant of options to purchase shares of our common stock, stock awards, stock appreciation rights, performance units, incentive awards and other equity-based awards, and are generally expected to be administered by the compensation committee of our board of directors.

The following discussion summarizes the material provisions of the BHM Incentive Plans. The forms of the BHM Incentive Plans are filed as exhibits to the registration statement on Form 10 of which this information statement is a part.

Eligibility

Employees and officers of our Company and our affiliates (including employees of our Operating Partnership and Manager), and members of our board of directors, will be eligible to receive grants under the BHM Individuals Plan. In addition, individuals who provide significant services to us or an affiliate, including individuals who provide services to us or an affiliate by virtue of employment with, or providing services to, our Operating Partnership or Manager, will be eligible to receive grants under the BHM Individuals Plan. An entity that provides significant services to us or an affiliate will be eligible to receive grants under the BHM Entities Plan.

Limitation of Awards to Non-Employee Directors

Under the BHM Incentive Plans, no non-employee director may be granted during any calendar year awards with respect to more than 40,000 shares of our common stock.

Share Authorization

The aggregate number of shares of our common stock that will be authorized for issuance under the BHM Incentive Plans will be determined before the completion of the Distribution.

In connection with stock splits, dividends, recapitalizations and certain other events, our board of directors will make equitable adjustments that it deems appropriate in the aggregate number of shares of our common stock that may be issued under the BHM Incentive Plans, the individual grant limit for Nonemployee Directors described below, and the terms of outstanding awards.

If any options or stock appreciation rights terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised or are paid in cash without delivery of common stock or if any stock awards, performance units or other equity-based awards are forfeited, the shares of our common stock subject to such awards will again be available for purposes of the BHM Incentive Plans. Shares of our common stock tendered or withheld to satisfy the exercise price of an award or for tax withholding are not available for future grants under the BHM Incentive Plans. If shares of common stock are issued upon the exercise of a stock appreciation right, the number of shares available for future awards under the BHM Incentive Plans shall be reduced by the number of shares for which the stock appreciation right was exercised rather than the number of shares issued to the participant.

 Awards Under the BHM Incentive Plans

Options

The BHM Individuals Plan authorizes the grant of incentive stock options (under Section 422 of the Code) and both the BHM Individuals Plan and the BHM Entities Plan authorize the grant of options that do not qualify as incentive stock options. The exercise price of each option will be determined by the administrator, provided that the price cannot be less than 100% of the fair market value of the shares of our common stock on the date on which the option is granted (or 110% of the shares’ fair market value on the grant date in the case of an incentive stock option granted to an individual who is a “ten percent stockholder” under Sections 422 and 424 of the Code). Except for adjustments to equitably reflect stock splits, stock dividends or similar events, the exercise price of an outstanding option may not be reduced and no payment may be made to cancel an “underwater” option without the approval of our stockholders. The exercise price for any option is generally payable (i) in cash, (ii) by certified check, (iii) by the surrender of shares of our common stock (or attestation of ownership of shares of our common stock) with an aggregate fair market value on the date on which the option is exercised, equal to the exercise price, or (iv) by payment through a broker in accordance with procedures established by the Federal Reserve Board. The term of an option cannot exceed ten years from the date of grant (or five years in the case of an incentive stock option granted to an individual who is a “ten percent stockholder”). The administrator will prescribe when an option will become exercisable, but options generally will not become exercisable before the first anniversary of its grant, except in the event of the death or disability of the holder or a change in control of the Company, and further provided that awards for up to five percent (5%) of the aggregate number of shares of common stock authorized for issuance under the BHM Incentive Plans may be granted or awarded without regard to the one-year minimum vesting requirement, in the discretion of the administrator. A participant cannot sell or dispose of more than fifty percent of the shares acquired under an option before the earlier of the first anniversary of the date of the option exercise or the date the participant is no longer employed by or providing services to us, or the Operating Partnership or our Manager. Incentive stock options may only be granted under the BHM Individuals Plan to our employees and employees of our subsidiaries.

Stock Awards

The BHM Incentive Plans also provide for the grant of stock awards. A stock award is an award of shares of our common stock that is subject to vesting requirements, restrictions on transfer and other restrictions as the administrator determines in its sole discretion on the date of grant, including the attainment of performance objectives. The restriction period generally will be at least one year, except in the event of the death or disability of the holder or a change in control of the Company, and further provided that awards for up to five percent (5%) of the aggregate number of shares of common stock authorized for issuance under the BHM Incentive Plans may be granted or awarded without regard to the one-year minimum vesting requirement, in the discretion of the administrator. A participant may not sell or dispose of more than fifty percent of the shares acquired under a stock award before the earlier of the first anniversary of the date the stock award vests or the date the participant is no longer employed by or providing services to us, or the Operating Partnership or our Manager. A participant who receives a stock award will have all of the rights of a stockholder as to those shares, including, without limitation, voting rights and the right to receive distributions; provided that if a stock award does not vest solely on the basis of continued employment or service, dividends will be accumulated and paid only when, and to the extent that, the stock award vests. During the period when stock awards are non-transferable or forfeitable, (i) a participant is prohibited from selling, transferring, pledging, exchanging, hypothecating or otherwise disposing of the participant’s stock award shares, (ii) the Company will retain custody of any certificates and (iii) a participant must deliver a stock power to the Company for each stock award.

Stock Appreciation Rights

The BHM Incentive Plans authorize the grant of stock appreciation rights. A stock appreciation right provides the participant with the right to receive, upon exercise of the stock appreciation right, a payment in cash, shares of our common stock or a combination of the two. The amount that the participant will receive upon exercise of the stock appreciation right generally will equal the excess of the fair market value of the shares of our common stock on the date of exercise over the shares’ fair market value on the date of grant. Stock appreciation rights will become exercisable in accordance with terms determined by the administrator but generally will not become exercisable before the first anniversary of the grant, except in the event of the death or disability of the holder or a change in control of the Company, and further provided that awards for up to five percent (5%) of the aggregate number of shares of our common stock authorized for issuance under the BHM Incentive Plans may be granted or awarded without regard to the one-year minimum vesting requirement, in the discretion of the administrator. A participant cannot sell or dispose of more than fifty percent of the shares acquired under a stock appreciation right before the earlier of the first anniversary of the date the stock appreciation right is exercised or the date the participant is no longer employed by or providing services to us, or the Operating Partnership or our Manager. Stock appreciation rights may be granted in tandem with an option grant or as independent grants. The term of a stock appreciation right cannot exceed ten years from the date of grant or five years in the case of a stock appreciation right granted under the BHM Individuals Plan in tandem with an incentive stock option awarded to an individual who is a “ten percent stockholder.”

Performance Units

The BHM Incentive Plans also authorize the grant of performance units. Performance units represent the participant’s right to receive an amount, based on the value of a specified number of shares of our common stock, if performance goals or other requirements established by the administrator are met. The administrator will determine the applicable performance period, the performance goals and such other conditions that apply to the performance unit. If the performance goals are met, payment will be made with respect to the performance units. Performance units will become earned or vested in accordance with terms determined by the administrator, but generally will not become earned or vested before the first anniversary of their grant, except in the event of the death or disability of the holder or a change in control of the Company, and further provided that awards for up to five percent (5%) of the aggregate number of shares of our common stock authorized for issuance under the BHM Incentive Plans may be granted or awarded without regard to the one-year minimum vesting requirement, in the discretion of the administrator. Performance units will be paid in cash, shares of our common stock, other equity-based awards (including LTIP Units), other securities or property or a combination thereof. No more than fifty percent of the shares issued in settlement of performance units may be sold or disposed of before the first anniversary of the date that the shares were issued or the date that the participant is no longer employed by or providing services to us, or the Operating Partnership or our Manager.

Incentive Awards

The BHM Incentive Plans also authorize us to make incentive awards. An incentive award entitles the participant to receive a payment if certain requirements are met. The administrator will establish the requirements that must be met before an incentive award is earned and the requirements may be stated with reference to one or more performance measures or criteria prescribed by the administrator. A performance goal or objective may be expressed on an absolute basis or relative to the performance of one or more similarly situated companies or a published index and may be adjusted for unusual or non-recurring events, changes in applicable tax laws or accounting principles. The period in which the performance will be measured will be at least one year, and the administrator will determine the applicable performance goals and such other conditions that apply to the incentive award. If the performance goals are met, the incentive award will be paid. Incentive awards will become earned or vested in accordance with terms determined by the administrator, but generally will not become earned or vested before the first anniversary of their grant, except in the event of the death or disability of the holder or a change in control of the Company, and further provided that awards for up to five percent (5%) of the aggregate number of shares of our common stock authorized for issuance under the BHM Incentive Plans may be granted or awarded without regard to the one-year minimum vesting requirement, in the discretion of the administrator. An incentive award that is earned will be settled in a single payment which may be in cash, our common stock, other equity-based awards (including LTIP Units), or a combination thereof. No more than fifty percent of the shares issued in settlement of an incentive award may be sold or disposed of before the first anniversary of the date that the shares are issued or the date that the participant is no longer employed by or providing services to us, or the Operating Partnership or our Manager.

Other Equity-Based Awards

The administrator may grant other types of stock-based awards as other equity-based awards, including LTIP Units, under the BHM Incentive Plans. Other equity-based awards are payable in cash, shares of our common stock or shares or units of such other equity, or a combination thereof, as determined by the administrator. The terms and conditions of other equity-based awards are determined by the administrator, and will include a requirement that performance objectives or other criteria be satisfied. Other equity-based awards generally will not become earned or vested before the first anniversary of their grant, except in the event of the death or disability of the holder or a change in control of the Company, and further provided that awards for up to five percent (5%) of the aggregate number of shares of our common stock authorized for issuance under the BHM Incentive Plans may be granted or awarded without regard to the one-year minimum vesting requirement, in the discretion of the administrator. In addition, a participant may not sell or dispose of more than fifty percent of the shares of our common stock or other equity interests (including LTIP Units) covered by other equity-based awards before the earlier of the first anniversary of the date that the shares or interests become vested or the date that the participant is no longer employed by or providing services to us, or the Operating Partnership or our Manager.

LTIP Units are a special class of partnership interest in our Operating Partnership. Each LTIP Unit awarded will be deemed equivalent to an award of one share of the applicable common stock under the BHM Incentive Plans, reducing their aggregate share authorization for other awards on a one-for-one basis. We will not receive a tax deduction for the value of any LTIP Units granted to participants. The vesting period for any LTIP Units, if any, will be determined at the time of issuance. LTIP Units, whether vested or not, will receive the same per-unit distributions as OP Units, which distributions will generally equal the per share distributions on shares of our common stock. This treatment with respect to distributions is similar to the expected treatment of our stock awards, which will generally receive full dividends whether vested or not. Initially, LTIP Units will not have full parity with OP Units with respect to liquidating distributions. Under the terms of the LTIP Units, our Operating Partnership will revalue its assets upon the occurrence of certain specified events, and any increase in the Operating Partnership’s valuation from the time of the last revaluation until such event will be allocated first to the holders of LTIP Units to equalize the capital accounts of such holders with the capital accounts of holders of OP Units. Upon equalization of the capital accounts of the holders of LTIP Units with the other holders of OP Units, the LTIP Units will achieve full parity with OP Units for all purposes, including with respect to liquidating distributions. If such parity is reached, vested LTIP Units may be converted into an equal number of OP Units at any time, and thereafter enjoy all the rights of OP Units, including redemption/exchange rights. However, there are circumstances under which such parity would not be reached. Until and unless such parity is reached, the value that a holder of LTIP Units will realize for a given number of vested LTIP Units will be less than the value of an equal number of shares of our common stock.

Dividend Equivalent Rights

The administrator may grant dividend equivalent rights in connection with the grant of performance units, other equity-based awards and incentive awards granted under the BHM Incentive Plans. Dividend equivalent rights may be paid currently or accrued as contingent cash obligations (in which case they may be deemed to have been reinvested in shares of our common stock or otherwise reinvested) except that if the underlying award will not vest solely on account of continued employment or service, any dividend equivalents will be accumulated and paid only when and to the extent that the underlying award vests.

Change in Control

If we experience a change in control, the administrator may, at its discretion, provide that outstanding awards that are not exercised prior to the change in control will be assumed by the surviving entity, or will be replaced by a comparable substitute award of substantially equal value granted by the surviving entity.

Any time-based awards so assumed or replaced with substitute awards in connection with the Change in Control will vest in accordance with their original terms, except that any such time-based awards or substitute awards granted under the BHM Individuals Plan automatically become vested in full if  (A) the holder’s employment or service with the Company, the successor entity, or an affiliate thereof is terminated (i) involuntarily without cause or following non-renewal of the holder’s employment agreement or services agreement, (ii) voluntarily by the holder with good reason, or (iii) on account of the holder’s death or disability, and (B) the holder remained in the continuous employ or service of the Company, the successor entity, or the applicable affiliate thereof from the date of such change in control until the date of such termination of employment or service.

Any performance-based awards so assumed or replaced with substitute awards in connection with the change in control will be of the same type of award as the original performance-based awards, and will have a value, as of the date of such change in control, that is substantially equal to the value of the original performance-based awards. In addition, such assumed or substituted performance-based awards will continue to vest in accordance with the terms and conditions of the original performance-based awards being assumed or replaced; provided, that the performance objectives and measures of the original performance-based awards being assumed or replaced shall be adjusted as the administrator determines is equitably required. Notwithstanding the preceding sentence (and solely with respect to assumed or substitute awards for performance-based awards originally granted under the BHM Individuals Plan), if  (A) the holder’s employment with the Company, the successor entity, or an affiliate thereof is terminated (i) involuntarily without cause, (ii) following non-renewal of the employment agreement, if any, between the holder and the Company, the successor entity or the applicable affiliate thereof  (if the holder has an employment agreement requiring accelerated vesting in such case), (iii) voluntarily by the holder with good reason, or (iv) on account of the holder’s death or disability, and (B) the holder remained in the continuous employ of the Company, the successor entity or the applicable affiliate thereof from the date of such change in control until the date of such termination of employment, then the assumed or substituted performance-based awards will automatically become vested with respect to a pro rata number of the shares or other securities subject to such assumed or substituted performance-based awards based on the extent to which the performance or other objectives are achieved as of the date of such termination of employment or service. Any portion of any such performance-based awards that does not become so vested will be forfeited.

On the date of such change in control, all outstanding awards under the BHM Incentive Plans that are not assumed or replaced with substitute awards in connection with the change in control will become fully vested, provided that any performance-based awards will vest at the greater of (A) the applicable target level and (B) the level of achievement of the performance objectives for the award as determined by the administrator taking into account performance through the latest date preceding the change in control (but not later than the end of the applicable performance period).

The administrator may also provide that any awards (or any portion thereof) that become vested in connection with the change in control as set forth above may be cancelled, in the sole discretion of the administrator, in exchange for a payment, in cash or shares of our common stock or other securities or consideration received by stockholders in the change in control transaction, in an amount substantially equal to (i) the price per share of common stock received by stockholders (in the case of vested shares of common stock), (ii) the amount by which the price per share of our common stock received by stockholders exceeds the option price or Initial Value (in the case of Options and SARs), and (iii) if applicable, the value of the other securities or property in which a Performance Unit or Other Equity-Based Award is denominated. However, in the case of Options and SARs, if the option price or Initial Value exceeds the price per share of our common stock received by stockholders in the change in control transaction, the Option or SAR may be cancelled without any payment to the holder.

In summary, a change in control under the BHM Incentive Plans occurs if:

•	a person, entity or affiliated group (with certain exceptions) acquires, in a transaction or series of transactions, more than 30% of the total combined voting power of our outstanding securities;

•	there occurs a merger, consolidation, reorganization, or business combination, unless the holders of our voting securities immediately prior to such transaction have more than 50% of the combined voting power of the securities in the successor entity or its parent;

•	we (i) sell or dispose of all or substantially all of our assets or (ii) acquire assets or stock of another entity, unless the holders of our voting securities immediately prior to such transaction have more than 50% of the combined voting power of the securities in the successor entity or its parent; or

•	during any period of twelve consecutive months, individuals who, at the beginning of such period, constitute our board of directors together with any new directors (other than individuals who become directors in connection with certain transactions or election contests) cease for any reason to constitute a majority of our board of directors.

The Code has special rules that apply to “parachute payments,” i.e., compensation or benefits the payment of which is contingent upon a change in control. If certain individuals receive parachute payments in excess of a safe harbor amount prescribed by the Code, the payor is denied a federal income tax deduction for a portion of the payments and the recipient must pay a 20% excise tax, in addition to income tax, on a portion of the payments.

If we experience a change in control, benefits provided under the BHM Incentive Plans could be treated as parachute payments. In that event, the BHM Incentive Plans provide that the benefits under the BHM Incentive Plans, and all other parachute payments provided under other plans and agreements, will be reduced to the safe harbor amount, i.e., the maximum amount that may be paid without excise tax liability or loss of deduction, if the reduction allows the participant to receive greater after-tax benefits. The benefits under the BHM Incentive Plans and other plans and agreements will not be reduced, however, if the participant will receive greater after-tax benefits (taking into account the 20% excise tax payable by the participant) by receiving the total benefits. The BHM Incentive Plans also provide that these provisions do not apply to a participant who has an agreement with us providing that the participant cannot receive payments in excess of the safe harbor amount.

Clawback Policy

Any award granted under the BHM Incentive Plans, and any payment made with respect to any such award, are subject to the condition that we may require such award to be returned, and any payment made with respect to such award to be repaid, if such action is required under the terms of any Company recoupment or “clawback” (forfeiture or repayment) policy as in effect on the date the award was granted or if recoupment is required by any law, rule, requirement or regulation.

Amendment; Termination

Our board of directors may amend or terminate the BHM Incentive Plans at any time, provided that no amendment may adversely impair the rights of participants under outstanding awards. Our stockholders must approve any amendment if such approval is required under applicable law or stock exchange requirements. Our stockholders also must approve, among other things, any amendment that materially increases the benefits accruing to participants under the BHM Incentive Plans, materially increases the aggregate number of shares of our common stock that may be issued under the BHM Incentive Plans (other than on account of stock dividends, stock splits, or other changes in capitalization as described above) or materially modifies the requirements as to eligibility for participation in the BHM Incentive Plans. For the avoidance of doubt, without the approval of stockholders, our board of directors may not (except on account of stock dividends, stock splits, or other changes in capitalization) (a) reduce the option price per share of an outstanding option or the exercise price of a stock appreciation right, (b) cancel an outstanding option or stock appreciation right when the option price or exercise prices applicable exceeds the fair market value of our common stock or (c) take any other action that may be treated as a repricing of an option or stock appreciation right under the rules and regulations of the principal exchange on which the common stock is listed for trading. Unless terminated sooner by our board of directors or extended with stockholder approval, the BHM Incentive Plans will terminate on the tenth anniversary of the Distribution Date.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Merger Agreement

On December 20, 2021, Bluerock Residential, Badger Parent and Merger Sub entered into the Merger Agreement.

Pursuant to the terms and conditions in the Merger Agreement, at the Merger Effective Time, each share of common stock, par value $0.01 per share, of Bluerock Residential (the “Bluerock Residential Common Stock”), that is issued and outstanding immediately prior to the Merger Effective Time will automatically be converted into the right to receive $24.25 in cash, without interest (the “Per Share Merger Consideration”).

Bluerock Residential will deliver a notice of redemption (the “Preferred Stock Redemption Notice”) to the holders of Bluerock Residential’s Series B Redeemable Preferred Stock, par value $0.01 per share (“Series B Preferred Stock”), 7.625% Series C Cumulative Redeemable Preferred Stock, par value $0.01 per share (“Series C Preferred Stock”), 7.125% Series D Cumulative Preferred Stock, par value $0.01 per share (“Series D Preferred Stock”), and Series T Redeemable Preferred Stock, par value $0.01 per share (“Series T Preferred Stock”), in accordance with their respective Articles Supplementary, in order to provide that such preferred stock will be redeemed effective as of the Merger Effective Time. Each share of Series C Preferred Stock, Series D Preferred Stock and Series T Preferred Stock will be redeemed for an amount equal to $25.00 plus an amount equal to all accrued and unpaid dividends to and including the redemption date set forth in the Preferred Stock Redemption Notice, without interest. Each share of Series B Preferred Stock will be redeemed for an amount equal to $1,000.00 plus an amount equal to all accrued and unpaid dividends to and including the redemption date set forth in the Preferred Stock Redemption Notice, without interest.

The outstanding warrants to purchase Bluerock Residential Common Stock (the “Bluerock Residential Warrants”) will remain outstanding following the Merger Effective Time in accordance with their terms, but the terms of the Warrant Agreements with respect to the Bluerock Residential Warrants will be adjusted so that the holder of any Bluerock Residential Warrant exercised after the Merger Effective Time will be entitled to receive in cash the amount of the Per Share Merger Consideration which, if the Bluerock Residential Warrant had been exercised immediately prior to the Merger Effective Time, such holder would have been entitled to receive upon the consummation of the Merger.

In addition, each award of shares of restricted Bluerock Residential Common Stock that is outstanding immediately prior to the Merger Effective Time will be cancelled in exchange for a cash payment in an amount equal to (i) the number of shares of Bluerock Residential Common Stock subject to such award immediately prior to the Merger Effective Time multiplied by (ii) the Per Share Merger Consideration, without interest and less any applicable withholding taxes.

Bluerock Residential has agreed that, before the completion of the Merger, Bluerock Residential will use commercially reasonable efforts to complete the Separation and the Distribution in accordance with the Merger Agreement, including certain separation principles agreed to by Badger Parent and Bluerock Residential in connection with the Merger Agreement that are consistent with the terms of the Separation and the Distribution as described in this information statement and that provide for certain parameters and restrictions on the terms of the Separation and Distribution Agreement and Tax Matters Agreement, including that these agreements must generally be on terms that are customary for similar separation transactions.

The consummation of the Merger is conditioned on the consummation of the Separation and the Distribution, as well as certain customary closing conditions, including, among others, approval of the Merger by the affirmative vote of the stockholders entitled to cast a majority of all the votes entitled to be cast on the Merger by the holders of issued and outstanding Bluerock Residential Common Stock (the “Bluerock Residential Requisite Vote”). The Merger Agreement requires Bluerock Residential to convene a shareholders’ meeting for purposes of obtaining the Bluerock Residential Requisite Vote.

The Merger Agreement may be terminated under certain circumstances by Bluerock Residential, including prior to obtaining the Bluerock Residential Requisite Vote, if, after following certain procedures and adhering to certain restrictions, the Bluerock Residential board of directors effects a Company Adverse Recommendation Change (as defined in the Merger Agreement) in connection with a Company Superior Proposal (as defined in the Merger Agreement) and Bluerock Residential enters into a definitive agreement providing for the implementation of a Company Superior Proposal. In addition, Badger Parent may terminate the Merger Agreement under certain circumstances and subject to certain restrictions, including if the Bluerock Residential board of directors effects a Company Adverse Recommendation Change. The Merger Agreement also may be terminated by either Bluerock Residential or Badger Parent if the Merger has not been completed on or prior to the date that is nine months after the date of the Merger Agreement, which date may be extended to complete the Separation and the Distribution, by Bluerock Residential, up to the date that is ten months after the date of the Merger Agreement, or by Badger Parent, up to the date that is twelve months after the date of the Merger Agreement.

Upon a termination of the Merger Agreement, under certain circumstances, Bluerock Residential will be required to pay a termination fee to Badger Parent of $60 million. Upon termination of the Merger Agreement in certain other circumstances, Badger Parent will be required to pay Bluerock Residential a termination fee of $200 million.

The representations, warranties, covenants and agreements contained in the Merger Agreement were made only for the purposes of such agreement and as of specified dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. The representations and warranties have been qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Shareholders should not rely on the representations, warranties, covenants and agreements contained in the Merger Agreement or any descriptions thereof as characterizations of the actual state of facts or condition of Bluerock Residential, Badger Parent, Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Bluerock Residential’s public disclosures. Accordingly, the Merger Agreement is incorporated by reference into this filing only to provide investors with information regarding the terms of the Merger Agreement and not to provide investors with any other factual information regarding the parties to the Merger Agreement or their respective businesses.

Related Person Transactions

This section summarizes material agreements between us and certain related parties and agreements between us and Bluerock Residential that will govern the ongoing relationships between the two companies after the Distribution and the Merger. The agreements with Bluerock Residential are intended to provide for an orderly transition to our status as an independent, publicly traded company. Additional or modified agreements, arrangements and transactions, which would be negotiated at arm’s-length, may be entered into between us and Bluerock Residential after the Distribution. These summaries are qualified in their entirety by reference to the full text of the forms of the applicable agreements, which are filed as exhibits to the registration statement on Form 10 of which this information statement is a part, and are incorporated herein by reference.

Agreements with Bluerock Residential

Following the Distribution, we will operate as an independent public company. To govern certain ongoing relationships between us and Bluerock Residential after the Distribution, and to provide mechanisms for an orderly transition, we and Bluerock Residential intend to enter into agreements pursuant to which certain services and rights will be provided for following the Distribution, and we and Bluerock Residential will indemnify each other against certain liabilities arising from our respective businesses. The following is a summary of the terms of the material agreements we expect to enter into with Bluerock Residential.

Separation and Distribution Agreement

Prior to the Distribution, we, Bluerock Residential and certain other parties will enter into the Separation and Distribution Agreement, which will set forth, among other things, our agreements with Bluerock Residential regarding the principal transactions necessary to separate us from Bluerock Residential. We, Bluerock Residential and certain other parties will also enter into other agreements prior to the Distribution that will effectuate the Separation and the Distribution, provide a framework for our relationship with Bluerock Residential after the Distribution and provide for the allocation between us and Bluerock Residential of Bluerock Residential’s assets, liabilities and obligations (including its investments, property, employee, benefits and tax-related assets and liabilities) attributable to periods prior to, at and after the Distribution, and govern certain relationships between us and Bluerock Residential after the Distribution and the Merger, such as the Tax Matters Agreement. The forms of the agreements listed above are filed as exhibits to the registration statement on Form 10 of which this information statement is a part.

For more information regarding these agreements, please refer to the discussion under “The Separation and the Distribution—The Separation and Distribution Agreement” and “The Separation and the Distribution—Related Agreements.”

Tax Matters Agreement

As of or prior to the Distribution, we, Bluerock Residential and certain other parties will enter into a Tax Matters Agreement that will govern the respective rights, responsibilities and obligations of Bluerock Residential and us after the Distribution with respect to tax liabilities and benefits, tax attributes, certain indemnification rights with respect to tax matters, the preparation and filing of tax returns, the control of audits and other tax proceedings, the intended federal income tax characterization of the Separation and the Distribution and the agreed upon reporting thereof, and certain other tax matters. Our obligations under the Tax Matters Agreement will not be limited in amount or subject to any cap. If we are required to pay any liabilities under the circumstances set forth in the Tax Matters Agreement or pursuant to applicable tax law, the amounts may be significant.

Sublease with Bluerock Residential

The interests of Bluerock Residential under the Sublease will be assigned (subject to any required consents of Sublandlord and Landlord) to Bluerock Homes, including all of Bluerock Residential’s liabilities associated therewith, and Bluerock Residential (until the consummation of the Distribution) and Bluerock Homes (after the consummation of the Distribution) will use commercially reasonable efforts to cause the release, as of the Distribution, by Sublandlord of Bluerock Residential from any obligations under the Sublease as of and after the consummation of the Distribution, except Badger Parent will pay to Bluerock Homes $2.5 million of the remaining rent as of the consummation of the Distribution at the consummation of the Merger, and each of BRE and Bluerock Homes indemnify Bluerock Residential from obligations accruing under the Sublease from and after the consummation of the Distribution. We expect that this office space at 32nd Floor, 1345 Avenue of the Americas, New York, New York will serve as our corporate offices following the Distribution.

Management Agreement

We, the Operating Partnership and our Manager will be parties to the Management Agreement. The Management Agreement will require our Manager to manage our business affairs in conformity with our investment guidelines and other policies that are approved and monitored by our board of directors. Our Manager’s role as Manager will be under the supervision and direction of our board of directors. For more information regarding the Management Agreement, please refer to the discussion under “Our Manager and Management Agreement—Management Agreement.”

Related Person Transaction Policy

Our board of directors will adopt a written related person transaction policy, for which the audit committee will oversee compliance. The purpose of this policy is to describe the procedures used to identify, review and approve any existing or proposed transaction, arrangement, relationship (or series of similar transactions, arrangements or relationships) in which (a) we, our Operating Partnership or any of our subsidiaries were, are or will be a participant, (b) the aggregate amount involved exceeds $120,000, and (c) a related person has or will have a direct or indirect interest. For purposes of this policy, a related person will be (i) any person who is, or at any time since the beginning of the current fiscal year was, a director, director nominee, or executive officer of Bluerock Homes, (ii) any beneficial owner of more than 5% of our stock, or (iii) any immediate family member of any of the foregoing persons.

Under this policy, our audit committee will be responsible for reviewing and approving or ratifying each related person transaction or proposed related person transaction. In determining whether to approve or ratify a related person transaction, the audit committee will be required to consider all relevant facts and circumstances of the related person transaction available to the audit committee and to approve only those related person transactions that are in the best interests of Bluerock Homes, as the audit committee determines in good faith. No member of the audit committee will be permitted to participate in any consideration of a related person transaction with respect to which that member or any of his or her immediate family is a related person. A copy of our related person transaction policy will be available in the Investor Relations section of our website at www.bluerock.com/bluerock-homes-trust/governance-documents.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Before the Separation and the Distribution, all of the outstanding shares of Bluerock Homes common stock will be owned beneficially and of record by Bluerock Residential. Following the Separation and the Distribution, Bluerock Homes expects to have outstanding an aggregate of approximately 3,822,249 shares of common stock and approximately 8,492 shares of Class C common stock based upon approximately 30,577,990 shares of Bluerock Residential common stock and approximately 67,933 shares of Bluerock Residential Class C common stock issued and outstanding on September 9, 2022 and the Distribution Ratio.

The following table shows the number of shares of Bluerock Homes common stock, Bluerock Homes Class C common stock, and shares of Bluerock Homes common stock issuable upon redemption of OP Units and LTIP Units, expected to be beneficially owned by (1) each person who is the beneficial owner of 5% or more of our outstanding shares of Bluerock Homes common stock or Bluerock Homes Class C common stock, (2) our directors and named executive officers, and (3) all of our directors and named executive officers as a group, immediately following the completion of the Distribution, based on ownership of Bluerock Residential common stock, Bluerock Homes Class C common stock, and OP Units and LTIP Units as of September 9, 2022, and based on the assumption that, for every eight (8) shares of Bluerock Residential common stock or Bluerock Residential Class C common stock held by such persons, they will receive one (1) share of Bluerock Homes common stock or Bluerock Homes Class C common stock, as applicable. Each person named in the table has sole voting and investment power with respect to all of the shares of Bluerock Home common stock or Bluerock Homes Class C common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. In general, “beneficial ownership” includes those shares that a person has the sole or shared power to vote or dispose of, including shares that the person has the right to acquire within 60 days.

Name of Beneficial Owner	Title of Class of Securities Owned	Amount and Nature of Beneficial Ownership(2)	Percent of Class	Amount of Beneficial Ownership(3)	Percent of Common Stock
Directors and Named Executive Officers(1)
Named Executive Officers
R. Ramin Kamfar	Class A Common Stock	1,868	*	166,818	1.47%
	Class C Common Stock	5,247	61.79%
	OP Units(4)	1,378	*
	LTIP Units(4)	158,325	4.74%

Jordan Ruddy	Class A Common Stock	1,820	*	131,522	1.16%
	Class C Common Stock	1,084	12.76%
	OP Units(5)	14,295	*
	LTIP Units(5)	114,323	3.42%

Ryan S. MacDonald	Class C Common Stock	341	4.02%	488,835	4.32%
	OP Units	117,892	2.85%
	LTIP Units	370,602	11.09%

James G. Babb, III	Class A Common Stock	1,498	*	782,679	6.92%
	Class C Common Stock	1,365	16.07%
	OP Units	446,264	10.77%
	LTIP Units	333,552	9.98%

Christopher J. Vohs	Class A Common Stock	322	*	86,034	*
	LTIP Units	85,712	2.56%

Michael DiFranco	Class A Common Stock	156	*	56,898	*
	LTIP Units	56,742	1.70%

Jason Emala	Class A Common Stock	597	*	597	*

Independent Directors
I. Bobby Majumder	Class A Common Stock	1,778	*	25,493	*
	LTIP Units	23,715	*

Elizabeth Harrison	LTIP Units	19,770	*	19,770	*

Kamal Jafarnia	LTIP Units	14,786	*	14,786	*

Romano Tio	Class A Common Stock	3,212	*	26,927	*
	LTIP Units	23,715	*

All directors and officers as a group (11 persons)		1,800,359	15.91%	1,800,359	15.91%

*	Less than 1%.

(1)	The address of each beneficial owner listed is 1345 Avenue of the Americas, 32nd Floor, New York, New York 10105.

(2)	Numbers and percentages in the table are based on 3,822,249 shares of Bluerock Homes common stock expected to be outstanding, 8,492 shares of Bluerock Homes Class C common stock expected to be outstanding, 4,142,089 OP units expected to be outstanding and 3,342,175 LTIP units expected to be outstanding, in each case based on Bluerock Residential share counts as of September 9, 2022, for a total of 11,315,005 shares expected to be outstanding. Percentage for all named executive officers and directors as a group is based on the combined total of all 11,315,005 shares, as each is an equivalent unit of ownership.

(3)	Percent of Common Stock for each executive officer and director is calculated using the combined total of all shares of Bluerock Homes common stock, Bluerock Homes Class C common stock, LTIP units and OP units expected to be owned by each such individual, as each is an equivalent unit of ownership, relative to the combined total of 11,315,005 shares of Bluerock Homes common stock, Bluerock Homes Class C common stock, LTIP units and OP units expected to be outstanding based on Bluerock Residential share counts as of September 9, 2022.

(4)	In addition, for estate planning purposes, certain irrevocable trusts associated with Mr. Kamfar, of which members of Mr. Kamfar’s immediate family are the beneficiaries and of which Mr. Kamfar is neither a trustee nor a beneficiary, are expected to hold an aggregate of 3,050,782 OP units and 1,774,898 LTIP units.

(5)	In addition, for estate planning purposes, an irrevocable trust associated with Mr. Ruddy, of which members of Mr. Ruddy’s immediate family are the beneficiaries and of which Mr. Ruddy is neither a trustee nor a beneficiary, is expected to hold an aggregate of 348,546 OP units and 308,358 LTIP units.

DESCRIPTION OF MATERIAL INDEBTEDNESS

The following discussion summarizes the material provisions of the Loan Agreement (as defined below). The Loan Agreement is filed as an exhibit to the registration statement on Form 10 of which this information statement is a part.

On April 6, 2022, Bluerock Residential Holdings, as risk retention sponsor, and various subsidiaries of the Operating Partnership (the “Borrowers”) entered into a Loan Agreement (the “Loan Agreement”) with Deutsche Bank Securities Inc., as sole lead arranger, Deutsche Bank AG, New York Branch, as administrative agent, the financial institutions party thereto as lenders (the “Lenders”) and Computershare Trust Company, N.A., as paying agent and calculation agent. Pursuant to the Loan Agreement, consistent with the terms, conditions and provisions of a two-year revolving credit facility, the Borrowers may obtain loans in an aggregate amount not exceeding $150 million (the “Credit Facility”). Borrowings under the Credit Facility are limited to financings related to the acquisition, renovation, rehabilitation, maintenance and leasing of single-family properties. As of June 30, 2022, the Borrowers have drawn $35.0 million under the Credit Facility.

The Credit Facility has an initial maturity date of April 6, 2024 which may be extended by the Borrowers for up to two years through the exercise of two one-year extension options (each, an “Extension Period”), in each case, subject to certain customary conditions and the payment of an extension fee of 0.25% of the aggregate amount of the then-outstanding revolving commitments. Revolving loans under the Loan Agreement bear interest at a benchmark interest rate, which will initially be based on term SOFR, plus 2.80% (the “Spread”). The Spread shall increase by 0.15% for each Extension Period. Loans owed under the Loan Agreement may be prepaid at any time without premium or penalty, subject to customary conditions. The Borrowers are subject to certain mandatory prepayment provisions under the Loan Agreement in the event certain conditions are not satisfied; provided, that such mandatory prepayments are limited to amounts necessary to satisfy the conditions set forth in the Loan Agreement. The Loan Agreement contains customary affirmative and negative covenants that, among other things, require customary reporting obligations, contain certain ongoing operational requirements, and restrict, subject to certain exceptions, the incurrence of liens, the ability of the Borrowers and certain affiliates to enter into mergers, consolidations, sales of assets and similar transactions, the making of dividends and other distributions and the consummation of transactions with affiliates. In addition, the Borrowers will be subject to the following financial maintenance covenants: (1) maximum ratio of total indebtedness to total value of the financed assets of 72.5%, (2) minimum ratio of underwritten net cash flow to total interest expense of 1.25 to 1.00, and (3) minimum ratio of underwritten net cash flow to total outstanding debt amounts of 6.25%.

The Loan Agreement contains events of default relating to customary matters, including, among other things, payment defaults, covenant defaults, acceleration of other material indebtedness, bankruptcy events, judgment defaults and change of control events. The occurrence of an event of default will limit the ability of the Borrowers to make distributions and may result in the termination of the Credit Facility, acceleration of repayment obligations and the exercise of other remedies by the Lenders.

In connection with the Loan Agreement, Bluerock Residential entered into a Sponsor Guaranty, dated April 6, 2022, pursuant to which Bluerock Residential provides a guaranty of certain obligations of the Borrowers under the Loan Agreement until the completion of the Distribution. Similarly, Bluerock Homes entered into a Sponsor Guaranty, dated April 6, 2022, pursuant to which Bluerock Homes shall provide a guaranty of certain of the obligations of the Borrowers under the Loan Agreement following the Distribution. Bluerock Residential is also subject to certain financial covenants under the Loan Agreement related to tangible net worth and liquidity. Upon the consummation of the Distribution, Bluerock Residential, as the initial sponsor under the Loan Agreement, shall no longer have any obligations or liabilities to the Lenders under the Loan Agreement. Following the Distribution, Bluerock Homes, as the replacement sponsor, shall be solely responsible for the obligations and liabilities to the Lenders previously held by Bluerock Residential under the Loan Agreement.

DESCRIPTION OF OUR CAPITAL STOCK

The following summary of the terms of the capital stock of Bluerock Homes does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law, including the MGCL, and our charter and bylaws, which will be in effect prior to the Distribution. The form of our bylaws and charter are filed as exhibits to the registration statement on Form 10 of which this information statement is a part. See the section entitled “Where You Can Find More Information.”

General

Our charter will provide that we may issue up to 750,000,000 shares of common stock, $0.01 par value per share and 250,000,000 shares of preferred stock, par value $0.01 per share.

Immediately following the Distribution, we expect that approximately 3,822,249 shares of our common stock will be issued and outstanding and 8,492 shares of our Class C common stock will be issued and outstanding and that no shares of our preferred stock will be issued and outstanding

Subject to the preferential rights of any holders of any series of preferred stock then outstanding, our charter will authorize our board of directors, with the approval of a majority of the directors and without any action by stockholders, to amend our charter from time to time to increase or decrease the aggregate number of authorized shares of stock or the number of shares of stock of any class or series that we have authority to issue. Under Maryland law, our stockholders generally are not liable for our debts or obligations solely as a result of their status as stockholders.

Common Stock

Distributions

Subject to the preferential rights, if any, of holders of any class or series of our stock other than our common stock and to the provisions of our charter regarding the restrictions on the ownership and transfer of stock, the holders of our common stock will be entitled to receive distributions authorized by our board of directors and declared by us out of legally available funds after payment of, or provision for, full cumulative distributions on and any required redemptions of shares of any series of preferred stock then outstanding, and, upon our liquidation or dissolution, will be entitled to share ratably in the distributable assets of our company remaining after satisfaction of the prior preferential rights of any preferred stock and the satisfaction of all of our debts and liabilities.

Voting Rights

Subject to the restrictions on ownership and transfer of stock to be contained in our charter and except as may otherwise be specified in our charter, each share of our common stock will have one vote per share on all matters voted on by common stockholders, including the election of directors. Because stockholders will not have cumulative voting rights, holders of a majority of the outstanding shares of common stock will be able to elect our entire board of directors. Generally, the affirmative vote of a majority of all votes cast will be necessary to take stockholder action, except that a plurality of all the votes cast at a meeting at which a quorum is present will be sufficient to elect a director, except as set forth in the next paragraph.

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, convert, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter will provide for a majority vote in these situations. Our charter will further provide that any or all of our directors may be removed from office at any time, but only for cause, and then only by the affirmative vote of at least a majority of the votes entitled to be cast generally in the election of directors. For these purposes, “cause” will mean, with respect to any particular director, conviction of a felony or final judgment of a court of competent jurisdiction holding that such director caused demonstrable material harm to us through bad faith or active and deliberate dishonesty.

Other Rights

Holders of our common stock will not have preference, conversion, exchange, sinking fund, or redemption rights or preemptive rights to subscribe for any of our securities, and generally will have no appraisal rights.

Power to Increase or Decrease Authorized Shares of Common Stock, Reclassify Unissued Shares of Common Stock and Issue Additional Shares of Common Stock

Subject to the preferential rights of any holders of preferred stock, our charter will authorize our board of directors, with the approval of a majority of the directors and without any action by stockholders, to amend our charter from time to time to increase or decrease the aggregate number of authorized shares of stock or the number of shares of stock of any class or series that we have authority to issue. In addition, our charter will authorize our board of directors to authorize the issuance from time to time of shares of our common stock.

Our charter also will contain a provision permitting our board of directors, by resolution, to classify or reclassify any unissued common stock into one or more classes or series of stock and establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption of any such stock, subject to certain restrictions, including the express terms of any class or series of stock outstanding at the time. We believe that the power to classify or reclassify unissued shares of stock and thereafter issue the classified or reclassified shares will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock and Class C common stock will be CTC.

Listing

We intend to apply to have our shared of common stock listed on the NYSE American under the symbol “BHM.”

Restrictions on Ownership and Transfer

In order for us to qualify and maintain our qualification as a REIT under the U.S. federal income tax laws, we must meet several requirements concerning the ownership of our outstanding capital stock. Specifically, no more than 50% in value of our outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the U.S. federal income tax laws to include specified private foundations, employee benefit plans and trusts, and charitable trusts) during the last half of any taxable year, other than our first REIT taxable year. Moreover, our outstanding shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year, other than our first REIT taxable year.

Because we expect our board of directors to believe it is essential for our company to qualify and continue to qualify as a REIT and for other corporate purposes, our charter, subject to the exceptions described below, will provide that no person may own, or be deemed to own by virtue of the attribution provisions of the U.S. federal income tax laws, more than 9.8% of:

•	the total value of the aggregate of the outstanding shares of our capital stock; or

•	the total value or number (whichever is more restrictive) of the aggregate of the outstanding shares of our common stock.

We refer to these limitations regarding the ownership of our shares collectively as the “9.8% Ownership Limitation.” Further, our charter will provide for certain circumstances where our board of directors may exempt (prospectively or retroactively) a person from the 9.8% Ownership Limitation and establish or increase an excepted holder limit for such person. Subject to certain conditions, our board of directors may also increase the 9.8% Ownership Limitation for one or more persons and decrease the 9.8% Ownership Limitation for all other persons.

To assist us in qualifying and preserving our status as a REIT, among other purposes, our charter will also contain limitations on the ownership and transfer of shares of capital stock that would:

•	result in our capital stock being beneficially owned by fewer than 100 persons, determined without reference to any rules of attribution;

•	result in our company being “closely held” under the U.S. federal income tax laws; and

•	cause our company to own, actually or constructively, 9.8% or more of the ownership interests in a tenant of our real property, under the U.S. federal income tax laws or otherwise fail to qualify as a REIT.

Any attempted transfer of our stock, which, if effective, would result in our stock being beneficially owned by fewer than 100 persons, will be null and void, with the intended transferee acquiring no rights in such shares of stock. If any transfer of our stock occurs which, if effective, would result in any person owning shares in violation of the other limitations described above (including the 9.8% Ownership Limitation), then that number of shares the ownership of which otherwise would cause such person to violate such limitations, rounded up to the nearest whole share, will automatically result in such shares being designated as shares-in-trust and transferred automatically to a trust effective on the close of business on the business day before the purported transfer of such shares. We will designate the trustee, but it will not be affiliated with our company. The beneficiary of the trust will be one or more charitable organizations that are named by our company. If the transfer to the trust would not be effective for any reason to prevent a violation of the limitations on ownership and transfer, then the transfer of that number of shares that otherwise would cause the violation will be null and void, with the intended transferee acquiring no rights in such shares.

Shares-in-trust will remain shares of issued and outstanding capital stock and will be entitled to the same rights and privileges as all other stock of the same class or series, but the intended transferee will acquire no rights in those shares. The trustee will receive all dividends and other distributions on the shares-in-trust and will hold such dividends or other distributions in trust for the benefit of the beneficiary. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the trustee will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. The trustee will vote all shares-in-trust and, subject to Maryland law, effective as of the date that the shares-in-trust were transferred to the trustee, the trustee will have the authority to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from us that shares of our stock have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee whose ownership of the shares will not violate the above ownership limitations. Upon the sale, the interest of the beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the record holder of the shares that are designated as shares-in-trust (the “Prohibited Owner”), and to the beneficiary as follows. The Prohibited Owner generally will receive from the trust the lesser of:

•	the price per share such Prohibited Owner paid for the shares of capital stock that were designated as shares-in-trust or, in the case of a gift or devise, the market price per share on the date of the event causing such transfer; or

•	the price per share received by the trust from the sale of such shares-in-trust, net of any commissions and other expenses of sale.

The trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions that have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the trustee. The trust will distribute to the beneficiary any amounts received by the trust in excess of the amounts to be paid to the Prohibited Owner. If, prior to our discovery that shares of our stock have been transferred to the trust, the shares are sold by the proposed transferee, then the shares will be deemed to have been sold on behalf of the trust and, to the extent that the Prohibited Owner received an amount for the shares that exceeds the amount the Prohibited Owner was entitled to receive, the excess shall be paid to the trustee upon demand.

In addition, the shares-in-trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of:

•	the price per share in the transaction that created such shares-in-trust or, in the case of a gift or devise, the market price per share on the date of such gift or devise; or

•	the market price per share on the date that we, or our designee, accepts such offer.

We may reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions that have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the trustee. We may pay the amount of such reduction to the trustee for the benefit of the beneficiary.

“Market price” on any date means the closing price for our stock on such date. The “closing price” refers to the last sale price, regular way as reported by the primary securities exchange or market on which our stock is then listed or quoted for trading. If our stock is not so listed or quoted at the time of determination of the market price, our board of directors will determine the market price.

If you acquire or attempt or intend to acquire shares of our capital stock in violation of the foregoing restrictions, or if you owned common or preferred stock that was transferred to a trust, then we will require you to give us immediate written notice of such event or, in the case of a proposed or attempted transaction, at least 15 days’ written notice, and to provide us with such other information as we may request in order to determine the effect, if any, of such transfer on our status as a REIT.

If you own, directly or indirectly, 5% or more, or such lower percentages as required under the U.S. federal income tax laws, of our outstanding shares of stock, then you must, upon request following the end of each taxable year, provide to us a written statement or affidavit stating your name and address, the number of shares of capital stock owned directly or indirectly, and a description of how such shares are held. In addition, each direct or indirect stockholder must provide to us such additional information as we may request in order to determine the effect, if any, of such ownership on our qualification as a REIT and to ensure compliance with the 9.8% Ownership Limitation.

The 9.8% Ownership Limitation generally will not apply to the acquisition of shares of capital stock by an underwriter that participates in a public offering of such shares. In addition, our board of directors, upon receipt of a ruling from the IRS or an opinion of counsel and upon such other conditions as our board of directors may direct, including the receipt of certain representations and undertakings required by our charter, may exempt (prospectively or retroactively) a person from the ownership limit and establish or increase an excepted holder limit for such person. The 9.8% Ownership Limitation will continue to apply until our board of directors determines that it is no longer in the best interests of our company to attempt to qualify, or to continue to qualify, as a REIT or that compliance is no longer required for REIT qualification.

All certificates, if any, representing our common or preferred stock, will bear a legend referring to the restrictions described above or a legend that we will furnish a full statement about these restrictions on request and without charge.

The ownership limit in our charter may have the effect of delaying, deferring or preventing a takeover or other transaction or change in control of our company that might involve a premium price for your shares or otherwise be in your interest as a stockholder. The restrictions on ownership and transfer of our stock described above could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders.

Class C Common Stock

Our Class C common stock will be equivalent in all material respects to, and rank on parity with, our common stock, except that each share of Class C common stock will entitle the holder thereof to up to fifty votes. A holder of Class C common stock will not be entitled to a number of votes in excess of the number of its direct and indirect economic interests in the Operating Partnership. Therefore, no holder of Class C common stock will have a number of votes in respect of its shares of Class C common stock that exceeds the number of shares of Class C common stock, C-LTIP units, LTIP units, C-OP units and OP units beneficially owned by such holder. In order to implement this limitation, the number of votes (“Class C Votes”) per share of Class C common stock beneficially owned by a holder will equal the lesser of: (x) 50 and (y) the quotient of (A) the sum of (1) the number of shares of Class C common stock beneficially owned by such holder plus (2) the number of C-LTIP units beneficially owned by such holder plus (3) the number of LTIP units beneficially owned by such holder plus (4) the number of C-OP units beneficially owned by such holder plus (5) the number of OP units beneficially owned by such holder (each of a share of Class C common stock, a C-LTIP unit, a LTIP unit, a C-OP unit and an OP Unit, a “Class C Interest”) divided by (B) the number of shares of Class C common stock beneficially owned by such holder. If any Class C Interest is beneficially owned by more than one holder of Class C common stock and would, in the absence of this sentence, increase the number of Class C Votes of more than one such holder of Class C common stock by virtue of clause (y) of the immediately preceding sentence, then such Class C Interest shall only increase the number of Class C Votes of the ultimate beneficial owner of such Class C Interest that is also such a holder of Class C common stock, and not any other holder of Class C common stock.

Shares of our Class C common stock may be converted, or automatically convert, in certain circumstances to shares of our common stock on a one-for-one basis. Subject to the preferential rights, if any, of holders of any class or series of our stock other than our common stock and to the provisions of our charter regarding the restrictions on the ownership and transfer of stock, the holders of our Class C common stock will be entitled to receive distributions authorized by our board of directors and declared by us out of legally available funds after payment of, or provision for, full cumulative distributions on and any required redemptions of shares of any series of preferred stock then outstanding.

Preferred Stock

Our charter will authorize our board of directors, without further stockholder action, to provide for the issuance of up to 250,000,000 shares of preferred stock, in one or more classes or series, with such terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, as our board of directors may approve, subject to certain restrictions.

If any preferred stock is publicly offered, the terms and conditions of such preferred stock, including any convertible preferred stock, will be set forth in articles supplementary and described in a prospectus supplement relating to the issuance of such preferred stock, if such preferred stock is registered. Because our board of directors will have the power to establish the preferences and rights of each class or series of preferred stock, it may afford the holders of any series or class of preferred stock preferences, powers, and rights senior to the rights of holders of common stock or other preferred stock, subject to certain restrictions. If we ever authorize, create and issue additional preferred stock with a distribution preference over common stock or preferred stock, payment of any distribution preferences of new outstanding preferred stock would reduce the amount of funds available for the payment of distributions on the common stock and junior preferred stock. Further, holders of preferred stock are normally entitled to receive a preference payment if we liquidate, dissolve, or wind up before any payment is made to the common stockholders, likely reducing the amount common stockholders and junior preferred stockholders, if any, would otherwise receive upon such an occurrence. In addition, under certain circumstances, the issuance of additional preferred stock may delay, prevent, render more difficult or tend to discourage the following:

•	a merger tender offer, or proxy contest;

•	the assumption of control by a holder of a large block of our securities; or

•	the removal of incumbent management.

Also, subject to certain restrictions, our board of directors, without stockholder approval, may issue additional preferred stock with voting and conversion rights that could adversely affect the holders of common stock or preferred stock.

Certain Provisions of Maryland Law and of Our Charter and Bylaws

Our Charter and Bylaws

Stockholder rights and related matters are governed by the MGCL and our charter and bylaws. Provisions of our charter and bylaws, which are summarized below, may make it more difficult to change the composition of our board of directors and may discourage or make more difficult any attempt by a person or group to obtain control of our company.

Our Board of Directors

Our board of directors immediately following the Distribution will consist of five directors. Our charter and bylaws will provide that the number of directors constituting our board of directors may be increased or decreased only by a majority vote of our board of directors, provided that the number of directors may not be decreased to fewer than the minimum number required under the MGCL (which is one).

Subject to the terms of any series of preferred stock then outstanding, any vacancy on our board of directors may be filled only by the vote of a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred. Any director may resign at any time and may be removed only for cause (to be defined in our charter), and then only by our stockholders entitled to cast at least a majority of the votes entitled to be cast generally in the election of directors.

Each director will serve a term beginning on the date of his or her election and ending on the next annual meeting of the stockholders and when his or her successor is duly elected and qualifies. Because holders of common stock will have no right to cumulative voting for the election of directors, at each annual meeting of stockholders, the holders of the shares of common stock with a majority of the voting power of the common stock will be able to elect all of the directors. Because stockholders will not have cumulative voting rights, holders of a majority of the outstanding shares of common stock will be able to elect our entire board of directors. Directors will be elected by a majority of the votes cast in an uncontested election and by a plurality of the votes cast in a contested election.

Removal of Directors

Any director may be removed only for cause (as defined in our charter), and then only by our stockholders entitled to cast at least a majority of the votes entitled to be cast generally in the election of directors.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (defined as any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s then outstanding voting stock or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding stock of the corporation) or an affiliate of such an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board. After the five-year prohibition, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than voting stock held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder.

Pursuant to the statute, we expect board of directors to opt out of these provisions of the MGCL, provided that the business combination is first approved by our board of directors, in which case, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between us and any person. However, such resolution can be altered or repealed, in whole or in part, at any time by our board of directors. As a result, any person may be able to enter into business combinations with us that may not be in the best interest of our stockholders without compliance by our company with the super-majority vote requirements and the other provisions of the statute.

Control Share Acquisitions

The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors:

•	a person who makes or proposes to make a control share acquisition;

•	an officer of the corporation; or

•	an employee of the corporation who is also a director of the corporation.

“Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more, but less than one-third;

•	one-third or more, but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined without regard to the absence of voting rights for the control shares, as of the date of any meeting of stockholders at which the voting rights of such shares are considered and not approved, or, if no such meeting is held, as of the date of the last control share acquisition by the acquiror. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply to (1) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or (2) acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws will contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our stock. We cannot assure you that such provision will not be amended or eliminated at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred; and

•	a majority requirement for the calling of a stockholder-requested special meeting of stockholders.

We expect to elect to be subject to the provisions of Subtitle 8 that require that vacancies on our board of directors may be filled only by the remaining directors and that any director elected by the board of directors shall serve for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we will vest in our board of directors the exclusive power to fix the number of directorships and require, unless called by the president, the chief executive officer, the chairman of the board or our board of directors, the request of stockholders entitled to cast at least a majority of the votes entitled to be cast on any matter that may properly be considered at a meeting of stockholders to call a special meeting to act on such matter.

Stockholders’ Meetings

An annual meeting of our stockholders will be held each year on the date and at the time and place, if any, set by our board of directors for the purpose of electing directors and for the transaction of such other business as may properly come before the meeting. A special meeting of our stockholders may be called in the manner to be provided in the bylaws, including by the president, the chief executive officer, the chairman of the board, or our board of directors, and, subject to certain procedural requirements to be set forth in our bylaws, must be called by the secretary to act on any matter that may properly be considered at a meeting of stockholders upon written request of stockholders entitled to cast at least a majority of all the votes entitled to be cast on such matter at such meeting. Subject to the restrictions on ownership and transfer of stock contained in our charter and the terms of any class or series of any series of preferred stock then outstanding and except as may otherwise be specified in our charter, at any meeting of the stockholders, each outstanding share of common stock will entitle the owner of record thereof on the applicable record date to cast one vote on all matters voted on by common stockholders, including the election of directors and each outstanding share of Class C common stock will entitle the owner of record thereof on the applicable record date to cast up to fifty votes per share on each matter on which holders of common stock are entitled to vote. In general, the presence in person or by proxy of a majority of our outstanding shares of common stock entitled to vote will constitute a quorum, and any matter approved by our stockholders by the vote required under the MGCL, our charter or our bylaws, as applicable, will be binding on all of our stockholders.

Amendments to Our Charter and Bylaws

Except for those amendments permitted to be made without stockholder approval under Maryland law or our charter, our charter generally may be amended only if the amendment is approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter without the necessity for concurrence by our board of directors.

Our board of directors will have the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Exclusive Forum

Our bylaws will provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the U.S. District Court for the District of Maryland, Northern Division, will be the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of any duty owed by any of our directors, officers or other employees to us or to our stockholders, (c) any action asserting a claim against us or any of our directors, officers or other employees arising pursuant to any provision of the MGCL or our charter or bylaws, or (d) any action asserting a claim against us or any of our directors, officers or other employees that is governed by the internal affairs doctrine. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any liability or duty created by the Exchange Act or the rules and regulations thereunder. As a result, the foregoing exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act, and the Company does not intend for the exclusive forum provision to apply to such Exchange Act claims. The foregoing exclusive forum provision could apply, however, to a suit that asserts claims under the Securities Act, inasmuch as Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any liability or duty created by the Securities Act. That said, there is uncertainty as to whether a court would enforce such an exclusive forum provision with respect to such claims under the Securities Act.

Transactions Outside the Ordinary Course of Business

Under the MGCL, a Maryland corporation generally is not entitled to dissolve, merge or consolidate with, or convert into, another entity, sell all or substantially all of its assets or engage in a statutory share exchange unless the action is declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is specified in the corporation’s charter. Our charter will provide that the corporation may be dissolved under the MGCL at any time by the affirmative vote of a majority of our entire board of directors and of stockholders entitled to cast at least a majority of all the votes entitled to be cast on the matter. Our Operating Partnership has a perpetual existence.

Advance Notice of Director Nominations and New Business

Our bylaws will provide that with respect to an annual meeting of stockholders, nominations of individuals for election to the board of directors and the proposal of business to be considered by stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of the board of directors, or (3) by a stockholder who is a stockholder of record at the record date for the meeting, at the time of giving the advance notice required by our bylaws and at the time of the meeting (and any adjournment or postponement thereof), who is entitled to vote at the meeting in the election of each individual so nominated or on such other business and who has complied with the advance notice procedures of the bylaws.

With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to the board of directors at a special meeting may be made only (1) by or at the direction of the board of directors, or (2) provided that the special meeting has been called in accordance with our bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record at the record date for the meeting, at the time of giving the advance notice required by our bylaws and at the time of the meeting (and any adjournment or postponement thereof), who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions of the bylaws.

The advance notice procedures of our bylaws will provide that, to be timely, a stockholder’s notice with respect to director nominations or other proposals for an annual meeting must be delivered to our corporate secretary at our principal executive office not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement for our preceding year’s annual meeting. In the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, to be timely, a stockholder’s notice must be delivered not earlier than the 150th day prior to the date of the annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of the annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.

REIT Qualification

Our charter will provide that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to continue to qualify as a REIT.

Effects of Certain Provisions of Maryland Law and of Our Charter and Bylaws

Our charter and bylaws will contain certain provisions that could make it more difficult to acquire control of the Company by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the company to negotiate first with our board of directors. We believe that these provisions increase the likelihood that proposals initially will be on more attractive terms than would be the case in their absence and facilitate negotiations that may result in improvement of the terms of an initial offer that might involve a premium price for our capital stock or otherwise be in the best interest of our stockholders.

Indemnification and Limitation of Directors’ and Officers’ Liability

The MGCL permits us to include in our charter a provision eliminating the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services, or (2) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our charter will contain such a provision eliminating such liability to the maximum extent permitted by Maryland law.

The MGCL requires a corporation (unless its charter provides otherwise, which our charter will not do) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity and permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to or in which they may be made or threatened to be made a party or witness by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

The MGCL prohibits us from indemnifying a director or officer who has been adjudged liable in a suit by us or on our behalf or in which the director or officer was adjudged liable on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received; however, indemnification for an adverse judgment in a suit by us or on our behalf, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

The MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Our charter will authorize us to obligate ourselves to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to our directors and our officers (including any director or officer who is or was serving at the request of our company as a director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise) and to any external manager acting as an agent of the Company. In addition, our charter will permit us, with the approval of our board of directors, to provide such indemnification and advancement of expenses to any individual who served a predecessor of us in any of the capacities described above and to any employee or agent of us or a predecessor of us.

However, the SEC takes the position that indemnification against liabilities arising under the Securities Act is against public policy and unenforceable.

We will enter into indemnification agreements with our current directors and executive officers that will provide for indemnification to the maximum extent permitted by Maryland law.

Sale of Unregistered Securities

On December 16, Bluerock Homes issued 1000 shares of its common stock to Bluerock Residential pursuant to Section 4(a)(2) of the Securities Act. Bluerock Homes did not register the issuance of the issued shares under the Securities Act because such issuance did not constitute a public offering.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of the material U.S. federal income tax consequences of the Distribution to U.S. holders and non-U.S. holders (each as defined below) of shares of Bluerock Residential common stock (which, for purposes of this discussion under “Material U.S. Federal Income Tax Consequences” includes both Bluerock Residential Class A common stock and Bluerock Residential Class C common stock), Bluerock Homes’ election to be taxed as a REIT, and the ownership and disposition of shares of Bluerock Homes common stock (which, for purposes of this discussion under “Material U.S. Federal Income Tax Consequences” includes both Bluerock Homes Class A common stock and Bluerock Homes Class C common stock) to U.S. holders and non-U.S. holders (each, as defined below). This discussion is based on the Code, the Treasury Regulations promulgated thereunder, judicial and administrative interpretations thereof, and other administrative interpretations and practices of the IRS, all as in effect as of the date hereof, and all of which are subject to differing interpretations and may change at any time, possibly with retroactive effect. Any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth in this discussion. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. We have not sought and will not seek an advance ruling from the IRS regarding any matter discussed in this section. This summary assumes that the Distribution and the Merger will be consummated in accordance with the Separation and Distribution Agreement and the Merger Agreement and as described in this information statement.

The following discussion applies only to U.S. holders and non-U.S. holders of shares of Bluerock Residential common stock or of shares of Bluerock Homes common stock received in the Distribution, in each case, who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion also does not address the U.S. federal income tax consequences to Bluerock Residential stockholders who purchase or sell their Bluerock Residential common stock between the record date and the distribution date. Further, this discussion is for general information purposes only and does not purport to address all aspects of U.S. federal income taxation that may be relevant to specific holders in light of their particular facts and circumstances, nor does it address the consequences to holders subject to special treatment under the U.S. federal income tax laws, such as, for example:

•	persons acting as nominees or otherwise not as beneficial owners;

•	dealers, brokers or traders in securities or currencies;

•	broker-dealers;

•	traders in securities that elect to use the mark to market method of accounting;

•	tax-exempt entities and organizations;

•	cooperatives;

•	banks, trusts, financial institutions, mutual funds or insurance companies;

•	retirement plans, individual retirement accounts or other tax-deferred or advantaged accounts (or persons holding common shares through such plans or accounts);

•	persons who acquired shares of Bluerock Residential common stock pursuant to the exercise of employee equity awards, through a tax qualified retirement plan or otherwise as compensation;

•	stockholders who own or have owned at any time, or are deemed to own or to have owned at any time, directly, indirectly or constructively, at least 5% or more, by voting power or value, of Bluerock Residential common stock;

•	holders owning Bluerock Residential common stock as part of a position in a straddle or as part of a hedging, conversion, constructive sale, synthetic security, integrated investment, or other risk reduction transaction for U.S. federal income tax purposes;

•	holders subject to the income recognition rules of Section 451(b) of the code;

•	holders that also own (directly, indirectly or constructively) stock of Badger Parent;

•	regulated investment companies;

•	REITs;

•	“qualified foreign pension funds” (within the meaning of Section 897(l)(2) of the Code) or entities all of the interests in which are held by a qualified pension fund;

•	“qualified shareholders” (within the meaning of Section 897(k)(3) of the Code) or investors therein;

•	former citizens or former long-term residents of the United States;

•	holders who are subject to the alternative minimum tax;

•	controlled foreign corporations or passive foreign investment companies;

•	U.S. holders whose functional currency is not the U.S. dollar;

•	pass-through entities (such as entities treated as partnerships for U.S. federal income tax purposes); or

•	persons that own Bluerock Residential common stock through partnerships or other pass-through entities.

Moreover, this discussion is not a complete description of all of the tax consequences of the Distribution and, in particular, does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, any considerations in respect of any withholding requirements pursuant to the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations and administrative guidance thereunder and intergovernmental agreements entered into in connection therewith and any laws, regulations or practices adopted in connection with any such agreement) or any state, local or non-U.S. tax consequences, nor does it address any U.S. federal tax considerations other than those pertaining to the income tax (except as expressly stated herein).

For purposes of this discussion, a U.S. holder is a beneficial owner of Bluerock Residential common stock or of Bluerock Homes common stock received in the Distribution, as applicable, that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or a resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (1) with respect to which a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or (2) that has a valid election is in place under applicable Treasury Regulations to be treated as a U.S. person.

For purposes of this discussion, a non-U.S. holder is a beneficial owner of Bluerock Residential common stock or of Bluerock Homes common stock received in the Distribution, as applicable, that is neither a U.S. holder nor an entity treated as a partnership for U.S. federal income tax purposes.

If a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Bluerock Residential common stock or shares of Bluerock Homes common stock received in the Distribution, the tax treatment of a partner in that partnership generally will depend on the status of the partner and the activities of the partnership. Such a partner or partnership is urged to consult its tax advisor as to the tax consequences of the Distribution.

DETERMINING THE ACTUAL TAX CONSEQUENCES OF THE DISTRIBUTION TO YOU MAY BE COMPLEX AND WILL DEPEND ON YOUR SPECIFIC SITUATION. HOLDERS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS AS TO THE SPECIFIC U.S. FEDERAL, STATE AND LOCAL, AND NON-U.S. TAX CONSEQUENCES OF THE DISTRIBUTION IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES AND THE EFFECT OF POSSIBLE CHANGES IN LAW THAT MIGHT AFFECT THE TAX CONSEQUENCES DESCRIBED IN THIS INFORMATION STATEMENT.

Material U.S. Federal Income Tax Consequences of the Distribution

Tax Classification of the Distribution in General

It is expected that (A) the distribution of Bluerock Homes common stock to Bluerock Residential stockholders pursuant to the Distribution and (B) the Merger will be treated as part of a prearranged, integrated plan for U.S. federal income tax purposes, and that for such purposes, the Distribution and the Merger will be viewed together as (i) the adoption by Bluerock Residential of a plan of liquidation, (ii) a sale by Bluerock Residential of a portion of its assets to Badger Parent and (iii) and a distribution by Bluerock Residential of the Bluerock Homes common stock distributed in the Distribution and of the cash consideration payable in connection with the Merger to the Bluerock Residential stockholders in complete liquidation of Bluerock Residential.

There can be no assurance that the IRS will agree with the treatment of the Distribution and Merger described above. If the IRS were to successfully challenge this treatment, it is possible that the Distribution would instead be treated as a taxable distribution separate from the deemed liquidation of Bluerock Residential pursuant to the Merger. In such case, an amount equal to the fair market value of Bluerock Homes common stock received by a Bluerock Residential stockholder will generally be treated as a taxable dividend to the extent of such Bluerock Residential stockholder’s ratable share of any current or accumulated earnings and profits of Bluerock Residential (including any earnings and profits attributable to gain recognized by Bluerock Residential in connection with the Separation, Distribution and the Merger), with the excess treated as a nontaxable return of capital to the extent of such Bluerock Residential stockholder’s tax basis in its shares of Bluerock Residential common stock and any remaining excess treated as capital gain. In addition, Bluerock Residential or other applicable withholding agents may be required or permitted to withhold at the applicable rate at all or a portion of the Distribution payable to non-U.S. holders. The remainder of this discussion assumes that the Distribution will be treated as described in the first paragraph above.

Although Bluerock Residential will ascribe a value to the shares of our common stock distributed in the Distribution, this valuation is not binding on the IRS or any other taxing authority. These taxing authorities could ascribe a higher valuation to the distributed Bluerock Homes shares, particularly if, following the Distribution, those shares trade at prices significantly above the value ascribed to those shares by Bluerock Residential. Such a higher valuation may affect the distribution amount and thus the tax consequences of the Distribution to Bluerock Residential’s stockholders.

Tax Consequences of the Distribution to U.S. Holders of Bluerock Residential Common Stock

For U.S. federal income tax purposes, the Distribution, taken together with the receipt of cash pursuant to the Merger, is expected to be treated as a distribution in complete liquidation of Bluerock Residential and a fully taxable transaction. In general, a U.S. holder will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (1) the sum of (A) the amount of cash received with respect to such U.S. holder’s Bluerock Residential shares in the Merger plus (B) the fair market value, determined when the Distribution occurs, of the Bluerock Homes shares received in the Distribution, and (2) such U.S. holder’s adjusted tax basis in its Bluerock Residential shares.

Gain or loss generally will be determined separately for each block of shares of Bluerock Residential common stock (i.e., shares of Bluerock Residential common stock acquired at the same cost in a single transaction). Such gain or loss will be capital gain or loss and generally will be treated as long-term capital gain or loss if the U.S. holder held the shares of Bluerock Residential common stock for more than one year at the time of the Distribution and the Merger. Long-term capital gains of non-corporate U.S. holders (including individuals) are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

A U.S. holder who has held Bluerock Residential common shares for less than six months at the time of the Distribution (and the Merger), taking into account the holding period rules of Sections 246(c)(3) and (4) of the Code, and who recognizes a loss on the exchange of such Bluerock Residential common shares in the Distribution (and the Merger) will be treated as recognizing a long-term capital loss to the extent of any capital gain dividends received from us, or such holder’s share of any designated retained capital gains, with respect to such shares.

A U.S. holder’s tax basis in shares of Bluerock Homes common stock received in the Distribution generally will equal the fair market value of such shares on the date of the Distribution, and the U.S. holder’s holding period for such shares will begin the day after the date of the Distribution.

Any cash received by a U.S. holder in lieu of a fractional share of Bluerock Homes common stock in connection with the Distribution should be treated as if such fractional share had been (i) received by the U.S. holder as part of the Distribution and then (ii) sold by such U.S. holder for the amount of cash received. Because the basis of the fractional share deemed received by a U.S. holder in the Distribution will equal the fair market value of such factional share on the Distribution date, a U.S. holder generally should not recognize additional gain or loss on the transaction described in clause (ii) of the preceding sentence unless the fractional share is sold at a price different from its fair market value on the Distribution date.

Tax Consequences of the Distribution to Non-U.S. Holders of Bluerock Residential Common Stock

General. The U.S. federal income tax consequences to a non-U.S. holder of distributions and payments made with respect to such non-U.S. holder’s Bluerock Residential common stock in connection with the Distribution (and the Merger) will depend on various factors, including whether the receipt of such distributions and payments are treated as distributions from Bluerock Residential that are attributable to gain from the sale of “United States real property interests” (“USRPIs”) pursuant to FIRPTA. The IRS announced in Notice 2007-55 that it intends to take the position that under current law a non-U.S. holder’s receipt of a liquidating distribution from a REIT (including distributions and payments made in connection with the Distribution and the Merger, which as noted, are expected to be treated as distributions in complete liquidation of Bluerock Residential for U.S. federal income tax purposes) is generally subject to tax under FIRPTA as a distribution to the extent attributable to gain from the sale of USRPIs. Although legislation effectively overriding Notice 2007-55 has previously been proposed, it is not possible to say if or when any such legislation will be enacted. Accordingly, we intend to take the position that distributions and payments made with respect to Bluerock Residential common stock pursuant to the Distribution (and the Merger) will be subject to tax in accordance with Notice 2007-55, subject to the 10% Exception, as described in more detail below. In general, the provisions governing the taxation of distributions by REITs can be less favorable to non-U.S. holders than the taxation of sales or exchanges of REIT stock by non-U.S. holders, and non-U.S. holders should consult their tax advisors regarding the application of these provisions.

Distribution of Gain from the Disposition of U.S. Real Property Interests. To the extent that the tax treatment set forth in Notice 2007-55 applies, and the 10% Exception described in the next paragraph below does not apply, then, to the extent that distributions and payments received by a non-U.S. holder with respect to such non-U.S. holder’s Bluerock Residential common stock pursuant to the Distribution (and the Merger) are treated as attributable to gain from the deemed or actual sale of Bluerock Residential’s USRPIs, such amounts will be treated as income effectively connected with a U.S. trade or business of the non-U.S. holder, and generally will be subject to U.S. federal income tax on a net basis. A corporate non-U.S. holder will also be subject to the 30% branch profits tax (or such lower rate as may be specified by an applicable income tax treaty). In addition, 21% (or 20% to the extent provided in the Treasury Regulations) of any such amounts paid to a non-U.S. holder will be withheld and remitted to the IRS.

Notwithstanding the foregoing, if Bluerock Residential common shares are considered “regularly traded” (within the meaning of the applicable Treasury Regulations) on an established securities market located in the United States and the non-U.S. holder did not hold more than 10% of such class of stock at any time during the one-year period ending on the date of the Distribution (and the Merger), which we refer to as the “10% Exception,” the tax treatment and consequences described above would not apply, and non-U.S. holders would instead be subject to the rules described below under “Material U.S. Federal Income Tax Consequences—Taxable Sale of Bluerock Residential Common Stock.” We believe that shares of Bluerock Residential Class A common stock are, and will be at the time of the Distribution (and the Merger), considered regularly traded on an established securities market located in the United States within the meaning of the applicable Treasury Regulations. Bluerock Residential Class C common shares are not, and will not be at the time of the Distribution (and the Merger), considered regularly traded on an established securities market located in the United States. Non-U.S. holders should consult their tax advisors regarding tax consequences of the Distribution (and the Merger) to them.

Taxable Sale of Bluerock Residential Common Stock. If both (A) the tax treatment set forth in Notice 2007-55 were not to apply to a non-U.S. holder’s receipt of distributions and payments with respect to such non-U.S. holder’s common stock pursuant to the Distribution (and the Merger) and (B) either (1) the “publicly traded exception” (as described below) applies or (2) Bluerock Residential is a “domestically controlled qualified investment entity” (as described below), such that the Bluerock Residential common stock does not constitute USRPIs under FIRPTA with respect to such non-U.S. holder, then the non-U.S. holder should not be subject to tax on any gain recognized in connection with the Distribution (which, as described above under “Material U.S. Federal Income Tax Consequences—Tax Consequences of the Distribution to U.S. Holders of Bluerock Residential Common Stock” and subject to the discussion of Notice 2007-55 above, is generally expected to be treated as a distribution in complete liquidation of Bluerock Residential and, together with the receipt of cash consideration payable to a holder of Bluerock Residential common stock pursuant to the Merger, as amounts received in full payment in exchange for such holder’s Bluerock Residential common stock) unless: (a) the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, or, if required pursuant to an applicable income tax treaty, the gain is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; or (b) the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of the Distribution (and the Merger) and certain other requirements are met.

The “publicly traded exception” applies to a non-U.S. holder if Bluerock Residential common stock is “regularly traded,” as defined by the applicable Treasury Regulations, and the non-U.S. holder has held 10% or less of the Bluerock Residential common stock at all times during the shorter of the period that the non-U.S. holder owned such stock or the five-year period ending on the date of the Distribution (and the Merger). We believe that shares of Bluerock Residential Class A common stock are, and will be at the time of the Distribution (and the Merger), considered regularly traded on an established securities market located in the United States within the meaning of the applicable Treasury Regulations. Bluerock Residential Class C common shares are not, and will not be at the time of the Distribution (and the Merger), considered regularly traded on an established securities market located in the United States.

Bluerock Residential will be a “domestically controlled qualified investment entity” at the time of the Distribution (and the Merger) if non-U.S. holders held directly or indirectly less than 50% in value of shares of Bluerock Residential stock at all times during the five-year period ending with the Distribution (and the Merger). While we believe that Bluerock Residential has been and currently is domestically controlled as of the date hereof, no assurances can be given that the actual ownership of our stock has been or will be sufficient for us to qualify as a “domestically controlled qualified investment entity” at the time of the Distribution (and the Merger).

A non-U.S. holder whose gain is effectively connected with the conduct of a trade or business in the United States (or, if an applicable income tax treaty requires, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States) will generally be subject to U.S. federal income tax on such gain on a net basis in the same manner as a U.S. holder. In addition, a non-U.S. holder that is a corporation may be subject to the branch profits tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on such effectively connected gain described above.

A non-U.S. holder who is an individual present in the United States for 183 days or more in the taxable year of the Distribution (and the Merger) and who meets certain other requirements will be subject to a flat 30% tax on the gain recognized in connection with the Distribution (and the Merger), which may be offset by certain U.S. source capital losses of the non-U.S. holder.

If a non-U.S. holder’s Bluerock Residential common stock constitutes a USRPI under FIRPTA, any gain recognized by such holder on a sale of such stock will be treated as income effectively connected with a U.S. trade or business of the non-U.S. holder and generally will be subject to U.S. federal income tax on a net basis in the same manner as a U.S. holder (and, in the case of a non-U.S. holder that is a corporation, the branch profits tax as described above).

Income Tax Treaties. If a non-U.S. holder is eligible for treaty benefits under an income tax treaty with the United States, the non-U.S. holder may be able to reduce or eliminate certain of the U.S. federal income tax consequences discussed above, such as the branch profits tax. Non-U.S. holders should consult their tax advisor regarding possible benefits under an applicable income tax treaty.

U.S. Withholding Tax. As described above, it is not entirely clear whether the receipt of distributions and payments pursuant to the Distribution (and the Merger) by a non-U.S. holder will be treated as a sale or exchange of shares of Bluerock Residential common stock (if Notice 2007-55 does not apply) or as a distribution from Bluerock Residential that is attributable to gain from the deemed sale of Bluerock Residential’s USRPIs in the Distribution (and the Merger) (if Notice 2007-55 does apply and the holder does not qualify for the 10% Exception described above). Accordingly, Bluerock Residential intends to withhold, pursuant to FIRPTA, U.S. federal income tax at a rate of 21% (or 20% to the extent provided in applicable Treasury Regulations) from the portion of the consideration paid to a non-U.S. holder to the extent attributable to gains that Bluerock Residential recognizes from sales of USRPIs, unless such non-U.S. holder qualifies for the 10% Exception described above. A non-U.S. holder may be entitled to a refund or credit against the holder’s U.S. federal income tax liability, if any, with respect to any amount withheld pursuant to FIRPTA, provided that the required information is furnished to the IRS on a timely basis. Non-U.S. holders should consult their tax advisor regarding withholding tax considerations.

Information Reporting and Backup Withholding

Information reporting and backup withholding may apply to distributions and payments made in connection with the Distribution (and the Merger). Backup withholding will not apply, however, to a holder of Bluerock Residential common stock who (1) in the case of a U.S. holder, furnishes a correct taxpayer identification number (“TIN”), certifies that such holder is not subject to backup withholding on an IRS Form W-9, and otherwise complies with all applicable requirements of the backup withholding rules; (2) in the case of a non-U.S. holder, furnishes an applicable IRS Form W-8; or (3) provides proof that such holder is otherwise exempt from backup withholding and complies with other applicable rules and certification requirements. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability, if any, so long as such holder furnishes the required information to the IRS in a timely manner.

Material U.S. Federal Income Tax Considerations Regarding Bluerock Homes’ Taxation as a REIT

The following is a general summary of certain material U.S. federal income tax considerations regarding Bluerock Homes’ election to be taxed as a REIT and the ownership and disposition of Bluerock Homes common stock. For purposes of this discussion, references to “we,” “our” and “us” mean only Bluerock Homes and do not include any of its subsidiaries or Bluerock Residential, except as otherwise indicated.

Taxation of Bluerock Homes

From the time of our formation until the date of the Distribution, we will be treated as a “qualified REIT subsidiary” of Bluerock Residential. As described below, a corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. We intend to elect be taxed as a REIT under the U.S. federal income tax laws commencing with our initial taxable year ending December 31, 2022. We believe that, commencing with such taxable year, we will be organized and will operate so as to qualify us as a REIT, and we intend to continue to operate in such a manner, but no assurances can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. This section discusses the laws governing the U.S. federal income tax treatment of a REIT and its securityholders. These laws are highly technical and complex.

As a condition to the Distribution, we expect to receive an opinion from Vinson & Elkins L.L.P. to the effect that, beginning with our taxable year ending December 31, 2022, we will be organized in conformity with the requirements for qualification and taxation as a REIT under the U.S. federal income tax laws, and our intended method of operation will enable us to qualify as a REIT under the U.S. federal income tax laws for our taxable year ending December 31, 2022 and thereafter. Investors should be aware that Vinson & Elkins L.L.P.’s opinion will be based upon customary assumptions, representations and undertakings made by us and Bluerock Residential as to factual matters, is conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our and Bluerock Residential’s assets and the conduct of our and Bluerock Residential’s business. Vinson & Elkins L.L.P.’s will not be binding upon the IRS or any court, and will speak as of the date issued. In addition, Vinson & Elkins L.L.P.’s opinion will be based on existing U.S. federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively.

Moreover, our qualification and taxation as a REIT will depend upon our ability to meet on a continuing basis, through actual results, certain qualification tests set forth in the U.S. federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our capital stock ownership, and the percentage of our earnings that we distribute. Vinson & Elkins L.L.P. will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements. Vinson & Elkins L.L.P.’s opinion will not foreclose the possibility that we may have to use one or more of the REIT savings provisions described below, which could require us to pay an excise or penalty tax (which could be material) in order for us to maintain our REIT qualification. For a discussion of the tax consequences of our failure to qualify as a REIT, see “—Failure to Qualify.”

As long as we qualify as a REIT, we generally will not be subject to U.S. federal income tax on the taxable income that we distribute to our stockholders. The benefit of that tax treatment is that it avoids the “double taxation,” or taxation at both the corporate and stockholder levels, that generally applies to distributions by a corporation to its stockholders. However, even if we qualify as a REIT, we will nonetheless be subject to U.S. federal tax in the following circumstances:

•	We will pay U.S. federal income tax on any taxable income, including net capital gain, that we do not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We will pay income tax at the highest U.S. federal corporate income tax rate on:

•	net income from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business; and

•	other non-qualifying income from foreclosure property.

•	We will pay a 100% tax on our net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•	If we fail to satisfy one or both of the 75% gross income test or the 95% gross income test, as described below under “—Gross Income Tests,” and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, in either case, multiplied by a fraction intended to reflect our profitability.

•	If we fail to distribute during a calendar year at least the sum of (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year, and (3) any undistributed taxable income required to be distributed from earlier periods, we will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed.

•	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a stockholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we made a timely designation of such gain to the stockholder) and would receive a credit or refund for its proportionate share of the tax we paid.

•	We will be subject to a 100% excise tax on transactions with any TRS we may form in the future that are not conducted on an arm’s-length basis.

•	If we fail to satisfy any of the asset tests, other than a de minimis failure of the 5% asset test, the 10% vote test or the 10% value test, as described below under “—Asset Tests,” as long as the failure was due to reasonable cause and not to willful neglect, we file a description of each asset that caused such failure with the IRS, and we dispose of the assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure, we will pay a tax equal to the greater of $50,000 or the highest U.S. federal corporate income tax rate then applicable to U.S. corporations (currently 21%) on the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

•	If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and such failure is due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.

•	If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, we will pay tax at the highest applicable regular U.S. federal corporate income tax rate applicable if we recognize gain on the sale or disposition of the asset during the five-year period after we acquire the asset provided no election is made for the transaction to be taxable on a current basis. The amount of gain on which we will pay tax is the lesser of:

•	the amount of gain that we recognize at the time of the sale or disposition; and

•	the amount of gain that we would have recognized if we had sold the asset at the time we acquired it.

•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “—Recordkeeping Requirements.”

•	The earnings of any lower-tier entities that are subchapter C corporations, including any TRSs, will be subject to U.S. federal corporate income tax.

In addition, notwithstanding our qualification as a REIT, we may also have to pay certain state and local income taxes because not all states and localities treat REITs in the same manner that they are treated for U.S. federal income tax purposes. Moreover, as further described below, any TRSs will be subject to U.S. federal, state and local corporate income tax on their taxable income.

Requirements for Qualification as a REIT

A REIT is a corporation, trust, or association that meets each of the following requirements:

1.	It is managed by one or more trustees or directors.

2.	Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest.

3.	It would be taxable as a domestic corporation, but for the REIT provisions of the U.S. federal income tax laws.

4.	It is neither a financial institution nor an insurance company subject to special provisions of the U.S. federal income tax laws.

5.	At least 100 persons are beneficial owners of its shares or ownership certificates.

6.	Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the Code defines to include certain entities, during the last half of any taxable year.

7.	It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status.

8.	It meets certain other qualification tests, described below, regarding the nature of its income and assets and the distribution of its income.

9.	It uses a calendar year for U.S. federal income tax purposes and complies with the recordkeeping requirements of the U.S. federal income tax laws.

10.	It has not been a party to a spin-off transaction that is tax-deferred under section 355 of the Code during the applicable period.

We must meet requirements 1 through 4, 8 and 9 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Requirements 5 and 6 will apply to us beginning with our 2023 taxable year. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining stock ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the U.S. federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement 6.

Our charter will provide restrictions regarding the transfer and ownership of shares of our capital stock. See “Description of Our Capital Stock—Restrictions on Ownership and Transfer.” We believe that we will issue sufficient stock with sufficient diversity of ownership to allow us to satisfy requirements 5 and 6 above. The restrictions in our charter will be intended (among other things) to assist us in continuing to satisfy requirements 5 and 6 above. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy such share ownership requirements. If we fail to satisfy these share ownership requirements, we may fail to qualify as a REIT.

As noted above, from the time of our formation until the date of the Distribution, we will be treated as a “qualified REIT subsidiary” of Bluerock Residential. Under applicable Treasury regulations, if Bluerock Residential fails to qualify as a REIT in its 2022 taxable year, unless Bluerock Residential’s failure to qualify as a REIT was subject to relief under the U.S. federal income tax laws as described below under “—Failure to Qualify,” we would be prevented from electing to qualify as a REIT prior to the fifth calendar year following the year in which Bluerock Residential failed to qualify.

Qualified REIT Subsidiaries

A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A “qualified REIT subsidiary” is a corporation, other than a TRS, all of the stock of which is owned by the REIT. Thus, in applying the requirements described herein, any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

Other Disregarded Entities and Partnerships

An unincorporated domestic entity, such as a partnership or limited liability company that has a single owner for U.S. federal income tax purposes, generally is not treated as an entity separate from its owner for U.S. federal income tax purposes. An unincorporated domestic entity with two or more owners for U.S. federal income tax purposes is generally treated as a partnership for U.S. federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Our proportionate share for purposes of the 10% value test (see “—Asset Tests”) is based on our proportionate interest in the equity interests and certain debt securities issued by the partnership. For all of the other asset and income tests, our proportionate share is based on our proportionate interest in the capital interests in the partnership. Our proportionate share of the assets, liabilities, and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for U.S. federal income tax purposes in which we acquire an equity interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

We may from time to time own limited partner or non-managing member interests in partnerships and limited liability companies that are joint ventures. If a partnership or limited liability company in which we own an interest takes or expects to take actions that could jeopardize our qualification as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a gross income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were able to qualify for a statutory REIT “savings” provision, which could require us to pay a significant penalty tax to maintain our REIT qualification.

Taxable REIT Subsidiaries

A REIT may own up to 100% of the shares of one or more TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation (other than a REIT) of which a TRS directly or indirectly owns more than 35% of the voting power or value of the securities will automatically be treated as a TRS. We will not be treated as holding the assets of a TRS or as receiving any income that the TRS earns. Rather, the stock issued by a TRS to us will be an asset in our hands, and we will treat the distributions paid to us from such TRS, if any, as income to the extent of the TRS’s earnings and profits. This treatment may affect our compliance with the gross income and asset tests. Because we will not include the assets and income of TRSs in determining our compliance with the REIT requirements, we may use such entities to undertake activities indirectly, such as earning fee income, that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. Overall, no more than 20% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs.

A TRS pays income tax at regular corporate rates on any income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. For example, deductions are disallowed for business interest expense (even if paid to third parties) in excess of the sum of a taxpayer’s business interest income and 30% of the adjusted taxable income of the business, which is its taxable income computed without regard to business interest income or expense, net operating losses (“NOLs”) or the pass-through income deductions (and for taxable years before 2022, excludes depreciation and amortization). Such limitations may also impact the amount of U.S. federal income tax paid by a TRS. Further, the rules impose a 100% excise tax on certain transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis.

A TRS may not directly or indirectly operate or manage any healthcare facilities or lodging facilities or provide rights to any brand name under which any healthcare facility or lodging facility is operated. A TRS is not considered to operate or manage a “qualified healthcare property” or “qualified lodging facility” solely because the TRS directly or indirectly possesses a license, permit, or similar instrument enabling it to do so.

Rent that we receive from a TRS will qualify as “rents from real property” as long as (1) at least 90% of the leased space in the property is leased to persons other than TRSs and related-party tenants, and (2) the amount paid by the TRS to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space, as described in further detail below under “—Gross Income Tests—Rents from Real Property.” If we lease space to a TRS in the future, we will seek to comply with these requirements.

Gross Income Tests

We must satisfy two gross income tests annually to qualify as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of the 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by mortgages on real property, or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale of real estate assets, other than:

•	property held primarily for sale to customers in the ordinary course of business; and

•	debt instruments issued by a “publicly offered REIT” (i.e., a REIT that is required to file annual and periodic reports with the SEC under the Exchange Act), unless the debt instrument is secured by real property or an interest in real property;

•	income derived from the operation, and gain from the sale, of foreclosure property;

•	amounts (other than amounts the determination of which depends, in whole or in part, on the income or profits of any person) received or accrued as consideration for entering into agreements to make loans secured by mortgages on real property or interests in real property or to purchase or lease real property (including interests in real property and interests in mortgages on real property); and

•	income derived from the temporary investment of new capital that is attributable to the issuance of our stock or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of shares or securities, or any combination of these. Cancellation of indebtedness income (“COD income”) and gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business are excluded from both the numerator and the denominator in both gross income tests. In addition, income and gain from “hedging transactions” that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets and that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of the 75% and 95% gross income tests. Finally, certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. See “—Foreign Currency Gain.” The following paragraphs discuss the specific application of the gross income tests to us.

Rents from Real Property

Rent that we receive, including as a result of our ownership of preferred or common equity interests in a partnership that owns rental properties, from our real property will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

•	First, the rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales.

•	Second, neither we nor a direct or indirect owner of 10% or more of our stock may own, actually or constructively, 10% or more of a tenant from whom we receive rent, other than a TRS.

•	Third, if the rent attributable to personal property leased in connection with a lease of real property is 15% or less of the total rent received under the lease, then the rent attributable to personal property will qualify as rents from real property. The allocation of rent between real and personal property is based on the relative fair market values of the real and personal property. However, if the 15% threshold is exceeded, the rent attributable to personal property will not qualify as rents from real property.

•	Fourth, we generally must not operate or manage our real property or furnish or render services to our tenants, other than through an “independent contractor” who is adequately compensated and from whom we do not derive revenue. However, we need not provide services through an “independent contractor,” but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services (valued at not less than 150% of our direct cost of performing such services) does not exceed 1% of our income from the related property. Furthermore, we may own up to 100% of the stock of a TRS which may provide customary and noncustomary services to our tenants without tainting our rental income from the related properties.

If a portion of the rent that we receive from a property does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if such rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT qualification. If, however, the rent from a particular property does not qualify as “rents from real property” because either (1) the rent is considered based on the income or profits of the related tenant, (2) the tenant either is a related party tenant or fails to qualify for the exceptions to the related party tenant rule for qualifying TRSs, or (3) we furnish noncustomary services to the tenants of the property, or manage or operate the property, other than through a qualifying independent contractor or a TRS, none of the rent from that property would qualify as “rents from real property.”

We intend to lease, through our Operating Partnership and its subsidiaries, substantially all our properties to tenants that are individuals. Our leases will typically have a term of at least one year and require the tenant to pay fixed rent. We do not anticipate leasing significant amounts of personal property pursuant to our leases. Moreover, we do not intend to perform any services other than customary ones for our tenants, unless such services are provided through independent contractors or a TRS. Accordingly, we believe that our leases will generally produce rent that qualifies as “rents from real property” for purposes of the 75% and 95% gross income tests.

In addition to the rent, the tenants may be required to pay certain additional charges. To the extent that such additional charges represent reimbursements of amounts that we are obligated to pay to third parties, such charges generally will qualify as “rents from real property.” To the extent that such additional charges represent penalties for nonpayment or late payment of such amounts, such charges should qualify as “rents from real property.” However, to the extent that late charges do not qualify as “rents from real property,” they instead will be treated as interest that qualifies for the 95% gross income test.

Interest

Interest income generally constitutes qualifying mortgage interest for purposes of the 75% gross income test to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property or a mortgage on an interest in real property. Except as provided in the following sentence, if we receive interest income with respect to a mortgage loan that is secured by both real and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. In the case of real estate mortgage loans secured by both real and personal property, if the fair market value of such personal property does not exceed 15% of the total fair market value of all property securing the loan, then the personal property securing the loan will be treated as real property for purposes of determining whether the mortgage is qualifying under the 75% asset test and as producing interest income that qualifies for purposes of the 75% gross income test.

The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends, in whole or in part, on the income or profits of any person. However, interest generally includes the following:

•	an amount that is based on a fixed percentage or percentages of receipts or sales; and

•	an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

We may originate mezzanine loans, which are loans secured by equity interests in an entity that directly or indirectly owns real property, rather than by a direct mortgage of the real property. In Revenue Procedure 2003-65, the IRS established a safe harbor under which loans secured by a first priority security interest in ownership interests in a partnership or limited liability company owning real property will be treated as real estate assets for purposes of the REIT asset tests described below, and interest derived from those loans will be treated as qualifying income for both the 75% and 95% gross income tests, provided that several requirements are satisfied. Although Revenue Procedure 2003-65 provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. Moreover, we anticipate that any mezzanine loans we originate typically will not meet all of the requirements for reliance on the safe harbor. To the extent that any mezzanine loans that we originate do not qualify for the safe harbor described above, the interest income from the loans will be qualifying income for purposes of the 95% gross income test, but there is a risk that such interest income will not be qualifying income for purposes of the 75% gross income test. We intend to invest in mezzanine loans in a manner that will enable us to continue to satisfy the REIT gross income and asset tests.

Dividends

Our share of any dividends received from any corporation (including any TRS, but excluding any REIT) in which we own an equity interest will qualify for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest, if any, will be qualifying income for purposes of both gross income tests.

Prohibited Transactions

A REIT will incur a 100% tax on the net income (including foreign currency gain) derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We intend that none of our properties will be held primarily for sale to customers and that a sale of any of our properties will not be in the ordinary course of our business. However, there can be no assurance that the IRS would not disagree with that belief. Whether a REIT holds a property “primarily for sale to customers in the ordinary course of a trade or business” depends on the facts and circumstances in effect from time to time, including those related to a particular property. A safe harbor to the characterization of the sale of property that is a real estate asset by a REIT as a prohibited transaction and the 100% prohibited transaction tax is available if the following requirements are met:

•	the REIT has held the property for not less than two years;

•	the aggregate expenditures made by the REIT, or any partner of the REIT, during the two-year period preceding the date of the sale that are includable in the adjusted basis of the property do not exceed 30% of the selling price of the property;

•	either (1) during the year in question, the REIT did not make more than seven sales of property other than foreclosure property or sales to which Section 1033 of the Code applies, or (2) the aggregate adjusted bases of all such properties sold by the REIT during the year did not exceed 10% of the aggregate bases of all of the assets of the REIT at the beginning of the year, or (3) the aggregate fair market value of all such properties sold by the REIT during the year did not exceed 10% of the aggregate fair market value of all of the assets of the REIT at the beginning of the year, or (4) (i) the aggregate adjusted basis of property sold during the year is 20% or less of the aggregate adjusted basis of all of our assets as of the beginning of the taxable year, and (ii) the aggregate adjusted basis of property sold during the three-year period ending with the year of sale is 10% or less of the aggregate tax basis of all of our assets as of the beginning of each of the three taxable years ending with the year of sale, or (5) (i) the aggregate fair market value of all such property sold by the REIT during the year did not exceed 20% of the aggregate fair market value of all property of the REIT at the beginning of the year and (ii) the average annual percentage of properties sold by the REIT compared to all the REIT’s properties (measured by fair market value) in the current and two prior years did not exceed 10%;

•	in the case of property not acquired through foreclosure or lease termination, the REIT has held the property for at least two years for the production of rental income; and

•	if the REIT has made more than seven sales of non-foreclosure property during the taxable year, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor from whom the REIT derives no income or a TRS.

We will attempt to comply with the terms of the safe-harbor provisions in the U.S. federal income tax laws prescribing when a property sale will not be characterized as a prohibited transaction. We cannot assure you that we can comply with the safe-harbor provisions or that we will avoid owning property that might be characterized as property that we hold “primarily for sale to customers in the ordinary course of a trade or business.” The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be taxed to the corporation at regular corporate income tax rates.

Fee Income

Fee income generally will not be qualifying income for purposes of both the 75% and 95% gross income tests. Any fees earned by a TRS will not be included for purposes of the gross income tests.

Foreclosure Property

We will be subject to tax at the maximum U.S. federal corporate income tax rate on any income from foreclosure property, which includes certain foreign currency gains and related deductions, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

•	that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or when default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.

However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year (or, with respect to qualified healthcare property, the second taxable year) following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. However, this grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

•	on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•	on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

•	which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income or through a TRS.

Hedging Transactions

From time to time, we or our Operating Partnership may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. Income and gain from “hedging transactions” will be excluded from gross income for purposes of both the 75% and 95% gross income tests, provided that we satisfy the indemnification requirements discussed below. A “hedging transaction” means either (1) any transaction entered into in the normal course of our or our Operating Partnership’s trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, and (2) any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain) and (3) any transaction entered into to “offset” transactions described in clause (1) or (2) if a portion of the hedged indebtedness is extinguished or the related property disposed of. We are required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into and to satisfy other identification requirements. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT.

COD Income

From time to time, we and our subsidiaries may recognize COD income in connection with repurchasing debt at a discount. COD income is excluded from gross income for purposes of both the 95% gross income test and the 75% gross income test.

Foreign Currency Gain

Certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. “Real estate foreign exchange gain” will be excluded from gross income for purposes of the 75% and 95% gross income tests. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or an interest in real property and certain foreign currency gain attributable to certain “qualified business units” of a REIT. “Passive foreign exchange gain” will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations. These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to any certain foreign currency gain derived from dealing, or engaging in substantial and regular trading, in securities. Such gain is treated as nonqualifying income for purposes of both the 75% and 95% gross income tests.

Failure to Satisfy Gross Income Tests

If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the U.S. federal income tax laws. Those relief provisions are available if:

•	our failure to meet those tests is due to reasonable cause and not to willful neglect; and

•	following such failure for any taxable year, we file a schedule of the sources of our income in accordance with regulations prescribed by the Secretary of the U.S. Treasury.

We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in “—Taxation of Bluerock Homes,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test multiplied, in either case, by a fraction intended to reflect our profitability.

Asset Tests

To qualify as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year. First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables and money market funds and, in certain circumstances, foreign currencies;

•	government securities;

•	interests in real property, including leaseholds and options to acquire real property and leaseholds and personal property, to the extent that such personal property is leased in connection with real property and rents attributable to such personal property are treated as “rents from real property”;

•	interests in mortgage loans secured by real property;

•	stock in other REITs; and

•	investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term.

Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets (the “5% asset test”).

Third, of our investments not included in the 75% asset class, we may not own more than 10% of the voting power of any one issuer’s outstanding securities or 10% of the value of any one issuer’s outstanding securities (respectively, the “10% vote test” and the “10% value test”).

Fourth, no more than 20% of the value of our total assets may consist of the securities of one or more TRSs.

Fifth, no more than 25% of the value of our total assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test (the “25% securities test”).

Sixth, not more than 25% of the value of our total assets may be represented by debt instruments issued by “publicly offered REITs” to the extent not secured by real property or interests in real property.

For purposes of the 5% asset test, the 10% vote test, the 10% value test and the 25% securities test, the term “securities” does not include shares in another REIT, debt of “publicly offered REITs,” equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans that constitute real estate assets, or equity interests in a partnership. The term “securities,” however, generally includes debt securities issued by a partnership or another REIT (other than a “publicly offered REIT”), except that for purposes of the 10% value test, the term “securities” does not include:

•	“Straight debt” securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (1) the debt is not convertible, directly or indirectly, into equity, and (2) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any controlled TRS (i.e., a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock) hold non-“straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:

•	a contingency relating to the time of payment of interest or principal, as long as either (1) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (2) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

•	a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice.

•	Any loan to an individual or an estate;

•	Any “Section 467 rental agreement,” other than an agreement with a related party tenant;

•	Any obligation to pay “rents from real property”;

•	Certain securities issued by governmental entities;

•	Any security issued by a REIT;

•	Any debt instrument issued by an entity treated as a partnership for U.S. federal income tax purposes in which we are a partner to the extent of our proportionate interest in the equity and debt securities of the partnership; and

•	Any debt instrument issued by an entity treated as a partnership for U.S. federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “—Gross Income Tests.”

For purposes of the 10% value test, our proportionate share of the assets of a partnership is our proportionate interest in any securities issued by the partnership, without regard to the securities described in the last two bullet points above.

We believe that our holdings of assets will comply with the foregoing asset tests, and we intend to monitor compliance on an ongoing basis. However, independent appraisals will not be obtained to support our conclusions as to the value of our assets or the value of any particular security or securities. Moreover, values of some assets may not be susceptible to a precise determination, and values are subject to change in the future.

As described above, Revenue Procedure 2003-65 provides a safe harbor pursuant to which certain mezzanine loans secured by a first priority security interest in ownership interests in a partnership or limited liability company will be treated as qualifying assets for purposes of the 75% asset test (and therefore, are not subject to the 5% asset test, the 10% vote test and the 10% value test). See “—Gross Income Tests.” Although we anticipate that our mezzanine loans typically will not qualify for that safe harbor, we believe our mezzanine loans should be treated as qualifying assets for the 75% asset test or should be excluded from the definition of securities for purposes of the 10% vote test and the 10% value test. We intend to make mezzanine loans only to the extent that such loans will not cause us to fail the asset tests described above.

We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. However, there is no assurance that we will not inadvertently fail to comply with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT qualification if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•	the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

If we violate the 5% asset test, the 10% vote test or the 10% value test described above at the end of any quarter of each taxable year, we will not lose our REIT qualification if (A) the failure is de minimis (up to the lesser of 1% of our assets or $10 million) and (B) we dispose of assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure. In the event of a failure of any of the asset tests (other than de minimis failures described in the preceding sentence), as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT qualification if we (1) dispose of assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure, (2) file a description of each asset causing the failure with the IRS and (3) pay a tax equal to the greater of $50,000 or 21% of the net income from the assets causing the failure during the period in which we failed to satisfy the asset tests.

Distribution Requirements

Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount at least equal to the sum of:

•	90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain or loss; and

•	90% of our after-tax net income, if any, from foreclosure property; minus

•	the excess of the sum of certain items of non-cash income over 5% of our REIT taxable income computed without regard to the dividends paid deduction and our net capital gain.

We must pay such distributions in the taxable year to which they relate, or in the following taxable year if either we (1) declare the distribution before we timely file our U.S. federal income tax return for the year, pay the distribution on or before the first regular dividend payment date after such declaration and elect in our tax return to have a specified dollar amount of such distribution treated as if paid during the prior year, or (2) declare the distribution in October, November or December of the taxable year, payable to stockholders of record on a specified day in any such month, and we actually pay the dividend before the end of January of the following year. The distributions under clause (1) are taxable to the stockholders in the year in which paid, and the distributions in clause (2) are treated as paid on December 31st of the prior taxable year to the extent of our earnings and profits. In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

We will pay U.S. federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for such year;

•	95% of our REIT capital gain net income for such year; and

•	any undistributed taxable income (ordinary and capital gain) from all prior periods;

then, we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute. In making this calculation, the amount that a REIT is treated as having “actually distributed” during the current taxable year is both the amount distributed during the current year and the amount by which the distributions during the prior year exceeded its taxable income and capital gain for that prior year (the prior year calculation uses the same methodology so, in determining the amount of the distribution in the prior year, one looks back to the year before and so forth).

If we are not treated as a “publicly offered REIT,” in order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be “preferential dividends.” A dividend is not a preferential dividend if the distribution is (1) pro rata among all outstanding shares of stock within a particular class, and (2) in accordance with the preferences among different classes of stock as set forth in our organizational documents. The preferential dividend rule does not apply to “publicly offered REITs.” We expect to be a “publicly offered REIT” following the Separation and Distribution. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid U.S. federal corporate income tax and the 4% nondeductible excise tax.

It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. Additionally, we may not deduct recognized capital losses from our “REIT taxable income.” Further, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. We generally will be required to recognize certain amounts as income no later than the time such amounts are reflected on certain financial statements.

Additionally, a taxpayer’s net interest expense deduction is generally limited to 30% of the sum of adjusted taxable income, business interest, and certain other amounts. Adjusted taxable income does not include items of income or expense not allocable to a trade or business, business interest or expense, the deduction for qualified business income, NOLs, and for years prior to 2022, deductions for depreciation, amortization, or depletion. For partnerships, the interest deduction limit is applied at the partnership level, subject to certain adjustments to the partners for unused deduction limitation at the partnership level. Disallowed interest expense is carried forward indefinitely.

A real property trade or business may elect out of this interest limit so long as it uses a 40-year recovery period for nonresidential real property, a 30-year recovery period for residential real property, and a 20-year recovery period for related improvements described below. For this purpose, a real property trade or business is any real property development, redevelopment, construction, reconstruction, acquisition, conversion, rental, operating, management, leasing, or brokerage trade or business. We believe this definition encompasses our business and thus will allow us the option of electing out of the limits on interest deductibility should we determine it is prudent to do so.

Taxpayers that do not use the real property trade or business exception to the business interest deduction limits, may use 39-year and 27.5-year straight line recovery periods for nonresidential real property and residential rental property, respectively, and a general 15-year recovery period for tenant improvements. Also, taxpayers may expense 100% of certain new or used tangible property through 2022, phasing out at 20% for each following year.

The NOL deduction is limited to 80% of taxable income (before the deduction). NOLs may not be carried back, but may be carried forward indefinitely.

As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income, or even to meet the 90% distribution requirement. In such a situation, we may need to borrow funds or, if possible, pay taxable dividends of our capital stock or debt securities.

We may satisfy the 90% distribution test with taxable distributions of our stock or debt securities. The IRS has issued Revenue Procedure 2017-45, authorizing elective cash/stock dividends to be made by publicly offered REITs. Pursuant to Revenue Procedure 2017-45, the IRS will treat the distribution of stock pursuant to an elective cash/stock dividend as a distribution of property under Section 301 of the Code (i.e., a dividend), as long as at least 20% of the total dividend is available in cash and certain other parameters detailed in the Revenue Procedure are satisfied. On November 30, 2021, the IRS issued Revenue Procedure 2021-53, which temporarily reduces (through June 30, 2022) the minimum amount of the distribution that must be available in cash to 10%. Although we have no current intention of paying dividends in our own stock, if in the future we choose to pay dividends in our own stock, our stockholders may be required to pay tax in excess of the cash that they receive.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements

We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our outstanding stock. We intend to comply with these requirements.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “—Gross Income Tests” and “—Asset Tests.”

If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to U.S. federal income tax on our taxable income at regular U.S. federal corporate income tax rates, plus potential penalties and/or interest. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to stockholders. In fact, we would not be required to distribute any amounts to stockholders in that year. In such event, to the extent of our current and accumulated earnings and profits, distributions to stockholders generally would be taxable as ordinary dividend income. Subject to certain limitations of the U.S. federal income tax laws, corporate stockholders might be eligible for the dividends received deduction and domestic non-corporate stockholders might be eligible for the reduced U.S. federal income tax rate of up to 20% on such dividends. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxation of Taxable U.S. Holders

As long as we qualify as a REIT, a taxable U.S. holder must generally take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. For purposes of determining whether a distribution is made out of our current or accumulated earnings and profits, our earnings and profits will be allocated first to our preferred stock dividends, if any, and then to our common stock dividends. Individuals, trusts, and estates generally may deduct 20% of the “qualified REIT dividends” (i.e., REIT dividends other than capital gain dividends and portions of REIT dividends designated as qualified dividend income, which in each case are already eligible for capital gain tax rates) they receive. The deduction for qualified REIT dividends is not subject to the wage and property basis limits that apply to other types of “qualified business income.” However, to qualify for this deduction, the U.S. holder receiving such dividends must hold the dividend-paying REIT stock for at least 46 days (taking into account certain special holding period rules) of the 91-day period beginning 45 days before the stock becomes ex-dividend and cannot be under an obligation to make related payments with respect to a position in substantially similar or related property. The 20% deduction for qualified REIT dividends results in a maximum 29.6% U.S. federal income tax rate on ordinary REIT dividends, not including the 3.8% Medicare tax, discussed below. Without further legislation, the deduction would sunset after 2025.

A U.S. holder will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. holder generally will not qualify for the 20% tax rate for “qualified dividend income.” The maximum tax rate for qualified dividend income received by U.S. holders taxed at individual rates is currently 20%, plus the 3.8% Medicare tax on net investment income, if applicable. The maximum tax rate on qualified dividend income is lower than the maximum tax rates on ordinary income and REIT dividend income, which are currently 37% and 29.6%, respectively. Qualified dividend income generally includes dividends paid by domestic C corporations and certain qualified foreign corporations to U.S. holders that are taxed at individual rates. Because we are not generally subject to U.S. federal income tax on the portion of our REIT taxable income distributed to our stockholders (see “—Taxation of Bluerock Homes” above), our dividends generally will not be eligible for the 20% rate on qualified dividend income. However, as discussed above, REIT dividends constitute “qualified business income,” and thus a 20% deduction is available to individual taxpayers with respect to such dividends, resulting in a maximum U.S. federal tax rate of 29.6%, not including the 3.8% Medicare tax.

A U.S. holder generally will recognize distributions that we designate as capital gain dividends as long-term capital gain without regard to how long the U.S. holder has held our common stock. We generally will designate our capital gain dividends as either 20% or 25% U.S. federal income tax rate distributions. See “—Capital Gains and Losses.” A corporate U.S. holder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

We may elect to retain and pay income tax on the net long-term capital gain that we recognize in a taxable year. In that case, to the extent that we designate such amount in a timely notice to such holder, a U.S. holder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. holder would receive a credit for its proportionate share of the tax we paid. The U.S. holder would increase the basis in its stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

A U.S. holder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. holder’s common stock. Instead, the distribution will reduce the adjusted basis of such stock. A U.S. holder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. holder’s adjusted basis in his or her common stock as long-term capital gain, or short-term capital gain if the shares of the stock have been held for one year or less, assuming the shares of stock are a capital asset in the hands of the U.S. holder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. holder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. holder on December 31 of such year, to the extent of our earnings and profits, provided that we actually pay the distribution during January of the following calendar year.

U.S. holders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of our common stock will not be treated as passive activity income and, therefore, holders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the U.S. holder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of our common stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify U.S. stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain and “qualified REIT dividends.”

Certain U.S. stockholders who are individuals, estates or trusts and whose income exceeds certain thresholds are required to pay a 3.8% Medicare tax. The Medicare tax applies to, among other things, dividends and other income derived from certain trades or business and net gains from the sale or other disposition of property, such as our capital stock, subject to certain exceptions. Our dividends and any gain from the disposition of our stock generally are the type of gain that is subject to the Medicare tax.

Taxation of U.S. Stockholders on the Disposition of Our Common Stock

A U.S. holder who is not a dealer in securities must generally treat any gain or loss realized upon a taxable disposition of our common stock as long-term capital gain or loss if the U.S. holder has held our common stock for more than one year and otherwise as short-term capital gain or loss. In general, a U.S. holder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. holder’s adjusted tax basis. A U.S. holder’s adjusted tax basis generally will equal the U.S. holder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. holder (discussed above) less tax deemed paid on such gains and reduced by any returns of capital. However, a U.S. holder must treat any loss upon a sale or exchange of common stock held by such holder for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. holder treats as long-term capital gain. All or a portion of any loss that a U.S. holder realizes upon a taxable disposition of our common stock may be disallowed if the U.S. holder purchases other shares of our stock within 30 days before or after the disposition.

Capital Gains and Losses

A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal U.S. federal individual income tax rate currently is 37%. The maximum U.S. federal income tax rate on long-term capital gain applicable to non-corporate taxpayers is 20%. The maximum tax rate on long-term capital gain from the sale or exchange of “Section 1250 property,” or depreciable real property, is 25%, to the extent that such gain would have been treated as ordinary income if the property were “Section 1245 property.” Individuals, trusts, and estates whose income exceeds certain thresholds are also subject to a 3.8% Medicare tax on gain from the sale of our common stock.

With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to our non-corporate stockholders at a 20% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for those taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000 ($1,500 for married individuals filing separate returns). A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary U.S. federal corporate income tax rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Taxation of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their UBTI. Although many investments in real estate generate UBTI, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt stockholders generally should not constitute UBTI. However, if a tax-exempt stockholder were to finance (or be deemed to finance) its acquisition of our stock with debt, a portion of the income that it receives from us would constitute UBTI pursuant to the “debt-financed property” rules. Moreover, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the U.S. federal income tax laws are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our capital stock must treat a percentage of the dividends that it receives from us as UBTI. Such percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our capital stock only if:

•	the percentage of our dividends that the tax-exempt trust must treat as UBTI is at least 5%;

•	we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our capital stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our capital stock in proportion to their actuarial interests in the pension trust; and either:

•	one pension trust owns more than 25% of the value of our capital stock; or

•	a group of pension trusts individually holding more than 10% of the value of our capital stock collectively owns more than 50% of the value of our capital stock.

Tax-exempt U.S. stockholders are urged to consult with their tax advisors regarding the U.S. federal, state and local tax consequences of owning our common stock.

Taxation of Non-U.S. Holders

The rules governing U.S. federal income taxation of non-U.S. holders are complex. This section is only a summary of such rules. We urge non-U.S. holders to consult their tax advisors to determine the impact of federal, state, and local income tax laws on the ownership and disposition of our common stock, including any reporting requirements.

Distributions

A non-U.S. holder that receives a distribution that is not attributable to gain from our sale or exchange of a USRPI and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay such distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to U.S. federal income tax on the distribution at graduated rates, in the same manner as U.S. holders are taxed on distributions, and a non-U.S. holder that is a corporation also may be subject to the 30% branch profits tax with respect to that distribution. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. holder unless:

•	a lower treaty rate applies and the non-U.S. holder files an W-8BEN or IRS Form W-8BEN-E, as applicable, evidencing eligibility for that reduced rate with us;

•	the non-U.S. holder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income; or

•	the distribution is treated as attributable to a sale of a USRPI under FIRPTA (discussed below).

A non-U.S. holder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of such distribution does not exceed the adjusted basis of its common stock. Instead, the excess portion of such distribution will reduce the adjusted basis of such stock. A non-U.S. holder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its common stock, if the non-U.S. holder otherwise would be subject to tax on gain from the sale or disposition of its common stock, as described below. We must withhold 15% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we will withhold at a rate of 15% on any portion of a distribution not subject to withholding at a rate of 30%. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, by filing a U.S. tax return, a non-U.S. holder may claim a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

For any year in which we qualify as a REIT, a non-U.S. holder may incur tax on distributions that are attributable to gain from our sale or exchange of a USRPI under FIRPTA. A USRPI includes certain interests in real property and stock in corporations at least 50% of whose assets consist of interests in real property. Under FIRPTA, a non-U.S. holder is taxed on distributions attributable to gain from sales of USRPIs as if such gain were effectively connected with a U.S. business of the non-U.S. holder. A non-U.S. holder thus would be taxed on such a distribution at the normal capital gains rates applicable to U.S. holders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A corporate non-U.S. holder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution.

However, subject to the discussion below regarding distributions to “qualified shareholders” and “qualified foreign pension funds,” under FIRPTA, if our common stock is regularly traded on an established securities market in the United States, capital gain distributions on our common stock that are attributable to our sale of a USRPI will be treated as ordinary dividends rather than as gain from the sale of a USRPI, as long as the non-U.S. holder did not own more than 10% of our common stock at any time during the one-year period preceding the distribution. In such a case, non-U.S. holders generally will be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends.

We believe that our common stock will be regularly traded on an established securities market in the United States following the Separation and Distribution. Our Class C common stock will not be traded on an established securities market in the United States. With respect to our Class C common stock (and our common stock to the extent that it was not regularly traded on an established securities market in the United States), subject to the discussion below regarding distributions to “qualified shareholders” and “qualified foreign pension funds,” capital gain distributions that are attributable to our sale of USRPIs would be subject to tax under FIRPTA, as described above. In such case, we must withhold 21% of any distribution that we could designate as a capital gain dividend. A non-U.S. holder may receive a credit against its tax liability for the amount we withhold. Moreover, if a non-U.S. holder disposes of our common stock during the 30-day period preceding a dividend payment, and such non-U.S. holder (or a person related to such non-U.S. holder) acquires or enters into a contract or option to acquire our common stock within 61 days of the first day of the 30-day period described above, and any portion of such dividend payment would, but for the disposition, be treated as a USRPI capital gain to such non-U.S. holder, then such non-U.S. holder shall be treated as having USRPI capital gain in an amount that, but for the disposition, would have been treated as USRPI capital gain.

Qualified Shareholders

Subject to the exception discussed below, any distribution to a “qualified shareholder” who holds REIT stock directly or indirectly (through one or more partnerships) will not be subject to U.S. tax as income effectively connected with a U.S. trade or business and thus will not be subject to special withholding rules under the Foreign Investment in Real Property Tax Act (“FIRPTA”). While a “qualified shareholder” will not be subject to FIRPTA withholding on REIT distributions, certain investors of a “qualified shareholder” (i.e., non-U.S. persons who hold interests in the “qualified shareholder” (other than interests solely as a creditor), and hold more than 10% of REIT stock (whether or not by reason of the investor’s ownership in the “qualified shareholder”)) may be subject to FIRPTA withholding tax.

A “qualified shareholder” is a foreign person that (i) either is eligible for the benefits of a comprehensive income tax treaty which includes an exchange of information program and whose principal class of interests is listed and regularly traded on one or more recognized stock exchanges (as defined in such comprehensive income tax treaty), or is a foreign partnership that is created or organized under foreign law as a limited partnership in a jurisdiction that has an agreement for the exchange of information with respect to taxes with the United States and has a class of limited partnership units representing greater than 50% of the value of all the partnership units that is regularly traded on the NYSE or NASDAQ markets, (ii) is a qualified collective investment vehicle (defined below), and (iii) maintains records on the identity of each person who, at any time during the foreign person’s taxable year, is the direct owner of 5% or more of the class of interests or units (as applicable) described in clause (i), above.

A “qualified collective investment vehicle” is a foreign person that (i) would be eligible for a reduced rate of withholding under the comprehensive income tax treaty described above, even if such entity holds more than 10% of the stock of such REIT, (ii) is publicly traded, is treated as a partnership under the Code, is a withholding foreign partnership, and would be treated as a U.S. real property holding corporation (“USRPHC”) if it were a domestic corporation, or (iii) is designated as such by the Secretary of the Treasury and is either (a) fiscally transparent within the meaning of section 894 of the Code, or (b) required to include dividends in its gross income, but is entitled to a deduction for distributions to its investors.

Qualified Foreign Pension Funds

Any distribution to a “qualified foreign pension fund” or an entity all of the interests of which are held by a “qualified foreign pension fund” who holds REIT stock directly or indirectly (through one or more partnerships) will not be subject to U.S. tax as income effectively connected with a U.S. trade or business and thus will not be subject to the withholding rules under FIRPTA.

A qualified foreign pension fund is any trust, corporation, or other organization or arrangement (A) which is created or organized under the law of a country other than the United States, (B) which is established to provide retirement or pension benefits to participants or beneficiaries that are current or former employees (or persons designated by such employees) of one or more employers in consideration for services rendered, (C) which does not have a single participant or beneficiary with a right to more than 5% of its assets or income, (D) which is subject to government regulation and provides annual information reporting about its beneficiaries to the relevant tax authorities in the country in which it is established or operates, and (E) with respect to which, under the laws of the country in which it is established or operates, (i) contributions to such organization or arrangement that would otherwise be subject to tax under such laws are deductible or excluded from the gross income of such entity or taxed at a reduced rate, or (ii) taxation of any investment income of such organization or arrangement is deferred or such income is taxed at a reduced rate.

Dispositions

Subject to the discussion below regarding dispositions by “qualified shareholders” and “qualified foreign pension funds,” non-U.S. holders could incur tax under FIRPTA with respect to gain realized upon a disposition of our stock if we are a USRPHC during a specified testing period. If at least 50% of a REIT’s assets are USRPIs, then the REIT will be a USRPHC. We believe that we will be a USRPHC based on our initial portfolio and our investment strategy. However, even if we are a USRPHC, a non-U.S. holder generally would not incur tax under FIRPTA on gain from the sale of our common stock if we are a “domestically controlled qualified investment entity.”

A “domestically controlled qualified investment entity” includes a REIT in which, at all times during a specified testing period, less than 50% in value of its shares are held directly or indirectly by non-U.S. holders. We cannot assure you that this test will be met.

If our common stock is regularly traded on an established securities market, an additional exception to the tax under FIRPTA will be available with respect to a non-U.S. holder’s disposition of such stock, even if we do not qualify as a domestically controlled qualified investment entity at the time the non-U.S. holder sells such stock. Under this additional exception, the gain from such a sale by such a non-U.S. holder will not be subject to tax under FIRPTA if (1) our common stock is treated as being regularly traded under applicable Treasury Regulations on an established securities market and (2) the non-U.S. holder owned, actually or constructively, 10% or less of our common stock at all times during a specified testing period. As noted above, we believe that our common stock will be regularly traded on an established securities market following the Separation and Distribution, but our Class C common stock will not be regularly traded on an established securities market.

In addition, a sale of our shares by a “qualified shareholder” or a “qualified foreign pension fund” who holds our common stock directly or indirectly (through one or more partnerships) will not be subject to U.S. federal income taxation under FIRPTA. While a “qualified shareholder” will not be subject to FIRPTA withholding upon sale of our common stock, certain investors of a “qualified shareholder” (i.e., non-U.S. persons who hold interests in the “qualified shareholder” (other than interests solely as a creditor) that hold more than 10% of REIT stock (whether or not by reason of the investor’s ownership in the “qualified shareholder”)) may be subject to FIRPTA withholding.

If the gain on the sale of shares of our common stock were taxed under FIRPTA, a non-U.S. holder would be taxed on that gain in the same manner as U.S. holders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. In addition, distributions that are subject to tax under FIRPTA also may be subject to a 30% branch profits tax when made to a non-U.S. holder treated as a corporation (under U.S. federal income tax principles) that is not otherwise entitled to treaty exemption. Finally, if we are not a domestically controlled qualified investment entity at the time our common stock is sold and the non-U.S. holder does not qualify for the exemptions described in the preceding paragraph, then under FIRPTA the purchaser of the shares of our common stock also may be required to withhold 15% of the purchase price and remit this amount to the IRS on behalf of the selling non-U.S. holder.

With respect to individual non-U.S. holders, even if not subject to FIRPTA, capital gains recognized from the sale of shares of our common stock will be taxable to such non-U.S. holder if he or she is a non-resident alien individual who is present in the United States for 183 days or more during the taxable year and some other conditions apply, in which case the non-resident alien individual may be subject to a U.S. federal income tax on his or her U.S. source capital gain.

Information Reporting and Backup Withholding

We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at a rate of 24% with respect to distributions.

U.S. Holders. Certain U.S. holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. holder will be subject to backup withholding if such holder is not otherwise exempt and:

•	the holder fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;

•	the holder furnishes an incorrect taxpayer identification number;

•	the applicable withholding agent is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or

•	the holder fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Non-U.S. Holders. Distributions to a non-U.S. holder generally will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. In addition, proceeds of a sale of stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a sale of such stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Medicare Contribution Tax on Unearned Income

Certain U.S. holders that are individuals, estates or trusts are required to pay an additional 3.8% tax on, among other things, dividends on stock and capital gains from the sale or other disposition of stock, subject to certain limitations. U.S. holders should consult their tax advisors regarding the effect, if any, of these rules on the Distribution.

Additional Withholding on Payments Made to Foreign Accounts

Withholding taxes may be imposed under FATCA on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on Bluerock Homes’ common stock or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of Bluerock Homes’ common stock, in each case paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertakes to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually reports certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on Bluerock Homes’ common stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. Because we may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of these withholding rules we may treat the entire distribution as a dividend.

Holders should consult their tax advisors regarding the potential application of withholding under FATCA to the Distribution.

Other Tax Consequences

Tax Aspects of Our Investments in Our Operating Partnership and Subsidiary Partnerships

The following discussion summarizes certain U.S. federal income tax considerations applicable to our direct or indirect investments in our Operating Partnership and any subsidiary partnerships or limited liability companies that we form or acquire (each individually a “Partnership” and, collectively, the “Partnerships”). The discussion does not cover state or local tax laws or any U.S. federal tax laws other than income tax laws.

Classification as Partnerships

We are entitled to include in our income our distributive share of each Partnership’s income and to deduct our distributive share of each Partnership’s losses only if such Partnership is classified for U.S. federal income tax purposes as a partnership (or an entity that is disregarded for U.S. federal income tax purposes if the entity is treated as having only one owner or member for U.S. federal income tax purposes) rather than as a corporation or an association taxable as a corporation. An unincorporated entity with at least two owners or members will be classified as a partnership, rather than as a corporation, for U.S. federal income tax purposes if it:

•	is treated as a partnership under the Treasury Regulations relating to entity classification (the “check-the-box regulations”); and

•	is not a “publicly-traded partnership.”

Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership (or an entity that is disregarded for U.S. federal income tax purposes if the entity is treated as having only one owner or member for U.S. federal income tax purposes) for U.S. federal income tax purposes. We intend for our Operating Partnership to be classified as a partnership for U.S. federal income tax purposes and will not cause our Operating Partnership to elect to be treated as an association taxable as a corporation under the check-the-box regulations.

A publicly-traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly-traded partnership will not, however, be treated as a corporation for any taxable year if, for each taxable year beginning after December 31, 1987 in which it was classified as a publicly-traded partnership, 90% or more of the partnership’s gross income for such year consists of certain passive-type income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends (the “90% passive income exception”). Treasury Regulations provide limited safe harbors from the definition of a publicly-traded partnership. Pursuant to one of those safe harbors (the “private placement exclusion”), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act, and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in such partnership only if (x) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (y) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. We expect that our Operating Partnership and any other partnership in which we own an interest will qualify for the private placement exception.

We have not requested and do not intend to request a ruling from the IRS that our Operating Partnership will be classified as a partnership for U.S. federal income tax purposes. If for any reason our Operating Partnership were taxable as a corporation, rather than as a partnership, for U.S. federal income tax purposes, we likely would not be able to qualify as a REIT unless we qualified for certain relief provisions. See “—Gross Income Tests” and
“—Asset Tests.” In addition, any change in a Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “—Distribution Requirements.” Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, such Partnership would be required to pay tax at U.S. federal corporate income tax rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership’s taxable income.

Income Taxation of the Partnerships and their Partners

Partners, Not the Partnerships, Subject to Tax

A partnership is not a taxable entity for U.S. federal income tax purposes. Rather, we are required to take into account our allocable share of each Partnership’s income, gains, losses, deductions, and credits for any taxable year of such Partnership ending within or with our taxable year, without regard to whether we have received or will receive any distribution from such Partnership. Nonetheless, a partnership is liable for paying tax assessed pursuant to an audit adjustment unless the partnership elects to pass through such adjustments to its partners.

Partnership Allocations

Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of the U.S. federal income tax laws governing partnership allocations. If an allocation is not recognized for U.S. federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership’s allocations of taxable income, gain, and loss are intended to comply with the requirements of the U.S. federal income tax laws governing partnership allocations.

Tax Allocations With Respect to Partnership Properties

Income, gain, loss, and deduction attributable to appreciate or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss (“built-in gain” or “built-in loss”) is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a “book-tax difference”). Any property purchased for cash initially will have an adjusted tax basis equal to its fair market value, resulting in no book- tax difference.

Allocations with respect to book-tax differences are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The U.S. Treasury Department has issued regulations requiring partnerships to use a “reasonable method” for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods. Under certain available methods, the carryover basis of contributed properties in the hands of our Operating Partnership (1) could cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if all contributed properties were to have a tax basis equal to their fair market value at the time of the contribution and (2) in the event of a sale of such properties, could cause us to be allocated taxable gain in excess of the economic or book gain allocated to us as a result of such sale, with a corresponding benefit to the contributing partners. An allocation described in clause (2) above might cause us to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect our ability to comply with the REIT distribution requirements and may result in a greater portion of our distributions being taxed as dividends. We have not yet decided what method will be used to account for book-tax differences.

Sale of a Partnership’s Property

Generally, any gain realized by a Partnership on the sale of property held by the Partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Under Section 704(c) of the Code, any gain or loss recognized by a Partnership on the disposition of contributed properties will be allocated first to the partners of the Partnership who contributed such properties to the extent of their built-in gain or loss on those properties for U.S. federal income tax purposes. The partners’ built-in gain or loss on such contributed properties will equal the difference between the partners’ proportionate share of the book value of those properties and the partners’ tax basis allocable to those properties at the time of the contribution as reduced for any decrease in the “book-tax difference.” See “—Income Taxation of the Partnerships and their Partners—Tax Allocations With Respect to Partnership Properties.” Any remaining gain or loss recognized by the Partnership on the disposition of the contributed properties, and any gain or loss recognized by the Partnership on the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the Partnership.

Our share of any gain realized by a Partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon our ability to satisfy the income tests for REIT qualification. See “—Gross Income Tests.” We do not presently intend to acquire or hold or allow any Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or such Partnership’s trade or business.

Partnership Audit Rules

Under the Bipartisan Budget Act of 2015, any audit adjustment to items of income, gain, loss, deduction or credit of a partnership (and any partner’s distributive share thereof) is determined, and taxes, interest or penalties attributable thereto are assessed and collected, at the partnership level. It is possible that these rules could result in a Partnership being required to pay additional taxes, interest and penalties as a result of an audit adjustment, and we, as a direct or indirect partner of those Partnerships, could be required to bear the economic burden of those taxes, interest and penalties even though we, as a REIT, may not otherwise have been required to pay additional corporate-level taxes as a result of the related audit adjustment. The implementation of these rules is in many respects dependent on the promulgation of future regulations or other guidance by the U.S. Treasury Department. Holders are urged to consult their tax advisors with respect to these changes and their potential impact on their ownership of our common stock.

Legislative or Other Actions Affecting REITs

The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time, which could affect the U.S. federal income tax treatment of an investment in our common stock. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department, which may result in statutory changes as well as revisions to regulations and interpretations. Additionally, several of the tax considerations described herein are currently under review and are subject to change. Holders are urged to consult with their tax advisors regarding the effect of potential changes to the U.S. federal tax laws on an investment in our common stock.

State and Local Taxes

We and/or you may be subject to taxation by various states and localities, including those in which we or a stockholder transacts business, owns property or resides. The state and local tax treatment may differ from the U.S. federal income tax treatment described above. Consequently, you should consult your tax advisor regarding the effect of state and local tax laws upon an investment in our common stock.

SHARES ELIGIBLE FOR FUTURE SALE

General

Prior to the Distribution, there will be no market for our common shares. Therefore, future sales of substantial amounts of our common shares in the public market could adversely affect prevailing market prices.

Upon completion of the Distribution, we will have common shares outstanding and common shares reserved for issuance upon redemption of OP units of Bluerock Residential Holdings. In addition, we will have shares of common stock reserved for issuance to directors, executive officers, employees and other individuals who provide services to us that, if and when such shares are issued, may be subject in whole or in part to vesting requirements or the lapsing of restrictions.

The common shares distributed to Bluerock Residential shareholders will be freely transferable, except for shares received by persons who may be deemed to be Bluerock Homes “affiliates” under the Securities Act. Persons who may be deemed to be affiliates of Bluerock Homes after the Separation generally include individuals or entities that control, are controlled by or are under common control with Bluerock Homes and may include directors and certain officers or principal shareholders of Bluerock Homes. Bluerock Homes affiliates will be permitted to sell their Bluerock Homes common shares only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemptions afforded by Rule 144.

Redemption Rights

Pursuant to the partnership agreement of our Operating Partnership, persons that own OP units, other than us or our subsidiaries, will have the right to redeem their units. When an OP unitholder exercises this right with respect to OP units, the Operating Partnership must redeem the OP units for cash or, at our option, shares of our common stock, on a one-for-one basis subject to certain adjustments and the terms and conditions of the partnership agreement. These redemption rights generally may be exercised by the limited partners one year following the issuance of the OP units. Please refer to “Partnership Agreement—Redemption Rights of Qualifying Parties.” Any amendment to the partnership agreement that would affect these redemption rights would require our consent as general partner and the consent of all limited partners adversely affected.

Rule 144

Any “restricted” securities under the meaning of Rule 144 of the Securities Act may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including exemptions contained in Rule 144.

In general, under Rule 144 as currently in effect, if six months have elapsed since the date of acquisition of restricted shares from us or any of our affiliates, the holder of such restricted shares can sell such shares; provided that the number of shares sold by such person within any three-month period cannot exceed the greater of 1% of the total number of shares of our common equity then outstanding or the average weekly trading volume of our common equity on the NYSE American during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates also are subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

Grants Under Our Equity Compensation Plan

For additional information on the equity compensation plan expected to be adopted by Bluerock Homes prior to the completion of the Separation, see “Management — Awards Under the BHM Incentive Plans.”

PARTNERSHIP AGREEMENT

A summary of the material terms and provisions of the Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership, as amended, including as amended by the Thirteenth Amendment to the Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership, which we refer to as the “partnership agreement,” is set forth below. The following summary does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and the partnership agreement, which will be in effect prior to the Distribution. For more detail, please refer to the partnership agreement itself, a copy of which is filed with the SEC and is incorporated by reference as an exhibit to the registration statement on Form 10 of which this information statement is a part. For purposes of this section, references to “we,” “our,” “us,” “our company” and the “general partner” refer to Bluerock Homes, in our capacity as the general partner of our Operating Partnership. See the section entitled “Where You Can Find More Information.”

General

Our Operating Partnership was formed as a Delaware limited partnership on August 8, 2008 and prior to the Separation was the Operating Partnership of Bluerock Residential. Substantially all of our assets will be held by, and substantially all of our operations will be conducted through, our Operating Partnership. Prior to or as of the Distribution, the Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership will be amended by the Thirteenth Amendment thereto. Pursuant to the partnership agreement, we will be the sole general partner of the Operating Partnership.

As the sole general partner of our Operating Partnership, we will have full, exclusive and complete responsibility and discretion in the management and control of our Operating Partnership, including the ability to cause our Operating Partnership to enter into certain major transactions, including acquisitions, dispositions, and refinancings, select tenants for our properties, enter into leases for our properties, make distributions to partners, and cause changes in our Operating Partnership’s business activities.

Limited partners other than us will own approximately 66% of our Operating Partnership following the Separation and Distribution. The limited partners of our Operating Partnership will have no authority in their capacity as limited partners to transact business for, or participate in the management activities or decisions of, our Operating Partnership except as required by applicable law. Consequently, we, by virtue of our position as the sole general partner, will control the assets and business of our Operating Partnership.

In the partnership agreement, the limited partners of our Operating Partnership will expressly acknowledge that we, as general partner, are acting for the benefit of our Operating Partnership, the limited partners and our stockholders, collectively. Except as further described below, neither we nor our board of directors will be under any obligation to give priority to the separate interests of the limited partners in deciding whether to cause our Operating Partnership to take or decline to take any actions. In particular, we will be under no obligation to consider any tax consequences to limited partners when making decisions for the benefit of our Operating Partnership. If there is a conflict between the interests of our stockholders, on the one hand, and the interests of the limited partners, on the other, we will endeavor in good faith to resolve the conflict in a manner not adverse to either our stockholders or the limited partners; provided, however, that for so long as we own a controlling interest in our Operating Partnership, we will agree to resolve any conflict that cannot be resolved in a manner not adverse to either our stockholders or the limited partners in favor of our stockholders. We will not be liable under the partnership agreement to our Operating Partnership or to any limited partner for monetary damages for losses sustained, liabilities incurred, or benefits not derived by limited partners in connection with such decisions so long as we have acted in good faith.

Organization and Capital Contributions

As of January 1, 2022, approximately 70% of our Operating Partnership is owned by Bluerock Residential through its wholly owned subsidiary, Holdings LLC. In connection with the Separation, the limited partnership interest held by Holdings LLC and the general partner interest held by Bluerock Residential in our Operating Partnership will be contributed to us.

Following the Separation and Distribution, we will be considered an umbrella partnership real estate investment trust (an “UPREIT”). An UPREIT is a structure that allows REITs the ability to acquire real property from sellers on a tax-deferred basis (to the sellers), as sellers can generally defer taxable gain that otherwise would be required to be recognized by them upon the disposition of their property when such property is exchanged for interests in an operating partnership. Such sellers may also desire to achieve diversity in their investment and other benefits afforded to stockholders in a REIT. We believe that our Operating Partnership has been, and will continue to be, treated as a partnership for U.S. federal income tax purposes. As a result, our proportionate share of the assets and income of our Operating Partnership will be deemed to be assets and income of Bluerock Homes for purposes of satisfying the asset and gross income tests for qualification as a REIT.

We will be obligated to contribute the net proceeds of any future offering of shares as additional capital to our Operating Partnership and will be deemed to have made additional capital contributions in the amount of the gross offering proceeds we receive. If we contribute additional capital to our Operating Partnership, we will receive additional OP units and our percentage interest will be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of our Operating Partnership at the time of such contributions. Conversely, the percentage interests of the limited partners will be decreased on a proportionate basis in the event of additional capital contributions by us. The partnership agreement will provide that if our Operating Partnership requires additional funds at any time in excess of funds available to our Operating Partnership from cash flow, borrowings by our Operating Partnership or capital contributions, we may borrow such funds from a financial institution or other lenders and lend such funds to our Operating Partnership on the same terms and conditions as are applicable to our borrowing of such funds. In addition, if we contribute additional capital to our Operating Partnership, we will revalue the property of our Operating Partnership to its fair market value (as determined by us) and the capital accounts of the partners will be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property (that has not been reflected in the capital accounts previously) would be allocated among the partners under the terms of the partnership agreement, if there were a taxable disposition of such property for its fair market value (as determined by us) on the date of the revaluation.

Classes of Partnership Units

Subject to our discretion as general partner to create additional classes of limited partnership interests, our Operating Partnership will have two classes of limited partnership interests. These classes will be the OP units and the LTIP units. See “—LTIP Units” below. Certain OP units will be designated as “C-OP Units” and certain LTIP units will be designated as “C-LTIP Units.” In calculating the percentage interests of our Operating Partnership’s limited partners, holders of LTIP units will be treated as holders of OP units and LTIP units will be treated as OP units.

We expect that our Operating Partnership will issue OP units to limited partners, including us, in exchange for capital contributions of cash or property, including in connection with the contribution of the net proceeds of any future offering of our shares, as described above, and that our Operating Partnership will issue LTIP units, pursuant to the BHM Incentive Plans, to persons (including our Manager, directors and employees) or entities who provide services to us. In addition, our Operating Partnership will issue C-LTIP Units to our Manager pursuant to the Management Agreement. One half of each quarterly installment of each of the base management fee and the incentive fee under the Management Agreement will be payable in C-LTIP Units, and the remainder of each of the management fee and the incentive fee will be payable in cash or in C-LTIP Units, at the election of our board of directors. Additional C-LTIP Units will also be issuable to our executive officers or other service providers of Bluerock Homes at the discretion of our board of directors.

As general partner, we may cause our Operating Partnership to issue additional OP units or LTIP units for any consideration, or we may cause the creation of a new class of limited partnership interests, at our sole and absolute discretion. As general partner, we may elect to issue LTIP units subject to vesting agreements, which may provide that a recipient’s rights in such LTIP units vest over time, vest based upon our company’s performance or vest based upon any other conditions that we determine. The only difference between vested and unvested LTIP units is that unvested LTIP units may not be converted into OP units. Taking these differences into account, when we refer to “Partnership Units,” we are referring to OP units and vested and unvested LTIP units collectively.

Amendments to the Partnership Agreement

Amendments to the partnership agreement may be proposed by us, as general partner, or by limited partners holding 66 2/3% or more of all of the outstanding OP units and LTIP units held by limited partners other than us.

Generally, the partnership agreement will not be able to be amended, modified, or terminated without our approval and the written consent of limited partners holding more than 66 2/3% of all of the outstanding Partnership Units held by limited partners other than us if such actions would adversely affect the rights, privileges and protections afforded to the limited partners under the partnership agreement. As general partner, we will have the power to unilaterally make certain amendments to the partnership agreement without obtaining the consent of the limited partners, as may be necessary to:

•	add to our obligations as general partner or surrender any right or power granted to us as general partner for the benefit of the limited partners;

•	reflect the issuance of additional Partnership Units or the admission, substitution, termination or withdrawal of partners in accordance with the terms of the partnership agreement;

•	set forth or amend the designations, rights, powers, duties, and preferences of the holders of any additional Partnership Units issued by our Operating Partnership;

•	reflect a change of an inconsequential nature that does not adversely affect the limited partners in any material respect, or cure any ambiguity, correct or supplement any provisions of the partnership agreement not inconsistent with law or with other provisions of the partnership agreement, or make other changes concerning matters under the partnership agreement that will not otherwise be inconsistent with the partnership agreement or law;

•	reflect changes that are reasonably necessary for us to qualify and maintain our qualification as a REIT;

•	modify the manner in which capital accounts are computed;

•	include provisions referenced in future federal income tax guidance relating to compensatory partnership interests that we determine are reasonably necessary in respect of such guidance; or

•	satisfy any requirements, conditions or guidelines of federal or state law.

Amendments that would, among other things, convert a limited partner’s interest into a general partner’s interest, modify the limited liability of a limited partner, adversely alter a partner’s right to receive any distributions or allocations of profits or losses or adversely alter or modify the redemption rights, or alter the protections of the limited partners in connection with the transactions described in “—Restrictions on Mergers, Sales, Transfers and Other Significant Transactions” must be approved by each limited partner that would be adversely affected by such amendment.

In addition, we, as general partner, will not be permitted to do any of the following except as expressly authorized in the partnership agreement:

•	without the written consent of limited partners holding more than 66 2/3% of all of the outstanding Partnership Units held by limited partners other than us, take any action in contravention of an express prohibition or limitation contained in the partnership agreement;

•	enter into or conduct any business other than in connection with our role as general partner of our Operating Partnership and our operation as a REIT;

•	acquire an interest in real or personal property other than through our Operating Partnership; or

•	except as described in “—Restrictions on Mergers, Sales, Transfers and Other Significant Transactions,” withdraw from our Operating Partnership or transfer any portion of our general partnership interest.

Restrictions on Mergers, Sales, Transfers and Other Significant Transactions

We will not be able to voluntarily withdraw from our Operating Partnership or transfer or assign our general partnership interest in our Operating Partnership or engage in any merger, consolidation or other combination, or sale of all, or substantially all, of our assets in a transaction which results in a change of control of Bluerock Homes (as general partner) unless:

•	we receive the consent of limited partners holding more than 50% of the Partnership Units held by the limited partners (other than those held by us or our subsidiaries);

•	as a result of such a transaction, all limited partners (other than us or our subsidiaries) holding Partnership Units will receive for each Partnership Unit an amount of cash, securities or other property equal in value to the amount of cash, securities or other property they would have received if their Partnership Units had been converted into shares of our common stock immediately prior to such transaction, provided that, if, in connection with the transaction, a purchase, tender or exchange offer shall have been made to, and accepted by, the holders of more than 50% of the outstanding shares of our common stock, each holder of OP units (other than us or our subsidiaries) shall be given the option to exchange such OP units for the greatest amount of cash, securities or other property that a limited partner would have received had it (A) exercised its redemption right (described below) and (B) sold, tendered or exchanged pursuant to the offer shares of our common stock received upon exercise of the redemption right immediately prior to the expiration of the offer; or

•	we are the surviving entity in the transaction and either (A) our stockholders do not receive cash, securities or other property in the transaction or (B) all limited partners (other than us or our subsidiaries) receive for each Partnership Unit an amount of cash, securities or other property having a value that is no less than the greatest amount of cash, securities or other property received in the transaction by our stockholders.

We will be able to merge or consolidate with another entity, if immediately after such merger or consolidation, (i) substantially all of the assets of the successor or surviving entity, other than OP units held by us, are contributed, directly or indirectly, to our Operating Partnership as a capital contribution in exchange for OP units with a fair market value equal to the value of the assets so contributed as determined by the survivor in good faith and (ii) the survivor in such merger or consolidation expressly agrees to assume all of our obligations under our partnership agreement and such partnership agreement is amended after any such merger or consolidation so as to arrive at a new method of calculating the amounts payable upon exercise of conversion or redemption rights that approximates the existing method for such calculation as closely as reasonably possible.

We also will be able to (i) transfer all or any portion of our general partnership interest to (A) a wholly owned subsidiary or (B) a parent company, and following such transfer may withdraw as the general partner and (ii) engage in a transaction required by law or by the rules of any national securities exchange on which shares of our common stock are listed.

Limited partners may not transfer their Partnership Units without our consent, as our Operating Partnership’s general partner.

Issuance of Additional Limited Partnership Interests

As the sole general partner of our Operating Partnership, we will be authorized, without the consent of the limited partners, to cause our Operating Partnership to issue additional limited partnership interests to us, to other limited partners or to other persons for such consideration and on such terms and conditions as we deem appropriate. If additional limited partnership interests are issued to us, then, unless the additional limited partnership interests are issued in connection with a contribution of property to our Operating Partnership, we will be required to (1) issue additional shares of our common stock and contribute to our Operating Partnership the entire proceeds received by us from such issuance or (2) issue additional limited partnership interests to all limited partners in proportion to their respective interests in our Operating Partnership. In addition, we will be able to cause our Operating Partnership to issue to us additional limited partnership interests in different series or classes, which may be senior to the existing Partnership Units, in connection with an offering of our securities having substantially similar rights, in which the proceeds thereof are contributed to our Operating Partnership. Consideration for additional limited partnership interests may be cash or other property or assets. No person, including any partner or assignee, will have any preemptive, preferential or similar rights with respect to additional capital contributions to our Operating Partnership or the issuance or sale of any partnership interests therein.

Our Operating Partnership may issue limited partnership interests that are OP units, limited partnership interests that are preferred as to distributions and upon liquidation to our OP units, LTIP units, and other types of units with such rights and obligations as may be established by us, as the sole general partner of our Operating Partnership, from time to time.

Redemption Rights

Pursuant to the partnership agreement, any holders of OP units, other than us or our subsidiaries, will receive redemption rights, which will enable them to cause our Operating Partnership to redeem their OP units in exchange for, in the case of C-OP Units, cash, or, at our option, shares of our Class C common stock, and, in the case of all other OP Units, cash or, at our option, shares of our common stock. The cash redemption amount per share of common stock will be based, in the case of C-OP Units, on the fair market value as determined by us acting in good faith, and in the case of all other OP Units, on the market price of our common stock at the time of redemption, in each case, multiplied by the conversion ratio set forth in our partnership agreement. Alternatively, we may elect to purchase the OP units by issuing shares of the applicable class of our common stock for OP units, based on the conversion ratio set forth in our partnership agreement.

The conversion ratio will initially be one to one (1:1), but will be adjusted based on certain events including: (i) any distribution in shares of our common stock to holders of our outstanding common stock, (ii) any subdivision of our outstanding common stock, or (iii) any reverse split of our outstanding shares of common stock into a smaller number of shares. Notwithstanding the foregoing, a limited partner will not be entitled to exercise its redemption rights if the delivery of shares of our common stock to the redeeming limited partner would:

•	result in any person owning, directly or indirectly, shares of our common stock in excess of the stock ownership limits in our charter;

•	result in our common stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution);

•	result in our being “closely held” within the meaning of Section 856(h) of the Code;

•	cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant (other than a TRS) of ours, our Operating Partnership’s or a subsidiary partnership’s real property, within the meaning of Section 856(d)(2)(B) of the Code;

•	cause us to fail to qualify as a REIT under the Code; or

•	cause the acquisition of our common stock by such redeeming limited partner to be “integrated” with any other distribution of common stock for purposes of complying with the registration provisions of the Securities Act.

We may, in our sole and absolute discretion, waive certain of these restrictions.

Subject to the foregoing, limited partners of our Operating Partnership holding OP units will be able to exercise their redemption rights (x) at any time, with respect to OP units held by such limited partners at the time of the Separation and Distribution, and (y) after one year following the date of issuance of their OP units, with respect to OP units acquired by limited partners after the Separation and Distribution. However, a limited partner will not be permitted to deliver more than two notices of redemption during each calendar year (subject to the terms of any agreement between us, as general partner, and a limited partner) and will not be permitted to exercise its redemption right for less than 1,000 OP units (unless such limited partner holds less than 1,000 OP units, in which case, it must exercise its redemption right for all of its OP units). In the event a limited partner of our Operating Partnership exercises its redemption rights, and we elect to redeem the OP units by the issuance of shares of our common stock, we expect to issue unregistered shares, or shares that will be registered after completion of our first underwritten public offering, if any, in connection with any such redemption transaction.

Exculpation and Indemnification of the General Partner

The partnership agreement provides for the indemnification of us as the general partner, and of our officers, directors and employees and any other persons we may designate from and against any and all claims that relate to the operations of our Operating Partnership as set forth in the partnership agreement in which any such indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless it is established that:

•	the act or omission of the indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty;

•	the indemnitee actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the indemnitee had reasonable cause to believe that the act or omission was unlawful.

Similarly, the partnership agreement provides that we are not liable to our Operating Partnership or any partner for monetary damages for losses sustained or liabilities incurred as a result of errors in judgment or mistakes of fact or law or of any act or omission if any such party acted in good faith.

In addition, the partnership agreement provides that any such indemnification of any such indemnitee shall be made only out of the assets of our Operating Partnership. Our Operating Partnership must also pay or reimburse the reasonable expenses of any such indemnitee in advance of a final disposition of the proceeding upon its receipt of a written affirmation by the indemnitee of the indemnitee’s good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking by or on behalf of the indemnitee to repay any amounts paid or advanced if it is ultimately determined that the indemnitee did not meet the standard of conduct for indemnification.

Pursuant to the partnership agreement, the limited partners of our Operating Partnership expressly acknowledge that as the general partner of our Operating Partnership, we are acting for the benefit of our Operating Partnership, the limited partners and our stockholders collectively, and that in such capacity we are under no obligation to consider the separate interests of the limited partners (including, without limitation, the tax consequences to some or all of the limited partners) in deciding whether to cause our Operating Partnership to take, or decline to take, any actions. The partnership agreement provides that in the event of a conflict between the interests of our stockholders on the one hand, and the limited partners of our Operating Partnership on the other hand, we as the general partner will endeavor in good faith to resolve the conflict in a manner not adverse to either our stockholders or the limited partners; provided, however, that so long as we own a controlling interest in our Operating Partnership, any such conflict that we, in our capacity as the general partner, in our sole and absolute discretion, determine cannot be resolved in a manner not adverse to either our stockholders or the limited partners of our Operating Partnership will be resolved in favor of our stockholders, and that we will not be liable for monetary damages for losses sustained, liabilities incurred or benefits not derived by the limited partners in connection with such decisions.

No Removal of the General Partner

We may not be removed as general partner by the limited partners with or without cause.

Registration Rights

Pursuant to the terms of our partnership agreement, one year after the Distribution and subject to certain further conditions as set forth in the partnership agreement, we will be obligated to file a registration statement covering the issuance or resale of shares of common stock received by limited partners who held their Partnership Units as of the date of the partnership agreement (including their transferees and assigns) upon such limited partners’ redemption of their OP units, under which we will agree:

•	to use our commercially reasonable efforts to have the registration statement declared effective;

•	to register or qualify such shares under the securities or blue sky laws of such jurisdictions within the United States as required by law;

•	to list our shares of common stock issued pursuant to the exercise of redemption rights on any securities exchange or national market system upon which our shares of common stock are then listed; and

•	to indemnify limited partners exercising redemption rights against all losses caused by any untrue statement of a material fact contained in the registration statement, preliminary prospectus or prospectus or caused by any omission to state a material fact required to be stated or necessary to make the statements therein not misleading, except insofar as such losses are caused by any untrue statement or omission based upon information furnished to us by such limited partners.

As a condition to our obligations with respect to such registration, each limited partner will agree:

•	that it will not offer or sell shares of common stock that are issued upon redemption of its OP units until such shares have been included in an effective registration statement;

•	that, if we determine in good faith that registration of shares for resale would require the disclosure of important information that we have a business purpose for preserving as confidential, the registration rights of each limited partner will be suspended until we notify such limited partners that suspension of their registration rights is no longer necessary (so long as we do not suspend their rights for more than 180 days in any 12-month period); and

•	that if we propose an underwritten public offering, it will agree not to effect any offer, sale or distribution of our shares of common stock during the period commencing on the tenth day prior to the expected effective date of a registration statement filed with respect to the public offering or commencement date of a proposed offering and ending on the date specified by the managing underwriter for such offering; and to indemnify us and each of our officers, directors and controlling persons against all losses caused by any untrue statement or omission contained in (or omitted from) any registration statement based upon information furnished to us by such limited partner.

Subject to certain exceptions, our Operating Partnership will pay all expenses in connection with the exercise of registration rights under our partnership agreement.

LTIP Units

In general, LTIP units (including C-LTIP Units) will receive the same per-unit distributions as the OP units. When issued, each LTIP unit will have a capital account balance of zero and, therefore, will not have full parity with OP units with respect to liquidating distributions. However, our partnership agreement will provide that our Operating Partnership’s assets will be revalued upon the occurrence of certain events and any resulting increase in valuation will be allocated first to the LTIP unitholders to equalize the capital accounts of such holders with the capital account of the general partner’s OP units.

Upon equalization of the capital accounts of the LTIP unitholders with the average per-unit capital account of the general partner’s OP units, the LTIP units will achieve full parity with OP units for all purposes, including with respect to liquidating distributions. If such parity is reached, vested LTIP units may be converted into an equal number of OP units at any time, and thereafter enjoy all the rights of OP units. C-LTIP Units may only be converted into C-OP Units and all other LTIP Units may only be converted into common OP Units. If a sale or revaluation of assets occurs at a time when our Operating Partnership’s assets have appreciated sufficiently since the last revaluation, the LTIP units would achieve full parity with the OP units upon such sale or revaluation. In the absence of sufficient appreciation in the value of our Operating Partnership’s assets at the time of a sale or revaluation, full parity would not be reached.

Consequently, an LTIP unit may never become convertible because the value of our Operating Partnership’s assets may not appreciate sufficiently between revaluations to equalize capital accounts. Until and unless parity is reached, the value for a given number of vested LTIP units will be less than the value of an equal number of our shares of common stock.

Operations

Our partnership agreement will require that our Operating Partnership be operated in a manner that will (1) enable us to satisfy the requirements for qualification as a REIT for tax purposes and avoid any U.S. federal income or excise tax liability, and (2) ensure that our Operating Partnership will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Code, which classification could result in our Operating Partnership being taxed as a corporation, rather than as a partnership, for U.S. federal income tax purposes.

Rights, Obligations and Powers of the General Partner

As our Operating Partnership’s general partner, generally we will have complete and exclusive discretion to manage and control our Operating Partnership’s business and to make all decisions affecting its assets. This authority generally will include, among other things, the authority to:

•	acquire, purchase, own, operate, lease and dispose of any real property and any other property;

•	construct buildings and make other improvements on owned or leased properties;

•	authorize, issue, sell, redeem or otherwise purchase any OP units or any securities of the Operating Partnership;

•	borrow or lend money;

•	make or revoke any tax election;

•	maintain insurance coverage in amounts and types as we determine is necessary;

•	retain employees or other service providers;

•	form or acquire interests in joint ventures; and

•	merge, consolidate or combine our Operating Partnership with another entity.

In addition to the administrative and operating costs and expenses incurred by our Operating Partnership, our Operating Partnership generally will pay all of our administrative costs and expenses, including:

•	all expenses relating to our continuity of existence and our subsidiaries’ operations;

•	all expenses relating to offerings and registration of securities;

•	all expenses associated with the preparation and filing of any of our periodic or other reports and communications under U.S. federal, state or local laws or regulations;

•	all expenses associated with our compliance with laws, rules and regulations promulgated by any regulatory body; and

•	all of our other operating or administrative costs incurred in the ordinary course of business on behalf of our Operating Partnership.

These expenses, however, do not include any of our administrative and operating costs and expenses incurred that are attributable to properties or interests in subsidiaries that are owned by us directly rather than by our Operating Partnership or its subsidiaries, if any.

Fiduciary Responsibilities of the General Partner

Our directors and officers will have duties under applicable Maryland law to manage us in a manner consistent with the best interests of our stockholders. At the same time, we, as the general partner of our Operating Partnership, will have fiduciary duties to manage our Operating Partnership in a manner beneficial to our Operating Partnership and its partners. Our duties, as general partner to our Operating Partnership and its limited partners, therefore, may come into conflict with the duties of our directors and officers to our stockholders. In the event that a conflict of interest exists between the interests of our stockholders, on the one hand, and our Operating Partnership’s limited partners, on the other, we will endeavor in good faith to resolve the conflict in a manner not adverse to either our stockholders or such limited partners. However, any such conflict that we determine cannot be resolved in a manner not adverse to either our stockholders or such limited partners shall be resolved in favor of our stockholders. The limited partners of our Operating Partnership will acknowledge expressly that in the event of such a determination by us, as the general partner of our Operating Partnership, we will not be liable to such limited partners for losses sustained or benefits not realized in connection with, or as a result of, such a determination.

Distributions; Allocations of Profits and Losses

Our partnership agreement will provide that our Operating Partnership will distribute cash from operations at times and in amounts determined by us, as the sole general partner of our Operating Partnership, in our sole discretion, to the partners, in accordance with their respective percentage interests in our Operating Partnership. We will cause our Operating Partnership to distribute annually to us amounts sufficient to allow us to satisfy the annual distribution requirements necessary for us to qualify and maintain our qualification as a REIT, currently 90%, of our REIT taxable income (determined without regard to the deduction for dividends paid and excluding net capital gains). We generally intend to cause our Operating Partnership to distribute annually to us an amount equal to at least 100% of our taxable income, which we will then distribute to our stockholders. To the extent that we distribute at least 90% our REIT taxable income (determined without regard to the deduction for dividends paid and excluding net capital gains), but less than 100% of our taxable income, we will be subject to U.S. federal income tax on such undistributed amount.

Upon liquidation of our Operating Partnership, after payment of, or adequate provision for, debts and obligations of our Operating Partnership, including any partner loans, any remaining assets of our Operating Partnership will be distributed to all partners with positive capital accounts in accordance with their respective positive capital account balances. If any partner has a deficit balance in its capital account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), such partner shall have no obligation to make any contribution to the capital of our Operating Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to our Operating Partnership or to any other person for any purpose whatsoever.

Income, expenses, gains and losses of our Operating Partnership will generally be allocated among the partners in a manner consistent with the distribution of cash described in “—Distributions; Allocations of Profits and Losses” above. Upon the occurrence of certain specified events, as described in “ —LTIP Units” above, our Operating Partnership will revalue its assets and any net increase in valuation will be allocated first to the LTIP units to equalize the capital accounts of such holders with the capital accounts of OP units. All of the foregoing allocations are subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and the Treasury Regulations thereunder. To the extent that Treasury Regulations promulgated pursuant to Section 704(c) of the Code permit, we, as the general partner, will have the authority to elect the method to be used by our Operating Partnership for allocating items with respect to contributed property acquired in connection with any future offering for which fair market value differs from the adjusted tax basis at the time of contribution, and such election will be binding on all partners.

Term and Termination

Our Operating Partnership will continue indefinitely, or until sooner dissolved upon:

•	our bankruptcy, dissolution, removal or withdrawal (unless the limited partners elect to continue the partnership);

•	the passage of 90 days after the sale or other disposition of all, or substantially all, of the assets of the partnership;

•	the redemption of all limited partnership interests (other than those held by us or our subsidiaries) unless we decide to continue the partnership by the admission of one or more limited partners; or

•	an election by us in our capacity as the general partner.

Tax Matters

Our partnership agreement will provide that we, as the sole general partner of our Operating Partnership, will be the “partnership representative” of our Operating Partnership and, as such, will have authority to handle tax audits and to make tax elections under the Code on behalf of our Operating Partnership.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form 10 with the SEC with respect to the Bluerock Homes common stock being distributed as contemplated by this information statement. This information statement is a part of, and does not contain all of the information set forth in, the registration statement and the exhibits and schedules to the registration statement. For further information with respect to Bluerock Homes and its common stock, please refer to the registration statement, including its exhibits and schedules. Statements made in this information statement relating to any contract or other document are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement, including its exhibits and schedules, on the Internet website maintained by the SEC at www.sec.gov. Information contained on any website referenced in this information statement is not incorporated by reference in this information statement.

As a result of the Distribution, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, will file periodic reports, proxy statements and other information with the SEC.

We plan to make available, free of charge, on Bluerock Homes’ Internet website at www.bluerockhomes.com its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, reports filed pursuant to Section 16 of the Exchange Act and amendments to those reports as soon as reasonably practicable after it electronically files or furnishes such materials to the SEC.

You should rely only on the information contained in this information statement or to which this information statement has referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this information statement.

INDEX TO FINANCIAL STATEMENTS

INDEX TO COMBINED FINANCIAL STATEMENTS

Page

Interim Financial Statements
Report of Independent Registered Public Accounting Firm	F-2
Combined Balance Sheets as of June 30, 2022 and December 31, 2021	F-3
Combined Statements of Operations for the Six Months Ended June 30, 2022 and 2021 (Unaudited)	F-4
Combined Statements of Net Parent Investment for the Six Months Ended June 30, 2022 and 2021 (Unaudited)	F-5
Combined Statements of Cash Flows for the Six Months Ended June 30, 2022 and 2021 (Unaudited)	F-6
Notes to Combined Financial Statements	F-7
Annual Financial Statements
Report of Independent Registered Public Accounting Firm	F-31
Combined Balance Sheets as of December 31, 2021 and December 31, 2020	F-32
Combined Statements of Operations for the Years Ended December 31, 2021 and December 31, 2020	F-33
Combined Statements of Net Parent Investment for the Years Ended December 31, 2021 and December 31, 2020	F-34
Combined Statements of Cash Flows for the Years Ended December 31, 2021 and December 31, 2020	F-35
Notes to Combined Financial Statements	F-36

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

Bluerock Homes Trust, Inc.

Opinion on the Financial Statements

We have audited the accompanying combined balance sheet of Bluerock Homes Trust, Inc. (the “Company”) as of June 30, 2022, the related combined statement of operations, changes in net parent investment, and cash flows for the six months ended June 30, 2022, and the related notes and financial statement schedules included under Item 15(a) (collectively referred to as the “financial statements”). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2022, and the results of its operations and its cash flows for the six months ended June 30, 2022, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and in accordance with the auditing standards generally accepted in the United States of America, the combined balance sheet of the Company as of December 31, 2021, and the related combined statement of operations, changes in net parent investment, and cash flows for the year then ended; and in our report dated August 31, 2022, we expressed an unqualified opinion on those combined financial statements. In our opinion, the information set forth in the accompanying combined balance sheet as of December 31, 2021, is fairly stated, in all material respects, in relation to the combined balance sheet from which it has been derived.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures include examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ GRANT THORNTON LLP

We have served as the Company’s auditor since 2021.

Southfield, Michigan
August 31, 2022

BLUEROCK HOMES TRUST, INC.

COMBINED BALANCE SHEETS
(In thousands)

	June 30, 2022	December 31, 2021
ASSETS
Net Real Estate Investments
Land	$61,932	$41,997
Buildings and improvements	371,625	278,592
Furniture, fixtures and equipment	4,137	2,459
Total Gross Real Estate Investments	437,694	323,048
Accumulated depreciation	(10,482)	(4,964)
Total Net Real Estate Investments	427,212	318,084
Cash and cash equivalents	198,807	129,389
Restricted cash	6,009	7,540
Notes and accrued interest receivable, net	9,540	38,883
Due from affiliates	—	428
Accounts receivable, prepaids and other assets, net	11,133	5,094
Preferred equity investments and investments in unconsolidated real estate joint ventures, net	72,097	39,521
In-place lease intangible assets, net	97	2,525
TOTAL ASSETS	$724,895	$541,464

LIABILITIES AND NET PARENT INVESTMENT
Mortgages payable	$98,854	$63,007
Revolving credit facilities	49,407	—
Accounts payable	1,835	2,087
Other accrued liabilities	10,170	10,778
Due to affiliates	595	506
Distributions payable	2,904	3,115
Total Liabilities	163,765	79,493
Net Parent Investment
Bluerock Homes Equity	538,460	440,093
Noncontrolling Interests	22,670	21,878
Total Net Parent Investment	561,130	461,971
TOTAL LIABILITIES AND NET PARENT INVESTMENT	$724,895	$541,464

See Notes to Combined Financial Statements

BLUEROCK HOMES TRUST, INC.

COMBINED STATEMENTS OF OPERATIONS
(In thousands)

	Six Months Ended June 30,
	2022	2021 (Unaudited)
Revenues
Rental and other property revenues	$14,528	$2,061
Interest income from loan investments	1,216	2,961
Total revenues	15,744	5,022

Expenses
Property operating	6,554	742
Property management and asset management fees	1,493	63
General and administrative	3,189	2,079
Acquisition and pursuit costs	70	—
Depreciation and amortization	8,528	1,350
Total expenses	19,834	4,234
Operating (loss) income	(4,090)	788

Other income (expense)
Other income	100	—
Preferred returns on unconsolidated real estate joint ventures	3,188	1,475
Provision for credit losses	373	(10)
Interest expense, net	(2,960)	(1,344)
Total other income	701	121

Net (loss) income from continuing operations	(3,389)	909

Discontinued operations
Income on operations of rental property	—	148
Loss on extinguishment of debt	—	(3,119)
Gain from sale of assets from discontinued operations	—	67,628
Income from discontinued operations	—	64,657

Net (loss) income	(3,389)	65,566
Net (loss) income attributable to noncontrolling interests	(2,579)	6,697
Net (loss) income attributable to Bluerock Homes	$(810)	$58,869

See Notes to Combined Financial Statements

BLUEROCK HOMES TRUST, INC.

COMBINED STATEMENTS OF NET PARENT INVESTMENT
(In thousands)

	Bluerock Homes Equity	Noncontrolling Interests	Total Net Parent Investment
Balance, January 1, 2022	$440,093	$21,878	$461,971
Distributions to partially owned noncontrolling interests	—	(1,106)	(1,106)
Contributions, net	99,177	4,477	103,654
Net loss	(810)	(2,579)	(3,389)
Balance, June 30, 2022	$538,460	$22,670	$561,130

	(Unaudited) Bluerock Homes Equity	(Unaudited) Noncontrolling Interests	(Unaudited) Total Net Parent Investment
Balance, January 1, 2021	$179,578	$4,393	$183,971
Distributions to partially owned noncontrolling interests	—	(10,281)	(10,281)
Contributions, net	27,142	4,147	31,289
Net income	58,869	6,697	65,566
Balance, June 30, 2021	$265,589	$4,956	$270,545

See Notes to Combined Financial Statements

BLUEROCK HOMES TRUST, INC.

COMBINED STATEMENTS OF CASH FLOWS
(In thousands)

	Six Months Ended June 30,
	2022	2021 (Unaudited)
Cash flows from operating activities
Net (loss) income	$(3,389)	$65,566
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	9,467	4,795
Amortization of fair value adjustments	(160)	(102)
Preferred returns on unconsolidated real estate joint ventures	(3,188)	(1,475)
Gain from sale of assets from discontinued operations	—	(67,628)
Loss on extinguishment of debt	—	3,119
Provision for credit losses	(373)	10
Fair value adjustment of interest rate caps	(167)	—
Distributions of income and preferred returns from preferred equity investments and unconsolidated real estate joint ventures	1,231	2,952
Changes in operating assets and liabilities:
Due to affiliates, net	517	171
Accounts receivable, prepaids and other assets	(2,088)	(949)
Notes and accrued interest receivable	2,847	(845)
Accounts payable and other accrued liabilities	(628)	(4,035)
Net cash provided by operating activities	4,069	1,579

Cash flows from investing activities
Acquisitions of real estate investments	(107,929)	(55,092)
Capital expenditures	(7,142)	(893)
Investment in notes receivable	(9,645)	(526)
Repayments on notes receivable	36,200	12,426
Proceeds from sale of real estate investments	—	207,907
Proceeds from sale and redemption of unconsolidated real estate joint ventures	—	31,412
Investments in unconsolidated real estate joint venture interests	(32,553)	(10,902)
Net cash (used in) provided by investing activities	(121,069)	184,332

Cash flows from financing activities
Distributions paid	(211)	190
Distributions to noncontrolling interests	(1,106)	(10,281)
Contributions from noncontrolling interests	4,477	4,147
Contributions from Parent	99,177	27,142
Borrowings on mortgages payable	37,341	—
Repayments on mortgages payable including prepayment penalties	(703)	(122,529)
Proceeds from revolving credit facilities	49,407	30,000
Repayments on revolving credit facilities	—	(63,000)
Payments of deferred financing fees	(3,495)	(263)
Net cash provided by (used in) financing activities	184,887	(134,594)

Net increase in cash, cash equivalents and restricted cash	67,887	51,317
Cash, cash equivalents and restricted cash, beginning of year	136,929	53,532
Cash, cash equivalents and restricted cash, end of period	$204,816	$104,849

Reconciliation of cash, cash equivalents and restricted cash
Cash and cash equivalents	$198,807	$103,576
Restricted cash	6,009	1,273
Total cash, cash equivalents and restricted cash, end of period	$204,816	$104,849

Supplemental disclosure of cash flow information
Cash paid for interest (net of interest capitalized)	$2,059	$2,441

Supplemental disclosure of non-cash investing and financing activities
Distributions payable - declared and unpaid	$2,904	$2,702
Mortgages assumed upon property acquisitions	—	$16,235
Mortgages assumed by buyer upon sale of real estate assets	—	$(26,625)
Capital expenditures held in accounts payable and other accrued liabilities	$(232)	$54

See Notes to Combined Financial Statements

BLUEROCK HOMES TRUST, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS

Note 1 – Organization and Nature of Business

Bluerock Homes Trust, Inc. (the “Company” or “Bluerock Homes”) has historically operated as part of Bluerock Residential Growth REIT, Inc. (“Bluerock Residential” or “Parent”) and not as a standalone company. Financial statements have been derived from Bluerock Residential’s historical accounting records and are presented on a carve-out basis. All revenues and costs as well as assets and liabilities directly associated with the business activity of the Company are included in the financial statements. The financial statements also include allocations of certain general, administrative, sales and marketing expenses and operations from Bluerock Residential. However, amounts recognized by the Company are not necessarily representative of the amounts that would have been reflected in the financial statements had the Company operated independently of Bluerock Residential. Related-party allocations are discussed further in Note 13. All significant intercompany balances and transactions have been eliminated.

On December 20, 2021, Bluerock Residential, Badger Parent LLC (“Badger Parent”) and Badger Merger Sub LLC, a wholly owned subsidiary of Badger Parent (“Merger Sub”), entered into an agreement and plan of merger (the “Merger Agreement”) pursuant to which, on the terms and conditions set forth therein, Bluerock Residential will merge with and into Merger Sub, with Merger Sub continuing as the surviving company in the merger (the “Merger”). Under the Merger Agreement, Bluerock Residential has agreed with Badger Parent that, subject to the terms and conditions of the Merger Agreement, Bluerock Residential will use commercially reasonable efforts to consummate the contribution of certain single-family properties and other assets, which are held through investments in the general and limited partner interests in the operating partnership of Bluerock Residential, to the Company, on the terms and subject to the conditions of a separation and distribution agreement (the “Separation,” and the properties, the “Single-Family Properties”), and the distribution of shares of Company common stock (the “Distribution”). In addition, the completion of the Separation and the Distribution is a condition to the Merger under the Merger Agreement.

Prior to the Distribution and the effective time of the Merger (the “Merger Effective Time”), Bluerock Residential will complete the Separation to separate the Single-Family Properties and certain other assets such that these businesses and assets are owned and operated by Bluerock Residential Holdings and its subsidiaries.

As of June 30, 2022, the Company owns an aggregate of 4,016 residential rental units held through thirty real estate investments, consisting of twenty-two consolidated operating investments and eight investments held through preferred equity or loan investments. As of June 30, 2022, the Company’s consolidated operating investments were approximately 90.0% occupied.

Note 2 – Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

Bluerock Homes consists of the combined financial statements of the Operating Partnership and Bluerock REIT Operator, LLC, as well as the following investments and certain related entities: Alexan Southside Place, ARIUM Grandewood, Ballast, Golden Pacific, ILE, James at South First, Marquis at The Cascades, Mira Vista, Navigator Villas, Peak Housing (Axelrod, DFW 189, Granbury, Granbury 2.0, Indy, Lubbock, Lubbock 2.0, Lubbock 3.0, Lynnwood, Lynnwood 2.0, Peak I, Savannah 319, Springfield, Springtown, Springtown 2.0, Texarkana and Texas Portfolio 183), Park & Kingston, Plantation Park, The Conley, The Cottages at Myrtle Beach, The Cottages at Warner Robins, The Cottages of Port St. Lucie, The District at Scottsdale, The Hartley at Blue Hill, The Woods at Forest Hill, Thornton Flats, Vickers Historic Roswell, Wayford at Concord, Wayford at Innovation Park, Weatherford 185, Willow Park, and Yauger Park Villas. The general and administrative expenses have been allocated to the Company based on relative unit count, which the Company believes to be a reasonable methodology. These allocated expenses are for corporate office expenses and management including, but not limited to, executive oversight, asset management, treasury, finance, human resources, tax, accounting, financial reporting, information technology and investor relations.

In accordance with adoption of the lease accounting update issued in July 2018, the Company reflects all income earned pursuant to tenant leases in a single line item, “Rental and other property revenues,” in the combined statements of operations.

Significant Risks and Uncertainties

At the present time, one of the most significant risks and uncertainties is the potential adverse effect of the ongoing pandemic of the novel coronavirus and variants thereof (“Covid-19”). The Company’s tenants may experience financial difficulty due to the loss of their jobs and some have requested rent deferral or rent abatement during this pandemic. Experts have predicted that the outbreak will trigger, or has already triggered, a period of global economic slowdown or a global recession.

The Covid-19 pandemic could have material and adverse effects on the Company’s financial condition, results of operations and cash flows in the near term due to, but not limited to, the following:

•	reduced economic activity may impact the employment of the Company’s tenants and their ability to pay their obligations to the Company, thus requesting modifications of such obligations, resulting in increases in uncollectible receivables and reductions in rental income;

•	the negative financial impact of the pandemic could impact the Company’s future compliance with financial covenants of its credit facilities and other debt agreements;

•	weaker economic conditions could require that the Company recognize impairment in value of its real estate assets due to a reduction in property income;

•	the Company’s inability to maintain occupancy or leasing rates, or increase these rates at stabilizing development properties, including due to possible reduced foot traffic and lease applications from prospective tenants at the Company’s properties as a result of shelter-in-place orders and similar government guidelines; and

•	concentration of the Company’s properties in markets that may be more severely affected by the Covid-19 pandemic due to its significant negative impact on certain key economic drivers in those markets, such as travel and entertainment.

The extent to which the Covid-19 pandemic impacts the Company’s operations and those of its tenants will depend on future developments, which are uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures, among others.

The Company had provided rent deferral payment plans as a result of hardships certain tenants experienced due to the impact of Covid-19, decreasing from 1% in the quarter ended June 30, 2020 to none in the quarter ended June 30, 2022. Although the Company may receive tenant requests for rent deferrals in the coming months, the Company does not expect to waive its contractual rights under its lease agreements. Further, while occupancy remains strong at 90.0% as of June 30, 2022, in future periods, the Company may experience reduced levels of tenant retention, and reduced foot traffic and lease applications from prospective tenants, as a result of the impact of Covid-19.

Critical Accounting Policies and Estimates

Real Estate Investments and Preferred Equity Investments

The Company first analyzes an investment to determine if it is a VIE in accordance with Topic ASC 810 and, if so, whether the Company is the primary beneficiary requiring consolidation of the entity. A VIE is an entity that has (i) insufficient equity to permit it to finance its activities without additional subordinated financial support or (ii) equity holders that lack the characteristics of a controlling financial interest. VIEs are consolidated by the primary beneficiary, which is the entity that has both the power to direct the activities that most significantly impact the entity’s economic performance and the obligation to absorb losses or the right to receive benefits from the entity that potentially could be significant to the entity. Variable interests in a VIE are contractual, ownership, or other financial interests in a VIE that change in value with changes in the fair value of the VIE’s net assets. The Company continuously re-assesses at each level of the investment whether (i) the entity is a VIE, and (ii) the Company is the primary beneficiary of the VIE. If it was determined that an entity in which the Company holds an interest qualified as a VIE and the Company was the primary beneficiary, the entity would be consolidated.

If, after consideration of the VIE accounting literature, the Company has determined that an entity is not a VIE, the Company assesses the need for consolidation under all other provisions of ASC 810. These provisions provide for consolidation of majority-owned entities through a majority voting interest held by the Company providing control.

In assessing whether the Company is in control of and requiring consolidation of the limited liability company and partnership venture structures, the Company evaluates the respective rights and privileges afforded each member or partner (collectively referred to as “member”). The Company’s member would not be deemed to control the entity if any of the other members has either (i) substantive kickout rights providing the ability to dissolve (liquidate) the entity or otherwise remove the managing member or general partner without cause or (ii) substantive participating rights in the entity. Substantive participating rights (whether granted by contract or law) provide for the ability to effectively participate in significant decisions of the entity that would be expected to be made in the ordinary course of business.

If it has been determined that the Company does not have control but does have the ability to exercise significant influence over the entity, the Company accounts for these investments as preferred equity investments and investments in unconsolidated real estate joint ventures in its combined balance sheets. In accordance with ASC 320 Investments – Debt Securities, the Company classifies each preferred equity investment as a held-to-maturity debt security as the Company has the intention and ability to hold the investment to maturity. The Company earns a fixed return on these investments which is included within preferred returns on unconsolidated real estate joint ventures in its combined statements of operations. The Company evaluates the collectability of each preferred equity investment and estimates a provision for credit loss, as applicable. Refer to the CECL section of this Note for further information regarding CECL and the Company’s provision for credit losses.

Notes Receivable (Real Estate Loan Investment)

The Company analyzes each loan arrangement that involves real estate development to consider whether the loan qualifies for accounting as a loan or as an investment in a real estate development project. The Company has evaluated its real estate loans, where appropriate, for accounting treatment as loans versus real estate development projects, as required by ASC 310-10 Receivables. For each loan, the Company has concluded that the characteristics and the facts and circumstances indicate that loan accounting treatment is appropriate. The Company recognizes interest income on its notes receivable on the accrual method unless a significant uncertainty of collection exists. If a significant uncertainty exists, interest income is recognized as collected. Costs incurred to originate its notes receivable are deferred and amortized using the effective interest method over the term of the related notes receivable. The Company evaluates the collectability of each loan investment and estimates a provision for credit loss, as applicable. Refer to the CECL section of this Note for further information regarding CECL and the Company’s provision for credit losses.

Fair Value of Financial Instruments

As of June 30, 2022 and December 31, 2021, the carrying values of cash and cash equivalents, restricted cash, accounts receivable, due to and due from affiliates, accounts payable, accrued liabilities, and distributions payable approximate their fair value based on their highly-liquid nature and/or short-term maturities. The carrying values of notes receivable approximate fair value because stated interest rate terms are consistent with interest rate terms on new deals with similar leverage and risk profiles. The fair values of notes receivable are classified in Level 3 of the fair value hierarchy due to the significant unobservable inputs that are utilized in their respective valuations. Refer to Note 11 for further information regarding fair value measurements.

Real Estate Assets

Capital Additions, Depreciation and Amortization

The Company capitalizes costs, including certain indirect costs, incurred in connection with its capital addition activities, including redevelopment, development and construction projects, other tangible property improvements, and replacements of existing property components. Included in these capitalized costs are payroll costs associated with time spent by employees in connection with capital addition activities at the property level. The Company characterizes as “indirect costs” an allocation of certain department costs, including payroll, at the corporate levels that clearly relate to capital additions activities. The Company also capitalizes interest, property taxes and insurance during periods in which redevelopment, development and construction projects are in progress. Cost capitalization begins once the development or construction activity commences and ceases when the asset is ready for its intended use. Repair and maintenance and tenant turnover costs are expensed as incurred. Repair and maintenance and tenant turnover costs include all costs that do not extend the useful life of the real estate asset. Depreciation and amortization expense are computed on the straight-line method over the asset’s estimated useful life. The Company considers the period of future benefit of an asset to determine its appropriate useful life and anticipates the estimated useful lives of assets by class to be generally as follows:

Buildings	30 – 40 years
Building improvements	5 – 15 years
Land improvements	5 – 15 years
Furniture, fixtures and equipment	3 – 7 years
In-place leases	6 months

Impairment of Real Estate Assets

The Company continually monitors events and changes in circumstances that could indicate that the carrying amounts of the Company’s real estate and related intangible assets may not be recoverable. When indicators of potential impairment suggest that the carrying value of real estate and related intangible assets may not be recoverable, the Company assesses the recoverability of the assets by estimating whether the Company will recover the carrying value of the asset through its undiscounted future cash flows and its eventual disposition. Based on this analysis, if the Company does not believe that it will be able to recover the carrying value of the real estate and related intangible assets and liabilities, the Company will record an impairment loss to the extent that the carrying value exceeds the estimated fair value of the real estate and related intangible assets. No impairment charges were recorded for the six months ended June 30, 2022 or 2021 (unaudited).

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents may include cash and short-term investments. Short-term investments are stated at cost, which approximates fair value.

Restricted Cash

Restricted cash is composed of lender-imposed escrow accounts for replacement reserves, real estate taxes and insurance.

Concentration of Credit Risk

The Company maintains cash balances with high-quality financial institutions and periodically evaluates the creditworthiness of such institutions and believes that the Company is not exposed to significant credit risk. Cash balances may be in excess of the amounts insured by the Federal Deposit Insurance Corporation.

Rents and Other Receivables

The Company will periodically evaluate the collectability of amounts due from tenants and maintain an allowance for doubtful accounts for estimated losses resulting from the inability of tenants to make required payments under lease agreements. The Company exercises judgment in establishing these allowances and considers payment history and current credit status of tenants in developing these estimates.

Deferred Financing Fees

Deferred financing fees represent commitment fees, legal fees and other third-party costs associated with obtaining financing. Fees associated with the Company’s lines of credit are recorded within accounts receivable, prepaids and other assets on the combined balance sheet. Deferred fees associated with its lines of credit are amortized to interest expense over the terms of the financing agreements using the straight-line method, which approximates the effective interest method.

Noncontrolling Interests

Noncontrolling interests are comprised of the Company’s joint venture partners’ interests in consolidated joint ventures, as well as interests held by LTIP unitholders and OP unitholders. The Company reports its joint venture partners’ interest in its consolidated real estate joint ventures and other subsidiary interests held by third parties as noncontrolling interests. The Company records these noncontrolling interests at their initial fair value, adjusting the basis prospectively for their share of the respective consolidated investments’ net income or loss and equity contributions and distributions. These noncontrolling interests are not redeemable by the equity holders and are presented as part of permanent equity. Income and losses are allocated to the noncontrolling interest holder pursuant to each joint venture’s operating agreement.

Revenue Recognition

The Company recognizes rental revenue on a straight-line basis over the terms of the rental agreements and in accordance with ASC Topic 842 Leases. Rental revenue is recognized on an accrual basis and when the collectability of the amounts due from tenants is deemed probable. Rental revenue is included within rental and other property revenues on the Company’s combined statement of operations. Amounts received in advance are recorded as a liability within other accrued liabilities on the Company’s combined balance sheet.

Other property revenues are recognized in the period earned.

Reportable Segment

The Company owns and operates residential investments that generate rental and other property-related income through the leasing of units to a diverse base of tenants. The Company evaluates operating performance on an individual property investment level and based on the investments’ similar economic characteristics. The Company’s primary financial measure for operating performance is net operating income (“NOI”) as it measures the core operations of property performance by excluding corporate level expenses and those other items not related to property operating performance. The Company views its residential investments as two operating segments, and, accordingly, aggregates its properties into two reportable segments: single-family residential homes and multifamily apartment communities. Refer to Note 15 for further information.

Lessor Accounting

The Company’s current portfolio generates rental revenue by leasing residential homes. As lease revenues for residential homes fall under the scope of ASC Topic 842, such lease revenues are classified as operating leases with straight-line recognition over the terms of the relevant lease agreement and inclusion within rental revenue. Resident leases are generally for one-year or month-to-month terms and are renewable by mutual agreement between the Company and the resident. Non-lease components of the Company’s leases are combined with the related lease component and accounted for as a single lease component under ASC Topic 842. The balances of net real estate investments and related depreciation on the Company’s combined financial statements relate to assets for which the Company is the lessor.

Lessee Accounting

The Company determines whether an arrangement is a lease at inception. The Company determined that the lessee operating lease commitments have no material impact on its combined financial statements with the adoption of ASC Topic 842. The Company will continue to assess any modification of existing lease agreements and execution of any new lease agreements for the potential requirement of recording a right-of-use asset or liability in the future.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

New Accounting Pronouncements

In January 2021, the FASB issued ASU No. 2021-01 “Reference Rate Reform (Topic 848)” (“ASU 2021-01”). The amendments in ASU 2021-01 permit entities to elect certain optional expedients in connection with reference rate reform activities and their impact on debt, contract modifications and derivative instruments as it is expected the global market will transition from LIBOR and other interbank offered rates to alternative reference rates. The amendments in ASU 2021-01 are effective immediately and may be elected over time as reference rate reform activities occur through December 31, 2022. The Company will continue to evaluate the impact of the guidance and may apply elections as applicable as changes in the market occur.

Current Expected Credit Losses (“CECL”)

The Company estimates provision for credit losses on its loans (notes receivable) and preferred equity investments under CECL. This method is based on expected credit losses for the life of the investment as of each balance sheet date. The method for calculating the estimate of expected credit loss takes into account historical experience and current conditions for similar loans and reasonable and supportable forecasts about the future.

The Company estimates its provision for credit losses using a collective (pool) approach for investments with similar risk characteristics, such as collateral and duration of investment. In measuring the CECL provision for investments that share similar characteristics, the Company applies a default rate to the investments for the remaining loan or preferred equity investment hold period. As the Company does not have a significant historical population of loss data on its loan and preferred equity investments, the Company’s default rate utilized for CECL is based on an external historical loss rate for commercial real estate loans.

In addition to analyzing investments as a pool, the Company performs an individual investment assessment of expected credit losses. If it is determined that the borrower is experiencing financial difficulty, or a foreclosure is probable, or the Company expects repayment through the sale of the collateral, the Company calculates expected credit losses based on the value of the underlying collateral as of the reporting date. During this review process, if the Company determines that it is probable that it will not be able to collect all amounts due for both principal and interest according to the contractual terms of an investment, that loan or preferred equity investment is not considered fully recoverable and a provision for credit loss is recorded.

In estimating the value of the underlying collateral when determining if a loan or preferred equity investment is fully recoverable, the Company evaluates estimated future cash flows to be generated from the collateral underlying the investment. The inputs and assumptions utilized to estimate the future cash flows of the underlying collateral are based upon the Company’s evaluation of the operating results, economy, market trends, and other factors, including judgments regarding costs to complete any construction activities, lease-up and occupancy rates, rental rates, and capitalization rates utilized to estimate the projected cash flows at the disposition. The Company may also obtain a third-party valuation which may value the collateral through an “as-is” or “stabilized value” methodology. If upon completion of the valuation the fair value of the underlying collateral securing the investment is less than the net carrying value, the Company records a provision for credit loss on that loan or preferred equity investment. As the investment no longer displays the characteristics that are similar to those of the pool of loans or preferred equity investments, the investment is removed from the CECL collective (pool) analysis described above.

Financial Information

The balance sheet at December 31, 2021 has been derived from the audited financial statements at that date but does not include all the information and disclosures required by GAAP for complete financial statements. It is suggested that these financial statements be read in conjunction with the financial statements and notes thereto included in our audited combined financial statements for the year ended December 31, 2021 contained in this information statement.

Note 3 – Discontinued Operations

Discontinued Operations

During 2021, the Company sold the following six multifamily operating properties: ARIUM Grandewood, James at South First, Marquis at The Cascades, Plantation Park, Park & Kingston, and The District at Scottsdale.

We have concluded that these multifamily sales are discontinued operations as the asset group represents a component of an entity, the component met the criteria of held for sale in 2021, and the disposals represented a strategic shift in our business from multifamily apartment communities to single-family residential homes. As a result, certain items were reclassified as part of discontinued operations for comparative purposes. The amounts in the statement of operations that are included in discontinued operations are summarized in the following table (amounts in thousands):

	Six Months Ended June 30,
	2022	2021 (Unaudited)
Total revenues	$—	$8,684
Expenses
Property operating	—	3,475
Property management and asset management fees	—	213
Weather-related losses, net	—	58
Depreciation and amortization	—	2,702
Interest expense, net	—	2,088
Income on operations of rental property	$—	$148
Loss on extinguishment of debt	—	(3,119)
Gain on sale of real estate investments	—	67,628
Income from discontinued operations	$—	$64,657

The amounts in the statement of cash flow that are included in discontinued operations are summarized in the following table (amounts in thousands):

	Six Months Ended June 30,
	2022	2021 (Unaudited)
Depreciation and amortization	$—	$2,939
Capital expenditures	—	(720)

Note 4 – Sale of Real Estate Assets

Sale of The Hartley at Blue Hill

On February 28, 2022, The Hartley at Blue Hill, a property located in Chapel Hill, North Carolina, was sold. The mezzanine loan provided by the Company was paid off for $34.4 million, which included principal repayment of $31.0 million and accrued interest of $3.4 million. On April 29, 2022, the senior loan provided by the Company, which was secured by a parcel of land adjacent to The Hartley at Blue Hill property, was paid off for $5.0 million.

Note 5 – Investments in Real Estate

As of June 30, 2022, the Company held thirty real estate investments, consisting of twenty-two consolidated operating investments and eight investments held through preferred equity and loan investments. The following tables provide summary information regarding the Company’s consolidated operating investments and preferred equity and loan investments.

Consolidated Operating Investments

Name	Market	Number of Units	Average Year Built	Ownership Interest
Ballast	AZ / CO / WA	65	1999	95%
Golden Pacific	KS / MO	135	1975	97%
ILE	TX / SE US	418	1990	95%
Navigator Villas	Pasco, WA	176	2013	90%
Peak
Axelrod	Garland, TX	22	1959	80%
DFW 189	Dallas-Fort Worth, TX	189	1962	56%
Granbury	Granbury, TX	36	2020-2021	80%
Granbury 2.0	Granbury, TX	34	2021-2022	80%
Indy	Indianapolis, IN	44	1958	60%
Lubbock	Lubbock, TX	60	1955	80%
Lubbock 2.0	Lubbock, TX	75	1972	80%
Lubbock 3.0	Lubbock, TX	45	1945	80%
Lynnwood	Lubbock, TX	20	2005	80%
Lynnwood 2.0	Lubbock, TX	20	2003	80%
Savannah 319	Savannah, GA	39	2022	80%
Springfield	Springfield, MO	290	2004	60%
Springtown	Springtown, TX	70	1991	80%
Springtown 2.0	Springtown, TX	14	2018	80%
Texarkana	Texarkana, TX	29	1967	80%
Texas Portfolio 183	Various / TX	183	1975	80%
Wayford at Concord	Concord, NC	150	2019	83%
Yauger Park Villas	Olympia, WA	80	2010	95%
Total Units		2,194

Depreciation expense was $5.5 million and $3.7 million (unaudited) for the six months ended June 30, 2022 and 2021, respectively.

Intangibles related to the Company’s consolidated investments in real estate consist of the value of in-place leases. Amortization expense related to the in-place leases was $2.6 million and $0.3 million (unaudited) for the six months ended June 30, 2022 and 2021, repectively.

Preferred Equity and Loan Investments

Lease-up Investment Name	Location / Market	Actual / Planned Number of Units	Actual / Estimated Initial Occupancy	Actual / Estimated Construction Completion
Willow Park	Willow Park, TX	46	2Q 2022	1Q 2023
Total Lease-up Units		46

Development Investment Name
The Woods at Forest Hill	Forest Hill, TX	76	1Q 2023	3Q 2023
The Cottages at Myrtle Beach	Myrtle Beach, SC	294	2Q 2023	4Q 2023
The Cottages at Warner Robins	Warner Robins, GA	251	3Q 2023	4Q 2023
The Cottages of Port St. Lucie	Port St. Lucie, FL	286	1Q 2023	4Q 2023
Wayford at Innovation Park	Charlotte, NC	210	3Q 2023	3Q 2024
Weatherford 185 (1)	Weatherford, TX	185	—	—
Total Development Units		1,302

Operating Investment Name	Location / Market	Number of Units
Peak Housing (2)	IN / MO / TX	474
Total Operating Units		474
Total Units		1,822

(1)	The development is in the planning phase; final project specifications are in process.
(2)	Peak Housing consists of the Company’s preferred equity investments in a private single-family home REIT (refer to Note 8 for further information). Unit count excludes units presented in the consolidated operating investments table above.

Note 6 – Acquisition of Real Estate

The following describes the Company’s significant acquisition activity and related new financing during the six months ended June 30, 2022 (dollars in thousands):

Name	Market	Date (1)	Number of Units	Ownership Interest	Purchase Price	Debt
Single-Family Residential (2)
Granbury 2.0	Granbury, TX	March 11, 2022	34	80%	$7,650	$5,355	(3)
Savannah 319	Savannah, GA	March 17, 2022	19	80%	4,465	—	(4)
Golden Pacific	IN / KS / MO	1Q 2022	62	97%	11,774	—	(4)
ILE	TX / SE US	1Q 2022	31	95%	7,011	9,974	(5)
Ballast	AZ / CO / WA	2Q 2022	65	95%	26,100	—	(4)
Golden Pacific	IN / KS / MO	2Q 2022	66	97%	13,966	—	(4)
ILE	TX / SE US	2Q 2022	108	95%	27,804	8,802	(5)
Savannah 319	Savannah, GA	2Q 2022	20	80%	4,767	—	(4)

(1)	For those acquisitions where the quarter is specified, the Company, on various dates throughout that specified quarter, acquired additional units that were added to the respective existing portfolios. For Ballast, the units acquired in the second quarter 2022 were the first acquisitions by the Company for the portfolio.
(2)	Single-Family Residential includes single-family residential homes and attached townhomes/flats.
(3)	The $5.4 million mezzanine loan provided by the Company at the time of acquisition was converted into a common equity interest on April 1, 2022. Refer to the Peak Housing Interests and Financing disclosure in Note 8 for further information.
(4)	Purchase price was funded in full by the Company and its unaffiliated joint venture partner upon acquisition.
(5)	As there are five separate credit agreements under which the ILE portfolio acquisitions are financed, the debt amount represents the aggregate debt held through one or more of these credit agreements. Refer to Note 9 and Note 10 for further information.

Purchase Price Allocation

The real estate acquisitions above have been accounted for as asset acquisitions. The purchase prices were allocated to the acquired assets and liabilities assumed based on their estimated fair values at the dates of acquisition.

The following table summarizes the assets acquired at the acquisition date for acquisitions made during the six months ended June 30, 2022 (amounts in thousands):

Purchase Price Allocation
Land	$19,955
Building	87,321
Building improvements	392
Furniture and fixtures	68
In-place leases	193
Total assets acquired	$107,929

Note 7 – Notes and Interest Receivable

The following is a summary of the notes and accrued interest receivable due from loan investments as of June 30, 2022 and December 31, 2021 (amounts in thousands):

Property	June 30, 2022	December 31, 2021
The Hartley at Blue Hill	$—	$38,942
Weatherford 185	9,540	—
Total	$9,540	$38,942
Provision for credit losses	—	(59)
Total, net	$9,540	$38,883

Provision for Credit Losses

The provision for credit losses of the Company’s loan investments at June 30, 2022 and December 31, 2021 are summarized in the table below (amounts in thousands):

	June 31, 2022	December 31, 2021
Beginning balances as of January 1, 2022 and 2021, respectively	$59	$82
Provision for credit loss on pool of assets, net (1)	(59)	(23)
Provision for credit losses, end of period	$—	$59

(1)	Under Current Expected Credit Losses (CECL), a provision for credit losses for similar assets is calculated based on a historical default rate applied to the remaining life of the assets.

The following is a summary of the interest income from loan investments for the six months ended June 30, 2022 and 2021 (amounts in thousands):

	Six Months Ended June 30,
Property	2022	2021 (Unaudited)
The Hartley at Blue Hill (1)	784	2,058
Vickers Historic Roswell (2)	—	903
Weatherford 185	432	—
Total	$1,216	$2,961

(1)	In the first quarter 2022, The Hartley at Blue Hill property was sold and the mezzanine loan provided by the Company was paid off in full. The Hartley at Blue Hill senior loan provided by the Company was paid off in full in the second quarter 2022.
(2)	In the second quarter 2021, the Vickers Historic Roswell property was sold. The mezzanine loan provided by the Company was paid off in full upon the sale.

The Hartley at Blue Hill Loan Financing

The Hartley at Blue Hill property was sold on February 28, 2022. The mezzanine loan provided by the Company was paid off for $34.4 million, which included principal repayment of $31.0 million and accrued interest of $3.4 million. On April 29, 2022, the senior loan provided by the Company, which was secured by a parcel of land adjacent to The Hartley at Blue Hill property, was paid off for $5.0 million.

Weatherford 185 Mezzanine Loan Financing

On February 15, 2022, the Company provided a $9.6 million mezzanine loan to an unaffiliated third party to purchase land in Weatherford, Texas for the development of approximately 185-build for rent, single-family residential units. The loan bears interest at a fixed rate of 12% per annum with interest-only payments during the term of the loan, unless subject to conditions upon extension. The loan was to initially mature on May 16, 2022, though during the second quarter 2022, the borrower exercised two of the loan’s three available thirty-day extension options, extending the maturity date to mid-August 2022. At the time of each such extension, the borrower was required to make a payment to the Company of $0.1 million toward the unpaid principal amount of the loan. At June 30, 2022, the outstanding loan balance was $9.4 million. The loan may be prepaid without penalty. The Weatherford 185 property is under development and had not commenced lease-up as of June 30, 2022.

Note 8 – Preferred Equity Investments

The carrying amount of the Company’s preferred equity investments and investments in unconsolidated real estate joint ventures as of June 30, 2022 and December 31, 2021 is summarized in the table below (amounts in thousands):

Property	June 30, 2022	December 31, 2021
Peak Housing	$20,318	$20,318
The Cottages at Myrtle Beach	17,913	9,034
The Cottages at Warner Robins	8,828	—
The Cottages of Port St. Lucie	17,196	7,260
The Woods at Forest Hill	2,833	442
Wayford at Innovation Park	2,520	—
Willow Park	2,540	2,540
Total	$72,148	$39,594
Provision for credit losses	(51)	(73)
Total, net	$72,097	$39,521

Provision for Credit Losses

The provision for credit losses of the Company’s preferred equity investments at June 30, 2022 and December 31, 2021 are summarized in the table below (amounts in thousands):

	June 30, 2022	December 31, 2021
Beginning balances as of January 1, 2022 and 2021, respectively	$73	$16,009
Provision for credit loss on pool of assets, net (1)	(22)	(6)
Provision for credit loss – Alexan Southside Place (2)	—	(15,930)
Provision for credit losses, end of period	$51	$73

Recovery of previous provision for credit loss – Alexan Southside Place	$(292)	$—

(1)	Under Current Expected Credit Losses (CECL), a provision for credit losses for similar assets is calculated based on a historical default rate applied to the remaining life of the assets.
(2)	In the first quarter 2021, Alexan Southside Place, the property underlying the Company’s preferred equity investment, was sold.

As of June 30, 2022, the Company, through wholly-owned subsidiaries of the Operating Partnership, had outstanding equity investments in seven joint ventures. These preferred equity investments are classified as held to maturity debt securities as the Company has the intention and ability to hold the investments to maturity. The Company earns a fixed return on these investments which is included within preferred returns on unconsolidated real estate joint ventures in its combined statements of operations.

The preferred returns on the Company’s unconsolidated real estate joint ventures for the six months ended June 30, 2022 and 2021 are summarized below (amounts in thousands):

	Six Months Ended June 30,
Property	2022	2021 (Unaudited)
Mira Vista	$—	$267
Peak Housing	936	234
The Conley	—	405
The Cottages at Myrtle Beach	960	—
The Cottages at Warner Robins	212	—
The Cottages of Port St. Lucie	808	—
The Woods at Forest Hill	66	—
Thornton Flats	—	205
Wayford at Concord	—	364
Wayford at Innovation Park	40	—
Willow Park	166	—
Total preferred returns on unconsolidated joint ventures	$3,188	$1,475

The occupancy percentages of the Company’s unconsolidated real estate joint ventures at June 30, 2022 and December 31, 2021 are as follows:

Property	June 30, 2022	December 31, 2021
Peak Housing	92.1%	92.8%
The Cottages at Myrtle Beach	(1)		(2)
The Cottages at Warner Robins	(1)		(2)
The Cottages of Port St. Lucie	(1)		(2)
The Woods at Forest Hill	(1)		(2)
Wayford at Innovation Park	(1)		(2)
Willow Park (3)	2.2%		(2)

(1)	The development had not commenced lease-up as of June 30, 2022.
(2)	The development had not commenced lease-up as of December 31, 2021.
(3)	Willow Park commenced lease-up in late June 2022.

Peak Housing Interests and Financing

During 2021, the Company made a preferred equity investment in the operating partnership of Peak Housing REIT (the “Peak REIT OP”), and in addition, made common equity investments, through joint ventures with Peak REIT OP, in fourteen portfolios of single-family residential homes. During the first quarter 2022, the Company made common equity investments, through joint ventures with the Peak REIT OP, in the following two portfolios of single-family residential homes: Granbury 2.0 and Savannah 319. In addition to its common equity investments, the Company, through wholly-owned lender-entities, provided the full mortgage or mezzanine loan to each of the fifteen (Savannah 319 excluded) respective portfolio owners. These portfolio owners are owned by joint ventures in which the Company has its common equity investments along with the Peak REIT OP. To determine if consolidation of the joint ventures was appropriate, the Company evaluated the basis of consolidation under ASC 810: Consolidation using the voting interest equity method as it had determined that the joint ventures were not variable interest entities. As the Company has controlling voting interests and substantive participating rights in the joint ventures under the operating agreements, the Company determined that consolidation of the joint ventures was appropriate. As the entities through which the Company provided the loans (the lender-entities) and the entities to which the loans were provided (the property owners) consolidate into the Company’s financial statements, the loan receivable balances and the loan payable balances are eliminated through consolidation and therefore are not reflected in the Company’s combined balance sheets. In addition, the Company’s pro rata share of each loan’s interest expense incurred through the portfolio owner partially offsets, through consolidation, the Company’s interest income for each loan recognized at the wholly-owned lender-entity. The remaining interest income, which is attributable to interest incurred by the Peak REIT OP as the noncontrolling interest in each portfolio, is reflected in net income (loss) attributable to common stockholders in the Company’s combined statements of operations. Through its impact on the net operations of the portfolio, the Peak REIT OP’s pro rata share of each loan’s interest expense is reflected in net income (loss) attributable to noncontrolling interests partially owned properties in the Company’s combined statements of operations.

On April 1, 2022, the mortgage or mezzanine loans provided by the Company to twelve of the fifteen respective portfolio owners were converted into a total of $66.2 million of common equity interests, which included the full principal loan balances in the aggregate amount of $61.6 million and an aggregate amount of $4.6 million representing the minimum interest associated with the respective loans.

On May 10, 2022, the mortgage loans provided by the Company to two of the fifteen respective portfolio owners were converted into a total of $39.2 million of common equity interests, which included the full principal loan balances in the aggregate amount of $38.2 million and an aggregate amount of $1.0 million representing the minimum interest associated with the respective loans. As of June 30, 2022, one mezzanine loan remains outstanding that has been provided by the Company to a portfolio owner.

Note 9 — Revolving Credit Facilities

The outstanding balances on the revolving credit facilities as of June 30, 2022 and December 31, 2021 are as follows (amounts in thousands):

Revolving Credit Facilities	June 30, 2022	December 31, 2021
Amended Senior Credit Facility	$—	$—
Amended Junior Credit Facility	—	—
DB Credit Facility	35,000	—
ILE Sunflower Credit Facility	14,407	—
Total	$49,407	$—

Amended Senior Credit Facility

On March 6, 2020, the Company entered into an amended and restated Junior Credit Facility (the “Amended Senior Credit Facility”). The Amended Senior Credit Facility provides for a revolving loan with an initial commitment amount of $100 million, which commitment contains an accordion feature to a maximum total commitment of up to $350 million. Borrowings under the Amended Senior Credit Facility bear interest, at the Company’s option, at LIBOR plus 1.30% to 1.65% or the base rate plus 0.30% to 0.65%, depending on the Company’s leverage ratio. The Company pays an unused fee at an annual rate of 0.15% to 0.20% of the unused portion of the Amended Senior Credit Facility, depending on the borrowings outstanding. The Amended Senior Credit Facility matures on March 6, 2023 and contains two one-year extension options, subject to certain conditions. The Amended Senior Credit Facility contains certain financial and operating covenants, including a maximum leverage ratio, minimum liquidity, minimum debt service coverage ratio and minimum tangible net worth. At June 30, 2022, the Company was in compliance with all covenants under the Amended Senior Credit Facility. The Company has guaranteed the obligations under the Amended Senior Credit Facility and has pledged certain assets as collateral.

The Amended Senior Credit Facility provides the Company with the ability to issue up to $50 million in letters of credit. While the issuance of letters of credit does not increase the Company’s borrowings outstanding under the Amended Senior Credit Facility, it does reduce the availability of borrowings. At June 30, 2022, the Company had one outstanding letter of credit of $0.8 million.

Amended Junior Credit Facility

On September 21, 2021, the Company entered into the Amended Junior Credit Facility. The Amended Junior Credit Facility extended the maturity date of the credit facility to December 21, 2023 and included changes in certain financial and operating covenants. There were no other material changes in terms from the previous credit facility. The Amended Junior Credit Facility provides for a revolving loan with a maximum commitment amount of $72.5 million. Borrowings under the Amended Junior Credit Facility bear interest, at the Company’s option, at LIBOR plus 2.75% to 3.25% or the base rate plus 1.75% to 2.25%, depending on the Company’s leverage ratio. The Company pays an unused fee at an annual rate of 0.35% to 0.40% of the unused portion of the Amended Junior Credit Facility, depending on the borrowings outstanding. The Amended Junior Credit Facility contains certain financial and operating covenants, including a maximum leverage ratio, minimum liquidity, minimum debt service coverage ratio, minimum debt yield, minimum tangible net worth and minimum equity raise and collateral values. At June 30, 2022, the Company was in compliance with all covenants under the Amended Junior Credit Facility. The Company has guaranteed the obligations under the Amended Junior Credit Facility and has pledged certain assets as collateral.

The availability of borrowings under the Amended Senior Credit Facility and Amended Junior Credit Facility at June 30, 2022 is based on the collateral and compliance with various ratios related to those assets and was approximately $114.2 million.

Deutsche Bank Credit Facility (“DB Credit Facility”)

On April 6, 2022, the Company entered into a credit facility with Deutsche Bank Securities Inc., as sole lead arranger, Deutsche Bank AG, New York Branch, as administrative agent, the financial institutions party thereto as lenders and Computershare Trust Company, N.A., as paying agent and calculation agent (the “DB Credit Facility”). The DB Credit Facility provides for a revolving loan with a maximum commitment amount of $150 million. Borrowings under the DB Credit Facility are limited to financings related to the acquisition, renovation, rehabilitation, maintenance and leasing of single-family residential properties owned by various Peak joint ventures. During the initial term of the DB Credit Facility, borrowings bear interest on the amount drawn at Term SOFR plus 2.80%, and borrowings can be prepaid without premium or penalty. The DB Credit Facility matures on April 6, 2024 and contains two (2) one-year extension options, subject to certain conditions. The DB Credit Facility contains certain financial and operating covenants, including maximum leverage ratio, minimum debt yield and minimum debt service coverage ratio. At June 30, 2022, the Company was in compliance with all covenants under the DB Credit Facility. The Company has guaranteed the obligations under the DB Credit Facility.

The availability of borrowings under the DB Credit Facility at June 30, 2022 is based on the collateral and compliance with various ratios related to those assets and was approximately $10.5 million.

ILE Sunflower Credit Facility

On December 27, 2021, the Company’s unaffiliated joint venture partner, ILE, entered into a credit facility with Sunflower Bank, N.A. (the “ILE Sunflower Credit Facility”). The ILE Sunflower Credit Facility provides for a revolving loan with an initial commitment amount of $20 million, which commitment contains an accordion feature to a maximum total commitment of up to $50 million. The ILE Sunflower Credit Facility, along with four other separate non-revolving credit facilities (refer to Note 9 for further information), is used in the financing of acquisitions of single-family residential units. Borrowings under the ILE Sunflower Credit Facility bear interest at LIBOR plus 3.0%, subject to a rate floor, and can be prepaid without penalty or premium. The ILE Sunflower Credit Facility matures on December 27, 2024 and contains certain financial and operating covenants, including a minimum fixed charge coverage ratio. At June 30, 2022, ILE was in compliance with all covenants under the ILE Sunflower Credit Facility. A principal of ILE has guaranteed the obligations under the ILE Sunflower Credit Facility and the Company and ILE have pledged certain assets as collateral.

Note 10 – Mortgages Payable

The following table summarizes certain information as of June 30, 2022 and December 31, 2021, with respect to the Company’s senior mortgage indebtedness (amounts in thousands):

	Outstanding Principal		As of June 30, 2022
Property	June 30, 2022	December 31, 2021	Interest Rate	Interest-only through date	Maturity Date
Fixed Rate:
ILE (1)	$19,695	$—	3.75%	(2)	June 7, 2026
Navigator Villas (3)	20,200	20,361	4.57%	(2)	June 1, 2028
Yauger Park Villas (4)	14,784	14,921	4.86%	(2)	April 1, 2026
Total Fixed Rate	$54,679	$35,282

Floating Rate:
ILE (5)	$11,093	$26,825	4.14%	(5)	(5)
Wayford at Concord (6)	32,973	—	2.95%	May 2027	May 1, 2029
Total Floating Rate	$44,066	$26,825
Total	$98,745	$62,107
Fair value adjustments	1,395	1,555
Deferred financing costs, net	(1,286)	(655)
Total mortgages payable	$98,854	$63,007

(1)	ILE’s fixed rate debt represents the debt outstanding from one credit agreement.
(2)	The loan requires monthly payments of principal and interest.
(3)	The principal balance includes a $14.6 million senior loan at a fixed rate of 4.31% and a $5.6 million supplemental loan at a fixed rate of 5.23%.
(4)	The principal balance includes a $10.3 million senior loan at a fixed rate of 4.81% and a $4.5 million supplemental loan at a fixed rate of 4.96%.
(5)	ILE’s floating rate debt represents the aggregate debt outstanding across three separate credit agreements. Of the $11.1 million principal balance, $7.4 million held through two credit agreements requires monthly payments of principal and interest, while the remaining principal balance of $3.7 million held through one credit agreement has monthly payments that are currently interest-only. The three credit agreements have maturity dates ranging from 2022 to 2026 and bear interest at one-month LIBOR or prime rate plus margins ranging from 0.50% to 2.30%, subject to rate floors, and have current interest rates ranging from 3.50% to 5.25% with a weighted average interest rate of 4.14% as of June 30, 2022.
(6)	The Wayford at Concord loan bears interest at the 30-day average SOFR plus 2.23%. In June 2022, the 30-day average SOFR in effect was 0.72%. SOFR rate is subject to a rate cap. Please refer to Note 12 for further information.

Deferred financing costs

Costs incurred in obtaining long-term financing are amortized on a straight-line basis to interest expense over the terms of the related financing agreements, as applicable, which approximates the effective interest method.

Loss on Extinguishment of Debt

Upon repayment of or in conjunction with a material change (i.e., a 10% or greater difference in the cash flows between instruments) in the terms of an underlying debt agreement, the Company writes-off any unamortized deferred financing costs and fair market value adjustments related to the original debt that was extinguished. Prepayment penalties incurred on the early repayment of debt and costs incurred in a debt modification that are not capitalized are also included within loss on extinguishment of debt and debt modification costs on the combined statements of operations. Loss on extinguishment of debt was zero and $3.1 million (unaudited) for the six months ended June 30, 2022 and 2021, respectively.

Refinancing of Wayford at Concord

Upon its acquisition in June 2021, the Company and its unaffiliated joint venture partner (together, the “Wayford JV”) fully funded the purchase price of Wayford at Concord. On April 21, 2022, the Wayford JV entered into a $33.0 million floating rate loan, which is secured by the Wayford at Concord property, with the loan proceeds distributed to the Wayford JV members in accordance with the distribution provisions in the joint venture agreement.

Debt Maturities

As of June 30, 2022, contractual principal payments for the five subsequent years and thereafter are as follows (amounts in thousands):

Year	Total
2022 (July 1 - December 31)	$4,783
2023	2,238
2024	2,272
2025	2,316
2026	35,569
Thereafter	51,567
$98,745
Add: Unamortized fair value debt adjustment	1,395
Subtract: Deferred financing costs, net	(1,286)
Total	$98,854

The net book value of real estate assets providing collateral for these above borrowings, including the revolving credit facilities (refer to Note 9 for further information) was $281.2 million as of June 30, 2022.

The mortgage loans encumbering the Company’s properties are nonrecourse, subject to certain exceptions for which the Company would be liable for any resulting losses incurred by the lender. These exceptions generally include fraud or a material misrepresentation, misstatement or omission by the borrower, intentional or grossly negligent conduct by the borrower that harms the property or results in a loss to the lender, filing of a bankruptcy petition by the borrower, either directly or indirectly, and certain environmental liabilities. In addition, upon the occurrence of certain events, such as fraud or filing of a bankruptcy petition by the borrower, the Company or our joint ventures would be liable for the entire outstanding balance of the loans, all interest accrued thereon and certain other costs, including penalties and expenses. The mortgage loans have a period where a prepayment fee or yield maintenance is required.

Note 11 – Fair Value of Financial Instruments

Fair Value Measurements

For financial assets and liabilities recorded at fair value on a recurring or non-recurring basis, fair value is the price the Company would expect to receive to sell an asset, or pay to transfer a liability, in an orderly transaction with a market participant at the measurement date under current market conditions. In the absence of such data, fair value is estimated using internal information consistent with what market participants would use in a hypothetical transaction.

In determining fair value, observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions; preference is given to observable inputs. In accordance with accounting principles generally accepted in the United States of America (“GAAP”) and as defined in ASC Topic 820, “Fair Value Measurement,” these two types of inputs create the following fair value hierarchy:

•	Level 1:	Quoted prices for identical instruments in active markets

•	Level 2:	Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable

•	Level 3:	Significant inputs to the valuation model are unobservable

If the inputs used to measure the fair value fall within different levels of the hierarchy, the fair value is determined based upon the lowest-level input that is significant to the fair value measurement. Whenever possible, the Company uses quoted market prices to determine fair value. In the absence of quoted market prices, the Company uses independent sources and data to determine fair value.

Financial Instrument Fair Value Disclosures

As of June 30, 2022 and December 31, 2021, the carrying values of cash and cash equivalents, restricted cash, accounts receivable, due to and due from affiliates, accounts payable, other accrued liabilities, and distributions payable approximate their fair value based on their highly-liquid nature and/or short-term maturities. The carrying values of notes receivable approximate fair value because stated interest rate terms are consistent with interest rate terms on new deals with similar leverage and risk profiles. The fair values of notes receivable are classified in Level 3 of the fair value hierarchy due to the significant unobservable inputs that are utilized in their respective valuations.

Derivative Financial Instruments

The estimated fair values of derivative financial instruments are valued using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves and volatility. The fair value of interest rate caps is determined using the market-standard methodology of discounting the future expected cash receipts which would occur if floating interest rates rise above the strike rate of the caps. The floating interest rates used in the calculation of projected receipts on the cap are based on an expectation of future interest rates derived from observable market interest rate curves and volatilities. The inputs used in the valuation of interest rate caps fall within Level 2 of the fair value hierarchy.

Fair Value of Debt

As of June 30, 2022 and December 31, 2021, based on the discounted amount of future cash flows using rates currently available to the Company for similar liabilities, the fair value of the Company’s mortgages payable is estimated at $96.4 million and $64.8 million, respectively, compared to the carrying amounts, before adjustments for deferred financing costs, net, of $100.1 million and $63.7 million, respectively. The fair value of mortgages payable is estimated based on the Company’s current interest rates (Level 3 inputs of the fair value hierarchy) for similar types of borrowing arrangements.

Note 12 – Derivative Financial Instruments

Risk Management Objective of Using Derivatives

The Company is exposed to certain risks arising from both its business operations and economic conditions. The Company principally manages its exposures to a wide variety of business and operational risks through management of its core business activities. The Company manages economic risks, including interest rate, liquidity, and credit risk, primarily by managing the amount, sources, and duration of its assets and liabilities and the use of derivative financial instruments. Specifically, the Company enters into derivative financial instruments to manage exposures that arise from business activities that result in the receipt or payment of future known and uncertain cash amounts, the value of which are determined by interest rates. The Company’s derivative financial instruments are used to manage differences in the amount, timing, and duration of the Company’s known or expected cash payments principally related to the Company’s borrowings.

The Company’s objectives in using interest rate derivative financial instruments are to add stability to interest expense and to manage the Company’s exposure to interest rate movements. To accomplish these objectives, the Company primarily uses interest rate caps as part of its interest rate risk management strategy. Interest rate caps involve the receipt of variable-rate amounts from a counterparty if interest rates rise above the strike rate on the contract in exchange for an up-front premium.

The Company has not designated any of the interest rate derivatives as hedges. Although these derivative financial instruments were not designated or did not qualify for hedge accounting, the Company believes the derivative financial instruments are effective economic hedges against increases in interest rates. The Company does not use derivative financial instruments for trading or speculative purposes.

As of June 30, 2022, the Company had interest rate caps which effectively limit the Company’s exposure to interest rate risk by providing a ceiling on the underlying floating interest rate for $68.0 million of the Company’s floating rate mortgage debt.

The table below presents the classification and fair value of the Company’s derivative financial instruments on the combined balance sheets as of June 30, 2022 and December 31, 2021 (amounts in thousands):

		Fair values of derivative instruments
Derivatives not designated as hedging instruments under ASC 815-20	Balance Sheet Location	June 30, 2022	December 31, 2021
Interest rate caps	Accounts receivable, prepaids and other assets	$2,301	$—

The table below presents the classification and effect of the Company’s derivative financial instruments on the combined statements of operations for the three and six months ended June 30, 2022 and 2021 (amounts in thousands):

		The Effect of Derivative Instruments on the Statements of Operations
Derivatives not designated		Six Months Ended June 30,
as hedging instruments under ASC 815-20	Location of Gain or (Loss) Recognized in Income	2022	2021 (Unaudited)
Interest rate caps	Interest Expense	$167	$—

Note 13 – Related Party Transactions

Administrative Services Agreement

In October 2017, Bluerock Residential entered into an Administrative Services Agreement (the “Administrative Services Agreement”) with Bluerock Real Estate, LLC and its affiliate, Bluerock Real Estate Holdings, LLC (together “BRE”). Pursuant to the Administrative Services Agreement, BRE provides Bluerock Residential with certain human resources, investor relations, marketing, legal and other administrative services (the “Services”). The Services are provided on an at-cost basis, generally allocated based on the use of such Services for the benefit of the business, and are invoiced on a quarterly basis. In addition, the Administrative Services Agreement permits certain employees to provide or cause to be provided services to BRE, on an at-cost basis, generally allocated based on the use of such services for the benefit of the business of BRE, and otherwise subject to the terms of the Services provided by BRE to Bluerock Residential under the Administrative Services Agreement. Payment by Bluerock Residential of invoices and other amounts payable under the Administrative Services Agreement will be made in cash or, at the sole discretion of the board of directors, generally in the form of LTIP units. The term of the Administrative Services Agreement expires on October 31, 2022 unless Bluerock Residential renews. The Administrative Services Agreement will automatically terminate (i) upon termination by Bluerock Residential of all Services, or (ii) in the event of non-renewal by Bluerock Residential.

Pursuant to the Administrative Services Agreement, BRE is responsible for the payment of all employee benefits and any other direct and indirect compensation for the employees of BRE (or their affiliates or permitted subcontractors) assigned to perform the Services, as well as such employees’ workers’ compensation insurance, employment taxes, and other applicable employer liabilities relating to such employees.

Bluerock Residential and BRE also entered into a Leasehold Cost-Sharing Agreement (the “Leasehold Cost-Sharing Agreement”) with respect to the lease for their New York headquarters (the “NY Lease”) to provide for the allocation and sharing between BRE and Bluerock Residential of the costs thereunder, including costs associated with tenant improvements. The NY Lease permits Bluerock Residential and certain of its respective subsidiaries and/or affiliates to share occupancy of the New York headquarters with BRE. Under the NY Lease, the Company issued a $750,000 letter of credit as a security deposit, and BRE is obligated under the Leasehold Cost-Sharing Agreement to indemnify and hold the Company harmless from loss if there is a claim under such letter of credit. Payment by the Company of any amounts payable under the Leasehold Cost-Sharing Agreement to BRE will be made in cash or, in the sole discretion of the board of directors, generally in the form of LTIP units.

Recorded as part of general and administrative expenses, operating expenses paid by BRE on behalf of the Company of $0.4 million and $0.2 million (unaudited) were expensed during the six months ended June 30, 2022 and 2021, respectively. The Company, pursuant to the terms of the Administrative Services Agreement, paid operating expenses on behalf of BRE of $0.5 million and $0.2 million (unaudited) for the six months ended June 30, 2022 and 2021, respectively. Operating expense amounts were determined by applying an allocation percentage to (i) total operating expenses paid by BRE on behalf of the Company and (ii) total operating expenses paid by the Company on behalf of BRE. The allocation percentage was determined by taking the number of units carved out of the Bluerock Residential portfolio divided by Bluerock Residential’s total portfolio unit count.

Pursuant to the terms of the Administrative Services Agreement (“ASA”) and the Leasehold Cost-Sharing Agreement (“CSA”), summarized below are the net related party amounts payable to BRE allocated to the Company as of June 30, 2022 and December 31, 2021 (amounts in thousands):

	June 30, 2022	December 31, 2021
Operating and direct expense reimbursements
Amounts payable to BRE under the ASA, net	$404	$319
Amounts payable to BRE under the CSA	191	187
Total amounts payable to BRE, net	$595	$506

As of June 30, 2022 and December 31, 2021, the Company had zero and $0.4 million, respectively, in receivables due from related parties other than BRE.

Note 14 – Commitments and Contingencies

The aggregate amount of the Company’s contractual commitments to fund future cash obligations in certain of its preferred equity, loan and joint venture investments was $43.1 million and $108.1 million as of June 30, 2022 and December 31, 2021, respectively.

The Company is subject to various legal actions and claims arising in the ordinary course of business. Although the outcome of any legal matter cannot be predicted with certainty, management does not believe that any of these legal proceedings or matters will have a material adverse effect on the consolidated financial position or results of operations or liquidity of the Company.

Note 15 – Segment Information

The Company owns and operates residential investments that generate rental and other property-related income through the leasing of units to a diverse base of tenants. The Chief Operating Decision Maker, which is comprised of several members of the Company’s executive management team, evaluates the performance of the Company’s operations and allocates financial and other resources by assessing the financial results of and future performance outlook for the Company’s two reportable segments: single-family residential homes (“Single-family”) and multifamily apartment communities (“Multifamily”).

The Chief Operating Decision Maker’s primary financial measure for the Company’s operating performance is NOI. NOI is a non-GAAP measure that the Company defines as total property revenues less total property operating expenses, excluding depreciation and amortization and interest. The Chief Operating Decision Maker evaluates the Company’s operating performance using NOI as it measures the core operations of property performance by excluding corporate level expenses and those other items not related to property operating performance.

The following table summarizes NOI by the Company’s reportable segments for the six months ended June 30, 2022 and 2021, and reconciles NOI to net (loss) income attributable to common stockholders on the Company’s combined statements of operations (amounts in thousands):

	Six Months Ended June 30,
	2022	2021 (Unaudited)
Rental and other property revenues
Single-family	$14,528	$2,061
Multifamily	—	—
Total rental and other property revenues	14,528	2,061

Property operating expenses
Single-family	6,554	742
Multifamily	—	—
Total property operating expenses	6,554	742

Net operating income
Single-family	7,974	1,319
Multifamily	—	—
Total net operating income	7,974	1,319
Reconciling items:
Interest income from loan investments	1,216	2,961
Property management fee expenses	(1,493)	(63)
General and administrative expenses	(3,189)	(2,079)
Acquisition and pursuit costs	(70)	—
Depreciation and amortization	(8,528)	(1,350)
Other income	100	—
Preferred returns on unconsolidated real estate joint ventures	3,188	1,475
Provision for credit losses	373	(10)
Interest expense, net	(2,960)	(1,344)
Net (loss) income from continuing operations	(3,389)	909
Net income from discontinued multifamily operations	—	64,657
Net (loss) income	(3,389)	65,566
Net (loss) income attributable to noncontrolling interests	(2,579)	6,697
Net (loss) income attributable to common stockholders	$(810)	$58,869

The following table summarizes the assets of the Company’s reportable segments as of June 30, 2022 and December 31, 2021 (amounts in thousands):

	June 30, 2022	December 31, 2021
Assets
Net Real Estate Investments
Single-family	$427,212	$318,084
Multifamily	—	—
Total Net Real Estate Investments	427,212	318,084
Reconciling items:
Cash and cash equivalents	198,807	129,389
Restricted cash	6,009	7,540
Notes and accrued interest receivable, net	9,540	38,883
Due from affiliates	—	428
Accounts receivable, prepaids and other assets, net	11,133	5,094
Preferred equity investments and investments in unconsolidated real estate joint ventures, net	72,097	39,521
In-place lease intangible assets, net	97	2,525
Total Consolidated Assets	$724,895	$541,464

Note 16 – Subsequent Events

Weatherford 185 Mezzanine Loan Financing

In July 2022, the borrower exercised the last of the loan’s thirty-day extension options, extending the maturity date to mid-August 2022. Upon the exercise, the borrower was required to make a payment to the Company of $0.1 million toward the unpaid principal balance of the loan. On July 22, 2022, the loan provided by the Company was paid off for $9.4 million, which included principal repayment of $9.3 million and accrued interest of $0.1 million.

Additional Units in Consolidated Operating Properties

Subsequent to June 30, 2022, the Company acquired approximately 106 additional units through existing single-family portfolios for total purchase prices of approximately $26 million.

Bluerock Homes Trust, Inc.

Schedule III - Real Estate and Accumulated Depreciation (amounts in thousands)	June 30, 2022

COLUMN A		COLUMN B	COLUMN C		COLUMN D	COLUMN E			COLUMN F	COLUMN G	COLUMN H
											Life on Which
					Costs						Depreciation in
			Initial Cost		Capitalized	Gross Amount at Which Carried at Close of Period					Latest Income
				Building and	Subsequent		Building and		Accumulated	Date of	Statement is
Property	Location	Encumbrance	Land	Improvements	to Acquisition	Land	Improvements	Total	Depreciation	Acquisition	Computed
Real Estate Held for Investment
Navigator Villas	WA	$20,200	$2,026	$27,206	$984	$2,027	$28,189	$30,216	$2,641	2019	3 - 40 Years
Yauger Park Villas	WA	14,784	1,322	24,575	303	1,322	24,878	26,200	1,146	2021	3 - 40 Years
Wayford at Concord	NC	32,973	2,933	40,922	83	2,933	41,005	43,938	1,458	2021	3 - 40 Years
Indy	IN	-	593	3,210	169	594	3,378	3,972	93	2021	3 - 40 Years
Springfield	MO	-	7,711	41,435	200	7,714	41,632	49,346	1,156	2021	3 - 40 Years
Springtown	TX	-	1,459	7,919	96	1,462	8,012	9,474	201	2021	3 - 40 Years
Texarkana	TX	-	438	2,681	55	439	2,735	3,174	68	2021	3 - 40 Years
Lubbock	TX	-	719	4,892	124	721	5,014	5,735	125	2021	3 - 40 Years
Granbury	TX	-	751	7,497	35	752	7,531	8,283	188	2021	3 - 40 Years
Axelrod	TX	-	1,115	3,078	30	1,116	3,107	4,223	78	2021	3 - 40 Years
ILE	TX / SE US	30,788	18,711	76,352	4,214	18,711	80,566	99,277	1,088	2021/2022	3 - 40 Years
Springtown 2.0	TX	-	106	2,891	9	106	2,900	3,006	64	2021	3 - 40 Years
Lubbock 2.0	TX	-	718	8,550	105	718	8,655	9,373	192	2021	3 - 40 Years
Lynnwood	TX	-	281	2,192	39	281	2,231	2,512	44	2021	3 - 40 Years
Golden Pacific	IN / KS / MO	-	4,620	23,320	1,718	4,620	25,038	29,658	207	2021/2022	3 - 40 Years
Lynnwood 2.0	TX	-	266	2,244	15	267	2,258	2,525	44	2021	3 - 40 Years
Lubbock 3.0	TX	-	245	4,382	56	245	4,438	4,683	87	2021	3 - 40 Years
Texas Portfolio 183	TX	-	4,138	23,764	305	4,140	24,067	28,207	403	2021	3 - 40 Years
DFW 189	TX	-	5,638	22,416	296	5,641	22,709	28,350	382	2021	3 - 40 Years
Granbury 2.0	TX	-	702	7,015	71	702	7,086	7,788	60	2022	3 - 40 Years
Savannah 319	GA	-	1,421	8,066	71	1,421	8,137	9,558	50	2022	3 - 40 Years
Ballast	AZ / CO / WA	-	5,999	21,037	185	6,000	21,221	27,221	111	2022	3 - 40 Years
Subtotal		98,745	61,912	365,644	9,163	61,932	374,787	436,719	9,886

Non-Real Estate assets
REIT Operator	MI	-	-	185	790	-	975	975	596	2017	5 Years
Subtotal		-	-	185	790	-	975	975	596

Total		$98,745	$61,912	$365,829	$9,953	$61,932	$375,762	$437,694	$10,482

Bluerock Homes Trust, Inc.
Notes to Schedule III (amounts in thousands)

1. Reconciliation of Real Estate Properties
The following table reconciles the Real Estate Properties from January 1, 2022 to June 30, 2022.

2022
Balance at January 1	$323,048
Construction and acquisition cost	114,646
Disposition of real estate	—
Balance at June 30	$437,694

2. Reconciliation of Accumulated Depreciation
The following table reconciles the Real Estate Properties from January 1, 2022 to June 30, 2022.

2022
Balance at January 1	$4,964
Current year depreciation expense	5,518
Disposition of real estate	—
Balance at June 30	$10,482

Bluerock Homes Trust, Inc.

Schedule IV - Mortgage Loans on Real Estate	June 30, 2022

											Principal Amount of
									Face Amount of	Carrying Amount of	Mortgages Subject to
						Periodic Payment			Mortgages (in	Mortgages (in	Delinquent Principal
Description	Property Name	Location	Interest Rate	Maturity Date		Terms		Prior Liens	thousands)	thousands)	or Interest
Real Estate
Mezzanine Loan on
Residential Rental
Community	Weatherford 185	Weatherford, TX	12.00%	8/14/2022	(1)	12	(2)	-	$9,445	$9,445	-
									$9,445	$9,445

(1) During the second quarter 2022, the borrower exercised two of the loan’s three available thirty-day extension options, extending the maturity date from May 16, 2022 to July 15, 2022. In July 2022, the borrower exercised the last of the loan’s thirty-day extension options, extending the maturity date to August 14, 2022. At the time of each such extension, the borrower was required to make a payment to the Company of $0.1 million toward the unpaid principal amount of the loan. On July 22, 2022, the loan provided by the Company was paid off in full.

(2) Fixed rate, interest only, 12.0% payable monthly

Bluerock Homes Trust, Inc.
Note to Schedule IV - Reconciliation of Mortgage Loans on Real Estate
(amounts in thousands)

Six Months Ended June 30, 2022
Balance at beginning of period	$36,000
Additions during period:
Purchases	9,645
Deductions during period:
Collections of principal	(36,200)
Balance at end of period	$9,445

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

Bluerock Homes Trust, Inc.

Opinion on the Financial Statements

We have audited the accompanying combined balance sheets of Bluerock Homes Trust, Inc. (the “Company”) as of December 31, 2021 and 2020, the related combined statements of operations, changes in net parent investment, and cash flows for each of the two years in the period ended December 31, 2021, and the related notes and financial statement schedules included under Item 15(a) (collectively referred to as the “financial statements”). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures include examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ GRANT THORNTON LLP

We have served as the Company’s auditor since 2021.

Southfield, Michigan

August 31, 2022

BLUEROCK HOMES TRUST, INC.

COMBINED BALANCE SHEETS
(In thousands)

	December 31, 2021	December 31, 2020
ASSETS
Net Real Estate Investments
Land	$41,997	$2,027
Buildings and improvements	278,592	27,197
Furniture, fixtures and equipment	2,459	1,175
Total Gross Real Estate Investments	323,048	30,399
Accumulated depreciation	(4,964)	(1,334)
Total Net Real Estate Investments	318,084	29,065
Cash and cash equivalents	129,389	48,781
Restricted cash	7,540	4,751
Notes and accrued interest receivable, net	38,883	48,893
Due from affiliates	428	111
Accounts receivable, prepaids and other assets, net	5,094	4,836
Preferred equity investments and investments in unconsolidated real estate joint ventures, net	39,521	41,422
In-place lease intangible assets, net	2,525	—
Assets related to discontinued operations	—	313,925
TOTAL ASSETS	$541,464	$491,784

LIABILITIES AND NET PARENT INVESTMENT
Mortgages payable	$63,007	$20,908
Revolving credit facilities	—	33,000
Accounts payable	2,087	169
Other accrued liabilities	10,778	6,289
Due to affiliates	506	466
Distributions payable	3,115	2,512
Liabilities related to discontinued operations	—	244,469
Total Liabilities	79,493	307,813
Net Parent Investment
Bluerock Homes Equity	440,093	179,578
Noncontrolling Interests	21,878	4,393
Total Net Parent Investment	461,971	183,971
TOTAL LIABILITIES AND NET PARENT INVESTMENT	$541,464	$491,784

See Notes to Combined Financial Statements

BLUEROCK HOMES TRUST, INC.

COMBINED STATEMENTS OF OPERATIONS
(In thousands)

	Year Ended December 31,
	2021	2020
Revenues
Rental and other property revenues	$9,275	$2,559
Interest income from loan investments	5,355	4,810
Total revenues	14,630	7,369

Expenses
Property operating	3,230	893
Property management and asset management fees	550	77
General and administrative	4,570	5,012
Depreciation and amortization	5,891	1,898
Total expenses	14,241	7,880
Operating income (loss)	389	(511)

Other income (expense)
Other income	253	—
Preferred returns on unconsolidated real estate joint ventures	3,190	5,040
Provision for credit losses	28	(16,090)
Interest expense, net	(2,915)	(3,193)
Total other income (expense)	556	(14,243)

Net income (loss) from continuing operations	945	(14,754)

Discontinued operations
Income (loss) on operations of rental property	340	(2,760)
Loss on extinguishment of debt	(6,172)	(19)
Gain from sale of assets from discontinued operations	116,690	—
Income (loss) from discontinued operations	110,858	(2,779)

Net income (loss)	111,803	(17,533)
Net income attributable to noncontrolling interests	11,652	202
Net income (loss) attributable to Bluerock Homes	$100,151	$(17,735)

See Notes to Combined Financial Statements

BLUEROCK HOMES TRUST, INC.

COMBINED STATEMENTS OF NET PARENT INVESTMENT
(In thousands)

	Bluerock Homes Equity	Noncontrolling Interests	Total Net Parent Investment
Balance, January 1, 2020	$173,046	$5,147	$178,193
Distributions to partially owned noncontrolling interests	—	(956)	(956)
Contributions, net	24,267	—	24,267
Net (loss) income	(17,735)	202	(17,533)
Balance, December 31, 2020	$179,578	$4,393	$183,971
Distributions to partially owned noncontrolling interests	—	(16,520)	(16,520)
Contributions, net	160,364	22,353	182,717
Net income	100,151	11,652	111,803
Balance, December 31, 2021	$440,093	$21,878	$461,971

See Notes to Combined Financial Statements

BLUEROCK HOMES TRUST, INC.

COMBINED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2021	2020
Cash flows from operating activities
Net income (loss)	$111,803	$(17,533)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	9,827	15,542
Amortization of fair value adjustments	(261)	(88)
Preferred returns on unconsolidated real estate joint ventures	(3,190)	(5,040)
Gain from sale of assets from discontinued operations	(116,690)	—
Fair value adjustment of interest rate caps	—	(2)
Loss on extinguishment of debt	6,172	19
Provision for credit losses	(29)	16,091
Distributions of income and preferred returns from preferred equity investments and unconsolidated real estate joint ventures	4,437	3,940
Changes in operating assets and liabilities:
Due to affiliates, net	151	627
Accounts receivable, prepaids and other assets	(1,264)	(87)
Notes and accrued interest receivable	(1,867)	(610)
Accounts payable and other accrued liabilities	117	1,729
Net cash provided by operating activities	9,206	14,588

Cash flows from investing activities
Acquisitions of real estate investments	(255,400)	—
Capital expenditures	(1,702)	(1,511)
Investment in notes receivable	(10,419)	(22,922)
Repayments on notes receivable	22,319	21,000
Proceeds from sale of real estate investments	401,780	—
Proceeds from sale and redemption of unconsolidated real estate joint ventures	41,262	1,000
Investments in unconsolidated real estate joint venture interests	(39,792)	(4,060)
Net cash provided by (used in) investing activities	158,048	(6,493)

Cash flows from financing activities
Distributions paid	603	745
Distributions to noncontrolling interests	(16,520)	(956)
Contributions from noncontrolling interests	22,353	—
Contributions from Parent	160,364	24,267
Borrowings on mortgages payable	2,573	—
Repayments on mortgages payable including prepayment penalties	(219,021)	(8,395)
Proceeds from revolving credit facilities	30,000	384,189
Repayments on revolving credit facilities	(63,000)	(369,189)
Payments of deferred financing fees	(1,209)	(1,097)
Net cash (used in) provided by financing activities	(83,857)	29,564

Net increase in cash, cash equivalents and restricted cash	83,397	37,659
Cash, cash equivalents and restricted cash, beginning of year	53,532	15,873
Cash, cash equivalents and restricted cash, end of year	$136,929	$53,532

Reconciliation of cash, cash equivalents and restricted cash
Cash and cash equivalents	$129,389	$48,781
Restricted cash	7,540	4,751
Total cash, cash equivalents and restricted cash, end of year	$136,929	$53,532

Supplemental disclosure of cash flow information
Cash paid for interest (net of interest capitalized)	$4,599	$9,498

Supplemental disclosure of non-cash investing and financing activities
Distributions payable - declared and unpaid	$3,115	$2,512
Mortgages assumed upon property acquisitions	$40,501	$—
Capital expenditures held in accounts payable and other accrued liabilities	$854	$(90)

See Notes to Combined Financial Statements

BLUEROCK HOMES TRUST, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS

Note 1	– Organization and Nature of Business

Bluerock Homes Trust, Inc. (“The Company” or “Bluerock Homes”) has historically operated as part of Bluerock Residential Growth REIT, Inc (“Bluerock Residential” or “Parent”) and not as a standalone company. Financial statements representing the historical operations of Bluerock Residential’s residential rental business have been derived from Bluerock Residential's historical accounting records and are presented on a carve-out basis. All revenues and costs as well as assets and liabilities directly associated with the business activity of the Company are included in the financial statements. The financial statements also include allocations of certain general, administrative, sales and marketing expenses and operations from Bluerock Residential. However, amounts recognized by the Company are not necessarily representative of the amounts that would have been reflected in the financial statements had the Company operated independently of Bluerock Residential. Related-party allocations are discussed further in Note 12. All significant intercompany balances and transactions have been eliminated.

On December 20, 2021, Bluerock Residential, Badger Parent LLC (“Badger Parent”) and Badger Merger Sub LLC, a wholly owned subsidiary of Badger Parent (“Merger Sub”), entered into an agreement and plan of merger (the “Merger Agreement”) pursuant to which, on the terms and conditions set forth therein, Bluerock Residential will merge with and into Merger Sub, with Merger Sub continuing as the surviving company in the merger (the “Merger”). Under the Merger Agreement, Bluerock Residential has agreed with Badger Parent that, subject to the terms and conditions of the Merger Agreement, Bluerock Residential will use commercially reasonable efforts to consummate the contribution of certain single-family properties and other assets, which are held through investments in the general and limited partner interests in the operating partnership of Bluerock Residential, to the Company, on the terms and subject to the conditions of a separation and distribution agreement (the “Separation,” and the properties, the “Single-Family Properties”), and the distribution of shares of Company common stock (the “Distribution”). In addition, the completion of the Separation and the Distribution is a condition to the Merger under the Merger Agreement.

Prior to the Distribution and the effective time of the Merger (the “Merger Effective Time”), Bluerock Residential will complete the Separation to separate the Single-Family Properties and certain other assets such that these businesses and assets are owned and operated by Bluerock Residential Holdings and its subsidiaries.

As of December 31, 2021, the Company owns an aggregate of 3,840 residential rental units held through twenty-seven real estate investments, consisting of nineteen operating investments and eight investments held through preferred equity or loan investments. As of December 31, 2021, the Company’s consolidated operating investments were approximately 93.3% occupied.

Note 2–	Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

Bluerock Homes consists of the combined financial statements of the Operating Partnership and Bluerock REIT Operator, LLC, as well as the following investments and certain related entities: Alexan Southside Place, ARIUM Grandewood, Golden Pacific, ILE, James at South First, Marquis at The Cascades, Mira Vista, Navigator Villas, Peak Housing (Axelrod, DFW 189, Granbury, Indy, Lubbock, Lubbock 2.0, Lubbock 3.0, Lynnwood, Lynnwood 2.0, Peak I, Springfield, Springtown, Springtown 2.0, Texarkana and Texas Portfolio 183), Park & Kingston, Plantation Park, The Conley, The Cottages at Myrtle Beach, The Cottages at Warner Robins, The Cottages of Port St. Lucie, The District at Scottsdale, The Hartley at Blue Hill, The Woods at Forest Hill, Thornton Flats, Vickers Historic Roswell, Wayford at Concord, Wayford at Innovation Park, Willow Park, and Yauger Park Villas. The general and administrative expenses have been allocated to the Company based on relative unit count, which the Company believes to be a reasonable methodology. These allocated expenses are for corporate office expenses and management including, but not limited to, executive oversight, asset management, treasury, finance, human resources, tax, accounting, financial reporting, information technology and investor relations.

In accordance with adoption of the lease accounting update issued in July 2018, the Company reflects all income earned pursuant to tenant leases in a single line item, “Rental and other property revenues,” in the combined statements of operations.

Significant Risks and Uncertainties

At the present time, one of the most significant risks and uncertainties is the potential adverse effect of the ongoing pandemic of the novel coronavirus and variants thereof (“Covid-19”). The Company’s tenants may experience financial difficulty due to the loss of their jobs and some have requested rent deferral or rent abatement during this pandemic. Experts have predicted that the outbreak will trigger, or has already triggered, a period of global economic slowdown or a global recession.

The Covid-19 pandemic could have material and adverse effects on the Company’s financial condition, results of operations and cash flows in the near term due to, but not limited to, the following:

•	reduced economic activity may impact the employment of the Company’s tenants and their ability to pay their obligations to the Company, thus requesting modifications of such obligations, resulting in increases in uncollectible receivables and reductions in rental income;

•	the negative financial impact of the pandemic could impact the Company’s future compliance with financial covenants of its credit facilities and other debt agreements;

•	weaker economic conditions could require that the Company recognize impairment in value of its real estate assets due to a reduction in property income; the Company’s inability to maintain occupancy or leasing rates, or increase these rates at stabilizing development properties, including due to possible reduced foot traffic and lease applications from prospective tenants at the Company’s properties as a result of shelter-in-place orders and similar government guidelines; and

•	concentration of the Company’s properties in markets that may be more severely affected by the Covid-19 pandemic due to its significant negative impact on certain key economic drivers in those markets, such as travel and entertainment.

The extent to which the Covid-19 pandemic impacts the Company’s operations and those of its tenants will depend on future developments, which are uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures, among others.

In 2020, the Company had provided rent deferral payment plans as a result of hardships certain tenants experienced due to the impact of Covid-19. For the year ended December 31, 2021, the Company did not provide rent deferral payment plans, compared to the onset of the Covid-19 pandemic (quarter ended June 30, 2020) in which 1% of the tenant base was on payment plans. Although the Company may receive tenant requests for rent deferrals in the coming months, the Company does not expect to waive its contractual rights under its lease agreements. Further, while occupancy remains strong at 93.3% as of December 31, 2021, in future periods, the Company may experience reduced levels of tenant retention, and reduced foot traffic and lease applications from prospective tenants, as a result of the impact of Covid-19.

Critical Accounting Policies and Estimates

Real Estate Investments and Preferred Equity Investments

The Company first analyzes an investment to determine if it is a VIE in accordance with Topic ASC 810 and, if so, whether the Company is the primary beneficiary requiring consolidation of the entity. A VIE is an entity that has (i) insufficient equity to permit it to finance its activities without additional subordinated financial support or (ii) equity holders that lack the characteristics of a controlling financial interest. VIEs are consolidated by the primary beneficiary, which is the entity that has both the power to direct the activities that most significantly impact the entity’s economic performance and the obligation to absorb losses or the right to receive benefits from the entity that potentially could be significant to the entity. Variable interests in a VIE are contractual, ownership, or other financial interests in a VIE that change in value with changes in the fair value of the VIE’s net assets. The Company continuously re-assesses at each level of the investment whether (i) the entity is a VIE, and (ii) the Company is the primary beneficiary of the VIE. If it was determined that an entity in which the Company holds an interest qualified as a VIE and the Company was the primary beneficiary, the entity would be consolidated.

If, after consideration of the VIE accounting literature, the Company has determined that an entity is not a VIE, the Company assesses the need for consolidation under all other provisions of ASC 810. These provisions provide for consolidation of majority-owned entities through a majority voting interest held by the Company providing control.

In assessing whether the Company is in control of and requiring consolidation of the limited liability company and partnership venture structures, the Company evaluates the respective rights and privileges afforded each member or partner (collectively referred to as “member”). The Company’s member would not be deemed to control the entity if any of the other members has either (i) substantive kickout rights providing the ability to dissolve (liquidate) the entity or otherwise remove the managing member or general partner without cause or (ii) substantive participating rights in the entity. Substantive participating rights (whether granted by contract or law) provide for the ability to effectively participate in significant decisions of the entity that would be expected to be made in the ordinary course of business.

If it has been determined that the Company does not have control but does have the ability to exercise significant influence over the entity, the Company accounts for these investments as preferred equity investments and investments in unconsolidated real estate joint ventures in its consolidated balance sheets. In accordance with ASC 320 Investments – Debt Securities, the Company classifies each preferred equity investment as a held-to-maturity debt security as the Company has the intention and ability to hold the investment to maturity. The Company earns a fixed return on these investments which is included within preferred returns on unconsolidated real estate joint ventures in its consolidated statements of operations. The Company evaluates the collectability of each preferred equity investment and estimates a provision for credit loss, as applicable. Refer to the CECL section of this Note for further information regarding CECL and the Company’s provision for credit losses.

Notes Receivable (Real Estate Loan Investment)

The Company analyzes each loan arrangement that involves real estate development to consider whether the loan qualifies for accounting as a loan or as an investment in a real estate development project. The Company has evaluated its real estate loans, where appropriate, for accounting treatment as loans versus real estate development projects, as required by ASC 310-10 Receivables. For each loan, the Company has concluded that the characteristics and the facts and circumstances indicate that loan accounting treatment is appropriate. The Company recognizes interest income on its notes receivable on the accrual method unless a significant uncertainty of collection exists. If a significant uncertainty exists, interest income is recognized as collected. Costs incurred to originate its notes receivable are deferred and amortized using the effective interest method over the term of the related notes receivable. The Company evaluates the collectability of each loan investment and estimates a provision for credit loss, as applicable. Refer to the CECL section of this Note for further information regarding CECL and the Company’s provision for credit losses.

Fair Value of Financial Instruments

As of December 31, 2021 and 2020, the carrying values of cash and cash equivalents, restricted cash, accounts receivable, due to and due from affiliates, accounts payable, accrued liabilities, and distributions payable approximate their fair value based on their highly-liquid nature and/or short-term maturities. The carrying values of notes receivable approximate fair value because stated interest rate terms are consistent with interest rate terms on new deals with similar leverage and risk profiles. The fair values of notes receivable are classified in Level 3 of the fair value hierarchy due to the significant unobservable inputs that are utilized in their respective valuations. Refer to Note 11 for further information regarding fair value measurements.

Real Estate Assets

Capital Additions, Depreciation and Amortization

The Company capitalizes costs, including certain indirect costs, incurred in connection with its capital addition activities, including redevelopment, development and construction projects, other tangible property improvements, and replacements of existing property components. Included in these capitalized costs are payroll costs associated with time spent by employees in connection with capital addition activities at the property level. The Company characterizes as “indirect costs” an allocation of certain department costs, including payroll, at the corporate levels that clearly relate to capital additions activities. The Company also capitalizes interest, property taxes and insurance during periods in which redevelopment, development and construction projects are in progress. Cost capitalization begins once the development or construction activity commences and ceases when the asset is ready for its intended use. Repair and maintenance and tenant turnover costs are expensed as incurred. Repair and maintenance and tenant turnover costs include all costs that do not extend the useful life of the real estate asset. Depreciation and amortization expense are computed on the straight-line method over the asset’s estimated useful life. The Company considers the period of future benefit of an asset to determine its appropriate useful life and anticipates the estimated useful lives of assets by class to be generally as follows:

Buildings	30 – 40 years
Building improvements	5 – 15 years
Land improvements	5 – 15 years
Furniture, fixtures and equipment	3 – 7 years
In-place leases	6 months

Impairment of Real Estate Assets

The Company continually monitors events and changes in circumstances that could indicate that the carrying amounts of the Company’s real estate and related intangible assets may not be recoverable. When indicators of potential impairment suggest that the carrying value of real estate and related intangible assets may not be recoverable, the Company assesses the recoverability of the assets by estimating whether the Company will recover the carrying value of the asset through its undiscounted future cash flows and its eventual disposition. Based on this analysis, if the Company does not believe that it will be able to recover the carrying value of the real estate and related intangible assets and liabilities, the Company will record an impairment loss to the extent that the carrying value exceeds the estimated fair value of the real estate and related intangible assets. No impairment charges were recorded in 2021 or 2020.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents may include cash and short-term investments. Short-term investments are stated at cost, which approximates fair value.

Restricted Cash

Restricted cash is composed of lender-imposed escrow accounts for replacement reserves, real estate taxes and insurance.

Concentration of Credit Risk

The Company maintains cash balances with high-quality financial institutions and periodically evaluates the creditworthiness of such institutions and believes that the Company is not exposed to significant credit risk. Cash balances may be in excess of the amounts insured by the Federal Deposit Insurance Corporation.

Rents and Other Receivables

The Company will periodically evaluate the collectability of amounts due from tenants and maintain an allowance for doubtful accounts for estimated losses resulting from the inability of tenants to make required payments under lease agreements. The Company exercises judgment in establishing these allowances and considers payment history and current credit status of tenants in developing these estimates.

Deferred Financing Fees

Deferred financing fees represent commitment fees, legal fees and other third-party costs associated with obtaining financing. Fees associated with the Company’s lines of credit are recorded within accounts receivable, prepaids and other assets on the combined balance sheet. Deferred fees associated with its lines of credit are amortized to interest expense over the terms of the financing agreements using the straight-line method, which approximates the effective interest method.

Noncontrolling Interests

Noncontrolling interests are comprised of the Company’s joint venture partners’ interests in consolidated joint ventures, as well as interests held by LTIP unitholders and OP unitholders. The Company reports its joint venture partners’ interest in its consolidated real estate joint ventures and other subsidiary interests held by third parties as noncontrolling interests. The Company records these noncontrolling interests at their initial fair value, adjusting the basis prospectively for their share of the respective consolidated investments’ net income or loss and equity contributions and distributions. These noncontrolling interests are not redeemable by the equity holders and are presented as part of permanent equity. Income and losses are allocated to the noncontrolling interest holder pursuant to each joint venture’s operating agreement.

Revenue Recognition

The Company recognizes rental revenue on a straight-line basis over the terms of the rental agreements and in accordance with ASC Topic 842 Leases. Rental revenue is recognized on an accrual basis and when the collectability of the amounts due from tenants is deemed probable. Rental revenue is included within rental and other property revenues on the Company’s combined statement of operations. Amounts received in advance are recorded as a liability within other accrued liabilities on the Company’s combined balance sheet.

Other property revenues are recognized in the period earned.

Reportable Segment

The Company owns and operates residential investments that generate rental and other property-related income through the leasing of units to a diverse base of tenants. The Company evaluates operating performance on an individual property investment level and based on the investments’ similar economic characteristics. The Company’s primary financial measure for operating performance is net operating income (“NOI”) as it measures the core operations of property performance by excluding corporate level expenses and those other items not related to property operating performance. The Company views its residential investments as two operating segments, and, accordingly, aggregates its properties into two reportable segments: single-family residential homes and multifamily apartment communities. Refer to Note 14 included in the “Index to Financial Statements” section of this information statement for further information.

Lessor Accounting

The Company’s current portfolio generates rental revenue by leasing residential homes. As lease revenues for residential homes fall under the scope of ASC Topic 842, such lease revenues are classified as operating leases with straight-line recognition over the terms of the relevant lease agreement and inclusion within rental revenue. Resident leases are generally for one-year or month-to-month terms and are renewable by mutual agreement between the Company and the resident. Non-lease components of the Company’s leases are combined with the related lease component and accounted for as a single lease component under ASC Topic 842. The balances of net real estate investments and related depreciation on the Company’s combined financial statements relate to assets for which the Company is the lessor.

Lessee Accounting

The Company determines whether an arrangement is a lease at inception. The Company determined that the lessee operating lease commitments have no material impact on its combined financial statements with the adoption of ASC Topic 842. The Company will continue to assess any modification of existing lease agreements and execution of any new lease agreements for the potential requirement of recording a right-of-use asset or liability in the future.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

New Accounting Pronouncements

In January 2021, the FASB issued ASU No. 2021-01 “Reference Rate Reform (Topic 848)” (“ASU 2021-01”). The amendments in ASU 2021-01 permit entities to elect certain optional expedients in connection with reference rate reform activities and their impact on debt, contract modifications and derivative instruments as it is expected the global market will transition from LIBOR and other interbank offered rates to alternative reference rates. The amendments in ASU 2021-01 are effective immediately and may be elected over time as reference rate reform activities occur through December 31, 2022. The Company will continue to evaluate the impact of the guidance and may apply elections as applicable as changes in the market occur.

Current Expected Credit Losses (“CECL”)

The Company estimates provision for credit losses on its loans (notes receivable) and preferred equity investments under CECL. This method is based on expected credit losses for the life of the investment as of each balance sheet date. The method for calculating the estimate of expected credit loss takes into account historical experience and current conditions for similar loans and reasonable and supportable forecasts about the future.

The Company estimates its provision for credit losses using a collective (pool) approach for investments with similar risk characteristics, such as collateral and duration of investment. In measuring the CECL provision for investments that share similar characteristics, the Company applies a default rate to the investments for the remaining loan or preferred equity investment hold period. As the Company does not have a significant historical population of loss data on its loan and preferred equity investments, the Company’s default rate utilized for CECL is based on an external historical loss rate for commercial real estate loans.

In addition to analyzing investments as a pool, the Company performs an individual investment assessment of expected credit losses. If it is determined that the borrower is experiencing financial difficulty, or a foreclosure is probable, or the Company expects repayment through the sale of the collateral, the Company calculates expected credit losses based on the value of the underlying collateral as of the reporting date. During this review process, if the Company determines that it is probable that it will not be able to collect all amounts due for both principal and interest according to the contractual terms of an investment, that loan or preferred equity investment is not considered fully recoverable and a provision for credit loss is recorded.

In estimating the value of the underlying collateral when determining if a loan or preferred equity investment is fully recoverable, the Company evaluates estimated future cash flows to be generated from the collateral underlying the investment. The inputs and assumptions utilized to estimate the future cash flows of the underlying collateral are based upon the Company’s evaluation of the operating results, economy, market trends, and other factors, including judgments regarding costs to complete any construction activities, lease-up and occupancy rates, rental rates, and capitalization rates utilized to estimate the projected cash flows at the disposition. The Company may also obtain a third-party valuation which may value the collateral through an “as-is” or “stabilized value” methodology. If upon completion of the valuation the fair value of the underlying collateral securing the investment is less than the net carrying value, the Company records a provision for credit loss on that loan or preferred equity investment. As the investment no longer displays the characteristics that are similar to those of the pool of loans or preferred equity investments, the investment is removed from the CECL collective (pool) analysis described above. Refer to Note 7 and Note 8 for further information regarding CECL and the Company’s provision for credit losses on its pool of investments and the Alexan Southside Place preferred equity investment.

Note 3 – Discontinued Operations

Discontinued Operations

During 2021, the Company sold the following six multifamily operating properties: ARIUM Grandewood, James at South First, Marquis at The Cascades, Plantation Park, Park & Kingston, and The District at Scottsdale. Refer to the Note 4 for details on these transactions.

The Company has concluded that these multifamily sales are discontinued operations as the asset group represents a component of an entity, the component meets the criteria of held for sale as of December 31, 2021, and the disposals represent a strategic shift in our business from multifamily apartment communities to single-family residential homes. As a result, certain items were reclassified as part of discontinued operations for comparative purposes. The following is a summary of the balance sheet amounts classified as discontinued operations as of December 31, 2020 (amounts in thousands):

2020
Assets
Net real estate investments	$313,342
Accounts receivables, prepaids and other assets	583
Total assets of discontinued operations	$313,925

Liabilities
Mortgages payable	$238,918
Accounts payable	44
Other accrued liabilities	5,507
Total liabilities of discontinued operations	$244,469

The amounts in the statements of operations that are included in discontinued operations are summarized in the following table (amounts in thousands):

	For the Years Ended December 31,
	2021	2020
Total revenues	$8,875	$30,472
Expenses
Property operating	3,423	12,610
Property management and asset management fees	213	804
Weather-related losses, net	87	—
Depreciation and amortization	2,692	11,896
Interest expense, net	2,120	7,922
Income (loss) on operations of rental property	$340	$(2,760)
Loss on extinguishment of debt	(6,172)	(19)
Gain on sale of real estate investments	116,690	—
Income (loss) from discontinued operations	$110,858	$(2,779)

The amounts in the statements of cash flow that are included in discontinued operations are summarized in the following table (amounts in thousands):

	For the Years Ended December 31,
	2021	2020
Depreciation and amortization	$2,929	$12,619
Capital expenditures	714	1,243

Note 4 – Sale of Real Estate Assets and Investments

Sale of ARIUM Grandewood

On January 28, 2021, the Company closed on the sale of ARIUM Grandewood located in Orlando, Florida. The property was sold for approximately $65.3 million, subject to certain prorations and adjustments typical in such real estate transactions. After consideration of the $39.1 million senior mortgage and payment of closing costs and fees of $1.1 million, the sale of ARIUM Grandewood generated net proceeds of approximately $25.1 million and a gain on sale of approximately $27.7 million. The Company recorded debt modification costs of $0.1 million related to the sale.

Sale of James at South First

On February 24, 2021, the Company closed on the sale of James at South First located in Austin, Texas. The property was sold for $50.0 million, subject to certain prorations and adjustments typical in such real estate transactions. After deduction for the payoff of existing mortgage indebtedness encumbering the property in the amount of $25.6 million, the payment of early extinguishment of debt costs of $2.5 million and payment of closing costs and fees of $0.5 million, the sale of the property generated net proceeds of approximately $21.1 million and a gain on sale of approximately $17.4 million. The Company’s pro rata share of the proceeds was approximately $18.1 million. The Company recorded a loss on extinguishment of debt of $2.6 million related to the sale.

Sale of Marquis at The Cascades

On March 1, 2021, the Company closed on the sale of the Marquis at The Cascades properties, located in Tyler, Texas, pursuant to the terms and conditions of two separate purchase and sales agreements. The properties were sold for approximately $90.9 million, subject to certain prorations and adjustments typical in such real estate transactions. After deduction for the payoff of the existing mortgage indebtedness encumbering the properties in the amount of $53.6 million and payment of closing costs and fees of $0.3 million, the sale of the properties generated net proceeds of approximately $37.3 million and a gain on sale of approximately $23.7 million. The Company’s pro rata share of the proceeds was approximately $32.6 million. The Company recorded a loss on extinguishment of debt of $0.3 million related to the sale.

Sale of The Conley Interests

On March 18, 2021, The Conley, the underlying asset of an unconsolidated joint venture located in Leander, Texas, was sold. Upon the sale, the Company’s preferred equity investment was redeemed by the joint venture for $16.5 million, which included its original preferred investment of $15.2 million and accrued preferred return of $1.3 million. Refer to Note 8 for further information.

Sale of Alexan Southside Place Interests

On March 25, 2021, Alexan Southside Place, the underlying asset of an unconsolidated joint venture located in Houston, Texas, was sold. In April 2021, the Company received $9.8 million of its $10.1 million preferred equity investment, which is net of the $15.9 million provision for credit loss recorded in the fourth quarter 2020. The remaining $0.3 million represents a holdback for a representations and warranty period related to the sale and is expected to be received during the first quarter 2022. This amount was recorded as a related party receivable and is included in due from affiliates in the Company’s combined balance sheets. Refer to Note 8 for further information.

Sale of Plantation Park

On April 26, 2021, the Company closed on the sale of Plantation Park located in Lake Jackson, Texas. The property was sold for $32.0 million, subject to certain prorations and adjustments typical in such real estate transactions. After deduction for assumption of the existing mortgage indebtedness encumbering the property in the amount of $26.6 million and payment of closing costs and fees of $0.4 million, a loss on the sale of $1.1 million was incurred. The sale of the property generated net proceeds of approximately $4.9 million, of which the Company’s pro rata share of the proceeds was approximately $2.7 million. The Company recorded a loss on extinguishment of debt of $0.2 million related to the sale.

Sale of Vickers Historic Roswell

On June 29, 2021, Vickers Historic Roswell, a property located in Roswell, Georgia, was sold. Upon the sale, the mezzanine loan provided by the Company was paid off in the amount of $12.9 million, which included principal repayment of $12.4 million and accrued interest of $0.5 million. Refer to Note 7 for further information.

Sale of Park & Kingston

On July 7, 2021, the Company closed on the sale of Park & Kingston located in Charlotte, North Carolina. The property was sold for $44.9 million, subject to certain prorations and adjustments typical in such real estate transactions. After deduction for the payoff of the existing mortgage indebtedness encumbering the property in the amount of $19.6 million, the payment of early extinguishment of debt costs of $2.4 million and payment of closing costs and fees of $0.5 million, the sale of the property generated net proceeds of approximately $24.7 million and a gain on sale of approximately $19.4 million. The Company recorded a loss on extinguishment of debt of $2.6 million related to the sale.

Sale of The District at Scottsdale

On July 7, 2021, the Company closed on the sale of The District at Scottsdale located in Scottsdale, Arizona. The property was sold for $150.5 million, subject to certain prorations and adjustments typical in such real estate transactions. After deduction for the payoff of the existing mortgage indebtedness encumbering the property in the amount of $73.8 million, the payment of early extinguishment of debt costs of $0.4 million and payment of closing costs and fees of $0.4 million, the sale of the property generated net proceeds of approximately $74.8 million and a gain on sale of approximately $29.6 million. The Company’s pro rata share of the proceeds was approximately $69.5 million. The Company recorded a loss on extinguishment of debt of $0.4 million related to the sale.

Sale of Mira Vista Interests

On September 23, 2021, Mira Vista, the underlying asset of an unconsolidated joint venture located in Austin, Texas, was sold. Upon the sale, the Company’s preferred equity investment was redeemed by the joint venture for $5.6 million, which included its original preferred investment of $5.2 million and accrued preferred return of $0.4 million. Refer to Note 8 for further information.

Sale of Thornton Flats Interests

On December 14, 2021, Thornton Flats, the underlying asset of an unconsolidated joint venture located in Austin, Texas, was sold. Upon the sale, the Company’s preferred equity investment was redeemed by the joint venture for $5.5 million, which included its original preferred investment of $5.3 million and accrued preferred return of $0.2 million. Refer to Note 8 for further information.

Note 5 – Investments in Real Estate

As of December 31, 2021, the Company held twenty-seven real estate investments, consisting of nineteen consolidated operating investments and eight investments held through preferred equity and loan investments. The following tables provide summary information regarding the Company’s consolidated operating investments and preferred equity and loan investments.

Consolidated Operating Investments

Name	Market	Number of Units	Average Year Built	Ownership Interest
Golden Pacific	KS / MO	7	1977	97%
ILE	TX / SE US	279	1990	95%
Navigator Villas	Pasco, WA	176	2013	90%
Peak
Axelrod	Garland, TX	22	1959	80%
DFW 189	Dallas-Fort Worth, TX	189	1962	56%
Granbury	Granbury, TX	36	2020-2021	80%
Indy	Indianapolis, IN	44	1958	60%
Lubbock	Lubbock, TX	60	1955	80%
Lubbock 2.0	Lubbock, TX	75	1972	80%
Lubbock 3.0	Lubbock, TX	45	1945	80%
Lynnwood	Lubbock, TX	20	2005	80%
Lynnwood 2.0	Lubbock, TX	20	2003	80%
Springfield	Springfield, MO	290	2004	60%
Springtown	Springtown, TX	70	1991	80%
Springtown 2.0	Springtown, TX	14	2018	80%
Texarkana	Texarkana, TX	29	1967	80%
Texas Portfolio 183	Various / TX	183	1975	80%
Wayford at Concord	Concord, NC	150	2019	83%
Yauger Park Villas	Olympia, WA	80	2010	95%
Total Units		1,789

Depreciation expense was $6.3 million and $11.8 million for the years ended December 31, 2021 and 2020, respectively.

Intangibles related to the Company’s consolidated investments in real estate consist of the value of in-place leases. In-place leases are amortized over the remaining term of the in-place leases, which is approximately six months. Amortization expense related to in-place leases was $2.1 million and $1.8 million for the years ended December 31, 2021 and 2020, respectively.

The Company’s real estate assets are leased to tenants under operating leases for which the terms and expirations vary. The leases may have provisions to extend the lease agreements, options for early termination after paying a specified penalty and other terms and conditions as negotiated. The Company retains substantially all the risks and benefits of ownership of the consolidated real estate assets leased to tenants. Generally, upon the execution of a lease, the Company requires security deposits from tenants in the form of a cash deposit. Amounts required as a security deposit vary depending upon the terms of the respective leases and the creditworthiness of the tenant, but generally are not individually significant amounts. Therefore, exposure to credit risk exists to the extent that a receivable from a tenant exceeds the amount of their security deposit. Security deposits received in cash related to tenant leases are included within other accrued liabilities in the accompanying combined balance sheet and totaled $1.5 million and $0.4 million as of December 31, 2021 and 2020, respectively, for the Company’s consolidated real estate investments. No individual tenant represents over 10% of the Company’s annualized base rent for the consolidated real estate investments.

Preferred Equity and Loan Investments

Development Investment Name (1)	Location / Market	Actual / Planned Number of Units	Actual / Estimated Initial Occupancy	Actual / Estimated Construction Completion
The Hartley at Blue Hill, formerly The Park at Chapel Hill	Chapel Hill, NC	414	1Q 2022	1Q 2023
Willow Park	Willow Park, TX	46	2Q 2022	4Q 2022
The Woods at Forest Hill	Forest Hill, TX	76	1Q 2023	3Q 2023
The Cottages at Myrtle Beach	Myrtle Beach, SC	294	1Q 2023	4Q 2023
The Cottages at Warner Robins	Warner Robins, GA	251	3Q 2023	4Q 2023
The Cottages of Port St. Lucie	Port St. Lucie, FL	286	1Q 2023	4Q 2023
Wayford at Innovation Park	Charlotte, NC	210	3Q 2023	3Q 2024
Total Development Units		1,577

Operating Investment Name (1)	Location / Market	Number of Units
Peak Housing (2)	IN / MO / TX	474
Total Operating Units		474
Total Units		2,051

(1)	Investments in which the Company has a loan or preferred equity investment. Operating investments represent stabilized operating investments. Refer to Note 7 and Note 8 for further information.
(2)	Peak Housing consists of the Company’s preferred equity investments in a private single-family home REIT (refer to Note 8 for further information). Unit count excludes units in consolidated operating properties.

Note 6 – Acquisition of Real Estate

The following describes the Company’s significant acquisition activity and related financing during the year ended December 31, 2021 (dollars in thousands). There were no acquisitions in 2020.

Name	Location / Market	Date	Ownership Interest	Purchase Price	Debt
Yauger Park Villas	Olympia, WA	April 14, 2021	95%	$24,500	$15,077	(1)
Wayford at Concord	Concord, NC	June 4, 2021	83%	44,438	—	(2)
Indy	Indianapolis, IN	August 12, 2021	60%	3,785	2,650	(3)
Springfield	Springfield, MO	August 18, 2021	60%	49,000	35,525	(3)
Springtown	Springtown, TX	September 15, 2021	80%	9,350	6,545	(3)
Texarkana	Texarkana, TX	September 21, 2021	80%	3,100	2,170	(3)
Lubbock	Lubbock, TX	September 24, 2021	80%	5,600	3,920	(3)
Granbury	Granbury, TX	September 30, 2021	80%	8,100	5,670	(3)
ILE	TX / SE US	October 4, 2021	95%	57,139	26,839	(4)
Axelrod	Garland, TX	October 5, 2021	80%	4,133	2,893	(3)
Springtown 2.0	Springtown, TX	October 26, 2021	80%	2,985	2,090	(3)
Lubbock 2.0	Lubbock, TX	October 28, 2021	80%	9,275	6,510	(3)
Lynnwood	Lubbock, TX	November 16, 2021	80%	2,448	1,714	(3)
Golden Pacific	KS / MO	November 23, 2021	97%	1,213	—	(2)
Lynnwood 2.0	Lubbock, TX	December 1, 2021	80%	2,490	1,743	(3)
Lubbock 3.0	Lubbock, TX	December 8, 2021	80%	4,574	3,202	(3)
Texas Portfolio 183	Various / TX	December 22, 2021	80%	28,290	19,803	(3)
DFW 189	Dallas-Fort Worth	December 29, 2021	56%	27,670	19,950	(3)

(1)	Mortgage balance includes a $10.5 million senior loan assumption and a $4.6 million supplemental loan assumption secured by the Yauger Park Villas property.
(2)	Purchase price was funded in full by the Company and its unaffiliated joint venture partner upon acquisition.
(3)	As part of the acquisition, the Company provided a mortgage or mezzanine loan to the consolidated portfolio owner in the full amount shown. The loan is eliminated in the Company’s combined financial statements. Refer to the Peak Housing Financing disclosure in Note 7 for further information.
(4)	The debt amount represents the aggregate debt held through five separate credit agreements. Refer to Note 10 for further information.

Purchase Price Allocation

The real estate acquisitions above have been accounted for as asset acquisitions. The purchase prices were allocated to the acquired assets and assumed liabilities based on their estimated fair values at the dates of acquisition.

The following table summarizes the assets acquired and liabilities assumed at the acquisition date for acquisitions made during the year ended December 31, 2021 (amounts in thousands):

Purchase Price Allocation
Land	$40,043
Building	238,140
Building improvements	2,012
Land improvements	10,168
Furniture and fixtures	922
In-place leases	4,616
Total assets acquired	$295,901
Mortgages assumed	$39,343
Fair value adjustments	1,158
Total liabilities assumed	$40,501

Note 7 – Notes and Interest Receivable

The following is a summary of the notes and accrued interest receivable due from loan investments as of December 31, 2021 and 2020 (amounts in thousands):

Property	2021	2020
The Hartley at Blue Hill, formerly The Park at Chapel Hill	$38,942	$36,927
Vickers Historic Roswell	—	12,048
Total	$38,942	$48,975
Provision for credit losses	(59)	(82)
Total, net	$38,883	$48,893

Provision for Credit Losses

As of December 31, 2021, the Company’s provision for credit losses on its loan investments was $0.1 million on a carrying amount of $38.9 million of these investments. The provision for credit losses of the Company’s loan investments for the years ended December 31, 2021 and 2020 are summarized in the table below (amounts in thousands):

	2021	2020
Beginning balance as of January 1	$82	$—
Provision for credit loss on pool of assets, net (1)	(23)	82
Ending balance	$59	$82

(1)	Under Current Expected Credit Losses (CECL), a provision for credit losses for similar assets is calculated based on a historical default rate applied to the remaining life of the assets.

The following is a summary of the interest income from loan investments for the years ended December 31, 2021 and 2020 (amounts in thousands):

Property	2021	2020
Corpus	$219	$—
Jolin	84	—
The Hartley at Blue Hill	4,149	3,077
Vickers Historic Roswell (1)	903	1,733
Total	$5,355	$4,810

(1)	In the second quarter 2021, the Vickers Historic Roswell property was sold. The mezzanine loan provided by the Company was paid off in full upon the sale of the property.

The occupancy percentages of the Company’s loan investment properties at December 31, 2021 and 2020 are as follows:

Property	2021		2020
The Hartley at Blue Hill		(1)		(2)
Vickers Historic Roswell	—		96.2%

(1)	The development had not commenced lease-up as of December 31, 2021.
(2)	The development had not commenced lease-up as of December 31, 2020.

Corpus and Jolin Bridge Loan Financing

On July 9, 2021, the Company provided a $6.8 million bridge loan to the operating partnership of Peak Housing REIT (the “Peak REIT OP”), an unaffiliated private single-family home REIT, for Corpus, an 81-unit, stabilized portfolio of single-family residential homes located in the Corpus Christi, Texas market. On August 6, 2021, the Company provided a $3.1 million bridge loan to the Peak REIT OP for Jolin, a 24-unit, stabilized portfolio of single-family residential homes located in the Weatherford, Texas market. Both the Corpus and Jolin bridge loans bore interest at a fixed rate of 7.0% with regular monthly payments that were interest-only. At the time each bridge loan was provided, the Company also made a preferred equity investment in the Peak REIT OP for Corpus and Jolin on which the Company earned a 10.0% per annum return on its investments.

On December 22, 2021, the Company and the Peak REIT OP entered into an agreement to recapitalize the Corpus and Jolin portfolios. As part of the recapitalization, both Corpus and Jolin, along with two portfolios of homes previously owned solely by the Peak REIT OP, were combined into one portfolio known as Texas Portfolio 183 which was contributed into the existing joint venture between the Company and the Peak REIT OP. The Company, through a contribution to the joint venture, made a common equity investment in Texas Portfolio 183 and provided a mezzanine loan of $19.8 million to the portfolio owner. The Company received full payoffs, including any accrued but unpaid interest, of both the Corpus and Jolin bridge loans from the Peak REIT OP. Additionally, the Company’s original preferred equity investments in the Peak REIT OP for Corpus and Jolin were amended to reduce the preferred return rate from 10.0% to 8.0% per annum. Refer to the Peak Housing Financing disclosure below for further information on the elimination of the mezzanine loan through consolidation. Refer to the Peak Housing Interests disclosure in Note 8 for further information about the Company’s preferred equity investments in the Peak REIT OP.

Peak Housing Financing

During 2021, the Company made common and preferred equity investments, along with the Peak REIT OP, in the following portfolios of single-family residential homes: Axelrod, DFW 189, Granbury, Indy, Lubbock, Lubbock 2.0, Lubbock 3.0, Lynnwood, Lynnwood 2.0, Springfield, Springtown, Springtown 2.0, Texarkana and Texas Portfolio 183. These fourteen portfolios are part of Peak Housing (refer to Note 8 for further information about the Company’s preferred equity investment therein). In addition to its common and preferred equity investments, the Company, through wholly-owned lender-entities, provided the full mortgage or mezzanine loan to each of the fourteen respective portfolio owners. These portfolio owners are owned by joint ventures in which the Company has its common equity investments along with the Peak REIT OP. To determine if consolidation of the joint ventures was appropriate, the Company evaluated the basis of consolidation under ASC 810: Consolidation using the voting interest equity method as it had determined that the joint ventures were not variable interest entities. As the Company has controlling voting interests and substantive participating rights of the joint ventures under the operating agreements, the Company determined that consolidation of the joint ventures was appropriate. As the entities through which the Company provided the loans (the lender-entities) and the entities to which the loans were provided (the property owners) consolidate into the Company’s financial statements, the loan receivable balances and the loan payable balances are eliminated through consolidation and therefore are not reflected in the Company’s combined balance sheets. In addition, the Company’s pro rata share of each loan’s interest expense incurred through the portfolio owner partially offsets, through consolidation, the Company’s interest income for each loan recognized at the wholly-owned lender-entity. The remaining interest income, which is attributable to interest incurred by the Peak REIT OP as the noncontrolling interest in each portfolio, is reflected in net income (loss) attributable to common stockholders in the Company’s combined statements of operations. Through its impact on the net operations of the portfolio, the Peak REIT OP’s pro rata share of each loan’s interest expense is reflected in net income (loss) attributable to noncontrolling interests partially owned properties in the Company’s combined statements of operations.

The Hartley at Blue Hill Financing, formerly The Park at Chapel Hill

On November 1, 2019, the Company entered into an agreement to provide a mezzanine loan (the “Hartley Mezz Loan” formerly the “Chapel Hill Mezz Loan”) in an amount up to $40.0 million to BR Chapel Hill JV, LLC (“BR Chapel Hill JV”), of which $29.5 million was funded upon execution of the agreement. BR Chapel Hill JV owns a 100% interest in BR Chapel Hill, LLC (“BR Chapel Hill”) and is a joint venture with a related party. The Hartley Mezz Loan bore interest at a fixed rate of 11.0% per annum with regular monthly payments being interest-only during the initial term. The Hartley Mezz Loan matures on the earliest to occur of: (i) the latest to occur of (a) March 31, 2024, and (b) the applicable maturity date under any extension granted under any construction financing, (ii) the date of sale or transfer of property, or (iii) such earlier date, by declaration of acceleration or otherwise, on which the final payment of principal becomes due. The Hartley Mezz Loan is secured by The Hartley at Blue Hill property and can be prepaid without penalty.

In conjunction with the Hartley Mezz Loan, the Company provided a $5.0 million senior loan to BR Chapel Hill. The senior loan is secured by BR Chapel Hill’s fee simple interest in The Hartley at Blue Hill property. The senior loan matures on March 31, 2024, and bears interest at a fixed rate of 10.0% per annum. Regular monthly payments are interest-only during the initial term. The senior loan can be prepaid without penalty. As of December 31, 2021, the senior loan remains outstanding in full.

On March 31, 2020, the Company received a paydown of $21.0 million on the Hartley Mezz Loan, reducing the outstanding principal balance to $8.5 million. On May 9, 2020, at the borrower’s request, the Company amended the Hartley Mezz Loan agreement to permit the Hartley Mezz Loan borrower to re-borrow $2.0 million. The Company funded the full $2.0 million during the second quarter 2020 to the Hartley Mezz Loan borrower, increasing the outstanding Hartley Mezz Loan balance to $10.5 million.

On August 18, 2020, the Company entered into an amended and restated mezzanine loan agreement (the “Amended Hartley Mezz Loan.” formerly the “Amended Chapel Hill Mezz Loan”) with BR Chapel Hill JV. As part of the Amended Hartley Mezz Loan, (i) the Company’s maximum loan commitment was adjusted from $40.0 million to $31.0 million, all of which had been funded as of December 31, 2021, and included all previously advanced amounts outstanding, and (ii) the interest rate on the loan was increased to 11.75% per annum from the previous rate of 11% per annum, with 5.25% paid current and 6.5% accrued. The loan maturity events and the ability of the loan to be prepaid without penalty did not change from the previous loan.

Vickers Historic Roswell Mezzanine Financing

The Company has provided an $11.8 million mezzanine loan (the “Vickers Mezz Loan”) to BR Vickers Roswell JV Member, LLC (the “Vickers JV Member”). On December 30, 2020, the Company increased its mezzanine loan commitment to the Vickers JV Member to $12.4 million, of which $11.9 million had been funded as of December 31, 2020. In exchange for increasing its loan commitment, the Company received an additional 2.5 basis point discount purchase option and has the right to exercise an option to purchase, at the greater of a 20.0 basis point discount to fair market value or 15% internal rate of return for Bluerock Special Opportunity + Income Fund III, LLC (“Fund III”), up to a 100% common membership interest in the Vickers JV Member. The Vickers Mezz Loan is secured by the Vickers JV Member’s approximate 80% interest in a multi-tiered joint venture along with Fund III, and an unaffiliated third party, which developed a 79-unit Class A apartment community located in Roswell, Georgia known as Vickers Historic Roswell. The Vickers Mezz Loan bears interest at a fixed rate of 15.0% and regular monthly payments are interest-only. The Vickers Mezz Loan matures on the earliest to occur of: (i) the latest to occur of (a) February 26, 2022 and (b) the applicable maturity date under any extension granted under any construction financing, or (ii) the date of sale or transfer of property, or (iii) such earlier date, by declaration of acceleration or otherwise, on which the final payment of principal becomes due. The Vickers Mezz Loan can be prepaid without penalty.

In conjunction with the Vickers Historic Roswell development, the Vickers Historic Roswell property owner, which is owned by an entity in which the Company has an equity interest, entered into an approximately $18.0 million construction loan (the “Vickers Construction Loan”) with an unaffiliated party, which was secured by the Vickers Historic Roswell development. The Vickers Construction Loan was to mature on December 1, 2020 and could be prepaid without penalty. On December 13, 2019, the Vickers Historic Roswell property owner refinanced the Vickers Construction Loan and entered into a $22.0 million senior mortgage loan (the “Vickers Senior Loan”) secured by the Vickers Historic Roswell property and used the proceeds in part to pay off the outstanding balance, in full, of the Vickers Construction Loan. The Vickers Senior Loan matures on January 1, 2030 and bears interest at a floating basis of LIBOR plus 1.99%, with interest-only payments through the term of the loan. On or after September 28, 2029, the loan may be prepaid without penalty.

Note 8 – Preferred Equity Investment

The carrying amount of the Company’s preferred equity investments and investments in unconsolidated real estate joint ventures as of December 31, 2021 and 2020 is summarized in the table below (amounts in thousands):

Property	2021	2020
Alexan Southside Place (1)	$—	$26,038
Mira Vista (2)	—	5,250
Peak Housing	20,318	—
The Conley (2)	—	15,036
The Cottages at Myrtle Beach	9,034	—
The Cottages of Port St. Lucie	7,260	—
The Woods at Forest Hill	442	—
Thornton Flats (2)	—	4,600
Wayford at Concord (3)	—	6,500
Willow Park	2,540	—
Other	—	7
Total	$39,594	$57,431
Provision for credit losses	(73)	(16,009)
Total, net	$39,521	$41,422

(1)	On March 25, 2021, Alexan Southside Place, the property underlying the Company’s preferred equity investment, was sold. Refer to Note 4 for further information.
(2)	The Company’s preferred equity investment was redeemed in 2021. Refer to Note 4 for further information.
(3)	On June 4, 2021, the Company’s preferred equity investment in Wayford at Concord was redeemed. Refer to the Wayford at Concord Interests disclosure below for further information.

Provision for Credit Losses

As of December 31, 2021, the Company’s provision for credit losses on its preferred equity investments was $0.07 million on a carrying amount of $39.6 million of these investments. The provision for credit losses of the Company’s preferred equity investments for the years ended December 31, 2021 and 2020 are summarized in the table below (amounts in thousands):

	2021	2020
Beginning balance as of January 1	$16,009	$—
Provision for credit loss on pool of assets (1)	(6)	79
Provision for credit loss – Alexan Southside Place (2)	(15,930)	15,930
Ending balance	$73	$16,009

(1)	Under Current Expected Credit Losses (CECL), a provision for credit losses for similar assets is calculated based on a historical default rate applied to the remaining life of the assets.
(2)	On March 25, 2021, Alexan Southside Place, the property underlying the Company’s preferred equity investment, was sold. Refer to Note 4 for further information.

As of December 31, 2021, the Company, through wholly-owned subsidiaries of the Operating Partnership, had outstanding equity investments in five joint ventures. These preferred equity investments are classified as held to maturity debt securities as the Company has the intention and ability to hold the investments to maturity. The Company earns a fixed return on these investments which is included within preferred returns on unconsolidated real estate joint ventures in its combined statements of operations.

The preferred returns on the Company’s unconsolidated real estate joint ventures for the years ended December 31, 2021 and 2020 is summarized below (amounts in thousands):

Property	2021	2020
Alexan Southside Place	$—	$1,281
Mira Vista	391	539
Peak Housing	1,030	—
The Conley	405	1,966
The Cottages at Myrtle Beach	300	—
The Cottages of Port St. Lucie	227	—
The Woods at Forest Hill	2	—
Thornton Flats	420	415
Wayford at Concord	364	839
Willow Park	51	—
Total preferred returns on unconsolidated joint ventures	$3,190	$5,040

The occupancy percentages of the Company’s unconsolidated real estate joint ventures at December 31, 2021 and 2020 are as follows:

Property	2021		2020
Alexan Southside Place	—		93.0%
Mira Vista	—		95.0%
Peak Housing	92.8%		—
The Conley	—		54.1%
The Cottages at Myrtle Beach		(1)	—
The Cottages at Warner Robins		(1)	—
The Cottages of Port St. Lucie		(1)	—
The Woods at Forest Hill		(1)	—
Thornton Flats	—		88.5%
Wayford at Concord		(2)	80.7%
Wayford at Innovation Park		(1)	—
Willow Park		(1)	—

(1)	The development had not commenced lease-up as of December 31, 2021.
(2)	On June 4, 2021, the Company’s preferred equity investment in Wayford at Concord was redeemed. Refer to the Wayford at Concord Interests disclosure below for further information.

Alexan Southside Place Interests

The Company made a $24.9 million preferred equity investment in a joint venture along with Bluerock Special Opportunity + Income Fund II, LLC (“Fund II”) and Fund III (together, the “Funds”) and an unaffiliated third party (the “Alexan Southside JV”), which developed a 270-unit Class A apartment community located in Houston, Texas, known as Alexan Southside Place. Alexan Southside Place was developed upon a tract of land under an 85-year ground lease. The joint venture adopted ASU No. 2016-02 as of January 1, 2019, and as such, had recorded a right-of-use asset and lease liability of $17.1 million as of December 31, 2020. The Company earned per annum returns on its investment as follows: 6.5% in 2019, 5.0% in 2020 and 3.5% in 2021. The Alexan Southside JV was required to redeem the Company’s preferred membership interest plus any accrued but unpaid return on November 9, 2022 or earlier upon the occurrence of certain events.

On March 25, 2021, Alexan Southside Place, the property underlying the Company’s preferred equity investment, was sold. Refer to Note 4 for further information.

Alexan Southside Place Provision for Credit Loss

Consistent with the overall Houston – Medical Center submarket, Alexan Southside Place lost significant value since the onset of the Covid-19 pandemic given the pandemic’s impact on demand within the submarket. At the time in the fourth quarter 2020, it was expected that the overall submarket would rebound over the next twenty-four to thirty-six months, though it was more likely than not that the joint venture would sell before recovery. As a result of this change in the submarket and the impact on the underlying operations of the Alexan Southside Place preferred equity investment, and the likelihood that the joint venture would sell before recovery (which it did sell in March 2021 as disclosed above), the risk characteristics of the investment, such as investment duration, had changed; the investment was removed from the pool analysis for credit losses under CECL and the investment was evaluated separately through an individual investment recoverability analysis. This separate analysis deemed the investment was not fully recoverable, and as a result, a $15.9 million provision for credit loss was recorded in the fourth quarter 2020. The credit loss on this asset was a result of writing down the Company’s investment to equal its estimated value. The estimated value was based on a letter of intent to purchase the property from an unrelated third party which was received by the joint venture. Refer to Note 2 for further information regarding CECL.

Mira Vista Interests

In September 2019, the Company made a $5.3 million preferred equity investment in a joint venture (the “Mira Vista JV”) with an unaffiliated third party for a stabilized property in Austin, Texas known as Mira Vista. The Company earned a 7.0% current return and a 3.1% accrued return, for a total preferred return of 10.1% per annum. The Mira Vista JV was required to redeem the Company’s preferred membership interest plus any accrued but unpaid preferred return on January 1, 2030 or earlier upon the occurrence of certain events.

On September 23, 2021, the Company’s preferred equity investment in Mira Vista was redeemed. Refer to Note 4 for further information.

Peak Housing Interests

On April 12, 2021, the Company made a $10.7 million preferred equity investment in the Peak REIT OP, a private single family home REIT, for a portfolio of 474 single-family residential homes located throughout Texas. During the third and fourth quarters 2021, the Company made additional preferred equity investments totaling $9.6 million in the Peak REIT OP which is cross-collateralized by an additional fourteen portfolios representing an aggregate of 1,097 single-family residential homes.

Of the Company’s total $20.3 million preferred equity investment in the Peak REIT OP, the Company earns a 7.0% current return and a 3.0% accrued return on $16.0 million of its investment, for a total preferred return of 10.0% per annum. On its remaining $4.3 million investment, the Company earns a 4.0% current return and a 4.0% accrued return, for a total preferred return of 8.0% per annum. The current returns shall be paid monthly to the extent the property generates cash flow in excess of operating costs, and any amount of the current returns not paid monthly shall be accrued at a rate of 15% per annum. The homes in Peak Housing are subject to individual mortgage debt in the aggregate amount of $146.6 million. The Peak REIT OP is required to redeem the Company’s preferred equity interest plus any accrued preferred return in each property, on a pro rata basis, on the earlier date of: (i) the third anniversary on which the Company made its preferred equity investment, with the option for two (2) one-year extensions, subject to certain conditions, (ii) the sale of a property, (iii) the refinancing of the loan related to a property, or (iv) the maturity date of a property loan.

The Conley Interests

The Company made a $15.2 million preferred equity investment in a joint venture (the “The Conley JV”) with an unaffiliated third party which developed a 259-unit Class A apartment community located in Leander, Texas known as The Conley. The Company earned an 8.5% current return and a 4.0% accrued return for a total preferred return of 12.5% per annum. The Conley JV was required to redeem the Company’s preferred membership interest plus any accrued but unpaid preferred return on October 29, 2023 or earlier upon the occurrence of certain events.

On March 18, 2021, the Company’s preferred equity investment in The Conley was redeemed. Refer to Note 4 for further information.

The Cottages at Myrtle Beach Interests

On September 9, 2021, the Company entered into a joint venture agreement with an unaffiliated third party (the “Cottages MB JV”) to develop approximately 294-build for rent, single-family residential homes in Myrtle Beach, South Carolina. The Company made a commitment to invest $17.9 million of preferred equity interests in the Cottages MB JV, of which $9.0 million had been funded as of December 31, 2021. The Company will earn a 14.5% per annum accrued return on outstanding capital contributions with payments to be remitted when the properties generate cash flow in excess of operating costs and/or there are available net proceeds from financing, refinancing or sale of properties. The Cottages MB JV is required to redeem the Company’s preferred equity interests plus any accrued preferred return on the date the construction loan (referred to below) is due and payable or earlier upon the occurrence of certain events.

In conjunction with The Cottages at Myrtle Beach investment, The Cottages at Myrtle Beach property owner, which is owned by an entity in which the Company has an equity interest, entered into a $40.2 million construction loan, of which none was outstanding as of December 31, 2021. The loan matures on March 9, 2025 and is secured by the fee simple interest in The Cottages at Myrtle Beach property. The loan contains two (2) one-year extension options, subject to certain conditions, and can be prepaid without penalty. The loan bears interest on the amount drawn at the greater of 3.10% or one-month LIBOR plus 2.60% with interest-only monthly payments through the initial term of the loan.

The Cottages at Warner Robins Interests

On December 8, 2021, the Company entered into a joint venture agreement with an unaffiliated third party (the “Cottages WR JV”) to develop approximately 251-build for rent, single-family residential homes in Warner Robins, Georgia. The Company made a commitment to invest $13.3 million of preferred equity interests in the Cottages WR JV, of which none had been funded as of December 31, 2021. The Company will earn a 14.5% per annum accrued return on outstanding capital contributions with payments to be remitted when the properties generate cash flow in excess of operating costs and/or there are available net proceeds from financing, refinancing or sale of properties. The Cottages WR JV is required to redeem the Company’s preferred equity interests plus any accrued preferred return on the date the construction loan (referred to below) is due and payable or earlier upon the occurrence of certain events.

In conjunction with The Cottages at Warner Robins investment, The Cottages at Warner Robins property owner, which is owned by an entity in which the Company has an equity interest, entered into a $34.5 million construction loan, of which none was outstanding as of December 31, 2021. The loan matures on April 5, 2025 and is secured by the fee simple interest in The Cottages at Warner Robins property. The loan contains an extension option to December 5, 2026, subject to certain conditions, and can be prepaid without penalty. The loan bears interest on the amount drawn at one-month Term SOFR plus 3.10% with interest-only monthly payments through the initial term of the loan.

The Cottages of Port St. Lucie Interests

On August 26, 2021, the Company entered into a joint venture agreement with an unaffiliated third party (the “Cottages St. Lucie JV”) to develop approximately 286-build for rent, single-family residential homes in Port St. Lucie, Florida. The Company made a commitment to invest $18.8 million of preferred equity interests in the Cottages St. Lucie JV, of which $7.3 million had been funded as of December 31, 2021. The Company will earn a 14.5% per annum accrued return on outstanding capital contributions with payments to be remitted when the properties generate cash flow in excess of operating costs and/or there are available net proceeds from financing, refinancing or sale of properties. The Cottages St. Lucie JV is required to redeem the Company’s preferred equity interests plus any accrued preferred return on the date the construction loan (referred to below) is due and payable or earlier upon the occurrence of certain events.

In conjunction with The Cottages of Port St. Lucie investment, The Cottages of Port St. Lucie property owner, which is owned by an entity in which the Company has an equity interest, entered into a $45.2 million construction loan, of which none was outstanding as of December 31, 2021. The loan matures on August 26, 2024 and is secured by the fee simple interest in The Cottages of Port St. Lucie property. The loan contains two (2) one-year extension options, subject to certain conditions, and can be prepaid without penalty. The loan bears interest on the amount drawn at the greater of 3.50% or one-month LIBOR plus 2.75% with interest-only monthly payments through the initial term of the loan.

The Woods at Forest Hill Interests

On December 20, 2021, the Company entered into a joint venture agreement with Peak Housing REIT (the “Woods JV”) to develop approximately 76-build for rent, single-family residential homes in Forest Hill, Texas. The Company made a commitment to invest $3.3 million of preferred equity interests in the Woods JV, of which $0.4 million had been funded as of December 31, 2021. The Company will earn a 13% per annum accrued return on outstanding capital contributions with payments to be remitted when the properties generate cash flow in excess of operating costs and/or there are available net proceeds from financing, refinancing or sale of properties. The Woods JV is required to redeem the Company’s preferred equity interests plus any accrued preferred return on the date the construction loan (referred to below) is due and payable or earlier upon the occurrence of certain events.

In conjunction with The Woods at Forest Hill development, The Woods at Forest Hill property owner, which is owned by an entity in which the Company has an equity interest, entered into an $8.3 million construction loan, of which none was outstanding as of December 31, 2021. The loan matures on December 20, 2024 and is secured by the fee simple interest in The Woods at Forest Hill property. The loan contains two (2) one-year extension options, subject to certain conditions, and can be prepaid subject to a make whole premium. The loan bears interest on the amount drawn at the greater of 4.75% or the prime rate plus 1.50% with interest-only monthly payments through July 2024 and future monthly payments based on twenty-five-year amortization.

Thornton Flats Interests

In September 2019, the Company made a $4.6 million preferred equity investment in a joint venture (the “Thornton JV”) with an unaffiliated third party for a stabilized property in Austin, Texas known as Thornton Flats. The Company earned an 8.0% current return and a 1.0% accrued return for a total preferred return of 9.0% per annum. On August 26, 2021, the Company, in accordance with terms as set forth in the Thornton Flats operating agreement, funded an additional $0.8 million of preferred equity interests in the Thornton JV, increasing the Company’s total preferred equity investment in the Thornton JV to $5.3 million. The Thornton JV was required to redeem the Company’s preferred membership interest plus any accrued but unpaid preferred return on September 25, 2024 or earlier upon the occurrence of certain events.

On December 14, 2021, the Company’s preferred equity investment in Thornton Flats was redeemed. Refer to Note 4 for further information.

Wayford at Concord Interests

The Company made a $6.5 million preferred equity investment in a joint venture (the “Wayford JV”) with an unaffiliated third party which developed 150-build for rent, single-family residential homes in Concord, North Carolina known as Wayford at Concord. The Company earned a 9.0% current return and a 4.0% accrued return for a total preferred return of 13.0% per annum. The Wayford JV was required to redeem the Company’s preferred membership interest plus any accrued but unpaid preferred return on November 9, 2023 or earlier upon the occurrence of certain events.

On June 4, 2021, the Company, along with an unaffiliated third party, purchased the interests in the Wayford at Concord property, the underlying asset of the Wayford JV, from the Company’s Wayford JV partner for $44.4 million. The Company acquired an 83% interest in Wayford at Concord. In conjunction with the sale, the Company’s preferred equity investment was redeemed by the Wayford JV for $7.0 million, which included its original preferred investment of $6.5 million and accrued preferred return of $0.5 million. Upon the redemption of its preferred investment and the purchase of Wayford at Concord, the Company began consolidating the property’s statement of operations and balance sheet.

Wayford at Innovation Park Interests

On June 17, 2021, the Company entered into a joint venture agreement with an unaffiliated third party (the “Wayford IP JV”) to develop an approximately 210-build for rent, single-family residential homes located in Charlotte, North Carolina to be known as Wayford at Innovation Park. The Company has made a commitment to invest in $13.4 million of preferred equity interests in the Wayford IP JV, of which none had been funded as of December 31, 2021. The Company will begin funding capital once the unaffiliated third party has contributed its full common equity commitment. The Company will earn a 12.5% per annum accrued return on outstanding capital contributions with payments to be remitted when the property generates cash flow in excess of operating costs and/or there are available net proceeds from financing, refinancing or sale of the property. The Wayford IP JV is required to redeem the Company’s preferred equity interest plus any accrued preferred return on June 17, 2026 or earlier upon the occurrence of certain events.

In conjunction with the Wayford at Innovation Park development, the Wayford at Innovation Park property owner, which is owned by an entity in which the Company has an equity interest, entered into a $39.6 million construction loan, of which none was outstanding as of December 31, 2021. The loan matures on October 15, 2026, can be prepaid without penalty, and is secured by the fee simple interest in the Wayford at Innovation Park property. The loan bears interest on the amount drawn at the greater of 3.50% or one-month LIBOR plus 2.25% with interest-only monthly payments through October 2024 and future monthly payments based on thirty-year amortization.

Willow Park Interests

On June 17, 2021, the Company entered into a joint venture agreement with Peak Housing REIT (the “Willow Park JV”) to develop approximately 46-build for rent, single-family residential homes in Willow Park, Texas. The Company made a commitment to invest $3.8 million of preferred equity interests in the Willow Park JV, of which $2.5 million had been funded as of December 31, 2021. The Company will earn a 13.0% per annum accrued return on outstanding capital contributions with payments to be remitted when the properties generate cash flow in excess of operating costs and/or there are available net proceeds from financing, refinancing or sale of properties. The Willow Park JV is required to redeem the Company’s preferred equity interests plus any accrued preferred return on the date the construction loan (referred to below) is due and payable or earlier upon the occurrence of certain events.

In conjunction with the Willow Park development, the Willow Park property owner, which is owned by an entity in which the Company has an equity interest, entered into an $8.8 million construction loan, of which $1.7 million was outstanding as of December 31, 2021. The loan matures on August 5, 2024 and is secured by the fee simple interest in the Willow Park property. The loan contains two (2) one-year extension options, subject to certain conditions, and can be prepaid subject to a make whole premium. The loan bears interest on the amount drawn at the greater of 4.50% or the prime rate plus 1.25% with interest-only monthly payments through February 2024 and future monthly payments based on twenty-five-year amortization.

Note 9 – Revolving Credit Facilities

The outstanding balances on the revolving credit facilities as of December 31, 2021 and 2020 are as follows (amounts in thousands):

Revolving Credit Facilities	2021	2020
Amended Senior Credit Facility	$—	$33,000
Amended Junior Credit Facility	—	—
Total	$—	$33,000

Amended Senior Credit Facility

On March 6, 2020, the Company entered into the Amended Senior Credit Facility. The Amended Senior Credit Facility provides for a revolving loan with an initial commitment amount of $100 million, which commitment contains an accordion feature to a maximum total commitment of up to $350 million. Borrowings under the Amended Senior Credit Facility bear interest, at the Company’s option, at LIBOR plus 1.30% to 1.65% or the base rate plus 0.30% to 0.65%, depending on the Company’s leverage ratio. The Company pays an unused fee at an annual rate of 0.15% to 0.20% of the unused portion of the Amended Senior Credit Facility, depending on the borrowings outstanding. The Amended Senior Credit Facility matures on March 6, 2023 and contains two one-year extension options, subject to certain conditions. The Amended Senior Credit Facility contains certain financial and operating covenants, including a maximum leverage ratio, minimum liquidity, minimum debt service coverage ratio and minimum tangible net worth. At December 31, 2021, the Company was in compliance with all covenants under the Amended Senior Credit Facility. The Company has guaranteed the obligations under the Amended Senior Credit Facility and has pledged certain assets as collateral.

The Amended Senior Credit Facility provides the Company with the ability to issue up to $50 million in letters of credit. While the issuance of letters of credit does not increase the Company’s borrowings outstanding under the Amended Senior Credit Facility, it does reduce the availability of borrowings. At December 31, 2021, the Company had one outstanding letter of credit of $0.8 million.

Amended Junior Credit Facility

On September 21, 2021, the Company entered into an amended and restated Junior Credit Facility (the “Amended Junior Credit Facility”). The Amended Junior Credit Facility extended the maturity date of the credit facility to December 21, 2023 and included changes in certain financial and operating covenants. There were no other material changes in terms from the previous credit facility. The Amended Junior Credit Facility provides for a revolving loan with a maximum commitment amount of $72.5 million. Borrowings under the Amended Junior Credit Facility bear interest, at the Company’s option, at LIBOR plus 2.75% to 3.25% or the base rate plus 1.75% to 2.25%, depending on the Company’s leverage ratio. The Company pays an unused fee at an annual rate of 0.35% to 0.40% of the unused portion of the Amended Junior Credit Facility, depending on the borrowings outstanding. The Amended Junior Credit Facility contains certain financial and operating covenants, including a maximum leverage ratio, minimum liquidity, minimum debt service coverage ratio, minimum debt yield, minimum tangible net worth and minimum equity raise and collateral values. At December 31, 2021, the Company was in compliance with all covenants under the Amended Junior Credit Facility. The Company has guaranteed the obligations under the Amended Junior Credit Facility and has pledged certain assets as collateral.

The availability of borrowings under the revolving credit facilities at December 31, 2021 is based on the collateral and compliance with various ratios related to those assets and was approximately $143.3 million.

Deferred Financing Costs

Costs incurred in obtaining the revolving credit facilities are amortized on a straight-line basis to interest expense over the terms of the related credit facility agreements, as applicable, which approximates the effective interest method. Amortization of deferred financing costs related to the revolving credit facilities was $0.9 million and $1.0 million for the years ended December 31, 2021 and 2020, respectively.

Note 10 – Mortgages Payable

The following table summarizes certain information as of December 31, 2021 and 2020, with respect to the Company’s senior mortgage indebtedness (amounts in thousands):

	Outstanding Principal		As of December 31, 2021
Property	December 31, 2021	December 31, 2020	Interest Rate	Interest-only through date	Maturity Date
Fixed Rate:
ARIUM Grandewood (1)	$—	$19,585
James on South First	—	25,674
Navigator Villas (2)	20,361	20,515	4.57%	(3)	June 1, 2028
Park & Kingston	—	19,600
Plantation Park	—	26,625
Yauger Park Villas (4)	14,921	—	4.86%	(3)	April 1, 2026
Total Fixed Rate	$35,282	$111,999

Floating Rate:
ARIUM Grandewood (1)	$—	$19,529
ILE (5)	26,825	—	3.78%	(5)	(5)
Marquis at The Cascades I	—	31,668
Marquis at The Cascades II	—	22,101
The District at Scottsdale	—	75,577
Total Floating Rate	$26,825	$148,875
Total	$62,107	$260,874
Fair value adjustments	1,555	658
Deferred financing costs, net	(655)	(1,706)
Total mortgages payable	$63,007	$259,826

(1)	At December 31, 2020, ARIUM Grandewood had a fixed rate loan with a principal balance of $19.6 million and a floating rate loan with a principal balance of $19.5 million.
(2)	The principal balance includes a $14.7 million senior loan at a fixed rate of 4.31% and a $5.7 million supplemental loan at a fixed rate of 5.23%.
(3)	The loan requires monthly payments of principal and interest.
(4)	The principal balance includes a $10.4 million senior loan at a fixed rate of 4.81% and a $4.6 million supplemental loan at a fixed rate of 4.96%.
(5)	The principal balance represents the aggregate debt outstanding across five separate credit agreements. Of the $26.8 million principal balance, $7.5 million held through two credit agreements requires monthly payments of principal and interest, while the remaining principal balance of $19.3 million held through three credit agreements has monthly payments that are currently interest-only. The five credit agreements have maturity dates ranging from 2022 to 2026 and bear interest at one-month LIBOR or prime rate + margins ranging from 0.50% to 3.00%, subject to rate floors, and have current interest rates ranging from 3.50% to 4.25% with a weighted average interest rate of 3.78% as of December 31, 2021.

Deferred Financing Costs

Costs incurred in obtaining long-term financing are amortized on a straight-line basis to interest expense over the terms of the related financing agreements, as applicable, which approximates the effective interest method. Amortization of deferred financing costs related to long-term financing was $0.3 million and $0.8 million for the years ended December 31, 2021 and 2020, respectively.

Fair Value Adjustments of Debt

The Company records a fair value adjustment based upon the fair value of the loans on the date they were assumed in conjunction with acquisitions. The fair value adjustments are being amortized to interest expense over the remaining life of the loans. Amortization of fair value adjustments was $0.3 million and $0.1 million for the years ended December 31, 2021 and 2020, respectively.

Debt Maturities

As of December 31, 2021, contractual principal payments for the five subsequent years and thereafter are as follows (amounts in thousands):

Year	Total
2022	$4,949
2023	1,769
2024	3,468
2025	1,848
2026	31,478
Thereafter	18,595
$62,107
Add: Unamortized fair value debt adjustment	1,555
Subtract: Deferred financing costs, net	(655)
Total	$63,007

The net book value of real estate assets providing collateral for these above borrowings, including the Amended Senior Credit Facility and Amended Junior Credit Facility, was $112 million as of December 31, 2021.

The mortgage loans encumbering the Company’s properties are nonrecourse, subject to certain exceptions for which the Company would be liable for any resulting losses incurred by the lender. These exceptions generally include fraud or a material misrepresentation, misstatement or omission by the borrower, intentional or grossly negligent conduct by the borrower that harms the property or results in a loss to the lender, filing of a bankruptcy petition by the borrower, either directly or indirectly, and certain environmental liabilities. In addition, upon the occurrence of certain events, such as fraud or filing of a bankruptcy petition by the borrower, the Company or our joint ventures would be liable for the entire outstanding balance of the loans, all interest accrued thereon and certain other costs, including penalties and expenses. The mortgage loans have a period where a prepayment fee or yield maintenance is required.

Note 11 – Fair Value of Financial Instruments

Fair Value Measurements

For financial assets and liabilities recorded at fair value on a recurring or non-recurring basis, fair value is the price the Company would expect to receive to sell an asset, or pay to transfer a liability, in an orderly transaction with a market participant at the measurement date under current market conditions. In the absence of such data, fair value is estimated using internal information consistent with what market participants would use in a hypothetical transaction.

In determining fair value, observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions; preference is given to observable inputs. In accordance with accounting principles generally accepted in the United States of America (“GAAP”) and as defined in ASC Topic 820, “Fair Value Measurement,” these two types of inputs create the following fair value hierarchy:

•	Level 1: Quoted prices for identical instruments in active markets

•	Level 2: Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable

•	Level 3: Significant inputs to the valuation model are unobservable

If the inputs used to measure the fair value fall within different levels of the hierarchy, the fair value is determined based upon the lowest-level input that is significant to the fair value measurement. Whenever possible, the Company uses quoted market prices to determine fair value. In the absence of quoted market prices, the Company uses independent sources and data to determine fair value.

Fair Value of Financial Instruments

As of December 31, 2021 and 2020, the carrying values of cash and cash equivalents, restricted cash, accounts receivable, due to and due from affiliates, accounts payable, accrued liabilities, and distributions payable approximate their fair value based on their highly liquid nature and/or short-term maturities. The carrying values of notes receivable approximate fair value because stated interest rate terms are consistent with interest rate terms on new deals with similar leverage and risk profiles. The fair values of notes receivable are classified in Level 3 of the fair value hierarchy due to the significant unobservable inputs that are utilized in their respective valuations.

Fair Value of Debt

As of December 31, 2021 and 2020, based on the discounted amount of future cash flows using rates currently available to the Company for similar liabilities, the fair value of the Company’s mortgages payable is estimated at $64.8 million and $268.5 million compared to the carrying amounts, before adjustments for deferred financing costs, net, of $63.7 million and $261.5 million. The fair value of mortgages payable is estimated based on the Company’s current interest rates (Level 3 inputs of the fair value hierarchy) for similar types of borrowing arrangements.

Note 12 – Related Party Transactions

Administrative Services Agreement

In October 2017, Bluerock Residential entered into an Administrative Services Agreement (the “Administrative Services Agreement”) with Bluerock Real Estate, LLC and its affiliate, Bluerock Real Estate Holdings, LLC (together “BRE”). Pursuant to the Administrative Services Agreement, BRE provides Bluerock Residential with certain human resources, investor relations, marketing, legal and other administrative services (the “Services”). The Services are provided on an at-cost basis, generally allocated based on the use of such Services for the benefit of the business, and are invoiced on a quarterly basis. In addition, the Administrative Services Agreement permits certain employees to provide or cause to be provided services to BRE, on an at-cost basis, generally allocated based on the use of such services for the benefit of the business of BRE, and otherwise subject to the terms of the Services provided by BRE to Bluerock Residential under the Administrative Services Agreement. Payment by Bluerock Residential of invoices and other amounts payable under the Administrative Services Agreement will be made in cash or, at the sole discretion of the board of directors, generally in the form of LTIP units.

Bluerock Residential has the right to renew the Administrative Services Agreement for successive one-year terms upon sixty (60) days written notice prior to expiration. Bluerock Residential renewed the Administrative Services Agreement for a one-year term in 2020, and on August 4, 2021, Bluerock Residential delivered written notice to BRE of the Company’s intention to renew the Administrative Services Agreement for an additional one-year term, to expire on October 31, 2022. The Administrative Services Agreement will automatically terminate (i) upon termination by Bluerock Residential of all Services, or (ii) in the event of nonrenewal by Bluerock Residential. Pursuant to the Administrative Services Agreement, BRE is responsible for the payment of all employee benefits and any other direct and indirect compensation for the employees of BRE (or their affiliates or permitted subcontractors) assigned to perform the Services, as well as such employees’ workers’ compensation insurance, employment taxes, and other applicable employer liabilities relating to such employees.

All of Bluerock Residential’s executive officers and one of its directors are also executive officers, managers and/or holders of a direct or indirect controlling interest in Bluerock-affiliated entities. As a result, they owe fiduciary duties to each of these entities, their members, limited partners and investors, which fiduciary duties may from time to time conflict with the fiduciary duties that they owe to the Company.

Bluerock Residential and BRE also entered into a Leasehold Cost-Sharing Agreement (the “Leasehold Cost-Sharing Agreement”) with respect to the lease for their New York headquarters (the “NY Lease”) to provide for the allocation and sharing between BRE and Bluerock Residential of the costs thereunder, including costs associated with tenant improvements. The NY Lease permits Bluerock Residential and certain of its respective subsidiaries and/or affiliates to share occupancy of the New York headquarters with BRE. Under the NY Lease, the Company issued a $750,000 letter of credit as a security deposit, and BRE is obligated under the Leasehold Cost-Sharing Agreement to indemnify and hold the Company harmless from loss if there is a claim under such letter of credit. Payment by the Company of any amounts payable under the Leasehold Cost-Sharing Agreement to BRE will be made in cash or, in the sole discretion of the board of directors, generally in the form of LTIP units.

Recorded as part of general and administrative expenses, operating expenses paid by BRE on behalf of the Company of $0.5 million and $0.6 million were expensed during the years ended December 31, 2021 and 2020, respectively. The Company, pursuant to the terms of the Administrative Services Agreement, paid operating expenses on behalf of BRE of $0.4 million and $0.4 million for the years ended December 31, 2021 and 2020. Operating expense amounts were determined by applying an allocation percentage to (i) total operating expenses paid by BRE on behalf of the Company and (ii) total operating expenses paid by the Company on behalf of BRE. The allocation percentage was determined by taking the number of units carved out of the Bluerock Residential portfolio divided by Bluerock Residential’s total portfolio unit count.

Pursuant to the terms of the Administrative Services Agreement and the Leasehold Cost-Sharing Agreement, summarized below are the net related party amounts payable to BRE allocated to the Company as of December 31, 2021 and 2020 (amounts in thousands):

	2021	2020 (1)
Operating and direct expense reimbursements
Amounts payable to BRE under the Administrative Services Agreement, net	$319	$367
Amounts payable to BRE under the Leasehold Cost-Sharing Agreement	187	191
Total	$506	$558

(1)	At December 31, 2020, the Company also had a $92 receivable from a related party. This receivable nets against the $558 amount payable to BRE to reconcile to the due to affiliates amount of $466 presented in the Company’s combined balance sheets.

As of December 31, 2021 and 2020, the Company had $0.4 million and $0.1 million, respectively, in receivables due from related parties other than from BRE. The amount at December 31, 2021 represents the Company’s preferred equity investment in Alexan Southside Place. On March 25, 2021, the property underlying the Company’s investment in Alexan Southside Place was sold, and in April 2021, the Company received all except $0.4 million of its preferred equity investment, with this remaining amount classified as a related party receivable. Refer to Note 4 for further information.

Notes and Interest Receivable

At December 31, 2021, the Company provided loans to related parties in conjunction with the development of The Hartley at Blue Hill, formerly The Park at Chapel Hill. Refer to Note 7 for further information.

Note 13 – Commitments and Contingencies

The aggregate amount of the Company’s contractual commitments to fund future cash obligations in certain of its preferred equity, loan and joint venture investments was $108.1 million and $3.4 million as of December 31, 2021 and 2020, respectively.

The Company is subject to various legal actions and claims arising in the ordinary course of business. Although the outcome of any legal matter cannot be predicted with certainty, management does not believe that any of these legal proceedings or matters will have a material adverse effect on the consolidated financial position or results of operations or liquidity of the Company.

Note 14 – Segment Information

The Company owns and operates residential investments that generate rental and other property-related income through the leasing of units to a diverse base of tenants. The Chief Operating Decision Maker, which is comprised of several members of the Company’s executive management team, evaluates the performance of the Company’s operations and allocates financial and other resources by assessing the financial results of and future performance outlook for the Company’s two reportable segments: single-family residential homes (“Single-family”) and multifamily apartment communities (“Multifamily”).

The Chief Operating Decision Maker’s primary financial measure for the Company’s operating performance is NOI. NOI is a non-GAAP measure that the Company defines as total property revenues less total property operating expenses, excluding depreciation and amortization and interest. The Chief Operating Decision Maker evaluates the Company’s operating performance using NOI as it measures the core operations of property performance by excluding corporate level expenses and those other items not related to property operating performance.

The following table summarizes NOI by the Company’s reportable segments for the years ended December 31, 2021 and 2020, and reconciles NOI to net income (loss) attributable to common stockholders on the Company’s combined statements of operations (amounts in thousands):

	Year Ended December 31,
	2021	2020
Rental and other property revenues
Single-family	$9,275	$2,559
Multifamily	—	—
Total rental and other property revenues	9,275	2,559

Property operating expenses
Single-family	3,230	893
Multifamily	—	—
Total property operating expenses	3,230	893

Net operating income
Single-family	6,045	1,666
Multifamily	—	—
Total net operating income	6,045	1,666
Reconciling items:
Interest income from loan investments	5,355	4,810
Property management and asset management fees	(550)	(77)
General and administrative	(4,570)	(5,012)
Depreciation and amortization	(5,891)	(1,898)
Other income	253	—
Preferred returns on unconsolidated real estate joint ventures	3,190	5,040
Provision for credit losses	28	(16,090)
Interest expense, net	(2,915)	(3,193)
Net income (loss) from continuing operations	945	(14,754)
Net income (loss) from discontinued multifamily operations	110,858	(2,779)
Net income (loss)	111,803	(17,533)
Net income attributable to noncontrolling interests	11,652	202
Net income (loss) attributable to common stockholders	$100,151	$(17,735)

The following table summarizes the assets of the Company’s reportable segments for the years ended December 31, 2021 and 2020 (amounts in thousands):

	December 31, 2021	December 31, 2020
Assets
Net Real Estate Investments
Single-family	$318,084	$29,065
Multifamily	—	—
Total Net Real Estate Investments	318,084	29,065
Reconciling items:
Cash and cash equivalents	129,389	48,781
Restricted cash	7,540	4,751
Notes and accrued interest receivable, net	38,883	48,893
Due from affiliates	428	111
Accounts receivable, prepaids and other assets, net	5,094	4,836
Preferred equity investments and investments in unconsolidated real estate joint ventures, net	39,521	41,422
In-place lease intangible assets, net	2,525	—
Assets related to discontinued multifamily operations	—	313,925
Total Consolidated Assets	$541,464	$491,784

Note 15 – Subsequent Events

Sale of The Hartley at Blue Hill

The Hartley at Blue Hill property was sold on February 28, 2022, and the mezzanine loan provided by the Company was paid off for $34.4 million, which included principal repayment of $31.0 million and accrued interest of $3.4 million. On April 29, 2022, the principal amount of the senior loan provided by the Company was paid off for $5.0 million.

Weatherford Loan Financing

On February 15, 2022, the Company provided a $9.6 million mezzanine loan (the “Weatherford Mezz Loan”) to an unaffiliated third party for land to be used in the development of 185-build for rent, single-family residential homes in Weatherford, Texas. The Weatherford Mezz Loan bears interest at a fixed rate of 12% per annum with interest-only payments during the term of the loan, unless subject to conditions upon extension. The loan was to initially mature on May 16, 2022, though during the second and third quarters of 2022, the borrower exercised all of the loan’s three available thirty-day extension options, extending the maturity date to mid-August 2022. At the time of each such extension, the borrower was required to make a payment to the Company of $0.1 million toward the unpaid principal amount of the loan. The loan may be prepaid without penalty. On July 22, 2022, the loan provided by the Company was paid off for $9.4 million, which included principal repayment of $9.3 million and accrued interest of $0.1 million.

Peak Housing Interests and Financing

On April 1, 2022, the mortgage and mezzanine loans provided by the Company to twelve of the fifteen portfolio owners (refer to Note 8 for further information) were converted into a total of $66.2 million of common equity interests, which included the principal loan balances in the aggregate amount of $61.6 million and an aggregate amount of $4.6 million representing the minimum interest associated with the respective loans.

On May 10, 2022, the mortgage loans provided by the Company to two of the fifteen respective portfolio owners were converted into a total of $39.2 million of common equity interests, which included the full principal loan balances in the aggregate amount of $38.2 million and an aggregate amount of $1.0 million representing the minimum interest associated with the respective loans.

Deutsche Bank Credit Facility

On April 6, 2022, the Company entered into a credit facility with Deutsche Bank Securities Inc., as sole lead arranger, Deutsche Bank AG, New York Branch, as administrative agent, the financial institutions party thereto as lenders and Computershare Trust Company, N.A., as paying agent and calculation agent (the “DB Credit Facility”). The DB Credit Facility provides for a revolving loan with a maximum commitment amount of $150 million. Borrowings under the DB Credit Facility are limited to financings related to the acquisition, renovation, rehabilitation, maintenance and leasing of single-family residential properties. During the initial term of the DB Credit Facility, borrowings bear interest on the amount drawn at Term SOFR plus 2.80%, and borrowings can be prepaid without premium or penalty. The DB Credit Facility matures on April 6, 2024 and contains two (2) one-year extension options, subject to certain conditions. The DB Credit Facility contains certain financial and operating covenants, including maximum leverage ratio, minimum debt yield and minimum debt service coverage ratio. The Company has guaranteed the obligations under the DB Credit Facility. As of August 31, 2022, the Company had drawn $35.0 million under the DB Credit Facility.

Refinancing of Wayford at Concord

Upon its acquisition in June 2021, the Company and its unaffiliated joint venture partner (together, the “Wayford JV”) fully funded the purchase price of Wayford at Concord. On April 21, 2022, the Wayford JV entered into a $33.0 million floating rate loan, which is secured by the Wayford at Concord property, with the loan proceeds distributed to the Wayford JV members according to the distribution provisions in the joint venture agreement. The loan matures on May 1, 2029 and bears interest at the 30-day average SOFR plus 2.23% with interest-only payments through May 2027 and future monthly payments based on thirty-year amortization.

Additional Units in Consolidated Operating Properties

During the six months ended June 30, 2022, the Company acquired an additional 405 units through new or existing single-family portfolios for total purchase prices of approximately $105 million. Subsequent to June 30, 2022, the Company acquired approximately 106 additional units through existing single-family portfolios for total purchase prices of approximately $26 million.

Bluerock Homes Trust, Inc.
Schedule III - Real Estate and Accumulated Depreciation	December 31, 2021

COLUMN A		COLUMN B	COLUMN C		COLUMN D	COLUMN E			COLUMN F	COLUMN G	COLUMN H
			Initial Cost		Costs Capitalized	Gross Amount at Which Carried at Close of Period					Life on Which Depreciation in
Property	Location	Encumbrance	Land	Building and Improvements	Subsequent to Acquisition	Land	Building and Improvements	Total	Accumulated Depreciation	Date of Acquisition	Latest Income Statement is Computed
Real Estate Held for Investment
Navigator Villas	WA	$20,361	$2,026	$27,206	$869	$2,027	$28,074	$30,101	$2,079	2019	3 - 40 Years
Yauger Park Villas	WA	14,921	1,322	24,575	211	1,322	24,786	26,108	683	2021	3 - 40 Years
Wayford at Concord	NC	-	2,933	40,922	52	2,933	40,974	43,907	784	2021	3 - 40 Years
Indy	IN	-	593	3,210	11	594	3,220	3,814	36	2021	3 - 40 Years
Springfield	MO	-	7,711	41,435	32	7,714	41,464	49,178	461	2021	3 - 40 Years
Springtown	TX	-	1,459	7,919	14	1,461	7,931	9,392	66	2021	3 - 40 Years
Texarkana	TX	-	438	2,681	8	439	2,688	3,127	22	2021	3 - 40 Years
Lubbock	TX	-	719	4,892	26	721	4,916	5,637	41	2021	3 - 40 Years
Granbury	TX	-	751	7,497	7	751	7,504	8,255	62	2021	3 - 40 Years
Axelrod	TX	-	1,115	3,078	10	1,115	3,088	4,203	26	2021	3 - 40 Years
ILE	TX / SE US	26,825	11,277	46,999	852	11,277	47,851	59,128	114	2021	3 - 40 Years
Springtown 2.0	TX	-	106	2,891	-	106	2,891	2,997	16	2021	3 - 40 Years
Lubbock 2.0	TX	-	718	8,550	-	718	8,550	9,268	47	2021	3 - 40 Years
Lynnwood	TX	-	281	2,192	-	281	2,192	2,473	6	2021	3 - 40 Years
Golden Pacific	KS / MO	-	251	1,122	19	251	1,141	1,392	1	2021	3 - 40 Years
Lynnwood 2.0	TX	-	266	2,244	-	266	2,244	2,510	6	2021	3 - 40 Years
Lubbock 3.0	TX	-	245	4,382	-	245	4,382	4,627	12	2021	3 - 40 Years
Texas Portfolio 183	TX	-	4,138	23,764	-	4,138	23,764	27,902	-	2021	3 - 40 Years
DFW 189	TX	-	5,638	22,416	-	5,638	22,416	28,054	-	2021	3 - 40 Years
Subtotal		62,107	41,987	277,975	2,111	41,997	280,076	322,073	4,462
Non-Real Estate assets
REIT Operator	MI	-	-	185	790	-	975	975	502	2017	5 Years
Subtotal		-	-	185	790	-	975	975	502
Total		$62,107	$41,987	$278,160	$2,901	$41,997	$281,051	$323,048	$4,964

Bluerock  Homes Trust, Inc.

Notes to Schedule III

1. Reconciliation of Real Estate Properties

The following table reconciles the Real Estate Properties from January 1, 2020 to December 31, 2021.

	2021	2020 (1)
Balance at January 1	$377,781	$376,360
Construction and acquisition cost	293,846	1,421
Disposition of real estate	(348,579)	—
Balance at December 31	$323,048	$377,781

2. Reconciliation of Accumulated Depreciation

The following table reconciles the Real Estate Properties from January 1, 2020 to December 31, 2021.

	2021	2020 (1)
Balance at January 1	$35,375	$23,554
Current year depreciation expense	6,332	11,821
Disposition of real estate	(36,743)	—
Balance at December 31	$4,964	$35,375

(1) Includes properties related to discontinued operations as of December 31, 2020.

Bluerock Homes Trust, Inc.
Schedule IV - Mortgage Loans on Real Estate	December 31, 2021

Description	Property Name	Location	Interest Rate	Maturity Date	Periodic Payment Terms		Prior Liens	Face Amount of Mortgages (in thousands)	Carrying Amount of Mortgages (in thousands)	Principal Amount of Mortgages Subject to Delinquent Principal or Interest
Real Estate Senior Loan on Residential Rental Community	The Hartley at Blue Hill	Chapel Hill, NC	10.0%	3/31/2024	10	(1)	-	$5,000	$5,000	-
Real Estate Mezzanine Loan on Residential Rental Community	The Hartley at Blue Hill	Chapel Hill, NC	11.75%	3/31/2024	5.25 / 6.50	(2)	-	31,000	31,000	-
								$36,000	$36,000

(1)	Fixed rate, interest only, 10.0% payable monthly

(2)	Fixed rate, interest only, 5.25% payable monthly and 6.50% accrued

Bluerock Homes Trust, Inc.

Note to Schedule IV - Reconciliation of Mortgage Loans on Real Estate

(dollars in thousands)

	Year Ended
	December 31,
	2021	2020
Balance at beginning of period	$47,900	$45,978
Additions during period:
Purchases	526	2,422
Other (1)	—	20,500
Deductions during period:
Collections of principal	(12,426)	(21,000)
Balance at end of period	$36,000	$47,900

(1)	Represents an increase to the principal due to an amended agreement on August 18, 2020.